Exhibit 99.1

August 3, 2020

Dear Smith & Wesson Brands, Inc. Stockholder:

On November 13, 2019, Smith & Wesson Brands, Inc., or SWBI, (then called American Outdoor Brands Corporation), announced its plan to spin-off its outdoor products and accessories business, or the Separation, to American Outdoor Brands, Inc., or AOUT (then called American Outdoor Brands Spin Co.), a newly formed wholly owned subsidiary formed in anticipation of the Separation. In connection with the Separation, AOUT will become an independent, publicly traded company holding, directly or indirectly through its subsidiaries, the assets and legal entities, subject to any related liabilities, associated with the outdoor products and accessories business of SWBI.  The Separation is expected to become effective on August 24, 2020.

The Separation is subject to conditions described in the enclosed information statement. Subject to the satisfaction or waiver of these conditions, the Separation will be completed by way of a pro rata distribution, or the Distribution, of all the outstanding shares of AOUT common stock to the stockholders of record of SWBI as of the close of business on August 10, 2020, the record date for the Distribution, or the Record Date. Each SWBI stockholder of record will receive one share of AOUT common stock, $0.001 par value, for every four shares of SWBI common stock, $0.001 par value, held by such stockholder as of the close of business on the Record Date. The distribution of these shares will be made in book-entry form, which means that no physical share certificates will be delivered. At any time following the consummation of the Distribution, stockholders may request that their shares of AOUT common stock be transferred to a brokerage or other account. No fractional shares of AOUT common stock will be delivered. The Distribution Agent for the Distribution will, instead, aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing prices, and distribute the net cash proceeds from the sales pro rata to each stockholder that would otherwise have been entitled to receive a fractional share in connection with the Distribution.

SWBI expects to receive an opinion from counsel to the effect that, among other things, the transfer of the assets and legal entities, subject to any related liabilities, associated with the outdoor products and accessories business of SWBI to AOUT, or the Transfer, and the Distribution will qualify as a transaction that is tax-free for U.S. federal income tax purposes, except to the extent of any cash received in lieu of fractional shares. You should consult your own tax advisor as to the particular tax consequences of the Distribution, including potential tax consequences under state, local, and non-U.S. tax laws.

The Distribution does not require SWBI stockholder approval, and you do not need to take any action to receive your shares of AOUT common stock in connection with the Distribution. Following the consummation of the Distribution, you will own common stock in both SWBI and AOUT. SWBI common stock will continue to trade on the Nasdaq Global Select Market under the ticker symbol “SWBI,” and AOUT has applied to have its shares of common stock listed on the Nasdaq Global Select Market under the ticker symbol “AOUT.”

The enclosed information statement, which we are mailing to all SWBI stockholders as of the close of business on the Record Date, describes the Separation in detail and contains important information about AOUT, including its historical combined financial statements. We urge you to read this information statement carefully.

We want to thank you for your support of SWBI, and we look forward to your continued support in the future.

Sincerely,

/s/ Mark P. Smith
Mark P. Smith
Co-President and Co-Chief Executive Officer
Smith & Wesson Brands, Inc.

/s/ Brian D. Murphy
Brian D. Murphy
Co-President and Co-Chief Executive Officer
Smith & Wesson Brands, Inc.

August 3, 2020

Dear Future American Outdoor Brands, Inc. Stockholder:

On behalf of American Outdoor Brands, Inc., it is my great privilege to welcome you as a stockholder of our company. Following our separation from Smith & Wesson Brands, Inc., we will operate as an independent, publicly traded and growth-oriented provider of quality outdoor products and accessories for hunting, fishing, camping, shooting, personal security and defense, and rugged outdoor enthusiasts.

We strive every day to provide high-quality, innovative products and brands that resonate strongly with the activities and passions of our consumers. We focus intently on our brands and the operation of our business and have organized our creative, product development, sourcing, and e-commerce teams into four brand lanes, each of which focuses on one of four distinct consumer verticals: Marksman, Defender, Harvester, and Adventurer.  These brand lanes are constructed around defined consumer types, and each brand lane is comprised of agile marketing, creative, and product teams that enable us to achieve a full spectrum of targeted growth initiatives by brand.  Importantly, each brand lane is supported by professionals who are passionate, outdoor enthusiasts in their own rite.  It is their significant expertise, combined with our experienced and entrepreneurial leadership team, that has fueled our ability to build a portfolio of 20 outdoor brands, many of which serve as lifestyle brands for our growing base of customers.

With this focused structure in place, we intend to pursue a growth strategy that includes the organic development of a stream of innovative new and differentiated rugged outdoor products that drive customer satisfaction and loyalty, accompanied by acquisitions that financially and strategically complement our business.  We will focus on cultivating and enhancing our direct-to-consumer relationships through our digital platform, and we will support that customer experience with a robust supply chain capable of meeting our exacting efficiently, quality, cost, and delivery requirements.  We believe this strategy will allow us to expand the size of our addressable market by appealing to new and larger consumer audiences in new product categories outside the rugged outdoor market.

We invite you to learn more about our company by reading the enclosed information statement, which details our strategy and plans for near and long-term growth to generate value for our stockholders. We are excited about our future as an independent company, and we look forward to your support as an American Outdoor Brands, Inc. stockholder as we begin this new and exciting chapter.

Sincerely,

/s/ Brian D. Murphy
Brian D. Murphy
President and Chief Executive Officer
American Outdoor Brands, Inc.

INFORMATION STATEMENT

American Outdoor Brands, Inc.

Common Stock, par value $0.001 per share

This information statement is being furnished to you as a holder of common stock of Smith & Wesson Brands, Inc., a Nevada corporation, or SWBI, in connection with the separation of its outdoor products and accessories business from its firearm business and the creation of an independent, publicly traded company now called American Outdoor Brands, Inc., a Delaware corporation. We have applied to have our common stock listed on the Nasdaq Global Select Market, or Nasdaq, as of the effective date of the Distribution (as defined herein). We, directly or indirectly through our subsidiaries, will hold the assets and legal entities, subject to any related liabilities, associated with the outdoor products and accessories business of SWBI after their transfer to us, or the Transfer. All of the shares of our common stock owned by SWBI will be distributed to the stockholders of SWBI, or the Distribution, and, together with the Transfer, the Separation. We are currently a wholly owned subsidiary of SWBI.

Each holder of SWBI common stock will receive one share of our common stock for every four shares of SWBI common stock held as of the close of business on August 10, 2020, or the Record Date.

The Distribution is expected to be completed effective as of 12:01 a.m. Eastern Time on August 24, 2020. Immediately after SWBI completes the Distribution, we will be an independent, publicly traded company. We expect that, for U.S. federal income tax purposes, no gain or loss will be recognized by you, and no amount will be included in your income in connection with the Distribution, except to the extent of any cash you receive in lieu of fractional shares.

No vote or other action is required by you to receive shares of our common stock in connection with the Separation. You will not be required to pay anything for the new shares or to surrender any of your shares of SWBI common stock. We are not asking you for a proxy, and you should not send us a proxy or your share certificates.

There currently is no trading market for our common stock.  Assuming that Nasdaq authorizes our common stock for listing, we anticipate that a limited market, commonly known as a “when-issued” trading market, for our common stock will commence on August 10, 2020 and will continue up to and including the Distribution Date (as defined herein). We expect the “regular-way” trading of our common stock will begin on the first trading day following the Distribution Date.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements. See “Information Statement Summary—Implications of Being an Emerging Growth Company.”

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 17.

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is August 3, 2020.

A Notice of Internet Availability of Information Statement Materials containing instructions describing how to access the information statement was first mailed to SWBI stockholders on or about August 4, 2020.

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ABOUT THIS INFORMATION STATEMENT

This information statement forms part of a registration statement on Form 10 (File No. 001-39366) filed with the Securities and Exchange Commission, or the SEC, with respect to the shares of our common stock, par value $0.001 per share, to be distributed to SWBI stockholders in connection with the Distribution.

We and SWBI have supplied all information contained in this information statement relating to our respective companies. We and SWBI have not authorized anyone to provide you with information other than the information that is contained in this information statement. We and SWBI take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This information statement is dated August 3, 2020, and you should not assume that the information contained in this information statement is accurate as of any date other than such date.

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about SWBI assumes the completion of all of the transactions referred to in this information statement in connection with the Separation.

Unless otherwise indicated or as the context otherwise requires, all references in this information statement to the following terms will have the meanings set forth below:

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“AOUT,” “we,” “us,” “our,” and “our company,” unless the context otherwise requires, means American Outdoor Brands, Inc., the Delaware corporation that is, and at all times prior to the consummation of the Distribution will be, a wholly owned subsidiary of SWBI and will hold, directly or indirectly through its subsidiaries, the assets and legal entities, subject to any related liabilities, associated with the outdoor products and accessories business of SWBI, and whose shares SWBI will distribute in connection with the Distribution. When appropriate in the context, the foregoing terms also include the subsidiaries of this entity. These terms may be used to describe the outdoor products and accessories business prior to completion of the Separation;

•	“Distribution” means the distribution of all of the shares of our common stock owned by SWBI to stockholders of SWBI as of the close of business on the Record Date;
•	“Distribution Date” means the date on which the Distribution is consummated;
•	“firearm business” means the business, operations, products, services, and activities of SWBI’s firearm business;
•	“Nasdaq” means the Nasdaq Global Select Market;
•	“outdoor products and accessories business” means the business, operations, products, services, and activities of SWBI’s outdoor products and accessories business. See “Business” for more information;
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“Related Transactions” means any transaction other than the Transfer and the Distribution consummated or to be consummated to effect the Separation, including those related to the various name changes, stock listings, and contractual arrangements between us and SWBI;

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“SWBI” means Smith & Wesson Brands, Inc., the Nevada corporation that owns our company prior to the Separation and that after the Separation will be a separately traded public company consisting of the firearm business. When appropriate in the context, the foregoing term also includes the subsidiaries of this entity;

•

“Separation,” except where the context otherwise requires, means the separation of the outdoor products and accessories business from SWBI and the creation of an independent, publicly traded company, AOUT, through the consummation of (1) the Transfer and (2) the Distribution and (3) the Related Transactions; and

•

“Transfer” means the contribution by SWBI to us of the assets, including the various legal entities that are subsidiaries of SWBI, subject to any related liabilities, associated with the outdoor products and accessories business of SWBI.

Trademarks and Trade Names

1st Response®, 24/7®, Accumax®, Ammo Vault®, Black Ops®, BOG®, Boneyard®, Bubba®, Caldwell®, Deadshot®, Deathgrip®, Delta Series®, Delta Force®, E-MAX®, Extreme Ops®, F.A.T. Wrench®, Fieldpod®, Flexware®, Frankford Arsenal®, Frontier®, Galaxy®, Golden Rod®, Great Divide®, Grip A Legend®, Gun Butler®, Homeland Security®, Hooyman®, H.R.T.®, Hydrosled®, Imperial®, Intellidropper®, Key Gear®, Jolt®, Lead Sled®, Lockdown®, M-Press®, M.A,G.I.C.®, Mag Charger®, Magnum Rifle Gong®, Night Guard®, Night Terror®, Nitro®, Non-Typical Wildlife Solutions®, Old Timer®, One Cut and You’re Through®, Orange Peel®, Outback®, Pico Light®, S.W.A.T.®, Safe-T-Lock®, Schrade®, Schrade Tough®, Search & Rescue®, Sharpfinger®, Special Ops®, Special Tactical®, Spright®, Stable Table®, Sure-Lock®, Switcheroo®, Switch-it®, Tack Driver®, Tipton®, U-Dig-It®, Ultra Glide®, Uncle Henry®, Wheeler®, XLA Bipod®, ®,  Zinx®, 10,000 Rounds in Your Pocket®, Color Guard®, Complete Focus®, Crimson Trace®, Kryptonyte®, Lasergrips®, Laserguard®, Laserlyte®, Lightguard®, LINQ®, Quick Tyme®, Rail Master®, Reaction Tyme®, Rumble Tyme®, Score Tyme®, Shockstop®, Steel Tyme®, Trigger Tyme®, and Triple Tyme® are some of the registered U.S. trademarks of our company or one of our subsidiaries. Adrenaline™, Bloodmoon™, Built for Generations™, Clandestine™, Dominion™, Don’t Settle for Average. Demand Perfection™, Duro™, Engineered for the Unknown™, Field General™, Flex Change™, It’s not protected unless it’s on LOCKDOWN™, Learn and Live™, Lockdown Puck™, Magnum Magnet™, MEAT!™, MEAT Your Maker!™, Officer™, On the Edge of Adventure™, Pile Driver™, Stinger™, Survival Born, Adventure Ready™, Secure Your Lifestyle™, The Ultimate Lifestyle™, Triple Play™, Tunnel Vision™, Turkinator™, Unmatched Accuracy at the Bench and in the Field™, UST™, Velociradar™, Water to Plate™, Your Land. Your Legacy™, Accu-Guard™, Accu-Grips™, Dart Tyme™, Defender Series™, Instant Activation™, Instinctive Activation™, Lasersaddle™, Master Series™, and Popper Tyme™ are some of the unregistered trademarks of our company or one of our subsidiaries. Trademarks licensed to us by SWBI in connection with the manufacture, distribution, marketing, advertising, promotion, merchandising, shipping, and sale of certain licensed accessory product categories include Gemtech®, M&P®, Performance Center®, Smith & Wesson®, T/C®, and Thompson/Center Arms™, among others. This information statement also may contain trademarks and trade names of other companies.

Market and Industry Data

This information statement includes market and industry data that we obtained from industry publications, third-party studies and surveys, government agency sources, filings of public companies in our industry, and internal company surveys. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the foregoing industry and market data to be reliable at the date of this information statement, this information could prove to be inaccurate as a result of a variety of matters.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this information statement that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained or incorporated herein by reference in this information statement, including statements regarding our future operating results, future financial position, business strategy, objectives, goals, plans, prospects, markets, and plans and objectives for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “targets,” “contemplates,” “projects,” “predicts,” “may,” “might,” “plan,” “will,” “would,” “should,” “could,” “may,” “can,” “potential,” “continue,” “objective,” or the negative of those terms, or similar expressions intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. Specific forward-looking statements in this information statement, include statements regarding our expectations regarding the methodology, effects, timing, and tax-free nature (except to the extent of any cash received in lieu of fractional shares) of the Transfer and the Distribution; our belief that no other material governmental or regulatory filings or approvals will be necessary to consummate the Distribution, other than registration under the federal securities laws of our common stock and completion of the applicable listing requirements on Nasdaq for such shares; our expectation that our common stock will be listed on the Nasdaq Global Select Market under the ticker symbol “AOUT”; our expectation that after the Separation, SWBI common stock will continue to be traded on the Nasdaq Global Select Market under the ticker symbol “SWBI”; our expectations regarding a “regular-way” market, an “ex-distribution” market, and a “when-issued” market in our shares of common stock between the Record Date and the Distribution Date; our belief that separating SWBI’s outdoor products and accessories business from SWBI’s firearm business is in the best interests of SWBI and its stockholders; our expectation to take advantage of certain of the reduced reporting and other requirements of the JOBS Act with respect to the periodic reports we will file with the SEC and proxy statements that we use to solicit proxies from our stockholders; our intention to enter into certain agreements with SWBI in connection with the Separation to effect the Separation and provide a framework for our relationship with SWBI after the Separation, including a Separation and Distribution Agreement, a Tax Matters Agreement, a Transition Services Agreement, an Employee Matters Agreement, a Trademark License Agreement, a Sublease Agreement, and certain commercial agreements, and the proposed terms thereof; our expectations regarding the number of shares of our outstanding common stock, the number of such shares held by our affiliates, and the number of stockholders of record following the Separation; our anticipation regarding the adverse effects of COVID-19 on our business; our belief that maintaining and further enhancing the brand recognition and reputation of our brands is critical to retaining existing customers and attracting new customers and that the importance of our brand recognition and reputation will increase; our anticipation that our advertising, marketing, and promotional efforts will increase in the foreseeable future; our anticipation that we will increasingly rely on other forms of media advertising; our plan to continue to expand our brand recognition and product loyalty through social media and our websites with generation of original content; our anticipation that we will enter into new strategic alliances; our expectation that the various claims and lawsuits, arising in the ordinary course of business, we are involved in will not have a material adverse effect on our results of operations or financial condition; our plan to introduce a continuing stream of new and differentiated high-quality rugged outdoor products that drive customer satisfaction and loyalty; our plan to expand our addressable market by appealing to new and larger audiences in new product categories outside the rugged outdoor market; our plan to cultivate and enhance our direct-to-consumer relationships through our digital platforms; our plan to expand and enhance our supply chain; our intent to pursue acquisitions that financially and strategically complement our business; our belief that we will drive customer satisfaction and loyalty by offering high-quality, innovative products on a timely and cost-effective basis; our intent to pursue and challenge infringements of our intellectual property; our expectation to have certain insurance policies in place as of the date of the Separation; our anticipation that most contract assignments and new agreements will be obtained prior to the Separation; our belief that none of the contracts or other assets requiring consent to transfer or the contracts requiring a new agreement are individually material to our business; our expectation that the increasing expenses incurred by public companies generally for reporting and corporate governance purposes will increase our legal and financial compliance costs; our anticipation that, to comply with reporting and other requirements of the Exchange Act, we will need to duplicate information technology infrastructure, implement additional financial and management controls, reporting systems, and procedures, hire additional accounting, finance, tax, treasury, and information technology staff; our expected executive officers, directors, and other key employees; our expected corporate governance policies, guidelines, and practices; our anticipated compensation and benefit plans; our anticipation that we will enter into indemnification agreements with each of our directors and executive officers; our belief that several provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated

Bylaws, and Delaware law that may discourage, delay, or prevent a merger or acquisition that stockholders may consider favorable and will protect our stockholders from coercive or otherwise unfair takeover tactics; our intention to enter into a new financing arrangement; our expectation to have $25 million of cash on hand and no third-party indebtedness as of the consummation of the Distribution; our current intention to retain all available funds and future earnings, if any, to fund the development and expansion of our business; our anticipation to not pay any cash dividends on our common stock in the foreseeable future; our expectations of costs and expenses associated with becoming an independent, publicly traded company; our expectation to incur expenditures to establish certain standalone functions, information technology systems, and other one-time costs subsequent to the completion of the Separation; our expectation that nonrecurring amounts, related to the Separation that are incurred prior to the completion of the Separation and SWBI to pay, will include costs to separate and/or duplicate information technology systems, investment banker fees (other than fees and expenses in connection with the debt financing), third-party legal and accounting fees, and similar costs; our belief we will meet known or reasonably likely future cash requirements through the combination of cash flows from operating activities, available cash balances, and available borrowings through the issuance of third-party debt; and our expectation to utilize our cash flows to continue to invest in our brands, including research and development of new product initiatives, talent and capabilities, and growth strategies, including any potential acquisitions, and to repay any indebtedness we may incur over time. All forward-looking statements included herein are based on information available to us as of the date hereof and speak only as of such date. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. The forward-looking statements contained in or incorporated by reference into this information statement reflect our views as of the date of this information statement about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause our actual results, performance, or achievements to differ significantly from those expressed or implied in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, performance, or achievements. A number of factors could cause actual results to differ materially from those indicated by forward-looking statements.  Such factors include, among others, the effects of the coronavirus, or COVID-19, pandemic, including potential disruptions in our ability to source the raw materials necessary for the production of our products, disruptions and delays in the manufacture of our products, difficulties encumbered by retailers and other components of the distribution channel for our products; lower levels of consumer spending; our ability to introduce new products that are successful in the marketplace; interruptions of our arrangements with third-party contract manufacturers that disrupt our ability to fill our customers’ orders; increases in costs or decreases in availability of finished products, product components, and raw materials; the failure to maintain or strengthen our brand recognition and reputation; the ability to forecast demand for our products accurately; our inability to expand our e-commerce business; our inability to compete in a highly competitive market; our dependence on large customers; an increase in private label products by our customers; pricing pressures by our customers; our ability to collect our account to receivable the risk of earthquakes, fire, power outages, power losses, and telecommunication failures; our abilities to identify acquisition candidates, to complete acquisitions of potential acquisition candidates, our ability to integrate their businesses with our business, and the success of acquired companies; our ability to protect our intellectual property; the risk of complying with any applicable foreign laws or regulations and the effect of increased protective tariffs; the performance and security of our information systems; the potential for product recalls, product liability, and other claims against us; our dependable on key personnel; economic, social, political, legislative, and regulatory factors; the potential for increased regulation of firearms and firearms-related products; the state of the U.S. economy; risks associated with of our new principal facility, including the expected benefits; and other factors detailed from time to time in our reports that will be filed with the Securities and Exchange Commission, or the SEC.

INFORMATION STATEMENT SUMMARY

This summary highlights information contained in this information statement relating to us and shares of our common stock being distributed by SWBI in connection with the Distribution. This summary may not contain all details concerning the Separation or other information that may be important to you. To better understand the Separation and our business and financial position, you should carefully review this entire information statement, including the risk factors, our historical combined financial statements, our unaudited pro forma combined financial statements, and the respective notes to those historical and pro forma financial statements.

Unless otherwise indicated, references in this information statement to fiscal 2020, fiscal 2019, and fiscal 2018 are to the fiscal years ended April 30, 2020, 2019, and 2018, respectively. Our historical combined financial statements have been prepared on a “carve-out” basis to reflect the operations, financial condition, and cash flows of the outdoor products and accessories business of SWBI during all periods shown. Our unaudited pro forma combined financial statements adjust our historical combined financial statements to give effect to our Separation from SWBI and our anticipated post-Separation capital structure.

Our Company

We are a leading provider of outdoor products and accessories encompassing hunting, fishing, camping, shooting, and personal security and defense products for rugged outdoor enthusiasts. We conceive, design, produce or source, and sell products and accessories, including shooting supplies, rests, vaults, and other related accessories; premium sportsman knives and tools for fishing and hunting; land management tools for hunting preparedness; harvesting products for post-hunt or post-fishing activities; electro-optical devices, including hunting optics, firearm aiming devices, flashlights, and laser grips; reloading, gunsmithing, and firearm cleaning supplies; and survival, camping, and emergency preparedness products.  We develop and market our products at our facility in Columbia, Missouri and contract for the manufacture and assembly of most of our products with third-parties located in Asia. We also manufacture some of our electro-optics products in our facility in Wilsonville, Oregon.

We focus on our brands and the establishment of product categories in which we believe our brands will resonate strongly with the activities and passions of consumers and enable us to capture an increasing share of our overall addressable markets. Our owned brands include Caldwell, Wheeler, Tipton, Frankford Arsenal, Hooyman, BOG, MEAT!, Uncle Henry, Old Timer, Imperial, Crimson Trace, LaserLyte, Lockdown, UST, BUBBA, and Schrade, and we license for use in association with certain products we sell additional brands, including M&P, Smith & Wesson, Performance Center by Smith & Wesson, and Thompson/Center Arms.  In focusing on the growth of our brands, we organize our creative, product development, sourcing, and e-commerce teams into four brand lanes, each of which focuses on one of four distinct consumer verticals – Marksman, Defender, Harvester, and Adventurer – with each of our brands included in one of the brand lanes. Our sales activities are focused and measured on how we go to market within the e-commerce and traditional distribution channels.  These two channels involve distinct strategies to increase revenue and enhance market share.  Our sales team is organized by customer groups, which we refer to as classes of trade, within the e-commerce and traditional channels and sells our products from all brands in all four of our brand lanes.  We measure our success through sales performance in these distribution channels against prior results and our own expectations.

Our Marksman brands address product needs arising from consumer activities that take place primarily at the shooting range and where firearms are cleaned, maintained, and worked on. Our Defender brands include products that help consumers aim their firearms more accurately, including situations that require self-defense, and products that help secure, store, and maintain connectivity to those possessions that some consumers would consider to be high value or high consequence. Our Harvester brands focus on the activities hunters typically engage in, including hunting preparation, the hunt itself, and the activities that follow a hunt, such as meat processing. Our Adventurer brands include products that help enhance consumers’ fishing and camping experiences.

We are headquartered in Columbia, Missouri. Upon our separation from SWBI, we expect to trade under the ticker symbol “AOUT” on Nasdaq.

Our Strategy

Our objective is to enhance our position as a leading provider of high-quality and innovative outdoor products and accessories for the hunting, fishing, camping, shooting, personal security and defense, and other rugged outdoor markets and to expand our addressable market into carefully selected new product arenas. Key elements of our strategy to achieve this objective and deliver long-term stockholder value are as follows:

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introduce a continuing stream of innovative new and differentiated rugged outdoor products and product extensions that appeal to consumers and achieve market acceptance and that drive customer satisfaction and loyalty;

•	expand the size of our addressable market by appealing to new and larger consumer audiences in new product categories outside the rugged outdoor market;
•	cultivate and enhance direct-to-consumer relationships through our digital platforms;
•	expand and enhance our supply chain; and
•	pursue acquisitions that financially and strategically complement our current business.

Risks Associated with the Proposed Transaction and Our Business

An investment in our company is subject to a number of risks. You should carefully consider the matters discussed under the heading “Risk Factors” of this information statement.

The Separation

On November 13, 2019, SWBI announced that it was proceeding with a plan to spin-off its outdoor products and accessories business. We are currently a wholly owned subsidiary of SWBI and we will hold, directly or indirectly through our subsidiaries, all of the assets and legal entities, subject to any related liabilities, associated with SWBI’s outdoor products and accessories business. The Separation will be achieved through the transfer of all the assets and legal entities, subject to any related liabilities, of the outdoor products and accessories business to our company or our subsidiaries, which we refer to as the Transfer, and the distribution of 100% of our outstanding capital stock to holders of SWBI common stock as of the close of business on the Record Date, which we refer to as the Distribution. In connection with the Distribution, SWBI stockholders will receive one share of our common stock for every four shares of SWBI common stock held as of the close of business on the Record Date. The Separation is expected to be completed on August 24, 2020. Following the Separation, SWBI stockholders as of the close of business on the Record Date will own 100% of the outstanding shares of our common stock; we will be an independent, publicly traded company, and SWBI will retain no ownership interest in our company.

In connection with the Separation, we will enter into a Separation and Distribution Agreement and several other agreements with SWBI to effect the Separation and provide a framework for our relationship with SWBI after the Separation. These agreements will provide for the allocation between us and our subsidiaries, on the one hand, and SWBI and its subsidiaries, on the other hand, of the assets, liabilities, legal entities, and obligations associated with the outdoor products and accessories business, on the one hand, and the firearm business, on the other hand, and will govern the relationship between our company and our subsidiaries, on the one hand, and SWBI and its subsidiaries, on the other hand, subsequent to the Separation. In addition to the Separation and Distribution Agreement, the other principal agreements to be entered into with SWBI include a Tax Matters Agreement, a Transition Services Agreement, an Employee Matters Agreement, a Trademark License Agreement, a Sublease, and certain commercial agreements.

The Separation, as described in this information statement, is subject to the satisfaction or waiver of certain conditions. For more information, see “The Separation—Conditions to the Distribution” included elsewhere in this information statement. We cannot provide any assurances that SWBI will complete the Separation.

Following a strategic review, it was determined that separating SWBI’s outdoor products and accessories business from SWBI’s firearm business would be in the best interests of SWBI and its stockholders and that the Separation would create two industry-leading companies with attributes that best position each company for long-term success, including the following:

•	Distinct Focus. Each company will benefit from a distinct strategic and management focus on its specific operational and growth priorities.
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Differentiated Investment Theses. Each company will offer differentiated and compelling investment opportunities based on its particular operating and financial model, allowing it to more closely align with its natural investor type.

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Optimized Balance Sheet and Capital Allocation Priorities. Each company will operate with a capital structure and capital deployment strategy tailored to its specific business model and growth strategies without having to compete with the other for investment capital.

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Direct Access to Capital Markets. Each company will have its own equity structure that will afford it direct access to the capital markets and allow it to capitalize on its unique growth opportunities appropriate to its business.

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Alignment of Incentives with Performance Objectives. Each company will be able to offer incentive compensation arrangements for employees that are more directly tied to the performance of its business and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

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Incremental Stockholder Value. Each company will benefit from the investment community’s ability to value its businesses independently within the context of its particular industry with the anticipation that, over time, the aggregate market value of the companies will be higher, on a fully distributed basis and assuming the same market conditions, than if SWBI were to remain under its current configuration.

Neither we nor SWBI can assure you that, following the Separation, any of the benefits described above or otherwise in this information statement will be realized to the extent anticipated or at all. For more information, see “Risk Factors.”

Regulatory Approvals and Appraisal Rights

We must complete the necessary registration under the federal securities laws of our common stock to be issued in connection with the Distribution. We must also complete the applicable listing requirements on Nasdaq for such shares. Other than these requirements, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the Distribution.

SWBI stockholders will not have any appraisal rights in connection with the Distribution.

Corporate Information

We were incorporated in Delaware on January 28, 2020. We maintain our principal executive offices at 1800 North Route Z, Columbia, Missouri 65202. Our telephone number is (800) 338-9585. Our website will be located at www.AOB.com. Our website and the information contained therein or connected thereto is not incorporated into this information statement or the registration statement of which it forms a part.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will continue to be an emerging growth company until the earliest to occur of the following:

•	the last day of the fiscal year following the fifth anniversary of the Distribution;
•	the last day of the fiscal year with at least $1.07 billion in annual revenue;

•

the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means that we have been public for at least 12 months, have filed at least one annual report, and the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our then-most recently completed second fiscal quarter; or

•	the date on which we have issued more than $1 billion of non-convertible debt during the prior three-year period.

Until we cease to be an emerging growth company, we may take advantage of reduced reporting requirements generally unavailable to other public companies. Those provisions allow us to do the following:

•

provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosures regarding our executive compensation;

•	not provide an auditor attestation of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or Sarbanes-Oxley; and
•	not hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We have elected to adopt the reduced disclosure requirements described above for purposes of this information statement. In addition, for so long as we qualify as an emerging growth company, we expect to take advantage of certain of the reduced reporting and other requirements of the JOBS Act with respect to the periodic reports we will file with the SEC and proxy statements that we use to solicit proxies from our stockholders. As a result of these elections, the information that we provide in this information statement may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of these elections, which may result in a less active trading market for our common stock and higher volatility in our stock price.

In addition, the JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to not take advantage of the extended transition period that allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies, which means that the financial statements included in this information statement, as well as financial statements we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies. Our election not to take advantage of the extended transition period is irrevocable.

SUMMARY OF THE SEPARATION

The following is a summary of the material terms of the Separation and other related transactions.

Distributing Company	Smith & Wesson Brands, Inc., a Nevada corporation. Following the Distribution, SWBI will not own any shares of our common stock.
Distributed Company

American Outdoor Brands, Inc., a Delaware corporation, currently is a wholly owned subsidiary of SWBI and will hold, directly or indirectly through its subsidiaries, all of the assets and legal entities, subject to any related liabilities, associated with the outdoor products and accessories business of SWBI. Following the consummation of the Separation, we will be an independent, publicly traded company.

Distribution Ratio	Each holder of SWBI common stock will receive one share of our common stock for every four shares of SWBI common stock held as of the close of business on the Record Date.
Distributed Securities

SWBI will distribute 100% of the shares of our common stock in the Distribution. Based on the approximately 55,534,089 shares of SWBI common stock outstanding on July 9, 2020, and applying the distribution ratio of one share of our common stock for every four shares of SWBI common stock, SWBI will distribute approximately 13,883,522 shares of our common stock to SWBI stockholders that hold SWBI common stock as of the close of business on the Record Date.

Fractional Shares

Issuer Direct Corporation, acting as the Distribution Agent, will not distribute any fractional shares of our common stock to SWBI stockholders. As soon as practicable on or after the Distribution Date, the Distribution Agent will, instead, aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices, and distribute the net cash proceeds from the sales, net of brokerage fees and commissions, transfer taxes, and other costs, and after making appropriate deductions of the amounts required to be withheld for U.S. federal income tax purposes, if any, pro rata to each stockholder that would otherwise have been entitled to receive a fractional share in connection with the Distribution. The Distribution Agent will determine when, how, through which broker-dealers, and at what prices to sell the aggregated fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any minimum sale price for the fractional shares or to any interest on the amounts of payments made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders for U.S. federal income tax purposes as described in “Material U.S. Federal Income Tax Consequences of the Distribution—The Distribution.”

Record Date	The Record Date will be the close of business on August 10, 2020.
Distribution Date	The Distribution Date will be August 24, 2020.

Distribution

On the Distribution Date, SWBI will distribute 100% of the shares of our common stock to all SWBI stockholders as of the close of business on the Record Date based on the distribution ratio. The shares of our common stock will be distributed electronically in direct registration or book-entry form, and no certificates will be distributed.

On or shortly following the Distribution Date, the Distribution Agent will mail to stockholders that hold their shares directly with SWBI, and are therefore registered holders, a direct registration account statement that reflects the number of shares of our common stock that have been registered in book-entry form in their name.

For shares of SWBI stock that are held through a bank or brokerage firm, the bank or brokerage firm will credit the stockholder’s account with the shares of our common stock that they are entitled to receive in connection with the Distribution.

SWBI stockholders will not be required to make any payment, to surrender or exchange their shares of SWBI common stock, or to take any other action to receive their shares of our common stock in connection with the Distribution.

If you are a SWBI stockholder as of the close of business on the Record Date and decide to sell your shares on or before the Distribution Date, you may choose to sell your SWBI common stock with or without your entitlement to receive our common stock in connection with the Distribution. Beginning on the close of business on the Record Date and continuing up to and including the Distribution Date, we expect that there will be two markets in SWBI common stock: a “regular-way” market and an “ex-distribution” market. Shares of SWBI common stock that trade on the “regular-way” market will trade with an entitlement to receive shares of our common stock in connection with the Distribution. Shares of SWBI common stock that trade on the “ex-distribution” market will trade without an entitlement to receive shares of our common stock in connection with the Distribution. Therefore, if you sell shares of SWBI common stock on the “regular-way” market after the close of business on the Record Date and up to and including through the Distribution Date, you will be selling your right to receive shares of our common stock in connection with the Distribution. If you own shares of SWBI common stock as of the close of business on the Record Date and sell those shares on the “ex-distribution” market, up to and including through the Distribution Date, you will still receive the shares of our common stock that you would be entitled to receive in respect of your ownership, as of the Record Date, of the shares of SWBI common stock that you sold.

Conditions to the Distribution	The consummation of the Distribution is subject to the satisfaction or waiver of the following conditions, among other conditions described in this information statement:

•    the SEC will have declared effective our registration statement on Form 10, of which this information statement is a part, under the Securities Exchange Act of 1934, as amended, or the Exchange Act; no stop order suspending the effectiveness of our registration statement on Form 10 will be in effect; no proceedings for such purpose will be pending or threatened by the SEC; and this information statement, or a notice of Internet availability thereof, will have been mailed to the holders of SWBI common stock as of the close of business on the Record Date;

• our common stock to be delivered in connection with the Distribution will have been approved for listing on Nasdaq, subject to official notice of issuance;

•    SWBI will have received of an opinion of Greenberg Traurig, LLP (which will not have been revoked or modified in any material respect) in the form and substance satisfactory to SWBI (in its sole discretion), or the Tax Opinion, substantially to the effect that, among other things, the Transfer and the Distribution will qualify as a tax-free transaction under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended, or the Code, for U.S. federal income tax purposes;

•    any material governmental approvals and consents and any material permits, registrations, and consents from third parties, in each case, necessary to effect the Distribution and to permit the operation of the outdoor products and accessories business after the Distribution Date substantially as conducted as of the date of the Separation and Distribution Agreement will have been obtained; and

•    no event or development will have occurred or exists that, in the judgment of the SWBI Board of Directors, in its sole discretion, makes it inadvisable to effect the Distribution or other transactions contemplated by the Separation and Distribution Agreement.

The fulfillment of these conditions will not create any obligations on SWBI’s part to effect the Separation, and the SWBI Board of Directors has reserved the right, in its sole discretion, to abandon, modify, or change the terms of the Separation, including by accelerating or delaying the timing of the consummation of all or part of the Distribution, at any time prior to the Distribution Date.

Stock Exchange Listing	We have applied to have our common stock listed on Nasdaq under the ticker symbol “AOUT.”
Dividend Policy

We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. See the section entitled “Dividend Policy.”

Transfer Agent	Issuer Direct Corporation
U.S. Federal Income Tax Consequences

A condition to the closing of the Separation is SWBI’s receipt of the Tax Opinion substantially to the effect that, among other things, the Transfer and the Distribution will qualify under the Code as a transaction that is tax-free to SWBI and to its stockholders. You should review the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution—The Distribution” for a discussion of the material U.S. federal income tax consequences of the Distribution. You should consult your own tax advisor as to the particular tax consequences to you of the Distribution, including potential tax consequences under state, local, and non-U.S. tax laws.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION

Please see “The Separation” for a more detailed description of the matters summarized below.

Why am I receiving this document?

You are receiving this document because you are a SWBI stockholder as of the close of business on the Record Date and, as such, will be entitled to receive shares of our common stock upon completion of the transactions described in this information statement. We are sending you this document to inform you about the Separation and to provide you with information about our company and our business and operations upon completion of the Separation.

What do I have to do to participate in the Separation?

Nothing. You will not be required to pay any cash or deliver any other consideration in order to receive the shares of our common stock that you will be entitled to receive in connection with the Distribution. In addition, no stockholder approval will be required for the Separation, you are not being asked to provide a proxy with respect to any of your shares of SWBI common stock in connection with the Separation, and you should not send us a proxy.

Why is SWBI separating its outdoor products and accessories business from its firearm business?

The SWBI Board of Directors believes that separating SWBI’s outdoor products and accessories business from its firearm business and forming a new company to conduct the outdoor products and accessories business will enable the management team of each company to focus on its specific strategies, including, among others, (1) structuring its business to take advantage of growth opportunities in its specific markets, (2) tailoring its business operation and financial model to its specific long-term strategies, and (3) aligning its external financial resources, such as stock, access to markets, credit, and insurance factors, with its particular type of business. The Separation is intended to enhance the long-term performance of each business for the reasons discussed in the section entitled “The Separation—Reasons for the Separation.”

What is AOUT?

We are a newly formed Delaware corporation that will hold, directly or indirectly through our subsidiaries, all of the assets and legal entities, subject to any related liabilities, of the outdoor products and accessories business of SWBI and will be publicly traded following the Separation.

How will SWBI accomplish the Separation of its outdoor products and accessories business?

The Separation involves the Transfer (i.e., the contribution of the assets and legal entities, subject to any related liabilities, associated with SWBI’s outdoor products and accessories business to our company or our subsidiaries) and the Distribution (i.e., SWBI’s distribution to its stockholders of all the shares of our common stock). Following this Transfer and Distribution, we will be a publicly traded company independent from SWBI, and SWBI will not retain any ownership interest in our company.

What will I receive in the Distribution?

In connection with the Distribution, you will be entitled to receive one share of our common stock for every four shares of SWBI common stock held by you as of the close of business on the Record Date as well as a cash payment in lieu of any fractional shares, as discussed herein.

How does my ownership in SWBI change as a result of the Separation?

Your ownership of SWBI stock will not be affected by the Separation.

What is the Record Date?

The Record Date for determining holders of record of SWBI common stock entitled to participate in the Distribution will be the close of business on August 10, 2020. When we refer to the Record Date in this information statement, we are referring to that time and date.

When will the Distribution occur?

The Distribution is expected to occur on August 24, 2020.

As a SWBI stockholder as of the Record Date, how will shares of common stock be distributed to me?

At the effective time of the Distribution, we will instruct our transfer agent and Distribution Agent to make book-entry credits for the shares of our common stock that you are entitled to receive as a stockholder of SWBI as of the close of business on the Record Date. Since shares of our common stock will be in uncertificated book-entry form, you will receive share ownership statements in place of physical share certificates.

What if I hold my shares through a broker, bank, or other nominee?

SWBI stockholders that hold their shares through a broker, bank, or other nominee will have their bank, brokerage, or other account credited with our common stock. For additional information, those stockholders should contact their broker or bank directly.

How will fractional shares be treated in the Distribution?

You will not receive fractional shares of our common stock in connection with the Distribution. The Distribution Agent will, instead, aggregate and sell on the open market any fractional shares of our common stock that would otherwise be issued in connection with the Distribution, and, if you would otherwise be entitled to receive a fractional share of our common stock in connection with the Distribution, you will instead receive the net cash proceeds of the sale attributable to such fractional share after payment of brokerage fees and commissions, transfer taxes, and other costs, and after making appropriate deductions of the amounts required to be withheld for U.S. federal income tax purposes, if any.

What are the U.S. federal income tax consequences to me of the Distribution?

A condition to the closing of the Separation is SWBI’s receipt of the Tax Opinion to the effect that the Distribution will qualify under the Code, as a transaction that is tax-free to SWBI and to its stockholders. On the basis that the Distribution so qualifies for U.S. federal income tax purposes, you will not recognize any gain or loss, and no amount will be included in your income in connection with the Distribution, except with respect to any cash received in lieu of fractional shares. You should review the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution—The Distribution” for a discussion of the material U.S. federal income tax consequences of the Distribution.

How will I determine the tax basis I will have in my SWBI shares after the Distribution and the AOUT shares I receive in connection with the Distribution?

Generally, for U.S. federal income tax purposes, your aggregate basis in your shares of SWBI common stock and the shares of our common stock that you receive in connection with the Distribution (including any fractional shares for which cash is received) will equal the aggregate basis of SWBI common stock held by you immediately before the consummation of the Distribution. This aggregate basis should be allocated between your shares of SWBI common stock and the shares of our common stock that you receive in connection with the Distribution (including any fractional shares for which cash is received) in proportion to the relative fair market value of each immediately following the consummation of the Distribution. See “Material U.S. Federal Income Tax Consequences of the Distribution—The Distribution.”

How will SWBI’s common stock and AOUT’s common stock trade after the Separation?

There is currently no public market for our common stock. We have applied to have our common stock listed on Nasdaq under the ticker symbol “AOUT.” SWBI common stock will continue to trade on the Nasdaq Global Select Market under the ticker symbol “SWBI.”

If I sell my shares of SWBI common stock on or before the Distribution Date, will I still be entitled to receive AOUT shares in the Distribution with respect to the sold shares?

Beginning on the Record Date and continuing up to and including the Distribution Date, we expect that there will be two markets in SWBI common stock: a “regular-way” market and an “ex-distribution” market. Shares of SWBI common stock that trade on the “regular-way” market will trade with the entitlement to receive shares of our common stock in connection with the Distribution. Shares of SWBI common stock that trade on the “ex-distribution” market will trade without the entitlement to receive shares of our common stock in connection with the Distribution. Therefore, if you sell shares of SWBI common stock on the “regular-way” market after the close of business on the Record Date and up to and including through the Distribution Date, you will be selling your right to receive shares of our common stock in connection with the Distribution. If you own shares of SWBI common stock as of the close of business on the Record Date and sell these shares on the “ex-distribution” market, up to and including through the Distribution Date, you will still receive the shares of our common stock that you would be entitled to receive in respect of your ownership, as of the Record Date, of the shares of SWBI common stock that you sold. You are encouraged to consult with your financial advisor regarding the specific implications of selling your SWBI common stock prior to or on the Distribution Date.

Will I receive a stock certificate for AOUT shares distributed as a result of the Distribution?

No. Registered holders of SWBI common stock that are entitled to receive the Distribution will receive a book-entry account statement reflecting their ownership of our common stock. For additional information, registered stockholders in the United States, Canada, or Puerto Rico should contact SWBI’s transfer agent, Issuer Direct Corporation, in writing at 1981 Murray Holladay Road, Suite 100, Salt Lake City, UT 84117, toll free at 1-800-481-4000 or through its website at www.issuerdirect.com. Stockholders from outside the United States, Canada, and Puerto Rico may call 1-919-481-4000. See “The Separation—When and How You Will Receive the Distribution of AOUT Shares.”

Can SWBI decide to cancel the Distribution even if all the conditions have been met?

Yes. SWBI has the right to terminate, or modify the terms of, the Separation at any time prior to the Distribution Date, even if all of the conditions to the Distribution are satisfied.

Do I have appraisal rights?

No. SWBI stockholders do not have any appraisal rights in connection with the Separation.

Will AOUT have any outstanding indebtedness immediately following the Separation?

No. In addition to being capitalized with $25 million of cash as of the Distribution Date, we have received a commitment letter for a $50 million revolving line of credit to be used for general corporate purposes. The revolving line will also include an option to increase the credit commitment for an additional $15.0 million. We will have no outstanding borrowings on this line immediately following the Separation. See “The Separation—Incurrence of Debt” and “Description of Material Indebtedness.”

Does AOUT intend to pay cash dividends on its common stock?

No. We do not currently intend to pay cash dividends on our common stock. See “Dividend Policy.”

Will the Separation affect the trading price of my SWBI stock?

Yes. The trading price of shares of SWBI common stock immediately following the consummation of the Distribution may be expected to be lower than immediately prior to that time because the trading price will no longer reflect the value of the outdoor products and accessories business. We cannot provide you with any assurance regarding the price at which the SWBI shares will trade following the Separation.

What will happen to outstanding SWBI equity compensation awards?

Outstanding SWBI equity compensation awards will be equitably adjusted simultaneously with the Distribution. These equitable adjustments are intended to maintain, immediately following the consummation of the Distribution, the intrinsic value of the award immediately prior to the consummation of the Distribution. For a more detailed description of how such awards will be adjusted, see “The Separation—Treatment of Outstanding Equity Compensation Awards.”

What will the relationship between SWBI and AOUT be following the Separation?

Following the Separation, SWBI will not own any shares of our common stock, and SWBI and we each will be independent, publicly traded companies with our own management teams. In connection with the Separation, we will enter into a Separation and Distribution Agreement and several other agreements with SWBI to effect the Separation and provide a framework for our relationship with SWBI after the Separation. These agreements will provide for the allocation between us and our subsidiaries, on the one hand, and SWBI and its subsidiaries, on the other hand, of the assets, liabilities, legal entities, and obligations associated with the outdoor products and accessories business, on the one hand, and the firearm business, on the other hand, and will govern the relationship between our company and our subsidiaries, on the one hand, and SWBI and its subsidiaries, on the other hand, subsequent to the Separation. In addition to the Separation and Distribution Agreement, the other principal agreements to be entered into with SWBI include a Tax Matters Agreement, a Transition Services Agreement, an Employee Matters Agreement, a Trademark License Agreement, a Sublease, and certain commercial agreements. See “The Separation—Agreements with SWBI.”

Who is the transfer agent for our common stock?

Issuer Direct Corporation will be the transfer agent for our common stock. Issuer Direct Corporation’s mailing address is 1981 Murray Holladay Road, Suite 100, Salt Lake City, UT 84117 and Issuer Direct Corporation’s phone number for stockholders in the United States, Canada, or Puerto Rico is Toll Free 1-800-481-4000 and for stockholders from outside the United States, Canada, and Puerto Rico is 1-919-481-4000.

Who is the Distribution Agent for the Distribution?

Issuer Direct Corporation.

Who can I contact for more information?

If you have questions relating to the mechanics of the distribution of our shares, you should contact the Distribution Agent as set forth below:

Issuer Direct Corporation

C/O: Julie Felix

1981 Murray Holladay Road, Suite 100

Salt Lake City, UT 84117

Toll Free: 1-800-481-4000

International: 1-919-481-4000

Before the Separation, if you have questions relating to the transactions described herein, you should contact SWBI as set forth below:

Smith & Wesson Brands, Inc.

2100 Roosevelt Avenue

Springfield, Massachusetts 01104

Attention: Investor Relations

Phone: 413-747-6284

After the Separation, if you have questions relating to SWBI, you should contact SWBI as set forth below:

Smith & Wesson Brands, Inc.

2100 Roosevelt Avenue

Springfield, Massachusetts 01104

Attention: Investor Relations

Phone: 413-747-6284

After the Separation, if you have questions relating to our company, you should contact us as set forth below:

American Outdoor Brands, Inc.

1800 North Route Z

Columbia, Missouri 65202

Attention: Investor Relations

Phone: 413-747-6284

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained in this information statement. Some of these risks relate principally to our separation from SWBI, while others relate principally to our business and the industry in which we operate or to the securities markets generally and ownership of our common stock. Our business, prospects, operating results, financial condition, and cash flows could be materially and adversely affected by any of these risks, and, as a result, the trading price of our common stock could decline.

Risks Related to Our Business

We are dependent on the proper functioning of our critical facilities, our supply chain, and distribution networks as well as the financial stability of our customers, all of which could be negatively impacted by the coronavirus, or COVID-19 in a manner that could materially adversely affect our business, financial condition or results of operations.

COVID-19 is impacting worldwide economic activity. Estimates for economic growth have been reduced as a result of COVID-19, which may have a corresponding effect on our sales activity. The virus continues to spread globally and has been declared a pandemic by the World Health Organization. The impact of this pandemic has been, and will likely continue to be, extensive in many aspects of society, which has resulted in, and will likely continue to result in, significant disruptions to the global economy, as well as businesses and capital markets around the world. With the spread of COVID-19 to the United States and other countries, it is unclear how economic activity and work flows might be impacted on a worldwide basis. Many employers in the United States have curtailed or closed their operations and others are requiring their employees to work from home or not come into their offices or facilities. In addition, the facilities of certain of our contract manufacturers and other suppliers are subject to the same and additional risks, especially since some of them are located in parts of Asia. For example, most of our third-party contract manufacturers and suppliers are located in Asia, primarily China, the place of origin of COVID-19, and, to a lesser extent, Taiwan and Japan, and, at this point, the extent to which COVID-19 may impact our results is uncertain, but it could negatively impact our business. A reduction or interruption in any of our manufacturing processes could have a material adverse effect on our business, results of operations, financial condition, and cash flows. We may also experience significant and unpredictable reductions in demand for certain products as our customers and vendors may experience financial difficulties or be unable to borrow money to fund their operations, which may adversely impact their ability to purchase our products or pay for our products on a timely basis, if at all. The impact of COVID-19 on economic activity, and its effect on our production, supply chain, distribution networks, and our customers is uncertain at this time and could have a material adverse effect on our results, especially to the extent these effects continue and/or increase in severity over an extended period of time.

A significant portion of our assets consists of goodwill, intangible assets, and fixed assets, the carrying value of which may be reduced if we determine that those assets are impaired. Most of our intangible and fixed assets have finite useful lives and are amortized or depreciated over their useful lives on either a straight-line basis or over the expected period of benefit or as revenues are earned from the sales of the related products. The underlying assumptions regarding the estimated useful lives of these intangible assets are reviewed annually and more often if an event or circumstance occurs making it likely that the carrying value of the assets may not be recoverable and are adjusted through accelerated amortization, if necessary. Whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable, and at least annually, we test intangible assets for impairment based on estimates of future cash flows. During our fourth fiscal quarter ending April 30, 2020, we recognized an impairment of $98.9 million, which included certain impacts associated with COVID-19 that we were aware of at the time of the impairment. Based upon the ultimate scope and scale of the COVID-19 global pandemic, there may be additional materially negative impacts to the assumptions made with respect to our goodwill and other long-lived intangible assets that could result in an additional impairment of such assets.

We must continue to introduce new products that are successful in the marketplace.

Our success depends on our ability to continue to conceive, design, produce or source, and market in a timely manner a continuing stream of innovative new products that appeal to consumers and achieve market acceptance and drive customer satisfaction and loyalty. The development of new products is a lengthy and costly process. Any new products that we develop and introduce to the marketplace may be unsuccessful in achieving customer or market acceptance or may achieve success that does not meet our expectations for a variety of reasons, including delays in introduction, unfavorable cost comparisons with alternative products, unfavorable customer or consumer acceptance, and unfavorable performance. Our business, operating results, and financial condition could be adversely affected if we fail to introduce new products that consumers want to buy or we incur significant expenses related to proposed new products that prove to be unsuccessful for any reason.

We rely to a significant extent on outsourcing for a substantial portion of our production, and any interruptions in these arrangements could disrupt our ability to fill our customers’ orders.

We source a significant portion of our made-to-order finished products and product components from third-party contract manufacturers and other suppliers located primarily in Asia. We depend on our contract manufacturers and other suppliers to maintain high levels of productivity and satisfactory delivery schedules. Our ability to secure qualified suppliers that meet our quality and other standards and to receive from them these products and components in a timely and efficient manner represents a challenge, especially with suppliers located and products and product components sourced outside of the United States. The ability of our suppliers to effectively satisfy our production requirements could also be impacted by their financial difficulty or damage to their operations caused by fire, pandemic, such as the current coronavirus pandemic, terrorist attack, natural disaster, or other events. The failure of any supplier to perform to our expectations could result in supply shortages or delays for certain products and product components and harm our business. If we experience significantly increased demand, or if we need to replace an existing supplier as a result of a lack of performance, we may be unable to supplement or replace our production capacity on a timely basis or on terms that are acceptable to us, which may increase our costs, reduce our margins, and harm our ability to deliver our products on time. For certain of our products, it may take a significant amount of time to identify and qualify a supplier that has the capability and resources to meet our product specifications in sufficient volume and satisfy our service and quality control standards. Political and economic instability in countries in which foreign suppliers are located, the financial and managerial instability of suppliers, the failure by suppliers to meet our standards, failure to meet production deadlines, insufficient quality control, problems with production capacity, labor problems experienced by our suppliers, the availability of raw materials to our suppliers, product quality issues, currency exchange rates, transport availability and cost, inflation, and other factors relating to suppliers and the countries in which they are located are beyond our control.

The U.S. foreign trade policies, tariffs, and other impositions on imported goods, trade sanctions imposed on certain countries, the limitation on the importation of certain types of goods or of goods containing certain types of materials from other countries, and other factors relating to foreign trade also are beyond our control. These and a majority of other factors affecting our suppliers and our access to products could adversely affect our business.

We do not have long-term agreements with any of our contract manufacturers or other suppliers that guarantee production capacity, prices, lead times, or delivery schedules. Our contract manufacturers and other suppliers serve other customers, a number of which may have greater production requirements than we do. As a result, our contract manufacturers and other suppliers could determine to prioritize production capacity for other customers or reduce or eliminate deliveries to us on short notice. Lower than expected manufacturing efficiencies could increase our cost and disrupt or delay our supplies. Any of these problems could result in our inability to deliver our products in a timely manner or adversely affect our business, operating results, and financial condition.

The capacity of our contract manufacturers to produce our products also depends upon the cost and availability of raw materials. Our contract manufacturers and other suppliers may not be able to obtain sufficient supply of raw materials, which could result in delays in deliveries of our products by our manufacturers or increased costs. Any shortage of raw materials or inability of a manufacturer to produce or ship our products in a timely manner, or at all, could impair our ability to ship orders of our products in a cost-efficient, timely manner and could cause us to miss the delivery requirements of our customers. As a result, we could experience cancellations of orders, refusals to accept deliveries, or reductions in our prices and margins, any of which could harm our financial performance, reputation, and operating results.

We may receive product deliveries from suppliers that fail to conform to our quality control standards. In such circumstances, our inability to sell those products could have a negative effect on our net sales and increase our administrative and shipping costs if we are unable to obtain replacement products in a timely manner.

Damage or disruption to manufacturing and distribution capabilities of, or the disruption of deliveries from, our suppliers because of severe or catastrophic events, including weather, natural disaster, fire or explosion, terrorism, pandemics, or labor disruptions, including at ports or at our suppliers, could impair our product sales. Although we have insurance to cover potential loss from most of our suppliers for these events, we could experience losses in excess of our insured limits and any claims for various losses could be denied. In addition, failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could have a material adverse effect on us, as well as require additional resources to restore our supply chain.

The costs and availability of finished products, product components, and raw materials could affect our business and operating results.

The costs and availability of the finished products, product components, and raw materials that we need can be volatile as a result of numerous factors beyond our control, including general, domestic, and international economic conditions; labor costs; production levels; competition; consumer demand; import duties; tariffs; and currency exchange rates. This volatility can significantly affect the availability and cost of these items for us and may therefore have a material adverse effect on our business, operating results, and financial condition.

Our contract manufacturers are also subject to price volatility and labor cost and other inflationary pressures, which may, in turn, result in an increase in the amount we pay for sourced products, components, and raw materials. During periods of rising prices, there can be no assurance that we will be able to pass any portion of such increases on to customers. Conversely, when prices decline, customer demands for lower prices could result in lower sale prices and, to the extent that we have existing inventory, lower margins. As a result, fluctuations in finished products, components, or raw material prices could have a material adverse effect on our business, operating results, and financial condition.

We also use numerous raw materials, including steel, wood, lead, brass, and plastics, that we purchase from third-party suppliers to produce and test our products. Uncertainties related to governmental fiscal policies, including increased duties, tariffs, or other trade restrictions, could increase the prices of finished products, components, and raw materials we purchase from third-party suppliers.

Our inability to obtain sufficient quantities of finished products and product components, raw materials, and other supplies from independent sources could result in reduced or delayed sales or lost orders. Any delay in or loss of sales could adversely impact our operating results. Many of the finished products, product components, raw materials, and other supplies that we require are available only from a limited number of suppliers.

Since we do not have long-term supply contracts with our contract manufacturers or other suppliers, we could be subject to increased costs, supply interruptions, and difficulties in obtaining finished products, product components, and raw materials. Our suppliers also may encounter difficulties and other issues in obtaining the materials necessary to produce the components and parts that we use in our products. Although we continue to expand our supply chain and seek to utilize multiple sourcing whenever possible, the time lost in seeking and acquiring new sources of supply or the inability to locate alternative sources of supply of comparable capabilities at an acceptable price, or at all, could negatively impact our net sales and profitability.

Our business depends to a significant extent upon the brand recognition and reputation of our many brands, and the failure to maintain or strengthen our brand recognition and reputation could have a material adverse effect on our business.

The recognition and reputation of our many brands are critical aspects of our business. We believe that maintaining and further enhancing the brand recognition and reputation of our brands is critical to retaining existing customers and attracting new customers. We also believe that the importance of our brand recognition and reputation will increase as competition in our markets continues to develop.

We anticipate that our advertising, marketing, and promotional efforts will increase in the foreseeable future as we continue to seek to enhance our brand recognition and the consumer demand for our products. Historically, we have relied on print and electronic media advertising to increase consumer awareness of our brands to increase purchasing intent and conversation. We anticipate that we will increasingly rely on other forms of media advertising, including social media and digital marketing. Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our advertising, promotion, public relations, and marketing programs. These brand promotion activities may not yield increased revenue and the efficacy of these activities will depend on a number of factors, including our ability to do the following:

•	determine the appropriate creative message and media mix and markets for advertising, marketing, and promotional expenditures;
•	select the right markets, media, and specific media vehicles in which to advertise;
•	identify the most effective and efficient level of spending in each market, media, and specific media vehicle; and
•	effectively manage marketing costs, including creative and media expenses, in order to maintain acceptable customer acquisition costs.

Increases in the pricing of one or more of our marketing and advertising channels could increase our marketing and advertising expenses or cause us to choose less expensive but possibly less effective marketing and advertising channels. If we implement new marketing and advertising strategies, we may incur significantly higher costs than our current costs, which in turn could adversely affect our operating results. Implementing new marketing and advertising strategies also could increase the risk of devoting significant capital and other resources to endeavors that do not prove to be cost effective. We also may incur marketing and advertising expenses significantly in advance of the time we anticipate recognizing revenue associated with such expenses, and our marketing and advertising expenditures may not generate sufficient levels of brand awareness and conversation or result in increased revenue. Even if our marketing and advertising expenses result in increased revenue, the increase might not offset our related expenditures. If we are unable to maintain our marketing and advertising channels on cost-effective terms or replace or supplement existing marketing and advertising channels with similarly or more effective channels, our marketing and advertising expenses could increase substantially, our customer base could be adversely affected, and our business, operating results, financial condition, and reputation could suffer.

In addition, we may determine that certain of our products and brands benefit from endorsements and support from particular sporting enthusiasts, athletes, or other celebrities, and those products and brands may become personally associated with those individuals. As a result, sales of the endorsed products could be materially and adversely affected if any of those individuals’ images, reputations, or popularity were to be negatively impacted.

We often rely on third parties, including product sourcing intermediaries, independent sales representatives and agents, that act on our behalf.

We often rely on third parties, including product sourcing intermediaries, independent sales representatives and agents. These representatives and agents sometimes have the actual or apparent authority to enter into agreements on our behalf. The actions of these third parties could adversely affect our business if they agree to low margin contracts or conduct themselves in a manner that damages our reputation in the marketplace. We also face a risk that these third parties could violate domestic or foreign laws, which could put us at risk for prosecution in the United States or internationally.

Our operating results could be materially harmed if we are unable to forecast demand for our products accurately.

We often schedule internal production and place orders for finished products, product components, and raw materials with third-party suppliers before receiving firm orders from our customers. If we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products to deliver to our customers. Factors that could affect our ability to accurately forecast demand for our products include the following:

•	our failure to accurately forecast customer acceptance of new products;
•	an increase or decrease in consumer demand for our products or for the products of our competitors;
•	new product introductions by competitors;
•	our relationships with customers;
•	general market conditions and other factors, which may result in cancellations of orders or a reduction or increase in the rate of reorders placed by customers;
•	general market conditions, economic conditions, and consumer confidence levels, which could reduce demand for discretionary items, such as our products; and
•	the domestic political environment, including debates over the regulation of various consumer products, such as firearms.

Inventory levels in excess of customer demand may result in inventory write-downs and the sale of excess inventory at discounted prices, which could have an adverse effect on our business, operating results, and financial condition. If we underestimate demand for our products, we and our third-party suppliers may not be able to produce products to meet customer demand, and this could result in delays in the shipment of products and lost revenues, as well as damage to our reputation and customer relationships. We may not be able to manage inventory levels successfully to meet future order and reorder requirements.

An inability to expand our e-commerce business could reduce our future growth.

Consumers are increasingly shopping online via e-commerce retailers, and we face intense pressure to make our products readily and conveniently available via e-commerce services. Our success in participating in e-commerce depends on our ability to effectively use our marketing resources to communicate with existing and potential customers. To increase our e-commerce sales, we may have to be more promotional to compete, which could impact our gross margin and increase our marketing expenses. We recently developed and continue to enhance our direct-to-consumer e-commerce platform, but rely to an extent on third party e-commerce websites to sell our products, which could lead to our e-commerce customers being able to have control over the pricing of our products. This in turn could lead to adverse relationship consequences with our customers that operate brick and mortar locations as they may perceive themselves to be at a disadvantage based on the e-commerce pricing to end consumers. There is no assurance that we will be able to successfully expand our e-commerce business and respond to shifting consumer traffic patterns and direct-to-consumer buying trends.

In addition, e-commerce and direct-to-consumer operations are subject to numerous risks, including implementing and maintaining appropriate technology to support business strategies; reliance on third-party computer hardware/software and service providers; data breaches; violations of federal, state, and international laws, including those relating to online privacy, credit card fraud, telecommunication failures, electronic break-ins, and similar disruptions; and disruptions of Internet service. Our inability to adequately respond to these risks and uncertainties or to successfully maintain and expand our direct-to-consumer business may have an adverse impact on our operating results.

We plan to continue to expand our brand recognition and product loyalty through social media and our websites, with generation of original content. These efforts are intended to yield greater traffic to our websites and increase our direct-to-consumer revenue. By doing so, we will become to an extent a competitor to our customers, reducing their revenue in the process.  This could lead to adverse relationships with our online and brick and mortar retail customers, which could have an adverse impact on our operating results.

We compete in highly competitive markets with numerous large and small competitors and with limited barriers to entry.

We operate in highly competitive markets that are characterized by competition from major and small domestic and international companies. Our competitors include Vista Outdoor and a large number of small private companies that directly compete with a limited number of our brands.

Competition in the markets in which we operate is based on a number of factors, including innovation, performance, price, quality, reliability, durability, consumer brand awareness, and customer service and support. Competition could cause price reductions, loss of market share, reduced profits, or operating losses, any of which could have a material adverse effect on our business, operating results, and financial condition. Certain of our competitors may have more established brand names and stronger market partners than we do, be more diversified than we are, or have available financial and marketing resources that are substantially greater than ours, which may allow them to invest more heavily in intellectual property, product development, and advertising. In addition, the proliferation of private labels and exclusive brands offered by department stores, chain stores, and mass channel retailers could lead to reduced sales and prices of our products.

Certain of our competitors may be willing to reduce prices and accept lower profit margins to compete with us. Further, customers often demand that suppliers reduce their prices on mature products, which could lead to lower margins.

In addition, our products compete with many other sporting and recreational products and activities for the discretionary spending of consumers. Failure to effectively compete with these activities or alternative products could have a material adverse effect on our performance.

A substantial portion of our revenue depends on a small number of large customers.

We sell our products through online retailers, sport specialty stores, sporting goods stores, dealers and distributors, and mass market home and auto retailers. Our three largest customers accounted for an aggregate of 42.2% of our revenue for fiscal 2020. Of these customers, the world’s largest e-commerce retailer accounted for 22.7% through its very extensive customer base of end consumers; SWBI accounted for 9.0% through our long-standing license agreements with it; and a very large national sport specialty chain accounted for 10.5% through its retail locations. Of our total revenue, sales pursuant to SWBI licenses accounted for an aggregate of 16.3% of our revenue for fiscal 2020 from our various sales channels.

Although we have long-established relationships with many of our customers, we generally do not have any long-term supply or binding contracts or guarantees of minimum purchases with our customers. Purchases by our customers are generally made through individual purchase orders. As a result, these customers may cancel their orders, change purchase quantities from forecast volumes, delay purchases for a number of reasons beyond our control, or change other terms of the business relationship. Significant or numerous cancellations, reductions, or delays in purchases or changes in business practices by our customers could have a material adverse effect on our business, operating results, and financial condition. In addition, because many of our costs are fixed, a reduction in customer demand could have an adverse effect on our gross profit margins and operating income.

A significant deterioration in the financial condition of our major customers could have a material adverse effect on our sales and profitability. We regularly monitor and evaluate the credit status of our customers and attempt to adjust sales terms as appropriate. Despite these efforts, substantial financial issues or a bankruptcy filing by a key customer could have a material adverse effect on our business, operating results, and financial condition.

An increase in the offering of “private label” products by our customers could negatively impact demand for our products.

Some of our large retail customers have started to directly source products similar to ours under their own private label brands. By doing so, they effectively become a competitor to our brand by eliminating our products from their supply chain, causing declines in our product demand. Furthermore, they are able to offer their private label products at a significantly reduced price and still retain profitability, therefore putting a greater amount of pricing pressure for our products to compete. If we choose to source these private label goods on behalf of our customers, our profitability on those sales is significantly reduced. As such, any additional private label activity within our customer base could have a negative impact on our business, operating results, and financial condition.

Retail pricing decisions made by certain of our customers could negatively impact pricing for our products in certain online marketplaces.

Many of our customers have manual or automated processes to match retail prices in the marketplace. We have a policy that requires our customers to maintain minimum advertised pricing on certain of our products, unless we allow otherwise. This policy serves to help stabilize the pricing for our products at retail. If a customer decreases its retail prices below our minimum threshold, other retailers could also reduce pricing on the same product, thus devaluing that product in the marketplace. This practice could cause us to lower our prices to customers or to compensate them financially for the loss in their inventory value, and, therefore, this could yield an adverse effect on our business, operating results, and financial condition.

Changes in the retail industry and the markets for consumer products could negatively impact existing customer relationships and our operating results.

In recent years, the retail industry has experienced consolidation and other ownership changes. In the future, retailers may further consolidate, undergo restructurings or reorganizations, realign their affiliations, or reposition the target markets for their stores. These developments could result in a reduction in the number of retailers that carry our products, increased ownership concentration within the retail industry, increased credit exposure, and increased retailer leverage over their suppliers, such as us. These changes could impact our opportunities in the market and increase our reliance on a smaller number of large customers.

We depend on a continuous flow of new orders from large, high-volume retail customers, but we may be unable to continually meet the needs of these customers. Retailers are increasing their demands on suppliers to take various actions, including the following:

•	reduce lead times for product delivery, which may require us to increase inventories and could impact the timing of reported sales;
•	require us to fulfill their direct-to-consumer website orders, or drop shipping, which could increase our cost per unit, lead to higher inventory levels, and increase freight costs;
•	improve customer service in which products are supplied directly to retailers from third-party suppliers; and
•	adopt technologies related to inventory management that may have substantial implementation costs.

We cannot provide any assurance that we can continue to successfully meet the needs of our customers. A substantial decrease in sales to any of our major customers could have a material adverse effect on our business, operating results, and financial condition.

As a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among retailers to make purchases on a “just-in-time” basis. This requires us to shorten our lead times for production in certain cases and more closely anticipate demand, which could, in the future, require us to carry additional inventories. We also may be negatively affected by changes in the policies of our retail customers, such as inventory destocking, limitations on access to and time on shelf space, use of private label brands, price demands, payment terms, and other conditions, which could negatively impact our business, operating results, and financial condition.

These foregoing factors could result in a shift of bargaining power to the retail industry and in fewer outlets for our products. Further consolidations could result in price and other competition that could reduce our margins and our net sales.

We may have difficulty collecting amounts owed to us.

Certain of our customers may experience credit-related issues. We perform ongoing credit evaluations of customers, but these evaluations may not be completely effective. We grant payment terms to most customers ranging from 30 to 90 days and do not generally require collateral. However, in some instances, we provide longer payment terms. Should more customers than we anticipate experience liquidity issues, or if payments are not received on a timely basis, we may have difficulty collecting amounts owed to us by such customers and our business, operating results, and financial condition could be adversely impacted.

Through our growth strategy, our sales could become increasingly dependent on purchases by several large customers. Consolidation in the retail industry could also adversely affect our business. If our sales were to become increasingly dependent on business with several large customers, we could experience more concentrated credit-related risks and be adversely affected by the loss or a significant decline in sales to one or more of these customers. In addition, our dependence on a smaller group of customers could result in their increased bargaining position and pressures on the prices we charge.

We are subject to payment-related risks.

We accept a variety of payment methods, including credit cards, debit cards, electronic funds transfers, electronic payment systems, and gift cards. Accordingly, we are subject to significant and evolving regulations and compliance requirements, including obligations to implement enhanced authentication processes that could result in increased costs and liability and reduce the ease of use of certain payment methods. For certain payment methods, including credit and debit cards, as well as electronic payment systems, we pay interchange and other fees, which may increase over time. We rely on independent service providers for payment processing, including credit and debit cards. If these independent service providers become unwilling or unable to provide these services to us or if the cost of using these providers increases, our business could be harmed. We are also subject to payment card association operating rules and agreements, including data security rules and agreements, certification requirements, and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, or if there is a breach or compromise of our data security systems, we may be liable for losses incurred by card issuing banks or customers, subject to fines and higher transaction fees, or the loss of our ability to accept credit or debit card payments from our customers or process electronic fund transfers or facilitate other types of payments. Any failure to comply could significantly harm our brand, reputation, business, operating results, and financial condition.

Our performance is influenced by a variety of economic, social, political, legislative, and regulatory factors.

Our performance is influenced by a variety of economic, social, political, legislative, and regulatory factors. General economic conditions and consumer spending patterns can negatively impact our operating results. Economic uncertainty, unfavorable employment levels, declines in consumer confidence, increases in consumer debt levels, increased commodity prices, and other economic factors may affect consumer spending on discretionary items and adversely affect the demand for our products.

In addition, sluggish economies and consumer uncertainty regarding future economic prospects in our key markets may have an adverse effect on the financial health of certain of our customers, which may in turn have a material adverse effect on our operating results. We extend credit to our customers for periods of varying duration based on an assessment of the customer’s financial condition, generally without requiring collateral, which increases our exposure to the risk of uncollectable receivables. In addition, we face increased risk of order reduction or cancellation when dealing with financially ailing customers or customers struggling with economic uncertainty. We may reduce our level of business with customers and distributors experiencing financial difficulties and may not be able to replace that business with other customers, which could have a material adverse effect on our financial condition, operating results, or cash flows. In times of uncertain market conditions, there is also increased risk of inventories which cannot be liquidated in an efficient manner and may result in excess levels of inventory.

Social, political, and other factors also can affect our performance. Concerns about presidential, congressional, and state elections and legislature and policy shifts resulting from those elections can affect the demand for our products. In addition, speculation surrounding increased gun control and hunting regulations at the federal, state, and local level can affect consumer demand for our products since a significant amount of our products find applications in shooting and hunting activities. Often, such concerns result in an increase in near-term consumer demand and subsequent softening of demand when such concerns subside. Inventory levels in excess of customer demand may negatively impact our business, operating results, and financial condition.

Federal and state legislatures frequently consider legislation relating to the regulation of firearms, including amendment or repeal of existing legislation. Existing laws may also be affected by future judicial rulings and interpretations. These possible changes to existing legislation or the enactment of new legislation may seek to restrict the makeup of a firearm, including limitations on magazine capacity; mandate the use of certain technologies in a firearm; remove existing legal defenses in lawsuits; or ban the sale and in some cases, the ownership of various types of firearms and accessories. Such restrictive changes to legislation could reduce the demand for certain of our products that relate to firearms. In addition, gun-control activists may succeed in imposing restrictions or an outright ban on private gun ownership. Such restrictions or bans could have a material adverse effect on our business, operating results, and financial condition.

Our revenue and profits depend upon the level of consumer spending, which is sensitive to global economic conditions and other factors.

The success of our business depends on consumer spending, and there are a number of factors that influence consumer spending, including actual and perceived economic conditions; disposable consumer income; interest rates; consumer credit availability; employment levels; stock market performance; weather conditions; energy prices; consumer discretionary spending patterns; and tax rates in the international, national, regional, and local markets where our products are produced or sold. The current global economic environment is unpredictable, and adverse economic trends or other factors could negatively impact the level of consumer spending, which could have a material adverse impact on us.

We depend on our new distribution facility, which may not produce the benefits expected.

We are extremely dependent on our new distribution facility in Columbia, Missouri, which just recently became fully operational.  The facility houses our principal executive, administrative, financial, sales, marketing, research and development, assembly, and quality inspection operations. We will have the exclusive right to utilize approximately 361,000 square feet of the approximately 613,000 rentable square feet in the facility, as well as access to the facility’s common areas, under a sublease from SWBI. See “The Separation—Agreements with SWBI—Sublease.”

The facility includes computer controlled and automated equipment. As a result, the operations of the facility are complicated and may be subject to a number of risks related to security or computer viruses, the proper operation of software and hardware, electronic or power interruptions, and other system failures. Our ability to successfully operate the facility depends on numerous factors, including the proper design of the facility, the ability to employ an adequate number of skilled workers to operate the facility, the design and operation of computer controlled and automated systems, the design of software systems to operate the facility, and the integration of the facility into our ERP system. Difficulties or delays in performing any of these critical tasks could negatively impact our operating results.

Our ability to meet customer expectations, manage inventory, complete sales, and achieve objectives for operating profits will depend on our proper operation of the facility.

Our business is subject to the risk of earthquakes, fire, power outages, floods, and other catastrophic events and to interruption by problems such as terrorism, cyberattacks, or failure of key information technology systems.

Our business is vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, criminal acts, public health crises, such as pandemics and epidemics, and other similar events. These risks are particularly substantial because we conduct substantially all of our operations from one location. We maintain casualty and business interruption insurance, but it may not adequately protect us from the types and amounts of losses we may incur or from the adverse effect that may be caused by significant disruptions in our product distribution, such as the long-term loss of customers or an erosion of our brand image. In addition, the facilities of certain of our contract manufacturers and other suppliers are subject to the same and additional risks, especially since some of them are located in parts of Asia that experience typhoons, earthquakes, other natural disasters, and public health crises. For example, most of our third-party contract manufacturers and suppliers are located in Asia, primarily China, and, to a lesser extent, Taiwan and Japan, and, at this point, the extent to which COVID-19 may impact our results is uncertain, but it could negatively impact our business.

Our computer systems may also be vulnerable to computer viruses, criminal acts, denial-of-service attacks, ransomware, and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays, or loss of critical data. As we rely heavily on our information technology and communications systems and the Internet to conduct our business and provide high-quality customer service, these disruptions could harm our ability to run our business and either directly or indirectly disrupt our suppliers’ or manufacturers’ businesses, which could harm our business, operating results, and financial condition.

Acquisitions involve significant risks, and any acquisitions that we undertake in the future could be difficult to integrate, disrupt our business, dilute stockholder value, and harm our operating results.

We have a plan to expand our operations through acquisitions to enhance our existing products and offer new products, enter new markets and businesses, strengthen and avoid interruption from our supply chain, and improve our position in current markets and businesses. Acquisitions involve significant risks and uncertainties. We cannot accurately predict the timing, size, and success of any future acquisitions. We may be unable to identify suitable acquisition candidates or to complete the acquisitions of candidates that we identify. Increased competition for acquisition candidates or increased asking prices by acquisition candidates may increase purchase prices for acquisitions to levels beyond our financial capability or to levels that would not result in the returns required by our acquisition criteria. Acquisitions also may become more difficult in the future as we or others acquire the most attractive candidates. Unforeseen expenses, difficulties, and delays frequently encountered in connection with expansion through acquisitions could inhibit our growth and negatively impact our business, operating results, and financial condition.

Our ability to complete acquisitions that we desire to make in the future will depend upon various factors, including the following:

•	the availability of suitable acquisition candidates at attractive purchase prices;
•	the ability to compete effectively for available acquisition opportunities;
•	the availability of cash resources, borrowing capacity, or other forms of consideration at favorable pricing that would enable us to offer the required acquisition purchase prices;
•	the ability of management to devote sufficient attention to acquisition efforts; and
•	the ability to obtain any requisite governmental or other approvals.

We plan to pursue acquisitions of companies involved in what we consider the rugged outdoor market (which may include shooting, hunting, fishing, camping, hiking, personal security and defense, and a variety of other outdoor recreational and leisure activities), companies that perform manufacturing services for us or supply us with components or materials, and other businesses that we regard as complementary to our business. We may have little or no experience with certain acquired businesses, which could involve significantly different supply chains, production techniques, customers, and competitive factors than our current business. This lack of experience would require us to rely to a great extent on the management teams of these acquired businesses. These acquisitions also could require us to make significant investments in systems, equipment, facilities, and personnel in anticipation of growth. These costs could be essential to implement our growth strategy in supporting our expanded activities and resulting corporate structure changes. We may be unable to achieve some or all of the benefits that we expect to achieve as we expand into these new markets within the time frames we expect, if at all. If we fail to achieve some or all of the benefits that we expect to achieve as we expand into these new markets, or do not achieve them within the time frames we expect, our business, operating results, and financial condition could be adversely affected.

As a part of any potential acquisition, we may engage in discussions with various acquisition candidates. In connection with these discussions, we and each potential acquisition candidate may exchange confidential operational and financial information, conduct due diligence inquiries, and consider the structure, terms, and conditions of the potential acquisition. In certain cases, the prospective acquisition candidate may agree not to discuss a potential acquisition with any other party for a specific period of time and agree to take other actions designed to enhance the possibility of the acquisition, such as preparing audited financial information. Potential acquisition discussions frequently take place over a long period of time and involve difficult business integration and other issues. As a result of these and other factors, a number of potential acquisitions that from time-to-time appear likely to occur do not result in binding legal agreements and are not consummated, but may result in increased legal, consulting, and other costs.

Unforeseen expenses, difficulties, and delays frequently encountered in connection with future acquisitions could inhibit our growth and negatively impact our profitability. Any future acquisitions may not meet our strategic objectives or perform as anticipated. In addition, the size, timing, and success of any future acquisitions may cause substantial fluctuations in our operating results from quarter to quarter. These interim fluctuations could adversely affect the market price of our common stock.

If we finance any future acquisitions in whole or in part through the issuance of common stock or securities convertible into or exercisable for common stock, existing stockholders will experience dilution in the voting power of their common stock and earnings per share could be negatively impacted. The extent to which we will be able or willing to use our common stock for acquisitions will depend on the market price of our common stock from time-to-time and the willingness of potential acquisition candidates to accept our common stock as full or partial consideration for the sale of their businesses. Our inability to use our common stock as consideration, to generate cash from operations, or to obtain additional funding through debt or equity financings in order to pursue an acquisition could limit our growth.

Any acquisitions that we undertake in the future could be difficult to integrate, disrupt our business, and harm our operations.

We may be unable to effectively complete an integration of the management, operations, facilities, accounting, and information systems of acquired businesses with our own; to implement effective controls to mitigate legal and business risks with which we have no prior experience; to manage efficiently the combined operations of the acquired businesses with our operations; to achieve our operating, growth, and performance goals for acquired businesses; to achieve additional sales as a result of our expanded operations; or to achieve operating efficiencies or otherwise realize cost savings as a result of anticipated acquisition synergies. The integration of acquired businesses involves numerous risks and uncertainties, including the following:

•	the failure of acquired businesses to achieve expected results;
•	the potential disruption of our core businesses;
•	risks associated with entering markets and businesses in which we have little or no prior experience;
•	diversion of management’s attention from our core businesses;
•	adverse effects on existing business relationships with suppliers and customers;
•	risks associated with increased regulatory or compliance matters;
•	failure to retain key customers, suppliers, or personnel of acquired businesses;
•	the potential strain on our financial and managerial controls and reporting systems and procedures;
•	greater than anticipated costs and expenses related to the integration of the acquired businesses with our business;
•	potential unknown liabilities associated with the acquired businesses;
•	risks associated with weak internal controls over information technology systems and associated cyber security risks;
•	meeting the challenges inherent in effectively managing an increased number of employees in diverse locations;
•	the risk of impairment charges related to potential write-downs of acquired assets; and
•	the challenge of creating uniform standards, controls, procedures, policies, and information systems.

Potential strategic alliances may not achieve their objectives, which could impede our growth.

We anticipate that we will enter into new strategic alliances in the future. We continue to explore strategic alliances designed to enhance our supply chain, expand our product offerings, enter new markets, and improve our distribution channels. Our existing strategic alliances and any new strategic alliances may not achieve their intended objectives, and parties to our strategic alliances may not perform as contemplated. The failure of these alliances may impede our ability to introduce new products and enter new markets.

Our inability to protect our intellectual property or obtain the right to use intellectual property from third parties could impair our competitive advantage, reduce our sales, and increase our costs.

Our success and ability to compete depend in part on our ability to protect our intellectual property. We rely on a combination of patents, copyrights, trade secrets, trademarks, trade dress, customer records, monitoring, brand protection services, confidentiality agreements, and other contractual provisions to protect our intellectual property, but these measures may provide only limited protection. Our failure to enforce and protect our intellectual property rights or obtain the right to use necessary intellectual property from third parties may lead to our loss of trademark and service mark rights, brand loyalty, and notoriety among our customers and prospective customers. The scope of any intellectual property to which we have or may obtain rights may not prevent others from developing and selling competing products. In addition, our intellectual property may be held invalid upon challenge, or others may claim rights in, or ownership of, our intellectual property. Moreover, we may become subject to litigation with parties that claim, among other matters, that we infringed their patents or other intellectual property rights. The defense and prosecution of patent and other intellectual property claims are both costly and time-consuming and could result in a material adverse effect on our business, operating results, and financial condition.

Patents may not be issued for the patent applications that we have filed or may file in the future. Our issued patents may be challenged, invalidated, or circumvented, and claims of our patents may not be of sufficient scope or strength, or issued in the proper geographic regions, to provide meaningful protection or any commercial advantage. We have registered certain of our trademarks and trade dress in the United States and other countries. We have also recorded certain of our registered trademarks with customs officials in the United States and other countries. We may be unable to enforce existing or obtain new registrations of principle or other trademarks in key markets. Failure to obtain or enforce such registrations could compromise our ability to protect fully our trademarks and brands and could increase the risk of challenges from third parties to our use of our trademarks and brands.

In the past, we did not consistently require our employees and consultants to enter into confidentiality agreements, employment agreements, or proprietary information and invention agreements; however, we now require such agreements. As a result, these employees and consultants may try to claim some ownership interest in our intellectual property and may use our intellectual property competitively and without appropriate limitations. In addition, our acquired businesses may not have consistently required their employees and consultants to enter into confidentiality agreements, employment agreements, or proprietary information and invention agreements. Claims by such individuals may affect our business, operating results, and financial condition.

We may incur substantial expenses and devote significant resources in prosecuting others for their unauthorized use of our intellectual property rights.

We may become involved in litigation regarding patents and other intellectual property rights. Other companies, including our competitors, may develop intellectual property that is similar or superior to our intellectual property, duplicate our intellectual property, or design around our patents and proprietary rights. Other companies also may have or obtain patents or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, or sell our products. Effective intellectual property protection may be unavailable or limited in some foreign countries in which we sell or source products or components or from which competing products may be sold. Unauthorized parties may attempt to copy or otherwise use aspects of our intellectual property and products that we regard as proprietary. Our means of protecting our proprietary rights in the United States or abroad may prove to be inadequate, and competitors may be able to independently develop similar intellectual property. If our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the markets for our products.

Should any of our competitors file patent applications or obtain patents that claim inventions also claimed by us, we may choose to participate in an interference proceeding to determine the right to a patent for these inventions because our business would be harmed if we fail to enforce and protect our intellectual property rights. Even if the outcome is favorable, this proceeding could result in substantial cost to us and disrupt our business.

In the future, we also may need to file lawsuits to enforce our intellectual property rights, protect our trade secrets, or determine the validity and scope of the proprietary rights of others. This type of litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on us.

We face risks relating to our international business that could adversely affect our business, operating results, and financial condition.

Our ability to conduct operations in our existing international markets and to capitalize on growth in new international markets is subject to risks associated with our doing business internationally, including the following:

•	issues related to managing international operations;
•	potentially adverse tax developments;
•	greater difficulty enforcing intellectual property rights and weaker laws protecting intellectual property rights;
•	currency exchange issues;
•	import and export controls;
•	social, political, and economic instability in the countries in which we operate;
•	local laws and regulations, including those governing labor, product safety, and environmental protection;
•	changes to international treaties and regulations;
•	changes in tariffs, import duties, or import or export restrictions;
•	limitations on our ability to efficiently repatriate cash from our foreign operations;
•	restrictive actions by foreign governments;
•	complications in complying with the laws and policies of the United States affecting the importation of goods, including tariffs, duties, quotas, and taxes;
•	required compliance with U.S. laws that impact our operations in foreign jurisdictions that do not impact local operating companies; and
•	complications in complying with trade and foreign tax laws.

As we source finished products, product components, and raw materials in Asia, a significant disruption of the political or financial systems in countries in that region could put these operations at risk, which could ultimately adversely affect our profitability or operating results.

We face risks associated with international activities, including those related to compliance with the Foreign Corrupt Practices Act and other applicable anti-corruption legislation.

Political and economic conditions abroad may result in a reduction of or inhibition of our growth in our sales in numerous foreign countries and our purchase of certain finished products and product components from certain countries in Asia and Europe, including China and, to a lesser extent, Taiwan and Japan. Our efforts to comply with the Foreign Corrupt Practices Act, or other applicable anti-corruption laws and regulations, may limit our international business activities, necessitate the implementation of certain processes and compliance programs, and subject us to enforcement actions or penalties for noncompliance. Both the United States and foreign governments have increased their oversight and enforcement activities in this area in recent years, and we expect applicable agencies to continue to increase such activities in the future.

Increased protectionist tariffs and trade wars could further harm our business.

The federal government has recently put into place tariffs and other trade restrictions and signaled that it may additionally alter trade agreements and terms between the United States and China, the European Union, Canada, and Mexico, among others, including limiting trade and/or imposing tariffs on imports from such countries. In addition, China, the European Union, Canada, and Mexico, among others, have either threatened or put into place retaliatory tariffs of their own.

We are currently subject to tariffs on a significant number of our products. Increases in protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export or import compliance laws, or other trade policies, could reduce our ability to sell our products in foreign markets, the ability of foreign customers to purchase our products, and our ability to import products, components, and raw materials from foreign suppliers. The United States has imposed and threatened to impose further tariffs on a variety of products and materials imported from various foreign countries. Tariff policies of the United States may result in retaliatory actions by affected countries, potentially resulting in trade wars and increased costs for goods imported into the United States. Any tariffs that result in increased costs or unavailability of imported products or components that we obtain for resale from foreign suppliers or raw materials used in the production of our products could require us to increase the prices of the products we sell or result in lower gross margins on such products if we are unable to increase the price of such products to our customers. Furthermore, increased pricing on these products could lead to lower consumer demand.

These tariffs have the potential to significantly increase the cost of our products. In such a case, there can be no assurance that we will be able to shift manufacturing and supply agreements to non-impacted countries, including the United States, to reduce the effects of the tariffs. As a result, we may suffer margin erosion or be required to raise our prices, which may result in the loss of customers, negatively impact our operating results, or otherwise harm our business. In addition, the imposition of tariffs on products that we export to international markets could make such products more expensive compared to those of our competitors if we pass related additional costs on to our customers, which may also result in the loss of customers, negatively impact our operating results, or otherwise harm our business.

Interruptions in the proper functioning of our information systems or other issues with our ERP systems could cause disruption to our operations.

We rely extensively on our information systems to manage our business, data, communications, supply chain, ordering, pricing, billing, inventory replenishment, accounting functions, and other processes. Our systems are subject to damage or interruption from various sources, including power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events, terrorism, and human error, and our disaster recovery planning cannot account for all eventualities. Our current, and any future, disaster recovery measures cannot address all potential contingencies. If our systems are damaged, fail to function properly, or otherwise become compromised or unavailable, we may incur substantial costs to repair or replace them, and we may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business, operating results, and financial condition.

Our information technology systems require periodic modifications, upgrades, and replacements that subject us to costs and risks, including potential disruption to our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel or outside firms to implement and operate existing or new systems, and other risks and costs of delays or difficulties in transitioning to new or modified systems or of integrating new or modified systems into our current systems. In addition, challenges implementing new or modified technology systems may cause disruptions in our business operations and have an adverse effect on our business operations if not anticipated and appropriately mitigated.

In conjunction with the Transition Services Agreement that we are entering into with SWBI as part of the Separation, we will continue to utilize the fully integrated ERP system, SAP, that we have been using for several years and which is administered by SWBI. Any significant change to SAP could result in a major disruption to our business, and any disruption could have a negative effect on our business, operating results, and financial condition.

Upon conclusion of the Transition Services Agreement, we intend to implement a new fully integrated ERP system. This implementation could result in a major disruption to our business, and any disruption could have a negative effect on our business, operating results, and financial condition. In addition, implementing a new ERP system may require significant resources and refinement to fully realize the expected benefits of the system.

Breaches of our information systems could adversely affect our reputation, disrupt our operations, and result in increased costs and loss of revenue.

There have been an increasing number of cyber security incidents affecting companies around the world, which have caused operational failures or compromised sensitive or confidential corporate data. Although we do not believe our systems are at a greater risk of cyber security incidents than other similar organizations, such cyber security incidents may result in the loss or compromise of customer, financial, or operational data; loss of assets; disruption of billing, collections, or normal operating activities; disruption of electronic monitoring and control of operational systems; and delays in financial reporting and other management functions. In addition, acquisitions of smaller, closely held companies could increase our risk as they often lack the systems, policies, procedures, and controls of larger companies. Possible impacts associated with cyber security incidents (which generally are increasing in sophistication as well as frequency) may include, among others, remediation costs related to lost, stolen, or compromised data; repairs to data processing systems; increased cyber security protection costs; reputational damage; lawsuits seeking damages; regulatory actions; and adverse effects on our compliance with applicable privacy and other laws and regulations. Such occurrences could have an adverse effect on our business, operating results, and financial condition.

If our efforts to protect the security of personal information related to any of our customers, consumers, vendors, or employees are unsuccessful and unauthorized access to that personal information is obtained, or we experience a significant disruption in our computer systems or a cyber security breach, we could experience an adverse effect on our operations, we could be subject to costly government enforcement action and private litigation, and our reputation could suffer.

Our operations involve the storage and transmission of proprietary information related to customers, consumers, vendors, and employees, such as credit card and bank account numbers, and security breaches could expose us to a risk of loss of this information, government enforcement action and litigation, and possible liability. Our payment services may be susceptible to credit card and other payment fraud schemes, including unauthorized use of credit cards, debit cards, bank account information, identity theft, and merchant fraud.

If our security measures are breached as a result of third-party action, employee error, malfeasance, or otherwise, and as a result, someone obtains unauthorized access to data of our customers, consumers, vendors, or employees, our reputation may be damaged, our business may suffer, and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of our security occurs, the public perception of the effectiveness of our security measures could be harmed and we could lose customers and consumers, which could adversely affect our business.

Any breach of our data security or that of our service providers could result in an unauthorized release or transfer of customer, consumer, vendor, user, or employee information; cause the loss of valuable business data; or cause a disruption in our business. These events could give rise to unwanted media attention; damage our reputation; damage our customer, consumer, employee, vendor, or user relationships; and result in lost sales, fines, or lawsuits. We may also be required to expend significant capital and other resources to protect against or respond to or alleviate problems caused by a security breach, which could harm our operating results. If we or our independent service providers or business partners experience a breach of systems compromising our customers’ sensitive data, our brand could be harmed, sales of our products could decrease, and we could be exposed to losses, litigation, or regulatory proceedings. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement, or payment companies about the incident and may need to provide some form of remedy, such as refunds, for the individuals affected by the incident.

Our performance is influenced by a variety of economic, social, political, legislative, and regulatory factors.

Our performance is influenced by a variety of economic, social, political, legislative, and regulatory factors. General economic conditions and consumer spending patterns can negatively impact our operating results. Economic uncertainty, unfavorable employment levels, declines in consumer confidence, increases in consumer debt levels, increased commodity prices, and other economic factors may affect consumer spending on discretionary items and adversely affect the demand for our products. Economic conditions also affect governmental, political, and budgetary policies. As a result, economic conditions also can have an effect on the sale of our products to law enforcement, government, and military customers.

Social, political, and other factors also can affect our performance. Concerns about presidential, congressional, and state elections and legislature and policy shifts resulting from those elections can affect the demand for our products. In addition, speculation surrounding increased gun control at the federal, state, and local level and heightened fears of terrorism and crime can affect consumer demand for our firearm-related products. Often, such concerns result in an increase in near-term consumer demand and subsequent softening of demand when such concerns subside. Inventory levels in excess of customer demand may negatively impact operating results.

Our hunting and shooting products are used in association with firearms. Federal and state legislatures frequently consider legislation relating to the regulation of firearms, including amendment or repeal of existing legislation. Existing laws may also be affected by future judicial rulings and interpretations. These possible changes to existing legislation or the enactment of new legislation may seek to restrict the makeup of a firearm, including limitations on magazine capacity; mandate the use of certain technologies in a firearm; remove existing legal defenses in lawsuits; or ban the sale and, in some cases, the ownership of various types of firearms and accessories. If such restrictive changes to legislation develop, we could find it difficult, expensive, or even impossible to comply with them, impeding new product development and distribution of existing products. In addition, gun-control activists may succeed in imposing restrictions or an outright ban on private gun ownership. Such restrictions or bans could have a material adverse effect on our business, operating results, and financial condition.

We are subject to extensive regulation and could incur fines, penalties, and other costs and liabilities under such requirements.

Like other producers and sellers of consumer products, we are required to comply with a wide variety of federal, state, local, and international laws, rules, and regulations, including those related to consumer products and consumer protection, advertising and marketing, labor and employment, data protection and privacy, intellectual property, workplace safety, the environment, the import and export of products, and taxes. Our failure to comply with applicable federal, state, local, or international laws, rules, and regulations may result in our being subject to claims, lawsuits, fines, and adverse publicity that could have a material adverse effect on our business, operating results, and financial condition. These laws, rules, and regulations currently impose significant compliance requirements on our business, and more restrictive laws, rules, and regulations may be adopted in the future.

Our business involves the potential for product recalls, product liability, and other claims against us, which could affect our earnings and financial condition.

As a distributor of consumer products, we are subject to the U.S. Consumer Products Safety Act of 1972, as amended by the Consumer Product Safety Improvement Act of 2008, which empowers the Consumer Products Safety Commission to exclude from the market products that are found to be unsafe or hazardous, and similar laws under foreign jurisdictions. Under certain circumstances, the Consumer Products Safety Commission or comparable foreign agency could require us to repurchase or recall one or more of our products. Additionally, other laws and agencies regulate certain consumer products sold by us and more restrictive laws and regulations may be adopted in the future. Any repurchase or recall of our products could be costly and damage our reputation. If we were required to remove, or we voluntarily remove, our products from the market, our reputation could be tarnished and we might have large quantities of finished products that we could not sell. We also face exposure to product liability claims in the event that one of our products is alleged to have resulted in property damage, bodily injury, or other adverse effects. In addition to the risk of substantial monetary judgments, fines, or penalties that may result from any governmental investigations, product liability claims, or regulatory actions, such events could result in negative publicity that could harm our reputation in the marketplace, adversely impact the value of our brands, and result in an increase in the cost of producing our products. Similar to product liability claims, we face exposure to class action lawsuits related to the performance, safety, or advertising of our products. Such class action lawsuits could result in substantial monetary judgments, injunctions related to the sale of products, and potentially tarnish our reputation.

Although we maintain product liability insurance in amounts that we believe are reasonable, that insurance is, in most cases, subject to large self-insured retentions for which we are responsible, and we cannot assure you that we will be able to maintain such insurance on acceptable terms, if at all, in the future or that product liability claims will not exceed the amount of insurance coverage. As a result, product recalls or product liability claims could have a material adverse effect on our business, operating results, and financial condition. In addition, we face potential other types of litigation arising out of alleged defects in our products or otherwise, such as class action lawsuits. We do not maintain insurance against many types of claims involving alleged defects in our products that do not involve personal injury or property damage. We spend substantial resources ensuring compliance with governmental and other applicable standards.

Our product liability insurance program is an occurrence-based program based on our current and historical claims experience and the availability and cost of insurance. Under SWBI, we had substantial, self-insurance for product liability risk. We are now covered under a fully-insured program for product liability risks. We cannot assure you, however, that our future product liability experience will be consistent with our past experience or that claims and awards will not substantially impact the costs of our insurance programs in the future.

We produce or source and sell products that create exposure to potential product liability, warranty liability, or personal injury claims and litigation.

Some of our products are used in applications and situations that involve risk of personal injury and death. Our products expose us to potential product liability, warranty liability, personal injury claims, and litigation relating to the use or misuse of our products, including allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product or activities associated with the product, negligence, and strict liability. If successful, such claims could have a material adverse effect on our business. In addition, defects in our products could reduce demand for our products and result in a decrease in sales and market acceptance and damage to our reputation.

Components used in our products may contain undetected defects that are subsequently discovered at any point in the life of the product. In addition, we obtain many of our finished products and product components from third-party suppliers and may not be able to detect defects in such products or components until after they are sold. Defects in our products may result in a loss of sales, recall expenses, delay in market acceptance, damage to our reputation, and increased warranty costs, which could have a material adverse effect on our business, operating results, and financial condition.

Environmental laws and regulations may impact our business.

We are subject to numerous federal, state, and local laws that regulate or otherwise relate to the protection of the environment, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, and the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, or RCRA. CERCLA, RCRA, and related state laws subject us to the potential obligation to remove or mitigate the environmental effects of the disposal or release of certain pollutants at our manufacturing facilities and at third-party or formerly owned sites at which contaminants generated by us may be located. This requires us to make expenditures of both a capital and expense nature.

In our efforts to satisfy our environmental, health, and safety responsibilities and to comply with all applicable laws and regulations, we maintain policies relating to the environmental, health, and safety standards for our operations and conduct programs to monitor compliance with various environmental regulations. However, in the normal course of our operations, we may become subject to governmental proceedings and orders pertaining to waste disposal, air emissions, and water discharges into the environment. We believe, based on the information available to us, that we are in substantial compliance with applicable environmental regulations.

We could have contamination on our properties, and we cannot predict whether our operations will cause contamination in the future. As a result, we could incur costs to clean up contamination. Furthermore, it is not possible to predict with certainty the impact on us of future environmental, health, and safety compliance requirements or of the cost of resolution of future regulatory proceedings and claims, in part because the scope of the remedies that may be required is not certain, liability under federal environmental laws is joint and several in nature, and environmental health and safety laws and regulations are subject to modification and changes in interpretation. Additional or changing environmental health and safety regulation may become burdensome in the future, and any such development could have an adverse effect on us.

We depend on key personnel, and our business may be harmed if we fail to retain and attract skilled management and other key personnel.

Our success depends to a significant extent upon the continued services of our current senior management team, including Brian D. Murphy, our President and Chief Executive Officer. The loss of Mr. Murphy or one or more of our other key executives or employees could have a material adverse effect on our business. We do not maintain “key person” insurance policies on the lives of any of our executive officers or any of our other employees. Except in the case of Mr. Murphy with whom we have an employment agreement, we employ all of our executive officers and key employees on an at-will basis, and their employment can be terminated by us or by them at any time, for any reason, and without advance notice, subject to certain severance obligations upon termination. In order to retain valuable employees, in addition to salary and cash incentives, we regard our ability as a public company to grant stock-based compensation as an important component of our ability to attract and retain key personnel. The value to employees of stock-based compensation over time will be significantly affected by movements in our stock price that are beyond our control and may at any time be insufficient to counteract offers from other companies.

Our success also depends on our ability to attract, retain, and motivate additional skilled non-management personnel. We plan to continue to expand our work force to continue to improve our business and operating results. We believe that there is significant competition for qualified personnel with the skills and knowledge that we require. Other companies with which we compete for qualified personnel may have or have access to greater financial and other resources than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than those which we have to offer. If we are not able to retain our current key personnel, or attract the necessary qualified key personnel, to accomplish our business objectives, we may experience constraints that will impede the achievement of our business objectives and our ability to pursue our business strategy. New hires require significant training and, in most cases, take significant time before they achieve full productivity. New employees may not become as productive as we expect and we may be unable to hire or retain sufficient numbers of qualified individuals. If our recruiting, training, and retention efforts are not successful or do not generate a corresponding increase in revenue, our business may be harmed.

Seasonality and weather conditions may cause our operating results to vary from quarter to quarter.

Our business is seasonal. Our sales have typically been highest between August and October due to shipments around the fall hunting and holiday seasons. The seasonality of our sales may change in the future. Seasonal variations in our operating results may reduce our cash on hand, increase our inventory levels, and extend our accounts receivable collection periods. This in turn may cause us to increase our debt levels and interest expense to fund our working capital requirements.

Our annual and quarterly operating results may also fluctuate significantly as a result of a variety of other factors, including, among other things, the timing of the introduction of and advertising for our new products and those of our competitors and changes in our product mix. Variations in weather conditions may also affect our quarterly operating results as certain of our products are primarily for outdoor use. In addition, we may not be able to adjust our spending in a timely manner to compensate for any unexpected shortfall in our sales. As a result of these seasonal and quarterly fluctuations, we believe that comparisons of our operating results between different quarters within a single fiscal year, or across different fiscal years, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of our future performance, including the performance for the full year based on quarterly performance. In the event that any seasonal or quarterly fluctuations in our net sales and operating results result in our failure to meet our forecasts or the forecasts of the research analysts that may cover us in the future, the market price of our common stock could fluctuate or decline.

We may incur higher medical benefit costs in the future.

We are fully-insured for our employee medical plan. While our medical costs in recent years have generally increased at the same level as the regional average, we could experience an increase in our medical costs beyond what we have experienced or expect.

We cannot assess the effect that legislation will have on our healthcare costs and structure or our ability to provide healthcare benefits to our employees. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or ACA, became effective in calendar 2015 with other provisions to become effective over succeeding years.

There have been recent legislative and regulatory efforts to repeal and replace the ACA. The Tax Cuts and Jobs Act of 2017, which was adopted in December 2017, effectively eliminated certain provisions of the ACA, including the individual mandate that was scheduled to start in 2019, which would have required consumers to buy insurance or pay a penalty, subject to a limited number of exceptions. Any additional effort to repeal and replace the ACA, or the adoption by certain states, including states in which we conduct operations, of their own health care legislation, could cause us to face increased costs to cover our own employees. Changes to the healthcare requirements in the future may have an adverse effect on our business, operating results, and financial condition.

Our growth strategy may require significant additional funds, the amount of which will depend upon our working capital and general corporate needs.

Any substantial borrowings made to finance operations or future acquisitions could make us more vulnerable to a downturn in our operating results, a downturn in economic conditions, or increases in interest rates on borrowings. If our cash flow from operations is insufficient to meet our debt service requirements, we could be required to sell additional equity securities, refinance our obligations, or dispose of assets in order to meet our debt service requirements. Adequate financing may not be available if and when we need it or may not be available on terms acceptable to us. The failure to obtain sufficient financing on favorable terms and conditions could have a material adverse effect on us.

From time to time, we may seek additional equity or debt financing to provide funds for the expansion of our business. We cannot predict the timing or amount of any such financing requirements at this time. If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired, and our operating results may suffer. Debt financing increases expenses and must be repaid regardless of operating results. Equity financing could result in additional dilution to existing stockholders.

We may issue a substantial amount of our common stock in the future, which could cause dilution to current investors and otherwise adversely affect our stock price.

We may issue additional shares of common stock to fund our operations, to provide competitive compensation packages to our employees, or for acquisitions. These issuances could be significant. To the extent that we issue our shares of common stock, your equity interest in us will be diluted. Any such issuance will also increase the number of outstanding shares of common stock that will be eligible for re-sale in the future. Persons receiving shares of our common stock in connection with acquisitions may be more likely to sell their common stock, which may influence the price of our common stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than might otherwise be obtained.

The failure to manage our growth could adversely affect our operations.

To continue to expand our business and strengthen our competitive position, we must make significant investments in systems, equipment, facilities, product development, and personnel. In addition, we may commit significant funds to increase our sales, marketing, information technology, and research and development efforts in order to expand our business. A failure to sufficiently increase our revenue to offset those potential increased costs could adversely affect our business, operating results, and financial condition.

The failure to manage our growth effectively could adversely affect our operations. Managing our planned growth effectively will require us to take various actions, including the following:

•	enhance our operational, financial, and management systems;
•	achieve the anticipated benefits of our Columbia, Missouri facility; and
•	successfully hire, train, and motivate additional employees, including additional personnel for our product development, sales, and marketing efforts.

The expansion of our products and customer base may result in increases in our overhead and selling expenses. We also may be required to increase staffing and other expenses as well as our expenditures on capital equipment and leasehold improvements in order to meet the demand for our products. Any increase in expenditures in anticipation of future sales that do not materialize would adversely affect our profitability.

Our operating results may involve significant fluctuations.

Various factors contribute to significant periodic and seasonal fluctuations in our operating results. These factors include the following:

•	market acceptance of our products, including new products;
•	market acceptance and new product introductions by our competitors;
•	the timing of large domestic and international orders;
•	cancellation of existing orders;
•	changes in our sales mix;
•	the cost of new product introductions;
•	problems with our supply chain;
•	the volume of customer orders relative to our capacity;
•	timing of expenditures in anticipation of future customer orders;
•	effectiveness in managing production processes and costs;
•	changes in cost and availability of labor and finished products, product components, and raw materials;
•	ability to manage inventory and inventory obsolescence;
•	pricing and other competitive pressures;
•	changes or anticipated changes in economic, social, political, legislative, and regulatory factors;
•	the outcome of any litigation;
•	adverse publicity surrounding our products, the safety of our products, or the use of our products;
•	changes in amount and or timing of our operating expenses; and
•	changes in laws and regulations that may affect the marketability of our products.

As a result of these and other factors, we believe that period-to-period comparisons of our operating results may not be meaningful in the short term, and our performance in a particular period may not be indicative of our performance in any future period.

Liability insurance is expensive and may be difficult to obtain.

Liability insurance coverage is expensive and from time to time may be difficult or impossible to obtain, particularly as a result of the intended use of certain of our product offerings. Our insurance policies are subject to periodic review by our insurers and may not be renewed at all or on similar or favorable terms.

Compensation awards to our management may not be tied to or correspond with our improved financial results or share price.

The Compensation Committee of our Board of Directors is responsible for overseeing our compensation and employee benefit plans and practices, including our executive compensation plans and our incentive compensation and equity-based compensation plans. Our Compensation Committee has significant discretion in structuring compensation packages and may make compensation decisions based on any number of factors. As a result, compensation awards may not be tied to or correspond with our financial results or the share price of our common stock.

Our Board of Directors may change significant corporate policies without stockholder approval.

Our investment, financing, borrowing, and dividend policies and our policies with respect to all other activities, including growth, debt, capitalization, and operations, will be determined by our Board of Directors. These policies may be amended or revised at any time and from time to time at the discretion of the Board of Directors without a vote of our stockholders. In addition, our Board of Directors may change our policies with respect to conflicts of interest provided that such changes are consistent with applicable legal requirements. A change in these policies could have an adverse effect on our business, operating results, financial condition, cash flow, per share trading price of our common stock, and ability to satisfy any debt service obligations.

Risks Related to the Separation

We may not realize the anticipated benefits from the Separation, and the Separation could harm our business.

We may not be able to achieve the full strategic and financial benefits expected to result from the Separation and such benefits may be delayed or not occur at all. The Separation is designed to enhance strategic and management focus, provide a distinct investment identity, and allow us to efficiently allocate resources and deploy capital. We may not achieve these and other anticipated benefits for a variety of reasons, including the following:

•	the Separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business;
•	following the Separation, we may be more susceptible to economic downturns and other adverse events than if we were still a part of SWBI;
•	following the Separation, our business will be less diversified than SWBI’s business prior to the Separation;
•

following the Separation, our business will experience a loss of scale and access to certain financial, managerial, and professional resources as well as product and brand power influence and recognition with some customers from which we have benefited in the past; and

•	actions required to separate the respective businesses could disrupt our operations.

If we fail to achieve some or all of the benefits expected to result from the Separation, or if such benefits are delayed, our business could be harmed.

We have no history operating as an independent company, and our historical financial information is not necessarily representative of the results that we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.

Our historical financial information included in this information statement has been derived from SWBI’s consolidated financial statements and accounting records and are not necessarily indicative of our future operating results, financial condition, or cash flows, nor do they reflect what our operating results, financial condition, or cash flows would have been as an independent public company during the periods presented. In particular, the historical financial information included in this information statement is not necessarily indicative of our future operating results, financial condition, or cash flows primarily because of the following factors:

•

prior to the Separation, our business was operated by SWBI as part of its broader corporate organization rather than as an independent company, and SWBI or one of its affiliates provided support for various corporate functions for us, such as information technology, medical insurance, procurement, logistics, marketing, human resources, compliance, legal, finance, and internal audit;

•

our historical financial results reflect the direct, indirect, and allocated costs for such services historically provided by SWBI, and these costs may significantly differ from the comparable expenses we would have incurred as an independent company;

•

our working capital requirements and capital expenditures historically have been satisfied as part of SWBI’s corporate-wide cash management and centralized funding programs, and our cost of debt and other capital may significantly differ from that which is reflected in our historical combined financial statements;

•	the historical financial information may not fully reflect the costs associated with the Separation, including the costs related to being an independent company;
•

our historical financial information does not reflect our obligations under the various transitional and other agreements we will enter into with SWBI in connection with the Separation, though costs under such agreements are expected to be broadly similar to what was charged to the business in the past; and

•

our business currently is integrated with that of SWBI and we benefit from SWBI’s size and scale in costs, employees, and vendor and customer relationships and the costs we will incur as an independent company may significantly exceed comparable costs we would have incurred as part of SWBI and some of our customer relationships may be weakened or lost.

We based the pro forma adjustments included in this information statement on available information and assumptions that we believe are reasonable and factually supportable. Actual results, however, may vary. In addition, our unaudited pro forma financial information included in this information statement may not give effect to various ongoing additional costs that we may incur in connection with being an independent public company. Accordingly, our unaudited pro forma combined financial statements do not reflect what our operating results, financial condition, or cash flows would have been as an independent public company and are not necessarily indicative of our future financial condition or future operating results.

See “Unaudited Pro Forma Combined Financial Statements” and the notes thereto, “Selected Historical Combined Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement.

We have historically operated within SWBI, and there are risks associated with our separation from SWBI.

We have historically operated within SWBI, and a number of aspects of our current relationship with SWBI will change as a result of our separation from SWBI. For example, if the Trademark License Agreement with SWBI is not renewed after its initial five year term as a result of our failure to meet the performance metric or following the tenth year as a result of our failure to agree with SWBI about a continuation, we will not be able to use certain SWBI trademarks in connection with our business, including on our products or promotional materials. In addition, some of our customers, landlords, vendors, and other contract counterparties may have contracted with us because we were part of SWBI and we may have difficulty marketing our products or obtaining favorable terms in our leases and other contractual arrangements in the future as a result of our separation from SWBI. As part of our separation from SWBI, we will own and sell SWBI’s former outdoor products and accessories products under our Caldwell®; Crimson Trace®; Wheeler®; Tipton®; Frankford Arsenal®; Lockdown®; BOG®; Hooyman®; Schrade®; Old Timer®; Uncle Henry®; Imperial®; BUBBA®; UST®; MEAT!, and LaserLyte® brands. We will license Smith & Wesson®, M&P®, Thompson/Center Arms™, and Performance Center®, all of which will be owned by SWBI. See “The Separation – Agreements with SWBI.”

We are an “emerging growth company” under the JOBS Act, and any decision on our part to comply with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we currently intend to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of Sarbanes-Oxley, reduced disclosure obligations regarding executive compensation in our registration statements, periodic reports, and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will cease to be an emerging growth company upon the earliest to occur of the following: (i) the last day of the fiscal year following the fifth anniversary of the Distribution; (ii) the last day of the fiscal year with at least  $1.07 billion in annual revenue; (iii) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means that we have been public for at least 12 months, have filed at least one annual report, and the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our then-most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1 billion of non-convertible debt during the prior three-year period. We cannot predict if investors will find our common stock less attractive if we choose to rely on exemptions from certain disclosure requirements. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

In addition, as our business grows, we may cease to satisfy the conditions of an “emerging growth company.” Under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

We are currently evaluating and monitoring developments with respect to these rules, and we may not be able to take advantage of all of the benefits from the JOBS Act.

We will incur increased costs as a result of becoming an independent public company, particularly after we are no longer an “emerging growth company.”

As an independent public company, we will incur significant legal, accounting, insurance, and other expenses that we have not incurred as a subsidiary of a public company, including costs associated with public company reporting requirements. As a result of the Separation, we will become obligated to file with the SEC annual and quarterly reports and other reports that are specified in Section 13 and other sections of the Exchange Act. We will also be required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. In addition, we will become subject to other reporting and corporate governance requirements, including certain requirements of Nasdaq, and certain provisions of Sarbanes-Oxley and the regulations promulgated thereunder, which will impose significant compliance obligations upon us.

The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costlier. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees, or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, and other regulatory action and potentially civil litigation. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired. If we do not implement such requirements in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC and Nasdaq. Any such action could harm our reputation and the confidence of investors and customers in us and could materially adversely affect our business and cause our share price to fall.

After we are no longer an “emerging growth company,” we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of Sarbanes-Oxley.

We will incur significant costs to create the independent corporate infrastructure necessary to operate as an independent public company.

SWBI currently performs many important corporate functions for us, including internal audit, finance, accounting, tax, human resources, information technology, litigation management, real estate, environmental, and public affairs. The costs of these services have been allocated to us based on direct usage when identifiable or, when not directly identifiable, on the basis of proportional net sales, costs of goods sold, or square footage, as applicable. Following the Separation, SWBI will continue to provide some of these services to us on a transitional basis, for a period of up to two years following the Distribution Date pursuant to a Transition Services Agreement that we will enter into with SWBI. See “The Separation—Agreements with SWBI—Transition Services Agreement.” SWBI may not successfully perform all of these functions during the transition period, and we may have to expend significant efforts or costs materially in excess of those estimated under the Transition Services Agreement. Any interruption in these services could have a material adverse effect on our business, operating results, and financial condition.

In addition, at the end of this transition period, we will need to perform these functions ourselves or hire third parties to perform these functions on our behalf. The costs associated with performing or outsourcing these functions may exceed the amounts reflected in our historical financial statements that were incurred as a business segment of SWBI. We expect to incur costs immediately following the Separation to establish the necessary infrastructure. A significant increase in the cost of performing or outsourcing these functions could materially and adversely affect our business, operating results, and financial condition.

The obligations associated with being a public company will require significant resources and management attention.

We are not currently subject to the reporting and other requirements of the Exchange Act. Following the effectiveness of the registration statement of which this information statement forms a part, we will be directly subject to such reporting and other obligations under the Exchange Act and the rules of Nasdaq. As an independent public company, we will be required, among other things, to do the following:

•	prepare and distribute annual, quarterly, and periodic reports; proxy statements; press releases; and other stockholder communications in compliance with the federal securities laws and Nasdaq rules;
•	have our own Board of Directors and committees thereof, which comply with federal securities laws and Nasdaq rules;
•	institute our own financial reporting and disclosure compliance functions;
•	establish an investor relations function;
•	establish internal policies, including those relating to trading in our securities and disclosure controls and procedures; and
•	comply with the rules and regulations implemented by the SEC, Sarbanes-Oxley, the Dodd-Frank Act, the Public Company Accounting Oversight Board, and Nasdaq.

These reporting and other obligations will place significant demands on our management and our administrative and operational resources, including accounting resources, and we expect to face increased legal, accounting, administrative, and other costs and expenses relating to these demands that we had not incurred as a business segment of SWBI. Our compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities, which could have a material adverse effect on our business, operating results, financial condition, and cash flows.

If we fail to maintain effective internal controls, we may not be able to report our financial results accurately or timely or prevent or detect fraud, which would have a material adverse effect on our business or the market price of our securities.

In accordance with Section 404 of Sarbanes-Oxley, our management will eventually be required to conduct an annual assessment of the effectiveness of our internal control over financial reporting and include a report on these internal controls in the annual reports we will file with the SEC on Form 10-K. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal controls while we remain an emerging growth company. When applicable, this process will require significant documentation of policies, procedures, and systems; review of that documentation by our internal auditing and accounting staff and our outside independent registered public accounting firm; and testing of our internal controls over financial reporting by our internal auditing and accounting staff and our outside independent registered public accounting firm. This process will involve considerable time and attention, may strain our internal resources, and will increase our operating costs. We may experience higher than anticipated operating expenses and outside auditor fees during the implementation of these changes and thereafter. If management or our independent registered public accounting firm determines that our internal control over financial reporting is not effective, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be negatively affected, and we could become subject to investigations by Nasdaq, the SEC, or other regulatory authorities, which could require additional financial and management resources. In addition, if our controls are not effective, our ability to accurately and timely report our financial position could be impaired, which could result in late filings of our annual and quarterly reports under the Exchange Act, restatements of our financial statements, a decline in our stock price, suspension or delisting of our common stock from Nasdaq, and a material adverse effect on our business, operating results, and financial condition.

While we were a wholly owned subsidiary of SWBI, SWBI identified a material weakness in its control over financial reporting in fiscal 2020 related to the income tax treatment associated with goodwill impairment.  Control activities were not designed or maintained over the preparation and review of the goodwill impairment analysis, including SWBI’s accounting for the related income tax treatment and review of third-party experts’ work product.  A material weakness is defined as a deficiency, or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement in annual or interim financial statements will not be prevented or detected on a timely basis.  As a result of the material weakness, SWBI concluded that its internal control over financial reporting and related disclosure controls and procedures were not effective based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission.  The material weakness did not result in any identified misstatements to SWBI’s financial statements, and there were no changes to previously issued financial results.  SWBI has announced that it is actively engaged in developing a remediation plan designed to address this material weakness.  However, SWBI cannot guarantee that these steps have been sufficient or that it will not have a material weakness in the future.  If SWBI’s remedial measures are insufficient to address the material weakness, or if additional material weaknesses in its internal control are discovered or occur in the future, its financial statements may contain material misstatements and it could be required to restate its financial statements.  We cannot guarantee that we will not have a material weakness in our own internal controls in the future.  If we experience any material weakness in our internal controls in the future, our financial statements may contain material misstatements and could be required to restate our financial statements.

Until the Separation occurs, SWBI will have sole discretion to change the terms of the Separation in ways that may be unfavorable to us.

Until the Separation occurs, our outdoor products and accessories business will be a business segment of SWBI. Completion of the Separation remains subject to the satisfaction or waiver of certain conditions, some of which are in the sole and absolute discretion of SWBI, including final approval by the Board of Directors of SWBI. Additionally, SWBI has the sole and absolute discretion to change certain terms of the Separation, including the amount of any cash transfer between us, the amount of our indebtedness, and the allocation of contingent liabilities, which changes could be unfavorable to us. In addition, SWBI may decide at any time prior to the completion of the Separation not to proceed with the Separation.

In connection with the Separation, we and SWBI will indemnify each other for certain liabilities, we may need to divert cash to meet those obligations if we are required to act under these indemnities to SWBI, and SWBI may not be able to satisfy its indemnification obligations to us in the future.

Pursuant to the Separation and Distribution Agreement and other agreements with SWBI, SWBI will agree to indemnify us for certain liabilities and we will agree to indemnify SWBI for certain liabilities, as discussed further in “The Separation—Agreements with SWBI.” Payments that we may be required to provide under indemnities to SWBI are not subject to any cap, may be significant, and could negatively affect our business, particularly under indemnities relating to our actions that could affect the tax-free nature of the Separation. Third parties could also seek to hold us responsible for the liabilities that SWBI has agreed to retain and, under certain circumstances, we may be subject to continuing contingent liabilities of SWBI following the Separation that arise relating to the operations of the outdoor products and accessories business during the time that it was a business segment of SWBI prior to the Separation, such as certain tax liabilities that relate to periods during which taxes of the outdoor products and accessories business were reported as a part of SWBI; liabilities retained by SWBI that relate to contracts or other obligations entered into jointly by the outdoor products and accessories business and SWBI’s firearm business; post-employment liabilities, including unfunded liabilities, that apply to SWBI, including the outdoor products and accessories business; environmental liabilities related to sites at which both SWBI and the outdoor products and accessories business operated; and liabilities arising from third-party claims in respect of contracts in which both SWBI and the outdoor products and accessories business supply goods or provide services.

SWBI has agreed to indemnify us for such contingent liabilities. While we have no reason to expect that SWBI will not be able to support its indemnification obligations to us, we can provide no assurance that SWBI will be able to fully satisfy its indemnification obligations or that such indemnity obligations will be sufficient to cover our liabilities for matters which SWBI has agreed to retain, including such contingent liabilities. Moreover, even if we ultimately succeed in recovering from SWBI any amounts for which we are indemnified, we may be temporarily required to bear these losses ourselves. Each of these risks could have a material adverse effect on our business, operating results, and financial condition.

After the Separation, we will only have limited access to the insurance policies maintained by SWBI for events occurring prior to the Separation, SWBI’s insurers may deny or attempt to deny coverage to us under such policies, there can be no assurance that we will be able to obtain insurance coverage following the Separation on terms that justify its purchase, and any such insurance may not be adequate to offset costs associated with certain events.

In connection with the Separation, we will enter into agreements with SWBI to address various matters associated with the Separation, including insurance coverage. The Separation and Distribution Agreement will provide that following the Separation, we will no longer have insurance coverage under SWBI insurance policies in connection with events occurring before, as of, or after the Separation, other than coverage for (i) events occurring prior to the Separation and covered by occurrence-based policies of SWBI as in effect as of the Separation and (ii) events or acts occurring prior to the Separation and covered by claims-made policies of SWBI for which a claim was received prior to the Separation. However, after the Separation, SWBI’s insurers may deny or attempt to deny coverage to us for losses associated with occurrences or claims made prior to the Separation. Accordingly, we may be required to temporarily or permanently bear the costs of such lost coverage. In addition, we will have to obtain our own insurance policies after the Separation is complete. Although we expect to have insurance policies in place as of the date of the Separation that cover certain, but not all, hazards that could arise from our operations, we can provide no assurance that we will be able to obtain or maintain such coverage, that the cost of such coverage will be similar to that incurred by SWBI, or that such coverage will be adequate to protect us from costs incurred with certain events. The occurrence of an event that is not insured or not fully insured could have a material adverse effect on our business, operating results, and financial condition. See “The Separation—Agreements with SWBI.”

The transfer or assignment to us of some contracts and other assets may require the consent of a third-party, and we may not be entitled to the benefit of such contracts, investments, and other assets in the future if such consent is not given.

The transfer or assignment of some of the contracts and other assets in connection with the Separation will require the consent of a third party to the transfer or assignment. Similarly, in some circumstances, we are joint beneficiaries of contracts and we will need to enter into a new agreement with the third party to replicate the existing contract or assign the portion of the existing contract related to our business. While we anticipate that most of these contract assignments and new agreements will be obtained prior to the Separation, we may not be able to obtain all required consents or enter into all such new agreements, as applicable, until after the Separation. Some parties may use the requirement of a consent to seek more favorable contractual terms from us, which could include our having to obtain letters of credit or other forms of credit support. If we are unable to obtain such consents or such credit support on commercially reasonable and satisfactory terms, we may be unable to obtain some of the benefits, assets, and contractual commitments that are intended to be allocated to us as part of the Separation. In addition, when we do not intend to obtain consent from third-party counterparties based on our belief that no consent is required, the third-party counterparties may challenge the transaction on the basis that the terms of the applicable commercial arrangements require their consent. We may incur substantial litigation and other costs in connection with any such claims and, if we do not prevail, our ability to use these contracts and other assets could be adversely impacted.

Although we do not believe that any of the contracts or other assets requiring consent to transfer or the contracts requiring a new agreement are individually material to our business, we cannot provide assurance that all such required third-party consents and new agreements will be procured or put in place, as applicable, prior to or after the date of the Separation. Consequently, we may not realize certain of the benefits that are intended to be allocated to us as part of the Separation.

After the Separation, some of our directors and officers may have actual or potential conflicts of interest because of their equity ownership in SWBI.

Because of their current or former positions with SWBI, following the Separation, some of our directors and executive officers may own shares of SWBI common stock or have options or other rights to acquire shares of SWBI common stock, and the individual holdings may be significant for some of these individuals compared to their total assets. This ownership may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for SWBI or us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between SWBI and us regarding the terms of the agreements governing the Separation and the relationship thereafter between the companies.

The combined post-Separation value of SWBI and AOUT shares may not equal or exceed the pre-Separation value of SWBI shares.

After the Separation, we expect that SWBI common stock will continue to be traded on the Nasdaq Global Select Market. We have applied to list the shares of our common stock on Nasdaq. We cannot assure you that the combined trading prices of SWBI common stock and our common stock after the Separation, as adjusted for any changes in the combined capitalization of both companies, will be equal to or greater than the trading price of SWBI common stock prior to the Separation. Until the market has fully evaluated the business of SWBI without our business and potentially thereafter, the price at which SWBI common stock trades may fluctuate significantly. Similarly, until the market has fully evaluated our business and potentially thereafter, the price at which our common stock trades may fluctuate significantly.

We potentially could have received better terms from unaffiliated third parties than the terms we received in our agreements with SWBI.

The agreements we entered into with SWBI in connection with the Separation were negotiated while we were still part of SWBI’s business. See “The Separation—Agreements with SWBI.” Accordingly, during the period in which the terms of those agreements will have been negotiated, we did not have a Board of Directors or a management team independent of SWBI. The terms of the agreements negotiated in the context of the Separation relate to, among other things, the allocation of assets, license agreements, intellectual property, liabilities, rights, and other obligations between SWBI and us as well as services to be provided to us by SWBI on an interim basis. Arm’s-length negotiations between SWBI and an unaffiliated third-party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third-party.

If the Transfer and the Distribution do not qualify as a transaction that is tax-free for U.S. federal income tax purposes, SWBI and/or holders of SWBI common stock could be subject to significant tax liability.

It is intended that the Transfer and the Distribution will qualify as a tax-free transaction under Section 368(a)(1)(D) and Section 355 of the Code. The consummation of the Separation and the related transactions is conditioned upon the receipt of an opinion of Greenberg Traurig, LLP substantially to the effect that such transactions will qualify for this intended tax treatment. The opinion will rely on certain representations, assumptions, and undertakings, including those relating to the past and future conduct of our business, and the opinion would not be valid if such representations, assumptions, and undertakings were incorrect. Despite the opinion, the Internal Revenue Service, or the IRS, could determine that the Transfer or the Distribution should be treated as a taxable transaction for U.S. federal income tax purposes if it determines that any of the representations, assumptions, or undertakings that were relied upon for the opinion are false or have been violated, if it disagrees with the conclusions in the opinion, or for other reasons, including as a result of significant changes in the stock ownership of SWBI or us after the Distribution Date. For more information regarding the opinion see “Material U.S. Federal Income Tax Consequences of the Distribution—Tax Opinion.”

Even if the Transfer and the Distribution otherwise qualify under Section 368(a)(1)(D) and Section 355 of the Code, the Distribution could result in a material U.S. federal income tax liability to SWBI (but not to holders of SWBI common stock) under Section 355(e) of the Code if one or more persons acquire, directly or indirectly, a 50% or greater interest (measured by either vote or value) in the stock of SWBI or in the stock of our company (or any successor corporation) as part of a plan or series of related transactions that includes the Distribution. Any acquisition of the stock of SWBI or our company (or any successor corporation) within two years before or after the Distribution would generally be presumed to be part of a plan that includes the Distribution, although the parties may be able to rebut that presumption under certain circumstances. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature, and subject to a comprehensive analysis of the facts and circumstances of the particular case. Notwithstanding the opinion of Greenberg Traurig, LLP described above, SWBI or we might inadvertently cause or permit a prohibited change in ownership of SWBI or us, thereby triggering tax liability to SWBI.

If the Transfer or the Distribution fail to qualify for tax-free treatment for any reason, SWBI and/or holders of SWBI common stock could be subject to substantial U.S. taxes as a result of the Transfer and the Distribution and we could incur significant liabilities under applicable law or as a result of the Tax Matters Agreement. See “Material U.S. Federal Income Tax Consequences of the Distribution.”

If the Distribution is taxable to SWBI as a result of a breach by us of any covenant or representation made by us in the Tax Matters Agreement, we will generally be required to indemnify SWBI, and the obligation to make a payment on this indemnification obligation could have a material adverse effect on us.

As described above, it is intended that the Transfer and the Distribution will qualify as tax-free transactions to SWBI and to holders of SWBI common stock, except with respect to any cash received in lieu of fractional shares. If the Transfer and/or the Distribution are not so treated or are taxable to SWBI (see “Material U.S. Federal Income Tax Consequences of the Distribution—The Distribution”) due to a breach by us (or any of our subsidiaries) of any covenant or representation made by us in the Tax Matters Agreement, we will generally be required to indemnify SWBI for all tax-related losses suffered by SWBI. In addition, we will not control the resolution of any tax contest relating to taxes suffered by SWBI in connection with the Separation and we may not control the resolution of tax contests relating to any other taxes for which we may ultimately have an indemnity obligation under the Tax Matters Agreement. In the event that SWBI suffers tax-related losses in connection with the Separation that must be indemnified by us under the Tax Matters Agreement, the indemnification liability could have a material adverse effect on our business, operating results, and financial condition.

We will be subject to significant restrictions on our actions following the Separation in order to avoid triggering significant tax-related liabilities.

The Tax Matters Agreement generally will prohibit us from taking certain actions that could cause the Transfer and the Distribution to fail to qualify as tax-free transactions, including the following:

•

during the two-year period following the Distribution Date (or otherwise pursuant to a “plan” within the meaning of Section 355(e) of the Code), we may not cause or permit certain business combinations or transactions to occur;

•	during the two-year period following the Distribution Date, we may not discontinue the active conduct of our business (within the meaning of Section 355(b)(2) of the Code);
•	during the two-year period following the Distribution Date, we may not liquidate or merge, consolidate, or amalgamate with any other person;
•

during the two-year period following the Distribution Date, we may not sell or otherwise dispose of more than 30% of our consolidated gross assets or more than 30% of the gross assets of the outdoor products and accessories business;

•

during the two-year period following the Distribution Date, we may not purchase any of our common stock, other than pursuant to certain open-market repurchases of less than 20% of our common stock (in the aggregate);

•

during the two-year period following the Distribution Date, we may not amend our certificate of incorporation (or other organizational documents) or take any other action affecting the voting rights of our common stock; and

•

more generally, we may not take any action that could reasonably be expected to cause the Transfer and the Distribution to fail to qualify as tax-free transactions for U.S. federal income tax purposes.

If we take any of the actions above and such actions result in tax-related losses to SWBI, we generally will be required to indemnify SWBI for such tax-related losses under the Tax Matters Agreement. See “The Separation—Agreements with SWBI—Tax Matters Agreement.” Due to these restrictions and indemnification obligations under the Tax Matters Agreement, we may be limited in our ability to pursue strategic transactions, equity or convertible debt financings, or other transactions that may otherwise be in our best interests. In addition, our potential indemnity obligation to SWBI might discourage, delay, or prevent a change of control that our stockholders may consider favorable.

Our accounting and other management systems and resources may not be robust enough to meet the financial reporting and other requirements to which we will be subject following the Separation.

Prior to the Separation, our financial results were included within the consolidated results of SWBI, and we were not directly subject to reporting and other requirements of the Exchange Act. These and other obligations will place significant demands on our management, administrative, and operational resources, including accounting and information technology resources. To comply with these requirements, we anticipate that we will need to duplicate information technology infrastructure; implement additional financial and management controls, reporting systems, and procedures; and hire additional accounting, finance, tax, treasury, and information technology staff. If we are unable to do this in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to independent public companies could be impaired and our business could be harmed.

Risks Related to Our Common Stock

Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile and you may not be able to resell your shares at or above the initial market price of our common stock following the Separation.

Prior to the Separation, there will not have been a trading market for shares of our common stock. An active trading market may not develop or be sustained for our common stock after the Separation, and we cannot predict the prices at which our common stock will trade after the Separation. The market price of our common stock could fluctuate significantly as a result of a number of factors, many of which are beyond our control, including the following:

•	fluctuations in our quarterly or annual earnings results or those of other companies in our industry;
•	failures of our operating results to meet the estimates of securities analysts or the expectations of our stockholders;
•	changes by securities analysts in their estimates of our future earnings;
•	changes in market valuations or earnings of other companies in our industry;
•	introductions of new products by us or our competitors;
•	announcements by us or our customers, suppliers, or competitors;
•	factors relating to our suppliers, customers, or competitors;
•	consumer spending patterns;
•	changes in laws or regulations that adversely or are perceived to adversely affect our industry or us;
•	general economic, social, political, industry, and stock market conditions;
•	future significant sales of our common stock by our stockholders or the perception in the market of such sales;
•	government policies and recommendations, including tariffs;
•	future issuances of our common stock by us;
•	the size of the public float of our common stock; and
•	the other factors described in these “Risk Factors” and elsewhere in this information statement.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought such a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business.

The trading market for our common stock may also be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our operating results do not meet their expectations, our stock price could decline.

A large number of our shares are or will be eligible for future sale, which may cause the market price of our common stock to decline.

Upon completion of the Separation, we estimate that we will have outstanding an aggregate of approximately 13,883,522 shares of our common stock (based on shares of SWBI common stock outstanding on July 9, 2020). All of those shares (other than those held by our “affiliates”) will be freely tradable without restriction or registration under the Securities Act of 1933, or the Securities Act. Shares held by our affiliates, which include our directors and executive officers, can be sold subject to volume, manner of sale, and notice provisions of Rule 144 under the Securities Act. We believe that our directors and executive officers, who may be considered “affiliates” for purposes of Rule 144, will beneficially own approximately 69,898 shares of our common stock immediately following the Separation. We are unable to predict whether large amounts of our common stock will be sold in the open market following the Separation. We are also unable to predict whether a sufficient number of buyers will be in the market for our shares at that time. As discussed in the immediately following risk factor, certain index funds will likely be required to sell shares of our common stock that they receive in the Separation. In addition, other SWBI stockholders may sell the shares of our common stock they receive in the Separation for various reasons. For example, such stockholders may not believe that our business profile or level of market capitalization as an independent company fits their investment objectives.

Because our common stock may not be included in stock indices, significant amounts of our common stock will likely need to be sold in the open market where there may not be offsetting demand.

A portion of SWBI’s outstanding common stock is held by passive index funds tied to the various stock indices. Based on a review of publicly available information as of July 9, 2020, we believe approximately 21.9% of SWBI’s outstanding common stock is held by passive index funds. Because our common stock may not be included in any stock index and it may not be included in other stock indices at the time of the Separation, index funds currently holding shares of SWBI common stock will likely be required to sell the shares of our common stock that they receive in the Separation. There may not be sufficient buying interest to offset sales by those index funds. Accordingly, our common stock could experience a high level of volatility immediately following the Separation and, as a result, the price of our common stock could be adversely affected.

Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, and Delaware law may prevent or delay an acquisition of our company, which could decrease the trading price of our common stock.

Several provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and Delaware law may discourage, delay, or prevent a merger or acquisition of our company that our stockholders may consider favorable. These include provisions that provide for the following:

•

the ability of our Board of Directors to create and issue, without stockholder approval, one or more series of preferred stock having such powers, preferences, and rights, if any, and such qualifications, limitations, and restrictions, if any, as established our Board of Directors;

•	the ability of our Board of Directors to issue a large number of shares of our common stock that are authorized by our Amended and Restated Certificate of Incorporation, but that are not yet issued;
•	the directors elected by the holders of our common stock to be classified;
•	the removal of directors elected by holders of our common stock solely for cause;
•	the removal of any director elected by holders of our common stock solely by 66 2/3% of the voting power of such holders;

•

the filling of vacancies resulting from the death, resignation, disqualification, removal, or other cause of directors elected by the holders of our common stock and newly created directorships created from an increase in the number of such directors solely by our Board of Directors;

•	the amendment of our Amended and Restated Bylaws by our Board of Directors;
•	the amendment of our Amended and Restated Bylaws by our stockholders solely by a vote of 66 2/3% of the voting power thereof;
•	the calling of special meetings of our holders of common stock solely by the Chairperson of our Board of Directors, our President, or our Board of Directors;
•	the taking of action by the holders of our common stock solely at a duly called annual or special meeting of such holders;
•

the amendment of the provisions of our Amended and Restated Certificate of Incorporation providing for (i) the directors elected by the holders of our common stock to be classified (and therefore for the removal of such directors solely for cause), (ii) the removal of directors elected by the holders of our common stock solely by 66 2/3% of the voting power of such holders, (iii) the filling of vacancies with respect to directors elected by the holders of our common stock and newly created directorships created from an increase in the number of such directors solely by our Board of Directors, (iv) the amendment of our Amended and Restated Bylaws by 66 2/3% of the voting power of our stockholders, (v) the calling of special meetings solely by the Chairperson of our Board of Directors, our President, or our Board of Directors, and (vi) the prohibition on the ability of holders of our common stock to act by written consent in lieu of a meeting, in each case, by a vote of 66 2/3% of the voting power of our stockholders;

•

advance notice and other requirements for nominations of candidates for election to our Board of Directors by the holders of our common stock or for proposing matters that can be acted on at annual meetings of the holders of our common stock; and

•	limit our ability to enter into business combinations with interested stockholders, subject to certain exceptions enumerated by Delaware law.

We believe these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our Board of Directors and by providing our Board of Directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions apply even if a takeover offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our Board of Directors determines is not in our stockholders’ best interests. See “Description of Capital Stock.” These and other provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and Delaware law may, however, discourage, delay, or prevent certain types of transactions involving an actual or a threatened acquisition or change in control of us, including unsolicited takeover attempts, even though the transaction may offer our stockholders the opportunity to sell their shares of our common stock at a price above the prevailing market price.

We do not anticipate paying dividends on our common stock in the foreseeable future.

We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business rather than to pay cash dividends on our common stock. The declaration and payment of dividends on our common stock, if any, will always be subject to the discretion of our Board of Directors. The timing and amount of any dividends declared on our common stock will depend upon, among other things, applicable laws, our results of operations, financial condition, future prospects, the terms of our outstanding indebtedness, and any other factors deemed relevant by our Board of Directors. We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution of dividends on our common stock, including as a result of the risks described herein.

Our Amended and Restated Bylaws designate Delaware as the exclusive forum for certain litigation, which may limit our stockholders’ ability to choose a judicial forum for disputes with us.

Pursuant to our Amended and Restated Bylaws, as will be in effect upon the completion of the Separation, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the state of Delaware will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees or our stockholders; (c) any civil action to interpret, apply, or enforce any provision of the General Corporation Law of the state of Delaware, or the DGCL; (d) any civil action to interpret, apply, enforce, or determine the validity of the provisions of our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws; or (e) any action asserting a claim governed by the internal affairs doctrine. However, if the Court of Chancery of the state of Delaware lacks jurisdiction over such action, our Amended and Restated Bylaws, provide that the sole and exclusive forum for such action will be another state or federal court located within the state of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants. Our Amended and Restated Bylaws also provide that any person purchasing or otherwise acquiring any interest in our stock will be deemed to have notice of and consented to the foregoing Delaware exclusive forum provisions. Our Amended and Restated Bylaws provide that the foregoing Delaware exclusive forum provisions do not apply to any action asserting claims under the Exchange Act or the Securities Act. The Delaware exclusive forum provisions will require our stockholders to bring certain types of actions or proceedings relating to Delaware law in the Court of Chancery of the state of Delaware or another state or federal court in the state of Delaware and therefore may prevent our stockholders from bringing such actions or proceedings in another court that a stockholder may view as more convenient, cost-effective, or advantageous to the stockholder or the claims made in such action or proceeding, and may discourage the actions or proceedings covered by the Delaware exclusive forum provisions.  See “Description of Capital Stock—Exclusive Forum.”

Your percentage ownership in our company may be diluted in the future.

In the future, your percentage ownership in our company may be diluted because of equity issuances for acquisitions, strategic investments, capital market transactions, or otherwise, including equity compensation awards that we grant to our directors, officers and employees. Our Compensation Committee can be expected to grant additional equity compensation awards to our employees after the Separation. These awards would have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock. From time to time, we may issue additional equity compensation awards to our employees under our employee benefits plans.

In addition, our Amended and Restated Certificate of Incorporation authorizes our Board of Directors to create and issue, without the approval of our stockholders, one or more series of preferred stock having such powers, preferences, and rights, if any, and such qualifications, limitations, and restrictions, if any, as established by our Board of Directors. The terms of one or more series of preferred stock that is so created and issued by our Board of Directors may dilute the voting power or reduce the value of our common stock. For example, our Board of Directors could create and issue one or more series of preferred stock having the right to elect one or more of our directors (in all events or on the happening of specified events) and/or the right to veto specified transactions. Similarly, the repurchase or redemption rights or dividend, distribution, or liquidation rights of a series of preferred stock created and issued by our Board of Directors could affect the residual value of the common stock. See “Description of Capital Stock—Preferred Stock.”

Our common stock is and will be subordinate to all of our future indebtedness and any series of preferred stock, and effectively subordinated to all indebtedness and preferred equity claims against our subsidiaries.

Shares of our common stock are common equity interests in us and, as such, will rank junior to all of our future indebtedness and other liabilities. Additionally, holders of our common stock may become subject to the prior dividend and liquidation rights of holders of any series of preferred stock that our Board of Directors may designate and issue without any action on the part of the holders of our common stock. Furthermore, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors.

THE SEPARATION

General

On November 13, 2019, SWBI announced that it was proceeding with a plan to spin-off its outdoor products and accessories business. We are currently a wholly owned subsidiary of SWBI and, as a result of the Separation, we will hold, directly or indirectly through our subsidiaries, all of the assets and legal entities, subject to any related liabilities, associated with SWBI’s outdoor products and accessories business. The Separation will be achieved through the transfer of all the assets and legal entities, subject to any related liabilities, associated with the outdoor products and accessories business of SWBI to our company or our subsidiaries, which we refer to as the Transfer, and the distribution of 100% of our outstanding capital stock to holders of SWBI common stock as of the close of business on the Record Date, which we refer to as the Distribution. In connection with the Distribution, SWBI stockholders will receive one share of our common stock for every four shares of SWBI common stock held as of the close of business on the Record Date. The Separation is expected to be completed on August 24, 2020. Following the Separation, SWBI stockholders as of the close of business on the Record Date will own 100% of the outstanding shares of our common stock; we will be an independent, publicly traded company; and SWBI will retain no ownership interest in our company.

In connection with the Separation, we will enter into a Separation and Distribution Agreement and several other agreements with SWBI to effect the Separation and provide a framework for our relationship with SWBI after the Separation. These agreements will provide for the allocation between us and our subsidiaries, on the one hand, and SWBI and its subsidiaries, on the other hand, of the assets, liabilities, legal entities, and obligations associated with the outdoor products and accessories business, on the one hand, and the firearm business, on the other hand, and will govern the relationship between our company and our subsidiaries, on the one hand, and SWBI and its subsidiaries, on the other hand, subsequent to the Separation. In addition to the Separation and Distribution Agreement, the other principal agreements to be entered into with SWBI include a Tax Matters Agreement, a Transition Services Agreement, an Employee Matters Agreement, a Trademark License Agreement, a Sublease, and certain commercial agreements.

The Separation as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “—Conditions to the Distribution.” We cannot provide any assurances that SWBI will complete the Separation.

Reasons for the Separation

The SWBI Board of Directors and its various committees have met regularly; engaged in an extensive evaluation and analysis of the firearm business and the outdoor products and accessories business; explored opportunities to drive enhanced performance and stockholder value; consulted with financial, legal, tax, and accounting advisors; and engaged in a strategic review of the growth prospects, enterprise value, end-markets, customers, financial market considerations, credit and insurance factors, and business operations in the current market for each business.

Following a strategic review, it was determined that separating SWBI’s outdoor products and accessories business from SWBI’s firearm business would be in the best interests of SWBI and its stockholders and that the Separation would create two industry-leading companies with attributes that best position each company for long-term success, including the following:

•	Distinct Focus. Each company will benefit from a distinct strategic and management focus on its specific operational and growth priorities.
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Differentiated Investment Theses. Each company will offer differentiated and compelling investment opportunities based on its particular operating and financial model, allowing it to more closely align with its natural investor type.

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Optimized Balance Sheet and Capital Allocation Priorities. Each company will operate with a capital structure and capital deployment strategy tailored to its specific business model and growth strategies without having to compete with the other for investment capital.

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Direct Access to Capital Markets. Each company will have its own equity structure that will afford it direct access to the capital markets and allow it to capitalize on its unique growth opportunities appropriate to its business.

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Alignment of Incentives with Performance Objectives. Each company will be able to offer incentive compensation arrangements for employees that are more directly tied to the performance of its business and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

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Incremental Stockholder Value. Each company will benefit from the investment community’s ability to value its businesses independently within the context of its particular industry with the anticipation that, over time, the aggregate market value of the companies will be higher, on a fully distributed basis and assuming the same market conditions, than if SWBI were to remain under its current configuration.

While a number of potentially negative factors were also considered, including, among others, risks relating to the creation of a new public company, such as increased costs from operating as a separate public company, potential disruptions to each business, the loss of synergies and joint purchasing power, increased administrative costs, one-time separation costs, the fact that each company will be less diversified following the Separation, and the potential inability to realize the anticipated benefits of the Separation, it was nevertheless determined that the potential benefits of the Separation outweighed the potential negative factors in connection therewith. However, neither we nor SWBI can assure you that, following the Separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all. For more information see “Risk Factors.”

The Number of Shares You Will Receive

For every four shares of SWBI common stock you own as of the close of business on the Record Date, you will receive one share of our common stock on the Distribution Date.

Treatment of Fractional Shares

Issuer Direct Corporation, acting as the Distribution Agent, will not distribute any fractional shares of our common stock to SWBI stockholders. As soon as practicable on or after the Distribution Date, the Distribution Agent will, instead, aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing prices, and distribute the net cash proceeds from the sales, net of brokerage fees and commissions, transfer taxes, and other costs, and after making appropriate deductions of the amounts required to be withheld for U.S. federal income tax purposes, if any, pro rata to each stockholder that would otherwise have been entitled to receive a fractional share in connection with the Distribution. The Distribution Agent will determine when, how, through which broker-dealers, and at what prices to sell the aggregated fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any minimum sale price for the fractional shares or to any interest on the amounts of payments made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders for U.S. federal income tax purposes as described under “Material U.S. Federal Income Tax Consequences of the Distribution—The Distribution.”

When and How You Will Receive the Distribution of AOUT Shares

SWBI will distribute the shares of our common stock on August 24, 2020 to holders of record as of the close of business on the Record Date. The Distribution is expected to be completed effective as of 12:01 a.m. Eastern Time on the Distribution Date. SWBI’s transfer agent and registrar, Issuer Direct Corporation, will serve as transfer agent and registrar for our common stock and as Distribution Agent in connection with the Distribution.

If you own SWBI common stock as of the close of business on the Record Date, the shares of our common stock that you are entitled to receive in connection with the Distribution will be issued electronically, as of the Distribution Date, to your account as follows:

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Registered Stockholders. If you own your shares of SWBI stock directly, either in book-entry form through an account at Issuer Direct Corporation and/or if you hold paper stock certificates, you will receive your shares of our common stock by way of direct registration in book-entry form. Registration in book-entry form is a method of recording stock ownership when no physical paper share certificates are distributed to stockholders, as is the case in connection with the Distribution.

On or shortly following the Distribution Date, the Distribution Agent will mail to you a direct registration account statement that reflects the number of shares of our common stock that have been registered in book-entry form in your name. Stockholders having any questions concerning the mechanics of having shares of our common stock registered in book-entry form may contact Issuer Direct Corporation at the address set forth under “Questions and Answers About the Separation” in this information statement.

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Beneficial Stockholders. Many SWBI stockholders hold their shares of SWBI common stock beneficially through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your SWBI common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account with the shares of our common stock that you are entitled to receive in connection with the Distribution. If you have any questions concerning the mechanics of having shares of common stock held in “street name,” we encourage you to contact your bank or brokerage firm.

Treatment of Outstanding Equity Compensation Awards

The Employee Matters Agreement will provide that outstanding SWBI equity compensation awards, specifically stock options, or Options, restricted stock units, or RSUs, and performance-based restricted stock units, or PSUs (with such Options, RSUs, and PSUs being collectively referred to herein as the SWBI awards), will be equitably adjusted simultaneously with the consummation of the Distribution. These equitable adjustments are intended to maintain, immediately following the consummation of the Distribution, the intrinsic value of the SWBI award immediately prior to consummation of the Distribution. Depending upon the type of award, the holder’s position or title with SWBI, and the holder’s post-Separation employer, the outstanding SWBI awards will be adjusted via one of the following generally recognized methods:

Stockholder Method

Under the “stockholder method,” holders of SWBI awards will be treated similarly to stockholders of SWBI such that their existing SWBI awards will be converted into awards with respect to both equity interests in SWBI and equity interests in our company, subject to certain adjustments necessary to reflect the Separation. Specifically, each holder of an SWBI award will (i) continue to hold the existing SWBI award for the same number of shares of SWBI common stock that were subject to such SWBI award prior to the Distribution, and (ii) will receive an identical award with respect to one share of our common stock for each four shares of SWBI common stock underlying the SWBI award, such that the resulting SWBI award and AOUT award, collectively the “new awards,” will have a combined intrinsic value immediately following the consummation of the Distribution equal to the intrinsic value of the existing SWBI award immediately prior to the consummation of the Distribution, taking into account any necessary adjustments to the exercise price of the new awards, if applicable, to maintain such intrinsic value. To the extent the existing SWBI award is subject to vesting based upon continued service with SWBI, the new awards will also remain subject to the same vesting conditions based upon continued employment with the holder’s post-Separation employer. In addition, to the extent the existing SWBI award is subject to the achievement of certain company performance-based target goals, appropriate adjustments will be made to such target goals and incorporated into the new awards to reflect the changes to the businesses of each of SWBI and our company as a result of the Separation.

Employer Method

Under the “employer method,” holders of SWBI awards will only hold awards with respect to equity of their post-Separation employer.  Specifically, each holder of an SWBI award that will remain with SWBI post-Separation will continue to hold the existing SWBI award, whereas each holder of an SWBI award that will be employed with and/or provide services to us post-Separation will have their existing SWBI award converted into an identical award with respect to shares of our common stock. However, the number of shares of common stock underlying such awards, and/or the exercise price of such awards, if applicable, will be adjusted so that the continued or converted awards, whichever applicable, have the same intrinsic value immediately following the consummation of the Distribution as the intrinsic value of the existing SWBI award immediately prior to the consummation of the Distribution. It should be noted that to the extent the existing SWBI award is subject to vesting based upon continued service with SWBI, the continued or converted award, whichever applicable, will also remain subject to the same vesting conditions based upon continued employment with such individual’s post-Separation employer. In addition, to the extent the existing SWBI award is subject to the achievement of certain company performance-based target goals, appropriate adjustments will be made to such target goals and incorporated into the new awards to reflect the changes to the businesses of each of SWBI and our company as a result of the Separation.

Regardless of the equity conversion method utilized, whether the stockholder method or employer method, the intrinsic value of each type of award as determined immediately prior to the Distribution will be equal to the intrinsic value of the “converted award” (in the case of the employer method) or “converted awards” as determined in the aggregate (in the case of the stockholder method) immediately following the Distribution.  Following the Distribution, such intrinsic values may diverge in the future depending on the growth of SWBI and/or us, but initially they will be the same immediately following the Distribution.

Fractional Interests

To the extent any adjustments to be made to outstanding SWBI awards result in fractional share interests, the fractional interests will be rounded down to the nearest whole share and we or SWBI, as the case may be, will make a cash payment to our respective employees and/or directors in lieu of such fractional interests.

Proposed Treatment

After careful consideration and in light of the ongoing intercompany agreements and commitments between SWBI and us after the Separation, we determined that those individuals who are members of the board of directors of SWBI or us, as applicable, as well as those individuals who are top-level executives, which we refer to as the Designated Executives, of SWBI or us, as applicable, would receive stockholder method treatment with respect to all of their outstanding awards to facilitate cooperation between SWBI and us through the transition period, which such directors and Designated Executives will be integral in ensuring operates smoothly and efficiently.  For all other employees, which we refer to as the Other Employees, we determined that they will receive the employer method treatment with respect to all of their outstanding awards since they will have minimal or no involvement with the other company post-Separation and, therefore, the focus will be solely on their current employer and the value added to that company post-Separation.  In addition, the amount of shares subject to outstanding awards held by the Other Employees is relatively small and splitting such small share amounts would diminish their value and be administratively complex.  There are no other classes of individuals that would be impacted by this conversion methodology.

The following table shows the expected treatment of each type of SWBI award outstanding immediately prior to the Distribution. As a result of the adjustments to be made to such SWBI awards in connection with the Distribution, the precise number of awards, number of shares, and/or exercise prices resulting from the conversion of such awards will not be known until following the Distribution Date.

Type of Award	Directors	Designated Executives (1)	Other Employees (1)
Options	Stockholder Method	N/A	N/A
RSUs	Stockholder Method	Stockholder Method	Employer Method
Deferred RSUs	Stockholder Method	N/A	N/A
PSUs	N/A	Stockholder Method	N/A

(1)	As defined in the Employee Matters Agreement.

Results of the Separation

After the Separation, we will be an independent, publicly traded company that directly or indirectly holds the assets and legal entities, subject to any related liabilities, associated with the outdoor products and accessories business previously conducted by SWBI. Immediately following the Separation, we expect to have approximately 813 stockholders of record, based on the number of registered stockholders of SWBI common stock on July 9, 2020, applying a distribution ratio of one share of our common stock for every four shares of SWBI common stock. We expect to have approximately 13,883,522 shares of our common stock outstanding following the Separation. The actual number of shares to be distributed will be determined on the Record Date.

Incurrence of Debt

On June 11, 2020, we received a commitment letter for a new financing arrangement in anticipation of the Separation consisting of a $50 million revolving line of credit secured by substantially all the assets of our company, maturing five years from the closing date, with available borrowings determined by a borrowing base calculation. The revolving line will also include an option to increase the credit commitment for an additional $15.0 million, subject to certain conditions. The revolving line is expected to bear interest at a fluctuating rate equal to the Base Rate or LIBOR, at our option, plus the applicable margin. This revolving line of credit will have no borrowings as of the Distribution Date and will be used for general corporate purposes.  In addition to the revolving line of credit, we have entered into a long-term sublease of our corporate offices from SWBI that will be recorded as an operating Right-of-Use lease asset and liability in the amount of approximately $25.0 million.

Regulatory Approvals

We must complete the necessary registration under the federal securities laws of our common stock to be issued in connection with the Distribution. We must also complete the applicable listing requirements on Nasdaq for such shares. Other than these requirements, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the Distribution.

Appraisal Rights

No SWBI stockholder will have any appraisal rights in connection with the Separation.

Listing and Trading of Our Common Stock

As of the date of this information statement, there is no public market for our common stock. We have applied to have our common stock listed on Nasdaq under the ticker symbol “AOUT.”

Trading Between Record Date and Distribution Date

Beginning on the Record Date and continuing up to and including the Distribution Date, we expect that there will be two markets in SWBI common stock: a “regular-way” market and an “ex-distribution” market. Shares of SWBI common stock that trade on the “regular-way” market will trade with an entitlement to receive shares of our common stock in connection with the Distribution. Shares of SWBI common stock that trade on the “ex-distribution” market will trade without an entitlement to receive shares of our common stock in the Distribution. Therefore, if you sell shares of SWBI common stock on the “regular-way” market after the close of business on the Record Date and up to and including through the Distribution Date, you will be selling your right to receive shares of our common stock in connection with the Distribution. If you own shares of SWBI common stock as of the close of business on the Record Date and sell those shares on the “ex-distribution” market, up to and including through the Distribution Date, you will still receive the shares of our common stock that you would be entitled to receive in respect of your ownership, as of the Record Date, of the shares of SWBI common stock that you sold.

Furthermore, beginning on August 10, 2020 and continuing up to and including the Distribution Date, we expect there will be a “when-issued” market in our common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of our common stock that will be distributed to SWBI stockholders on the Distribution Date. If you own shares of SWBI common stock as of the close of business on the Record Date, you would be entitled to receive shares of our common stock in connection with the Distribution. You may trade this entitlement to receive shares of our common stock, without trading the shares of SWBI common stock you own, in the “when-issued” market. On the first trading day following the Distribution Date, we expect “when-issued” trading with respect to our common stock will end and “regular-way” trading in our common stock will begin.

Conditions to the Distribution

We expect the Distribution will be effective on August 24, 2020, the Distribution Date, provided that, among other conditions described in the Separation and Distribution Agreement, the following conditions will have been satisfied or waived by SWBI in its sole discretion:

•	the Transfer will have been consummated;
•	the proposed new AOUT line of credit contemplated by the Separation and Distribution Agreement will have been consummated;
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the Distribution will be made in a manner that does not cause SWBI to be unable to pay its debts as they become due in the usual course of its business or cause the total assets of SWBI to be less than the sum of its total liabilities plus the amount that would be needed, if SWBI were to be dissolved immediately after the effective time of the Distribution, to satisfy the preferential rights upon such dissolution of stockholders whose preferential rights are superior to those receiving the Distribution, if any, in each case in accordance with Section 78.288 of the Nevada Revised Statutes;

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the SWBI Board of Directors will have approved the Distribution and will not have abandoned the Distribution or terminated the Separation and Distribution Agreement at any time prior to the consummation of the Distribution;

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the SEC will have declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act; no stop order suspending the effectiveness of our registration statement on Form 10 will be in effect; no proceedings for such purpose will be pending before or threatened by the SEC; and this information statement, or a notice of Internet availability thereof, will have been mailed to the holders of SWBI common stock as of the Record Date;

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all actions and filings necessary or appropriate under applicable federal, state “blue sky,” or foreign securities laws and the rules and regulations thereunder will have been taken and, when applicable, become effective or been accepted;

•	our common stock to be delivered in connection with the Distribution will have been approved for listing on Nasdaq, subject to official notice of issuance;
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our Board of Directors, as named in this information statement, will have been duly elected, and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each in substantially the form attached as exhibits to the registration statement on Form 10 of which this information statement is a part, will be in effect;

•	each of the ancillary agreements contemplated by the Separation and Distribution Agreement will have been duly executed and delivered by the parties thereto;
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SWBI will have received the Tax Opinion, substantially to the effect that, among other things, the Transfer and the Distribution will qualify as a tax-free transaction under Sections 355 and Section 368(a)(1)(D) of the Code, for U.S. federal income tax purposes;

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no applicable law will have been adopted, promulgated, or issued, and be in effect, that prohibits the consummation of the Distribution or any of the transactions contemplated by the Separation and Distribution Agreement;

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any material governmental approvals and consents and any material permits, registrations, and consents from third parties, in each case, necessary to effect the Distribution and to permit the operation of the outdoor products and accessories business after the Distribution Date substantially as conducted as of the date of the Separation and Distribution Agreement will have been obtained; and

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no event or development will have occurred or exist that, in the judgment of the SWBI Board of Directors, in its sole discretion, makes it inadvisable to effect the Distribution or other transactions contemplated by the Separation and Distribution Agreement.

The fulfillment of these conditions will not create any obligations on SWBI’s part to effect the Separation, and the SWBI Board of Directors has reserved the right, in its sole discretion, to abandon, modify, or change the terms of the Separation, including by accelerating or delaying the timing of the consummation of all or part of the Distribution, at any time prior to the Distribution Date.

Agreements with SWBI

In connection with the Separation, we will enter into a Separation and Distribution Agreement and several other agreements with SWBI to effect the Separation and provide a framework for our relationship with SWBI after the Separation. These agreements will provide for the allocation between us and our subsidiaries, on the one hand, and SWBI and its subsidiaries, on the other hand, of the assets, liabilities, legal entities, and obligations associated with the outdoor products and accessories business, on the one hand, and the firearm business, on the other hand, and will govern the relationship between our company and our subsidiaries, on the one hand, and SWBI and its subsidiaries, on the other hand, subsequent to the Separation (including with respect to transition services, employee matters, intellectual property matters, tax matters, and certain other commercial relationships).

In addition to the Separation and Distribution Agreement (which will contain many of the key provisions related to our Separation from SWBI and the distribution of our shares of common stock to SWBI stockholders), we will also enter into a Tax Matters Agreement, a Transition Services Agreement, an Employee Matters Agreement, a Trademark License Agreement, a Sublease, and certain commercial agreements.

The forms of the principal agreements described below have been filed as exhibits to the registration statement of which this information statement forms a part. The following descriptions of these agreements are summaries of the material terms of these agreements.

Separation and Distribution Agreement

The Separation and Distribution Agreement will govern the overall terms of the Separation. Generally, the Separation and Distribution Agreement will include SWBI’s and our agreements relating to the internal restructuring steps to be taken to complete the Separation, including the assets, legal entities, and rights to be transferred, liabilities to be assumed, and related matters.

Subject to the receipt of required governmental and other consents and approvals and the satisfaction of other closing conditions, in order to accomplish the Separation, the Separation and Distribution Agreement will provide, as applicable, for SWBI and us to transfer specified assets between the companies that will operate the outdoor products and accessories business, on the one hand, and SWBI’s firearm business, on the other hand, after the Distribution Date. The determination of the assets to be transferred between the companies will be made by SWBI in its sole discretion. The Separation and Distribution Agreement will require SWBI and us to use reasonable efforts to obtain consents, approvals, and amendments required to assign the assets, legal entities, and liabilities that are to be transferred pursuant to the Separation and Distribution Agreement.

Unless otherwise provided in the Separation and Distribution Agreement or any of the related ancillary agreements, all assets will be transferred on an “as is, where is” basis. Generally, if the transfer of any assets or any claim or right or benefit arising thereunder requires a consent that will not be obtained before the Distribution, or if the transfer or assignment of any such asset or such claim or right or benefit arising thereunder would be ineffective or would adversely affect the rights of the transferor thereunder so that the intended transferee would not in fact receive all such rights, the party retaining any asset that otherwise would have been transferred will hold such asset in trust for the use and benefit of the party entitled thereto and retain such liability for the account of the party by whom such liability is to be assumed, and take such other action as may be reasonably requested by the party to which such asset is to be transferred, or by whom such liability is to be assumed, as the case may be, in order to place such party, insofar as reasonably possible, in the same position as would have existed had such asset or liability been transferred prior to the consummation of the Distribution.

The Separation and Distribution Agreement will specify those conditions that must be satisfied or waived by SWBI prior to the completion of the Separation, which are described further in “—Conditions to the Distribution.” In addition, SWBI will have the right to determine the date and terms of the Separation and will have the right, at any time until completion of the Distribution, to determine to abandon or modify the Distribution and to terminate the Separation and Distribution Agreement.

In addition, the Separation and Distribution Agreement will govern the treatment of indemnification, insurance, and litigation responsibility and management of the outdoor products and accessories business, on the one hand, and SWBI’s firearm business, on the other hand, after the Distribution Date. Generally, the Separation and Distribution Agreement will provide for uncapped cross-indemnities primarily designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of SWBI’s firearm business with SWBI, in either case after applicable insurance coverage (which generally are occurrence policies) intended to cover such obligations and liabilities and whether incurred prior to, on, or after the Distribution Date.  We and SWBI have each agreed to indemnify the other for any liabilities caused by a material misstatement or omission in materials supplied by one of us to the other for inclusion in this information statement regarding the business, operations, financial results, stockholder communications, risks, management, management compensation levels, and stock ownership of the applicable company. The Separation and Distribution Agreement will also establish procedures for handling claims subject to indemnification and related matters.

Tax Matters Agreement

In connection with the Separation, we and SWBI will enter into a Tax Matters Agreement that will govern the parties’ respective rights, responsibilities, and obligations with respect to taxes, including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of the failure of the Transfer and the Distribution to qualify for tax-free treatment for U.S. federal income tax purposes. The Tax Matters Agreement will also set forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests, and assistance and cooperation on tax matters.

In general, the Tax Matters Agreement will govern the rights and obligations that we and SWBI will have after the Separation with respect to taxes for both pre- and post-closing periods. Under the Tax Matters Agreement, we generally will be responsible for (i) any of our taxes for all periods prior to and after the Distribution and (ii) any taxes of the SWBI group for periods prior to the Distribution to the extent attributable to the outdoor products and accessories business. SWBI generally will be responsible for any of the taxes of the SWBI group other than taxes for which we are responsible.

The Tax Matters Agreement will further provide as follows:

•

without duplication of our obligations described in the prior paragraph, we will generally indemnify SWBI against (i) taxes arising in the ordinary course of business for which we are responsible under the Tax Matters Agreement (as described above), (ii) any liability or damage resulting from a breach by us or any of our affiliates of a covenant or representation made in the Tax Matters Agreement, and (iii) any event (or series of events) involving our capital stock that, in either case, would result in the failure of the Transfer and the Distribution to qualify for tax-free treatment for U.S. federal income tax purposes; and

•	SWBI will indemnify us against any taxes of the SWBI group other than taxes for which we are responsible.

In addition to the indemnification obligations described above, the indemnifying party will generally be required to indemnify the indemnified party against any interest, penalties, additions to tax, losses, assessments, settlements, or judgments arising out of or incident to the event giving rise to the indemnification obligation, along with costs incurred in any related contest or proceeding.

The Tax Matters Agreement also generally will prohibit us and our affiliates from taking certain actions that could cause the Transfer and the Distribution to fail to qualify for their intended tax treatment, including the following:

•

during the two-year period following the Distribution Date (or otherwise pursuant to a “plan” within the meaning of Section 355(e) of the Code), we may not cause or permit certain business combinations or transactions to occur;

•	during the two-year period following the Distribution Date, we may not discontinue the active conduct of our business (within the meaning of Section 355(b)(2) of the Code);
•	during the two-year period following the Distribution Date, we may not liquidate or merge, consolidate, or amalgamate with any other person;
•

during the two-year period following the Distribution Date, we may not sell or otherwise dispose of more than 30% of our consolidated gross assets or more than 30% of the gross assets of the outdoor products and accessories business;

•

during the two-year period following the Distribution Date, we may not purchase any of our common stock, other than pursuant to certain open-market repurchases of less than 20% of our common stock (in the aggregate);

•

during the two-year period following the Distribution Date, we may not amend our certificate of incorporation (or other organizational documents) or take any other action affecting the voting rights of our common stock; and

•

more generally, we may not take any action that could reasonably be expected to cause the Transfer and the Distribution and to fail to qualify as tax-free transactions for U.S. federal income tax purposes.

In the event that the Transfer and the Distribution fail to qualify for their intended tax treatment, in whole or in part, and SWBI is subject to tax as a result of such failure, the Tax Matters Agreement will determine whether SWBI must be indemnified for any such tax by us. As a general matter, under the terms of the Tax Matters Agreement (as described above), we are required to indemnify SWBI for any tax-related losses in connection with the Transfer and the Distribution as a result of any action by us or any of our subsidiaries following the Separation. Therefore, in the event that the Transfer or the Distribution fails to qualify for its intended tax treatment due to any action by us or any of our subsidiaries (including the prohibited actions described above), we will generally be required to indemnify SWBI for the resulting taxes.

Transition Services Agreement

The Transition Services Agreement will set forth the terms on which SWBI will provide to us and we will provide to SWBI on a transitional basis, certain services or functions that the companies historically have shared. Transition services will include various information technology, finance, human resources, compliance, legal, security, and other support services. The Transition Services Agreement will provide for the provision of the specified transition services, generally for a period of up to two years following the Distribution Date. Compensation for transition services will be determined using an internal cost allocation methodology based on fully burdened cost such that the party providing the services will have neither a profit nor a loss from the provision of such services as calculated under GAAP; provided, however, that for a two-year transition period, during which the parties will work together to refine the warehouse configuration of warehouse space subleased by SWBI to AOUT to improve operating efficiencies, AOUT will receive a credit against the cost of any services provided by SWBI to AOUT under the Transition Services Agreement to offset the higher fixed operating expenses AOUT will incur until the warehouse re-configuration is complete.

Employee Matters Agreement

We intend to enter into an Employee Matters Agreement with SWBI prior to the Separation that will govern each company’s respective compensation and employee benefit obligations with respect to current and former employees, directors, and consultants. The Employee Matters Agreement will set forth general principles relating to employee matters in connection with the Separation, including the assignment of employees and consultants, the sharing of employee and consultant information, the assumption and retention of employment related assets and liabilities, expense reimbursements, workers’ compensation coverage and liabilities, leaves of absence, the provision of comparable employee benefits, the duplication and/or acceleration of certain employee benefits, and employee service credit (including those relating to time of service, salary, benefits, vacations, and sick leaves).

The Employee Matters Agreement generally will allocate liabilities and responsibilities relating to compensation and employee benefit plans and programs with SWBI retaining liabilities (both pre- and post-Distribution) and responsibilities with respect to SWBI employees, directors, and consultants who will remain with SWBI and our company assuming liabilities (both pre- and post-Distribution) and responsibilities with respect to participants who will transfer to our company in connection with the Separation. The Employee Matters Agreement will require us to adopt various plans and programs that cover our employees in substitution of coverage they have had under SWBI plans and programs, including an equity incentive plan, a 401(k) plan, a group welfare plan, and a disability plan.

The Employee Matters Agreement will also provide that (i) the Distribution does not constitute a change in control under SWBI’s employee benefit plans, programs, agreements, or arrangements and (ii) the Distribution and the assignment, transfer, or continuation of the employment or service of employees, directors, and/or consultants with another entity will not constitute a severance event under applicable SWBI employee benefit plans, programs, agreements, or arrangements.

Trademark License Agreement

We intend to enter into a Trademark License Agreement with SWBI that will provide us with a limited, non-transferable, exclusive license (other than with respect to Gemtech, which will be a non-exclusive license) to use SWBI trademarks for the sale of accessories, tools, and cutlery, which license allows us to continue selling all SWBI branded products that we are currently selling on an exclusive basis. In order to maintain brand identity, SWBI will have the right to approve any new products in the authorized product categories. SWBI will give us the right of first refusal, if SWBI desires to license its trademarks for any product in a category in which we do not sell as of the Separation. In such cases, SWBI will be required to first notify us and, if within 14 days after such notification we notify SWBI that we are interested in such a license opportunity, we have the next 30 days to negotiate a license agreement with SWBI.

The Trademark License Agreement will require us to pay to SWBI on a calendar quarterly basis a 5% ongoing aggregate royalty based on net sales of products utilizing the SWBI license with a minimum guaranteed royalty of $150,000 per calendar quarter. The term of the Trademark License Agreement will be five years with termination for cause if the other party breaches the agreement and fails to cure within the applicable cure period, and the Trademark License Agreement will automatically renew for a subsequent five-year term, provided that if we fail to meet the performance metric, a compound annual growth rate of 4% for year five, SWBI will have the right to give us notice of non-renewal, in which case the agreement will not renew for the subsequent five-year term but will instead continue for a period of 12 months from the last day of the initial five-year term.   Following the tenth year of the Trademark License Agreement, the parties may agree to one or more five-year renewal terms, but if the parties are unable to agree to any such continuation, the agreement will continue on a month-to-month basis with either party having a right to terminate upon 12 months prior written notice.

If either party wishes to modify the 5% royalty rate on or after year 10, the Trademark License Agreement will require the parties to engage in good faith discussions regarding the new royalty rate no later than six months prior to the expiration of the second five-year term or of any subsequent five-year renewal term. The Trademark License Agreement will require us and SWBI to engage an independent third party to set the new royalty rate based off the industry average if we are unable to agree with SWBI on any new royalty rate. If either party does not agree with the royalty rate determined by the independent third party, such party may elect not to extend the agreement, and the agreement will not renew for such five-year renewal term but will instead continue for a period of 12 months from the last day of the preceding renewal term at the same royalty rate as the preceding renewal term.

Despite the foregoing, the Trademark License Agreement will permit SWBI to terminate the Trademark License Agreement and purchase the assets of the business line selling licensed products at any time commencing three years after the effective date by paying to us a purchase price of two times our net revenue from our sales of the licensed products for the 12-month period preceding such termination date with a net working capital adjustment.

The Trademark License Agreement will require us and SWBI to indemnify each other for inaccuracies of representations.

Sublease

We intend to enter into a Sublease Agreement with SWBI that will set forth the terms for our sublease from SWBI of office and warehouse space located at 1800 North Route Z, Columbia, Missouri. We will have the exclusive right to utilize approximately 361,000 square feet of the approximately 613,000 rentable square feet in the facility, as well as access to the facility’s common areas. The initial term of the lease will be the remainder of SWBI’s lease with its landlord, which is expected to be a little more than 18 years as of the Distribution Date. Our monthly rent to be paid to SWBI under the Sublease will be calculated by allocating to the subleased premises a portion of the monthly rent SWBI pays under its lease for the entire facility, taking into consideration the differing market rates applicable to office space, warehouse space, and common areas.  We will pay an agreed upon allocated percentage of the property taxes, insurance, electricity and lighting, heating and air conditioning, hot and cold water, clearing trash removal, landscape maintenance, security, and other operating expenses applicable to the facility based upon our percentage use of the office, warehouse, and other space in the facility.

Commercial Arrangements

Laser Supply Agreement

We intend to enter into a Supply Agreement with SWBI that will provide (i) the terms for SWBI’s purchase of lasers from us and (ii) SWBI with a royalty-free, non-transferable, non-sublicensable, worldwide, non-exclusive license to use certain of our trademarks, service marks, and trade dress in connection with the subsequent sales of such products integrated with SWBI firearms following the Separation.

The Supply Agreement will cover a worldwide territory, subject to intellectual property registration by us in the applicable territory. Except for any Supplier MOQ (as described in the Supply Agreement), but only to the extent of the Supplier MOQ, SWBI will not be obligated to order or purchase a minimum volume of products, except that, during the term of the Supply Agreement, SWBI will be required to purchase such products exclusively from us. We will provide products to SWBI and its affiliates on the most favorable prices to any third-party purchaser. The Supply Agreement will give us a right-of-first proposal to supply any aiming assistance devices to be used on SWBI products and any products that are similar to the products already covered by the Supply Agreement but that are materially different in a manner that justifies a price change, such as significant size differences, co-branding, and material construction or quality differences, as reasonably determined by us and SWBI; except, that such right-of-first proposal will not apply to any product that is manufactured for SWBI by a third party as of the effective date of the Supply Agreement.

The Supply Agreement will require us and SWBI to indemnify each other against losses incurred from breach of representations, warranties, covenants, or negligent or willful acts or omissions; however, we will indemnify SWBI for the failure of any product to comply with applicable law, or SWBI’s direct costs of any product recall. In addition, we will indemnify SWBI against third-party claims alleging intellectual property infringement of any product sold to SWBI, except for claims made against use of SWBI’s trademarks or our compliance with any specifications or design supplied by SWBI.

The term of the Supply Agreement will be two years with termination for cause only, and SWBI and we will agree to use our best efforts to negotiate an extension (with modifications if necessary) of the Supply Agreement at least six months prior to its expiration.

Accessories Supply Agreement

We intend to enter into a Supply Agreement with SWBI that will provide the terms for SWBI’s purchase of virtually all of our accessories products and to be used by SWBI in connection with production, bundling, and marketing activities.

The Supply Agreement will cover a worldwide territory, subject to intellectual property registration by us in the applicable territory. SWBI will not be obligated to order or purchase a minimum volume of products, except that, during the term of the Supply Agreement, SWBI will be required to purchase such products exclusively from us. In addition, with respect to any product licensed by SWBI from us, as of the Separation, we will sell such product to SWBI and its affiliates after the Separation on the most favorable terms and conditions offered by us to any third-

party purchaser. The Supply Agreement will give us a right-of-first refusal to supply any products that are similar to the products already covered by the Supply Agreement, but that are materially different in a manner that justifies a price change, such as significant size differences, co-branding, and material construction or quality differences, as reasonably determined by us and SWBI, except, that such right-of-first refusal will not apply to any product that is manufactured for SWBI by a third party as of the effective date of the Supply Agreement.

The Supply Agreement will require us and SWBI to indemnify each other against losses incurred from breach of representations, warranties, covenants, or negligent or willful acts or omissions; however, we will indemnify SWBI for the failure of any product to comply with applicable law, or SWBI’s direct costs of any product recall. In addition, we will indemnify SWBI against third-party claims alleging intellectual property infringement of any product sold to SWBI, except for claims made against use of SWBI’s trademarks or our compliance with any specifications or design supplied by SWBI.

The term of the Supply Agreement will be two years with termination for cause only, and SWBI and we will agree to use our best efforts to negotiate an extension (with modifications if necessary) of the Supply Agreement at least six months prior to its expiration.

Transferability of Shares of Our Common Stock

The shares of our common stock that you will receive in connection with the Distribution will be freely transferable, unless you are considered an “affiliate” of ours pursuant to Rule 144 under the Securities Act. Persons that can be considered our affiliates after the Separation generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with us, and may include certain of our officers and directors. In addition, individuals who are affiliates of SWBI on the Distribution Date may be deemed to be affiliates of ours. We estimate that our directors and executive officers, who may be considered “affiliates” for purposes of Rule 144, will beneficially own approximately 69,898 shares of our common stock immediately following the Separation. See “Security Ownership of Certain Beneficial Owners and Management” included elsewhere in this information statement. Our affiliates may sell shares of our common stock received in connection with the Distribution only:

•	under a registration statement that the SEC has declared effective under the Securities Act; or
•	under an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144.

In general, under Rule 144 as currently in effect, an affiliate will be entitled to sell, within any three-month period, a number of shares of our common stock that does not exceed the greater of the following:

•	one percent of our common stock then outstanding; or
•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 for the sale.

Rule 144 also includes notice requirements and restrictions governing the manner of sale for sales by our affiliates. Sales may not be made under Rule 144 unless certain information about us is publicly available.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to SWBI stockholders who are entitled to receive shares of our common stock in connection with the Distribution. The information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold, or sell any of our securities. We believe the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither SWBI nor we undertake any obligation to update such information except in the normal course of our respective public disclosure obligations.

DIVIDEND POLICY

We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends on our common stock will be made at the discretion of our Board of Directors and will depend on various factors, including applicable laws, our results of operations, financial condition, future prospects, the terms of our outstanding indebtedness, and any other factors deemed relevant by our Board of Directors.

CAPITALIZATION

The following table sets forth our cash and equivalents and our capitalization as of April 30, 2020 on a historical and pro forma basis to give effect to the Separation as discussed in “The Separation.”

The pro forma adjustments are based upon available information and assumptions that we believe are reasonable; however, such adjustments are subject to change based on the finalization of the terms of the Separation and the agreements that define our relationship with SWBI after the completion of the Separation. In addition, such adjustments are estimates and may not prove to be accurate.

You should read the information in the following table together with “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Combined Financial Statements,” and our historical combined financial statements and the related notes included elsewhere in this information statement.

We are providing the capitalization table for information purposes only. The capitalization table below may not reflect the capitalization or financial condition that would have resulted had we been operating as an independent, publicly traded company on April 30, 2020 and is not necessarily indicative of our future capitalization or financial condition.

	As of April 30, 2020
	Actual	Pro Forma (Adjusted)
	(In thousands, except per share data)
Cash and cash equivalents	$234	$25,234

Capitalization:
Indebtedness:
Lease liabilities, net of current portion	2,830	25,844

Equity:
Common stock, $0.001 par value; 100,000,000 shares authorized, 13,883,522 shares issued and outstanding, pro forma	—	14
Additional paid-in-capital		252,298
Parent company investment	224,098	—
Total equity	$224,098	$252,312
Total capitalization	$226,928	$278,156

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The unaudited pro forma combined financial statements consist of an unaudited pro forma combined statement of income for the year ended April 30, 2020 and an unaudited pro forma combined balance sheet as of April 30, 2020. The unaudited pro forma combined statement of income has been prepared to give effect to the Pro Forma Transactions (as defined below) as if the Pro Forma Transactions had occurred or became effective as of May 1, 2019. The unaudited pro forma combined balance sheet has been prepared to give effect to the Pro Forma Transactions as though the Pro Forma Transactions had occurred as of April 30, 2020.

The unaudited pro forma combined financial statements should be read in conjunction with our historical audited combined financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement. The unaudited pro forma combined financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Special Note Regarding Forward-Looking Statements.”

The unaudited pro forma combined financial statements presented below have been derived from our historical audited combined financial statements included elsewhere in this information statement and do not purport to represent what our financial position or results of operations would have been had the Separation occurred on the dates indicated and are not necessarily indicative of our future financial position and future results of operations. In addition, the unaudited pro forma combined financial statements are provided for illustrative and informational purposes only. The pro forma adjustments are based on available information and assumptions we believe are reasonable; however, such adjustments are subject to change.

SWBI did not account for us as, and we were not operated as, an independent, publicly traded company for the periods presented. Our unaudited pro forma combined financial statements have been prepared to reflect adjustments to our historical audited combined financial statements that are (1) directly attributable to the Separation, Distribution, and related transactions; (2) factually supportable; and (3) with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on our combined results of operations. The unaudited pro forma combined financial statements have been adjusted to give effect to the following, or the Pro Forma Transactions:

•

the contribution by SWBI to us of all the assets, legal entities, and liabilities that comprise the outdoor products and accessories business and the retention by SWBI of certain specified assets and liabilities reflected in our historical combined financial statements, in each case, pursuant to the Separation and Distribution Agreement;

•	the anticipated post-separation capital structure, including (i) funding $25.0 million cash transfer from SWBI, and (ii) the issuance of our common stock to holders of SWBI common stock;
•	the resulting elimination of SWBI’s net investment in us; and
•

the impact of, and transactions contemplated by, the Separation and Distribution Agreement, Tax Matters Agreement, Transition Services Agreement, Employee Matters Agreement, Trademark License Agreement, and other agreements related to the Separation between us and SWBI and the provisions contained therein.

The operating expenses reported in our historical audited combined statements of income/(loss) and comprehensive income/(loss) include allocations of certain SWBI costs. These costs include allocations of SWBI corporate costs, shared services, and other related costs that benefit us.

As an independent, publicly traded company, we expect to incur additional recurring expenses. The significant assumptions involved in determining our estimates of recurring costs of being an independent, publicly traded company include the following:

•	costs to perform financial reporting, accounting, tax, human resources, regulatory compliance, corporate governance, treasury, legal, internal audit, and investor relations activities;
•	compensation, including equity-based awards, and benefits with respect to new and existing positions;

•	depreciation and amortization related to information technology infrastructure investments;
•	insurance premiums; and
•	changes in our overall facility costs.

We estimate incremental recurring expenses attributable to these additional activities to be up to $13.0 million before income taxes annually. No pro forma adjustment has been made to the accompanying unaudited pro forma combined statement of income to reflect these additional expenses because they are projected amounts based on estimates and would not be factually supportable.

We currently estimate that we will incur between $10.0 million and $12.0 million in costs and expenses associated with becoming an independent, publicly traded company within 18 to 24 months following the Separation. The accompanying unaudited pro forma combined statement of income has not been adjusted for these estimated costs and expenses as they are not expected to have an ongoing impact on our operating results and are projected amounts based on estimates that are not factually supportable. These costs and expenses are expected to include the following:

•	accounting, tax, and other professional costs pertaining to our separation and establishment as an independent, publicly traded company;
•	recruiting and relocation costs associated with the hiring of key senior management personnel new to our company; and
•	costs to separate and implement information systems.

Subject to the terms of the Separation and Distribution Agreement, SWBI will generally pay all of the non-recurring third-party costs and expenses related to the Separation and incurred prior to the completion of the Separation. These non-recurring amounts are expected to include costs to separate and/or duplicate information technology systems, investment banker fees (other than fees and expenses in connection with the debt financing), third-party legal and accounting fees, and similar costs. After the completion of the Separation, subject to the terms of the Separation and Distribution Agreement, all costs and expenses related to the Separation incurred by either SWBI or us will be borne by the party incurring the costs and expenses.

Our retained cash balance is subject to adjustments prior to and following the completion of the Separation. The following unaudited pro forma combined financial statements do not reflect any impact of such adjustments, as the amount of any such adjustments are not currently determinable and would represent a financial projection.

OUTDOOR PRODUCTS & ACCESSORIES BUSINESS OF SMITH & WESSON BRANDS, INC.

Unaudited Pro Forma Combined Balance Sheet

	As of April 30, 2020
	Historical	Pro Forma Adjustments		Pro Forma
	(In thousands, except par value and share data)
ASSETS
Current assets:
Cash and cash equivalents	$234	$25,000	(A)	$25,234
Accounts receivable, net of allowance for doubtful accounts of $448 as of April 30, 2020	35,096	—		35,096
Inventories	59,999	—		59,999
Prepaid expenses and other current assets	3,244	—		3,244
Income tax receivable	104	—		104
Deferred income taxes	3,580	—		3,580
Total current assets	102,257	25,000		127,257
Property, plant, and equipment, net	9,677	3,214	(G)	12,891
Intangibles, net	69,152	—		69,152
Goodwill	64,315	—		64,315
Right of use assets	2,772	24,916	(D-E)	27,688
Other assets	242	—		242
	$248,415	$53,130		$301,545
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,936	$—		$8,936
Accrued expenses	7,655	—		7,655
Accrued payroll and incentives	3,249	—		3,249
Accrued income taxes	—	—		—
Lease liabilities, current	1,324	1,902	(D-E)	3,226
Accrued profit sharing	217	—		217
Total current liabilities	21,381	1,902		23,283
Deferred income taxes	—	—		—
Lease liabilities, net of current portion	2,830	23,014	(D-E)	25,844
Other non-current liabilities	106	—		106
Total liabilities	24,317	24,916		49,233
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized, no shares issued or outstanding	—	—		—
Common stock, $0.001 par value, 100,000,000 shares authorized, 13,883,522 shares issued and outstanding, pro forma	—	14	(A)	14
Additional paid-in-capital		252,298	(A)	252,298
Parent company investment	224,098	(224,098)	(A)	—
Total equity	224,098	28,214		252,312
	$248,415	$53,130		$301,545

See notes to Unaudited Pro Forma Combined Financial Statements.

OUTDOOR PRODUCTS & ACCESSORIES BUSINESS OF SMITH & WESSON BRANDS, INC.

Unaudited Pro Forma Combined Statement of Income/(Loss) and Comprehensive Income/(Loss)

	For the year ended April 30, 2020
	Historical	Pro Forma Adjustments		Pro Forma
	(In thousands, except per share amounts)
Net sales	$167,379	$—		$167,379
Cost of sales	96,363	—		96,363
Gross profit	71,016	—		71,016
Operating expenses:
Research and development	4,995	—		4,995
Selling, marketing, and distribution	38,596	510	(D)	39,106
General and administrative	41,292	2,548	(E-H)	43,840
Goodwill impairment	98,929	—		98,929
Total operating expenses	183,812	3,058		186,870
Operating loss	(112,796)	(3,058)		(115,854)
Other (expense)/income, net:
Other income/(expense), net	(21)	—		(21)
Related party interest income, net	4,963	—		4,963
Total other (expense)/income, net	4,942	—		4,942
Income/(loss) before income taxes	(107,854)	(3,058)		(110,912)
Income tax expense	(11,653)	(734)	(B)	(12,387)
Net loss/comprehensive loss	$(96,201)	$(2,324)		$(98,525)
Net loss per share:
Diluted			(C)	$(7.10)
Diluted			(C)	$(7.10)
Weighted average number of common shares outstanding:
Basic			(C)	13,884
Diluted			(C)	13,884

See notes to Unaudited Pro Forma Combined Financial Statements.

OUTDOOR PRODUCTS & ACCESSORIES BUSINESS OF SMITH & WESSON BRANDS, INC.

Notes to Unaudited Pro Forma Combined Financial Statements

(A) Represents the reclassification of SWBI’s net investment in our company, including the settlement of intercompany accounts, into cash and cash equivalents, additional paid-in capital, and common stock, par value $0.001 to reflect the number of shares of our common stock expected to be outstanding at the Distribution Date. We have assumed the number of outstanding shares of common stock based on the number of SWBI common shares of 55,534,089 outstanding at July 9, 2020 and an assumed pro-rata distribution ratio of one share of our common stock for each four shares of SWBI common stock.

(B) Represents the income tax impact of the pro forma adjustments for the year ended April 30, 2020. This adjustment was primarily calculated by applying a blended statutory tax rate of 24% to each of the pre-tax pro forma adjustments.

(C) Pro forma basic and diluted earnings per share and pro forma weighted-average basic and diluted shares outstanding for the fiscal year ended April 30, 2020 reflect the number of shares of our common stock that are expected to be outstanding upon completion of the Distribution. We have assumed the number of outstanding shares of common stock based on the number of SWBI common shares outstanding at July 9, 2020 and an assumed pro-rata distribution ratio of one share of our common stock for each four shares of SWBI common stock. The actual number of shares of our common stock may be different from this estimated amount.

(D) Represents the impact of a long-term sublease agreement for corporate office and warehouse space in Columbia, Missouri that will be entered into between SWBI and us at the time of the Distribution. The lease arrangement for corporate office and warehouse space was determined to be an operating lease, and adjustments in the amount of $24.5 million were recorded to reflect a right-of-use asset and lease liability on the unaudited pro forma combined balance sheet as of April 30, 2020. We incurred $1.6 million of costs associated with corporate office and warehouse space, which is included in the historical combined statement of income/(loss) and comprehensive income/(loss) for the year ended April 30, 2020.  The first-year expense associated with the long-term sublease agreement was determined to be $2.1 million for the fiscal year ended April 30, 2020. The resulting incremental expense of $510,000 was recorded to increase selling, marketing, and distribution expenses for the fiscal year ended April 30, 2020 in the unaudited pro forma combined statement of income/(loss) and comprehensive income/(loss).

(E) Represents the impact of a lease agreement for administrative office space in Chicopee, Massachusetts entered into on June 1, 2020 in contemplation of the Separation. This arrangement was determined to be an operating lease, and adjustments in the amount of $369,000 were recorded to reflect a right-of-use asset and lease liability on the unaudited pro forma combined balance sheet as of April 30, 2020. Additionally, adjustments were recorded to increase general and administrative expenses by $82,000 for the fiscal year ended April 30, 2020 in the unaudited pro forma combined statement of income/(loss) and comprehensive income/(loss).

(F) We have received a commitment letter for a $50 million revolving line of credit to be used for general corporate purposes in anticipation of the Separation. We will have no outstanding borrowings on this line immediately following the Separation. Adjustments reflect unused credit facility fees of $164,000 associated this facility.

(G) Adjustments reflect warehouse assets not attributed to us in the historical combined balance sheet as of April 30, 2020 that were not historically managed as part of our business, but that will be transferred from SWBI to us in connection with the Separation.

Depreciation expense for the fiscal year ended April 30, 2020 has been increased by $670,000 as a result of the assets transferred from SWBI to us as part of the Separation, calculated on a straight-line basis over the anticipated remaining useful lives of the transferred assets from the date of the Separation. The cost basis and accumulated depreciation related to the assets transferred were $4.1 million and $870,000, respectively, at April 30, 2020.

(H) Represents $1.6 million of estimated incremental compensation expense expected to be incurred as a result of equitable adjustments that will be made to outstanding SWBI equity compensation awards as a result of the Separation. These equitable adjustments are intended to maintain, immediately following the consummation of the Distribution, the intrinsic value of the awards immediately prior to the consummation of the Distribution.

Outstanding awards will continue to vest over the original vesting period, which has a weighted average remaining vesting period of 2.0 years. We have estimated total incremental compensation expense of $3.3 million that will be recorded over the remaining vesting period. Of the total incremental compensation expense, $1.6 million would be recognized in the first 12 months following the Distribution and is reflected as an adjustment in the unaudited pro forma combined statement of income/(loss) and comprehensive income/(loss). We estimated the incremental compensation expense based on the SWBI share price and number of outstanding SWBI equity compensation awards as of July 9, 2020 and an assumed pro-rata conversion ratio of one share of our common stock for each four shares of SWBI common stock underlying such awards. The actual incremental compensation expense may be different and will be determined based on the actual number of equity compensation awards issued as a result of the Distribution and the actual share prices of SWBI and our common stock immediately before and after the Distribution. A 10% increase in the SWBI share price used in the calculation of estimated incremental compensation expense would increase incremental compensation expense recognized in the unaudited pro forma combined statement of income/(loss) and comprehensive income/(loss) by $207,000, or 13%. A 10% decrease in the SWBI share price used in the calculation of estimated incremental compensation expense would decrease incremental compensation expense recognized in the unaudited pro forma combined statement of income/(loss) and comprehensive income/(loss) by $382,000, or 23%.

The following table illustrates the accumulated impact of footnotes D and E (in thousands):

As of April 30, 2020
Pro Forma Adjustments
Right of use assets
Corporate office and warehouse sublease (D)	$24,547
Administrative office lease (E)	369
$24,916
Lease liabilities, current
Corporate office and warehouse sublease (D)	$1,837
Administrative office lease (E)	65
$1,902
Lease liabilities, net of current portion
Corporate office and warehouse sublease (D)	$22,710
Administrative office lease (E)	304
$23,014

The following table illustrates the accumulated impact of footnotes E, F, G, and H (in thousands):

For the year ended April 30, 2020
Pro Forma Adjustments
General and administrative
Administrative office lease (E)	$82
Credit facility fees (F)	164
Asset transfer (G)	670
Incremental compensation expense (H)	1,632
$2,548

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following table presents our selected historical combined financial data as of and for each of the years in the five-year period ended April 30, 2020. We derived the selected historical combined financial data as of April 30, 2020 and April 30, 2019, and for each of the years in the three-year period ended April 30, 2020, from our audited combined financial statements included elsewhere in this information statement. We derived the selected historical combined financial data as of April 30, 2018, and as of and for the years ended April 30, 2017 and April 30, 2016, from our unaudited combined financial information that is not included in this information statement. In our opinion, the unaudited combined financial information has been prepared on the same basis as our audited combined financial statements and included all adjustments necessary for a fair statement of the information for the periods presented.

Our historical audited combined financial statements and unaudited combined financial information include certain expenses of SWBI that have been charged to us for certain centralized functions and programs provided and administered by SWBI, including information technology, human resources, accounting, shared services, and insurance costs. In addition, for purposes of preparing our audited combined financial statements and the unaudited combined financial information, we have allocated a portion of SWBI total corporate expenses to such financial statements, with the allocations related primarily to the support provided by SWBI for executive management, finance, accounting, human resources, the related benefit costs associated with such functions, such as stock-based compensation, and the cost of the SWBI Springfield, Massachusetts corporate headquarters. These costs may not be representative of the future costs we will incur as an independent, publicly traded company. In addition, our historical financial information does not reflect changes that we expect to experience in the future as a result of our separation from SWBI, including changes in financing, operations, cost structure, and personnel needs of our business. Consequently, the financial information included in this information statement may not necessarily reflect our financial position, results of operations, and cash flows in the future or what our financial condition, results of operations, and cash flows would have been had we been an independent, publicly traded company during the periods presented.

The selected historical combined financial data presented below should be read in conjunction with our audited combined financial statements and the related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the “Unaudited Pro Forma Combined Financial Statements” and accompanying notes included elsewhere in this information statement.

	Fiscal Year Ended April 30,
	2020	2019	2018		2017	2016
	(In thousands, except ratio data)
Net sales	$167,379	$177,363	$171,681		$140,721	$71,587
Cost of sales	96,363	93,889	91,775		73,021	36,606
Gross profit	71,016	83,474	79,906		67,700	34,981
Operating expenses (a)	183,812	97,539	82,919		70,566	31,293
Operating income/(loss)	(112,796)	(14,065)	(3,013)		(2,866)	3,688
Total other income/(expense), net	4,942	5,278	4,020		1,088	461
Income/(loss) from operations before income taxes	(107,854)	(8,787)	1,007		(1,778)	4,149
Income tax expense/(benefit)	(11,653)	734	(7,158)	(c)	(833)	1,452
Net income/(loss) (b)	$(96,201)	$(9,521)	$8,165		$(945)	$2,697
Depreciation and amortization	$23,639	$24,990	$24,041		$21,115	$10,546
Adjusted EBITDAS (d)	$12,300	$23,615	$27,385		$28,267	$16,096
Capital expenditures	$1,480	$1,889	$1,516		$3,968	$1,302
Year-end financial position:
Working capital	$80,876	$70,929	$49,606		$53,204	$12,188
Current ratio	4.8	4.5	3.4		3.4	2.2
Total assets	$248,415	$354,773	$365,272		$380,769	$148,271

(a)

Operating expenses for fiscal 2020 include a $98.9 million impairment of goodwill, and operating expenses for fiscal 2019 include a $10.4 million impairment of goodwill. See Note 1 – Background, Basis of Presentation, and Summary of Significant Accounting Policies to the combined financial statements for further details.

(b)

Net income/(loss) for fiscal 2019 includes activity for the period subsequent to the acquisition of LaserLyte. Net income/(loss) for fiscal 2018 includes activity for the period subsequent to the acquisition of Fish Tales, LLC. Net income/(loss) for fiscal 2017 includes activity for the period subsequent to the acquisitions of Taylor Brands, LLC, Crimson Trace, and UST. See Note 2 – Acquisitions to the combined financial statements for further detail.

(c)	Income tax benefit in fiscal 2018 was favorably impacted by $7.6 million as a result of the Tax Cuts and Jobs Act, or Tax Reform.
(d)	See “Non-GAAP Financial Measures.”

Non-GAAP Financial Measures

We use GAAP net income as our primary financial measure. We use Adjusted EBITDAS, which is a non-GAAP financial metric, as a supplemental measure of our performance in order to provide investors with an improved understanding of underlying performance trends, and it should be considered in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Adjusted EBITDAS is defined as GAAP net income/(loss) before interest, taxes, depreciation, amortization, and stock compensation expense. Our Adjusted EBITDAS calculation also excludes certain items we consider non-routine. We believe that Adjusted EBITDAS is useful to understanding our operating results and the ongoing performance of our underlying business, as Adjusted EBITDAS provides information on our ability to meet our capital expenditure and working capital requirements, and is also an indicator of profitability. We believe this reporting provides additional transparency and comparability to our operating results. We believe that the presentation of Adjusted EBITDAS is useful to investors because it is frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. We use Adjusted EBITDAS to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, and to neutralize our capitalization structure to compare our performance against that of other peer companies using similar measures, especially companies that are private. We also use Adjusted EBITDAS to supplement GAAP measures of performance to evaluate our performance in connection with compensation decisions. We believe it is useful to investors and analysts to evaluate this non-GAAP measure on the same basis as we use to evaluate our operating results.

Adjusted EBITDAS is a non-GAAP measure and may not be comparable to similar measures reported by other companies. In addition, non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. We address the limitations of non-GAAP measures through the use of various GAAP measures. In the future, we may incur expenses or charges such as those added back to calculate Adjusted EBITDAS. Our presentation of Adjusted EBITDAS should not be construed as an inference that our future results will be unaffected by these items.

The following table sets forth our calculation of non-GAAP Adjusted EBITDAS for the fiscal years ended April 30, 2020, 2019, 2018, 2017, and 2016 (dollars in thousands):

	Fiscal Year Ended April 30,
	2020	2019	2018	2017	2016
	(Unaudited)
GAAP net income/(loss)	$(96,201)	$(9,521)	$8,165	$(945)	$2,697

Income tax expense/(benefit)	(11,653)	734	(7,158)	(833)	1,452
Depreciation and amortization	23,639	24,333	24,041	21,115	10,546
Related party interest income	(4,963)	(5,225)	(2,309)	(1,088)	(458)
Stock compensation	850	2,274	1,772	2,266	1,671
Goodwill impairment	98,929	10,396	—	—	—
Inventory step-up expense	—	—	—	3,551	—
Product recall	(180)	(589)	1,666	—	—
Transition costs	1,580	1,185	439	381	161
COVID-19 costs	299	—	—	—	—
Acquisition costs	—	28	769	3,820	27
Non-GAAP Adjusted EBITDAS	$12,300	$23,615	$27,385	$28,267	$16,096

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the three years ended April 30, 2020 should be read in conjunction with our audited combined financial statements and the notes thereto, included elsewhere in this information statement, as well as the information presented under “Unaudited Pro Forma Combined Financial Statements,” “Selected Historical Combined Financial Data,” and “Business.” The following discussion and analysis includes forward-looking statements. These forward-looking statements are subject to risks, uncertainties, and other factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed elsewhere in this information statement. See in particular “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

Background

On November 13, 2019, SWBI announced that it was proceeding with a plan to spin-off its outdoor products and accessories business. We are currently a wholly owned subsidiary of SWBI and, as a result of the Separation, we will hold, directly or indirectly through our subsidiaries, all of the assets, and legal entities, subject to any related liabilities, associated with SWBI’s outdoor products and accessories business. The Separation will be achieved through the transfer of all the assets and legal entities, subject to any related liabilities, of the outdoor products and accessories business of SWBI to our company or our subsidiaries, which we refer to as the Transfer, and the distribution of 100% of our outstanding capital stock to holders of SWBI common stock as of the close of business on the Record Date, which we refer to as the Distribution. In connection with the Distribution, SWBI stockholders will receive one share of our common stock for every four shares of SWBI common stock held as of the close of business on the Record Date. The Separation is expected to be completed on August 24, 2020. Following the Separation, SWBI stockholders as of the close of business on the Record Date will own 100% of the outstanding shares of our common stock; we will be an independent, publicly traded company; and SWBI will retain no ownership interest in our company. For more information, see “The Separation” included elsewhere in this information statement.

Basis of Presentation

We have historically operated as part of SWBI and not as a standalone company. The accompanying audited combined financial statements included in this information statement were prepared in connection with the Separation and were derived from the consolidated financial statements and accounting records of SWBI. These combined financial statements reflect our combined historical financial position, results of operations, and cash flows as they were historically managed in accordance with accounting principles generally accepted in the United States, or GAAP. The combined financial statements may not be indicative of our future performance and do not necessarily reflect what the financial position, results of operations, and cash flows would have been had we operated as an independent, publicly traded company during the periods presented, particularly because of changes we expect to experience in the future as a result of the Separation, including changes in the financing, cash management, operations, cost structure, and personnel needs of our business.

The combined financial statements include certain assets and liabilities that have historically been held at the SWBI corporate level, but are specifically identifiable to or otherwise attributable to us. Our combined statements of income/(loss) and comprehensive income/(loss) also include costs for certain centralized functions and programs provided and administered by SWBI that are charged directly to SWBI businesses, including us. These centralized functions and programs include legal, benefit programs, and insurance. These costs were included in general and administrative expenses in the combined statements of income/(loss) and comprehensive income/(loss).

In addition, for purposes of preparing the combined financial statements on a “carve-out” basis, a portion of SWBI total corporate expenses were allocated to us. These expense allocations include the cost of corporate functions and resources provided by SWBI, including executive management, finance, accounting, legal, human resources, internal audit, and the related benefit costs associated with such functions, such as stock-based compensation, and the cost of the SWBI Springfield, Massachusetts corporate headquarters. In fiscal 2020, SWBI began operating a new distribution facility in Columbia, Missouri, which included shared distribution expenses between SWBI and us. In addition to the portion of SWBI corporate expenses allocated to us, a portion of SWBI total distribution expenses was allocated to us. These expense allocations include selling, distribution, inventory management, warehouse, and fulfillment services provided by SWBI and the related benefit costs associated with such functions, such as stock-based compensation and the cost of the SWBI Columbia, Missouri distribution facility. We were allocated $8.7 million in fiscal 2020, $9.9 million in fiscal 2019, and $9.0 million in fiscal 2018 for such corporate expenses, which were included within general and administrative expenses in the combined statements of income/(loss) and comprehensive income/(loss). In fiscal 2020, we were also allocated $8.2 million of such distribution expenses, which were included within cost of sales; selling, marketing, and distribution expenses; and general and administrative expenses in the combined statements of income/(loss) and comprehensive income/(loss).

Costs were allocated to us based on direct usage when identifiable or, when not directly identifiable, on the basis of proportional net revenue, employee headcount, delivery units, or square footage, as applicable. We consider the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to, or the benefit received by, us during the periods presented. However, the allocations may not reflect the expenses we would have incurred if we had been a standalone company for the periods presented. Actual costs that may have been incurred if we had been a standalone company would depend on a number of factors, including the organizational structure, whether functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure. Going forward, we will perform these functions using our own resources or outsourced services. For a period following the Separation, however, some of these functions will continue to be provided by SWBI under the Transition Services Agreement. Additionally, we will provide some services to SWBI under the Transition Services Agreement. We will also enter into certain commercial arrangements with SWBI in connection with the Separation.

Subsequent to the completion of the Separation, we expect to incur expenditures to establish certain standalone functions and information technology systems, as well as other one-time costs. Recurring standalone costs include accounting, financial reporting, tax, regulatory compliance, corporate governance, treasury, legal, internal audit, and investor relations functions, as well as the annual expenses associated with running an independent, publicly traded company, including listing fees, board of director fees, and external audit costs. We are currently assessing whether recurring standalone costs are expected to differ from historical allocations, which may have an impact on profitability and operating cash flows.

We operate and report using a fiscal year ending on April 30 of each year.

Overview and Highlights

We are a leading provider of outdoor products and accessories encompassing hunting, fishing, camping, shooting, and personal security and defense products for rugged outdoor enthusiasts. We conceive, design, produce or source, and sell products and accessories, including shooting supplies, rests, vaults, and other related accessories; premium sportsman knives and tools for fishing and hunting; land management tools for hunting preparedness; harvesting products for post-hunt or post-fishing activities; electro-optical devices, including hunting optics, firearm aiming devices, flashlights, and laser grips; reloading, gunsmithing, and firearm cleaning supplies; and survival, camping, and emergency preparedness products.  We develop and market our products at our facility in Columbia, Missouri and contract for the manufacture and assembly of most of our products with third-parties located in Asia. We also manufacture some of our electro-optics products at our facility in Wilsonville, Oregon.

We focus on our brands and the establishment of product categories in which we believe our brands will resonate strongly with the activities and passions of consumers and enable us to capture an increasing share of our overall addressable markets. Our owned brands include Caldwell, Wheeler, Tipton, Frankford Arsenal, Hooyman, BOG, MEAT!, Uncle Henry, Old Timer, Imperial, Crimson Trace, LaserLyte, Lockdown, UST, BUBBA, and Schrade, and we license for use in association with certain products we sell additional brands, including M&P, Smith & Wesson, Performance Center by Smith & Wesson, and Thompson/Center Arms.   In focusing on the growth of our brands, we organize our creative, product development, sourcing, and digital support teams into four brand lanes, each of which focuses on one of four distinct consumer verticals – Marksman, Defender, Harvester, and Adventurer – with each of our brands included in one of the brand lanes. Our sales activities are focused and measured on how we go to market within the e-commerce and traditional distribution channels.  These two channels involve distinct strategies to increase revenue and enhance market share.  Our sales team is organized by customer groups, which we refer to as classes of trade, within the e-commerce and traditional channels and sells our products from all brands across all four of our brand lanes.  We measure our success through sales performance in these distribution channels against prior results and our own expectations.

Our Marksman brands address product needs arising from consumer activities that take place primarily at the shooting range and where firearms are cleaned, maintained, and worked on. Our Defender brands include products that help consumers aim their firearms more accurately, including situations that require self-defense, and products that help secure, store, and maintain connectivity to those possessions that some consumers would consider to be high value or high consequence. Our Harvester brands focus on the activities hunters typically engage in, including hunting preparation, the hunt itself, and the activities that follow a hunt, such as meat processing. Our Adventurer brands include products that help enhance consumers’ fishing and camping experiences.

In August 2017, we acquired Bubba Blade branded products and other assets from Fish Tales, LLC, referred to as the BUBBA Acquisition, for a purchase price of $12.1 million. Fish Tales, LLC, based in Tucson, Arizona, was a provider of premium sportsmen knives and tools for fishing and hunting, including the premium knife brand Bubba Blade. The operations of Fish Tales, LLC were fully integrated into our facility located in Columbia, Missouri.

In January 2019, we acquired substantially all of the LaserLyte branded products and other assets from P&L Industries, Inc. for a purchase price of $2.0 million. P&L Industries Inc., based in Cottonwood, Arizona, was a provider of laser training and sighting products for the consumer market. The operations of LaserLyte were fully integrated into our facility located in Wilsonville, Oregon. This acquisition did not have a material impact on our combined financial statements for all periods presented.

Fiscal 2020 Highlights

Our operating results for fiscal 2020 included the following:

•	Total net sales of $167.4 million, including $15.1 million of related party sales, representing a decrease of $10.0 million, or 5.6%, from the prior fiscal year.
•

Gross margin of 42.4% decreased 470 basis points lower than for the prior fiscal year, primarily because of unfavorable variance capitalization for costs that were capitalized in fiscal 2019 and expensed in fiscal 2020, which was caused by the reduction of laser manufacturing in fiscal 2019 and higher tariff costs on imported goods.

•

Our business has been negatively impacted by several factors related to the COVID-19 pandemic, including a major online retail customer’s decision to halt or delay most non-essential product orders, COVID-19-related supply chain issues, COVID-19-related “stay at home” orders, and sporting goods store closures, which have reduced retail foot traffic in many states. Based on these factors, we expect reduced revenue and cash flows in our business, which resulted in lowering our forecasted results. The lowered forecasts caused us to evaluate the fair value of our business and, based on the results of this evaluation, we recorded a $98.9 million non-cash impairment of goodwill.

•

Net loss in fiscal 2020 was $96.2 million, an increase of $86.7 million, over fiscal 2019. Net loss was negatively impacted by a $98.9 million impairment of goodwill in fiscal 2020, and was negatively impacted by a $10.4 million impairment of goodwill in fiscal 2019.

Fiscal 2019 Highlights

Our operating results for fiscal 2019 included the following:

•	Total net sales of $177.4 million, including $17.5 million of related party sales, was an increase of $5.7 million, or 3.3%, over the prior fiscal year.
•

Gross margin of 47.1% was an increase of 60 basis points over the prior fiscal year as a result of changes in product recall reserves for electro-optics products as well as higher sales volumes and improved customer mix.

•

A combination of factors occurring in the firearms industry during the last few years, including changes in the political environment and reduced overall demand for both firearms and the accessories that are attached to firearms, such as laser sights, resulted in us lowering our long-range sales volume, operating profit, and cash flow forecasts for our former Electro-Optics operating unit. Based on those forecasts, we felt it important to seek out efficiencies in that operating unit to increase operating performance and as a result decided to combine that operating unit with our Outdoor Products & Accessories operating unit. The lowered forecasts and the decision to reorganize those operating units caused us to evaluate the fair value of our operating units. Based on the results of this evaluation, we recorded a $10.4 million non-cash impairment of goodwill.

•

Net loss in fiscal 2019 was $9.5 million, a decrease of $17.7 million from the prior fiscal year. Net income in fiscal 2019 was negatively impacted by a $10.4 million impairment of goodwill, and in fiscal 2018, was positively impacted by a one-time Tax Reform benefit of $7.6 million.

Key Performance Indicators

We evaluate the performance of our business based upon a number of financial and operating measures utilizing GAAP and non-GAAP measures.  The GAAP measures we use are sales, gross profit and gross margin, operating expenses, and operating margin. The key non-GAAP measure we use is Adjusted EBITDAS.

Sales

We assess net sales by comparing results from the current reporting period against the performance in corresponding periods from previous years. We also review sales by e-commerce and traditional distribution channels, that consist of various categories, including by customer and by brand against corresponding periods from the previous year. We use certain sales metrics to assess our financial performance and assist us in determining compensation decisions. Our sales growth is driven by new product offerings, expansion into new product categories, and market share gains. Sales can be impacted by product availability, promotional programs and competitor activities, success of marketing efforts, and the general spending habits of consumers. Consumer spending patterns depend on economic conditions and changes in discretionary spending.

Gross Profit and Gross Margin

Gross profit is equal to net sales less our cost of sales, while gross margin is gross profit as a percentage of net sales. We assess gross profit and gross margin by comparing results to corresponding periods from previous years.  We utilize gross margin targets in our review of promotional programs to ensure overall financial metrics will be achieved.  Gross margin can be impacted by product mix, as some products provide higher gross margins; customer mix, because of varying pricing levels; fixed cost absorption from our assembly processes, and tariffs. Our gross profit is driven by net sales and is therefore generally variable in nature.

Operating Expenses

Operating expenses include the payroll and benefits for our product development, selling, marketing, distribution, and administrative functions, as well as advertising, commissions, e-commerce initiatives, insurance, professional fees, corporate costs, depreciation, and amortization. Our advertising and commission costs are generally variable in nature and fluctuate with changes in net sales. The remainder of our expenses are primarily fixed in nature. We review our operating expenses through fixed and variable cost analysis to ensure our total expenses as a percentage of revenue are within internal thresholds.

Operating Margin

Operating margin is operating profit as a percentage of net sales.  We use this metric to determine our success in leveraging fixed operating expenses to maximize operating margin.

Adjusted EBITDAS

We use Adjusted EBITDAS, which is a non-GAAP financial metric, as a supplemental measure of our performance in order to provide an improved understanding of underlying performance trends, but it should be considered in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Adjusted EBITDAS is defined as GAAP net income/(loss) before interest, taxes, depreciation, amortization, and stock compensation expense. Our Adjusted EBITDAS calculation also excludes certain items we consider non-routine. We use this metric to assess our financial performance and assist us in determining compensation decisions. We use Adjusted EBITDAS to evaluate our performance relative to competitors and the success of our operating strategies. This non-GAAP measure may not be comparable to similarly titled measures being disclosed by other companies. “See Non-GAAP Financial Measure” below.

Components of Results of Operation

Net Sales

Net sales consist primarily of sales to online retailers, sports specialty stores, sporting goods stores, dealers and distributors, mass market, home and auto retailers, and direct-to-consumers through our websites. During fiscal 2020 and 2019, 96.1% and 96.2%, respectively, of our net sales were to domestic consumers. Our net sales reflect adjustments for estimated allowances for trade terms, sales incentive programs, discounts, markdowns, chargebacks, and returns.

Cost of Goods Sold

Cost of goods sold for purchased finished goods includes the purchase costs and related overhead. We source most of our purchased finished goods and components from manufacturers in Asia. Cost of goods sold for those products that we manufacture includes all materials, labor, and overhead costs incurred in the production process. In both cases, overhead includes all costs related to manufacturing or purchasing finished goods, including costs of planning, purchasing, quality control, depreciation, duties, royalties paid to related parties, and shrinkage.

Operating Expenses

Operating expenses include the cost of product development; selling, marketing, and advertising; warehousing, distribution, shipping, and handling to customers; and administration.

Operating expenses include allocations of costs for certain centralized functions and programs provided and administered by SWBI. See “— Basis of Presentation” above and Note 1 – Background, Basis of Presentation, and Summary of Significant Accounting Policies to our audited combined financial statements for further details on our methodology for allocating these costs. Allocations of expenses from SWBI are not necessarily indicative of future expenses and do not necessarily reflect results that would have been achieved as an independent, publicly traded company for the periods presented. After the Separation, we expect recurring standalone costs to be higher than historical allocations, which may have an impact on profitability and operating cash flows. For more information, see “Unaudited Pro Forma Combined Financial Statements” included elsewhere in this information statement.

Related Party Interest Income, Net

Related party interest income, net includes interest income earned on related party notes receivable from SWBI and interest expense incurred on related party notes payable to SWBI. All outstanding related party notes at the time of the Separation are expected to be settled.

Results of Operations

Net Sales and Gross Profit

The following table sets forth certain information regarding net sales and gross profit for the fiscal years ended April 30, 2020, 2019, and 2018 (dollars in thousands):

	2020	2019	$ Change	% Change	2018
Net sales	$167,379	$177,363	$(9,984)	-5.6%	$171,681
Cost of sales	96,363	93,889	2,474	2.6%	91,775
Gross profit	$71,016	$83,474	$(12,458)	-14.9%	$79,906
% of net sales (gross margin)	42.4%	47.1%			46.5%

The following table sets forth certain information regarding trade channel net sales for the fiscal years ended April 30, 2020, 2019, and 2018 (dollars in thousands):

	2020	2019	$ Change	% Change	2018
e-commerce channels	$54,316	$47,429	$6,887	14.5%	$37,222
Traditional channels	113,063	129,934	(16,871)	-13.0%	134,459
Total net sales	$167,379	$177,363	$(9,984)	-5.6%	$171,681

Our e-commerce channels include net sales from customers that do not operate a physical brick and mortar store, but generate the majority of their revenue from consumer purchases from their retail websites. Our traditional channels include customers that primarily operate out of physical brick and mortar stores and generate the large majority of revenue from consumer purchases in their brick and mortar locations.

We sell our products worldwide. The following table sets forth certain information regarding geographic makeup of net sales included in the above table for the fiscal years ended April 30, 2020, 2019, and 2018 (dollars in thousands):

	2020	2019	$ Change	% Change	2018
Domestic net sales	$160,905	$170,621	$(9,716)	-5.7%	$164,885
International net sales	6,474	6,742	(268)	-4.0%	6,796
Total net sales	$167,379	$177,363	$(9,984)	-5.6%	$171,681

Fiscal 2020 Net Sales Compared with Fiscal 2019

Net sales for fiscal 2020 decreased $10.0 million, or 5.6%, from the prior fiscal year. Net sales to related parties in fiscal 2020 was $15.1 million compared with $17.5 million for the prior fiscal year. Net sales in our traditional channels decreased by $17.2 million, or 13.1% primarily because of a $4.3 million decline in our branded camping accessory sales as a result of one large retailer accelerating a strategy towards its own private label brand, $4.0 million from reduced sales to OEM customers, and $2.4 million in related party sales. In addition, we believe that we experienced reduced orders because of recent bankruptcies and other financial instability of certain of our customers and several factors related to the COVID-19 pandemic late in fiscal 2020, including a major online retail customer’s decision to halt or delay most non-essential product orders, COVID-19-related supply chain issues, COVID-19-related “stay at home” orders, and sporting goods store closures, which have significantly reduced retail foot traffic in many states. The reduced orders as a result of the COVID-19 pandemic were partially offset by $6.9 million, or 14.5%, of increased sales growth in our e-commerce channel from a shift in consumer preference to online retailers and increases in our own direct-to-consumer business.

New products, defined as any new SKU not shipped in the prior year, represented 14.0% of net sales for fiscal 2020. We have a history of introducing approximately 250 to 350 new SKUs each year, the majority of which are introduced late in our third fiscal quarter.

Inventory at the end fiscal 2020 was relatively flat compared with fiscal 2019. We believe our inventory levels have enabled us to maintain minimal disruption from COVID-19 pandemic responses with our suppliers. It is possible, however, that worsening of conditions or increased fears of a pandemic could have a renewed and prolonged effect on manufacturing or employment in China, travel to and from China, or other restrictions on imports, all of which could have a longer-term effect on our sales and profitability in future periods.

Our order backlog as of April 30, 2020 was $1.8 million, or $10.9 million lower than at the end of fiscal 2019. We allow orders received that have not yet shipped to be cancelled, and therefore, our backlog may not be indicative of future sales.

Fiscal 2019 Net Sales Compared with Fiscal 2018

Net sales for fiscal 2019 increased $5.7 million, or 3.3%, over fiscal 2018. Net sales to related parties for fiscal 2019 was $17.5 million compared with $13.8 million for the prior fiscal year. Net sales increased primarily because of increased revenue in our e-commerce channel by $10.2 million, or 27.4%, because of large bulk orders from our large online retailers partially offset by $4.5 million, or 3.4%, lower revenue in our traditional channels.  The decrease in our traditional channels was primarily due to lower third-party OEM and commercial electro-optics product revenue as a result of a general decline in firearm market conditions mentioned above, offset by $3.7 million in higher related party sales and $1.2 million of inorganic revenue from the BUBBA acquisition. In addition, we have received positive market acceptance of newly introduced products over the past several years as new products represented 7.1% of net sales for fiscal 2019.

Our inventory levels as of April 30, 2019 increased $18.7 million over April 30, 2018, primarily because of increased inventory purchases to mitigate tariff costs.

Our order backlog as of April 30, 2019 was $12.7 million, or $1.6 million lower than at the end of fiscal 2018, primarily due to timing of orders.

Fiscal 2020 Cost of Sales and Gross Profit Compared with Fiscal 2019

Gross margin for fiscal 2020 was negatively impacted by 470 basis points lower than for the prior fiscal year, primarily because of higher tariff costs on imported goods for the majority of our products sourced from Asia that negatively impacted gross margin by 160 basis points, unfavorable variance capitalization for costs that were capitalized in fiscal 2019 and expensed in fiscal 2020, which was caused by the reduction of laser manufacturing in fiscal 2019, and had a 60-basis point reduction in gross margin, and unfavorable excess inventory reserves that had a 40 basis point reduction in gross margin. In addition, we believe the reduced gross margin was also negatively impacted from the COVID-19 pandemic mentioned above because of “stay at home’ orders that reduced foot traffic and sporting goods store closures.

Fiscal 2019 Cost of Sales and Gross Profit Compared with Fiscal 2018

Gross margin for fiscal 2019 increased 60 basis points over fiscal 2018. Favorable impacts to gross margin included 90 basis points in higher sales volumes and changes in customer mix and 130 basis points from the reduction of our existing electro-optics product recall reserve. These favorable impacts were partially offset by 100 basis points of unfavorable fixed-cost absorption and 60 basis point reduction from tariffs.

Operating Expenses

The following table sets forth certain information regarding operating expenses for the fiscal years ended April 30, 2020, 2019, and 2018 (dollars in thousands):

	2020	2019	$ Change	% Change	2018
Research and development	$4,995	$4,859	$136	2.8%	$3,803
Selling, marketing, and distribution	38,596	31,955	6,641	20.8%	28,384
General and administrative	41,292	50,329	(9,037)	-18.0%	50,732
Impairment of long-lived assets	98,929	10,396	88,533	851.6%	—
Total operating expenses	$183,812	$97,539	$86,273	88.4%	$82,919
% of net sales	109.8%	55.0%			48.3%

Fiscal 2020 Operating Expenses Compared with Fiscal 2019

Research and development expenses were relatively flat from the prior fiscal year. Selling, marketing, and distribution expenses increased $6.6 million, primarily as a result of $2.9 million of additional distribution costs for the start-up of SWBI’s new Columbia, Missouri distribution center during the first quarter of fiscal 2020, $2.0 million of increased costs related to the development of our e-commerce initiative, and $1.4 million of additional co-op advertising and targeted customer promotions. General and administrative expenses decreased $9.0 million, primarily because of $3.9 million of lower costs related to the closure of our Jacksonville, Florida facility, $2.1 million of reduced compensation-related costs primarily from reduced headcount and spending at our Wilsonville, Oregon facility, and $1.4 million of lower allocated compensation-related costs from the separation of SWBI’s former Chief Executive Officer and reduced overall corporate headcount in fiscal 2020. Impairment of long-lived assets increased $88.5 million, primarily because of a $98.9 million non-cash impairment of goodwill recorded during our fourth quarter of fiscal 2020 as a result of the negative impacts expected by several factors related to the COVID-19 pandemic, including a major online retail customer’s decision to halt or delay most non-essential product orders, COVID-19-related supply chain issues, as well as COVID-19-related “stay at home” orders and sporting goods store closures, which reduced retail foot traffic in many states. We recorded a $10.4 million impairment of goodwill in fiscal 2019 because of a combination of factors occurring in the firearms industry during the last few years, including changes in the political environment and reduced overall demand for both firearms and the accessories that are attached to firearms, such as laser sights, resulting in us lowering our long-range sales volume, operating profit, and cash flow forecasts. See “Critical Accounting Policies” and Note 1 - Background, Basis of Presentation, and Summary of Significant Accounting Policies to the combined financial statements for more information regarding these impairment charges.

Fiscal 2019 Operating Expenses Compared with Fiscal 2018

Excluding the impact of the goodwill impairment described above, operating expenses increased $4.2 million over fiscal 2018. Research and development expenses increased $1.1 million, primarily as a result of increased professional fees related to new products. Selling, marketing, and distribution expenses increased $3.6 million, primarily as a result of $1.6 million of increased compensation-related expenses, $781,000 of increased advertising expenses, $560,000 of increased professional fees, and $359,000 of increased travel and entertainment expenses, all relating to the creation of our new brand lane business structure. General and administrative expenses were relatively flat with lower administrative consulting fees almost entirely offset by increased compensation-related expenses.

Operating Loss

The following table sets forth certain information regarding operating income for the fiscal years ended April 30, 2020, 2019, and 2018 (dollars in thousands):

	2020	2019	$ Change	% Change	2018
Operating loss	$(112,796)	$(14,065)	$(98,731)	702.0%	$(3,013)
% of net sales (operating margin)	-67.4%	-7.9%			-1.8%

Fiscal 2020 Operating Loss Compared with Fiscal 2019

Excluding the impact of the fiscal 2020 goodwill impairment and the 2019 goodwill impairment described above, operating loss increased $10.2 million over fiscal 2019. Operating loss increased primarily because of lower sales volumes, the impact of the COVID-19 pandemic on our business, increased co-op advertising and targeted customer promotions, and increased expenses related to the development of our e-commerce initiative. These increased expenses were partially offset by lower costs as a result of the closure of our Jacksonville, Florida facility, reduced headcount and spending at our Wilsonville, Oregon facility, reduced compensation-related costs from the separation of SWBI’s former Chief Executive Officer, and reduced overall corporate headcount in fiscal 2020.

Fiscal 2019 Operating Loss Compared with Fiscal 2018

Excluding the impact of the goodwill impairment described above, operating loss increased $656,000 over fiscal 2018, primarily because of increased compensation-related expenses, professional fees, and advertising expenses as a result of the investment in growing our product offerings and development of brand lanes.

Other Income/(Expense)

The following table sets forth certain information regarding operating income/(expense) for the fiscal years ended April 30, 2020, 2019, and 2018 (dollars in thousands):

	2020	2019	$ Change	% Change	2018
Other income/(expense)	$(21)	$54	$(75)	-138.9%	$1,711

In fiscal 2018, we recorded an adjustment of $1.6 million in the contingent consideration liability in connection with the acquisition of Ultimate Survival Technologies, Inc.

Related Party Interest Income, Net

The following table sets forth certain information regarding related party interest income, net for the fiscal years ended April 30, 2020, 2019, and 2018 (dollars in thousands):

	2020	2019	$ Change	% Change	2018
Related party interest income, net	$4,963	$5,224	$(261)	-5.0%	$2,309

Fiscal 2020 Related Party Interest Income, Net Compared with Fiscal 2019

Net related party interest income decreased $261,000 for fiscal 2020 compared with the prior fiscal year, primarily because of decreased related party notes receivable balances and an approximate 200 basis point decrease in the average interest rate in effect on our related party notes receivable balances in fiscal 2020 compared with fiscal 2019.

Fiscal 2019 Related Party Interest Income, Net Compared with Fiscal 2018

Net related party interest income increased $2.8 million for fiscal 2019 compared with fiscal 2018, primarily because of increased related party notes receivable balances and an approximate 50 basis point increase in the average interest rate in effect on our related party notes receivable balances in fiscal 2019 as compared with fiscal 2018.

Income Tax Expense

The following table sets forth certain information regarding income tax expense for the fiscal years ended April 30, 2020, 2019, and 2018 (dollars in thousands):

	2020	2019	$ Change	% Change	2018
Income tax expense/(benefit)	$(11,653)	$734	$(12,387)	1687.6%	$(7,158)
% of income/(loss) from operations (effective tax rate)	10.8%	-8.4%			-710.8%

We recorded an income tax benefit of $11.7 million for fiscal 2020 compared with income tax expense of $734,000 for fiscal 2019, primarily because of lower operating profit. The effective tax rates were 10.8% and (8.4)% for fiscal 2020 and 2019, respectively. Excluding the impact of the non-cash goodwill impairment charge in fiscal 2020 as a discrete item, our effective tax rate for the fiscal year ended April 30, 2020 was 17.4%.

We recorded income tax expense of $734,000 for fiscal 2019 compared with an income tax benefit of $7.2 million for fiscal 2018, primarily because of the impact of Tax Reform in the prior year. The effective tax rates were (8.4)% and (710.8)% for fiscal 2019 and 2018, respectively. Excluding the impact of the non-cash goodwill impairment charge in fiscal 2019 as a discrete item, our effective tax rate for the fiscal year ended April 30, 2019 was 45.6%.

In fiscal 2018, we recorded a $7.6 million income tax benefit because of Tax Reform. The majority of the tax benefit was due to re-measurement of deferred tax assets and liabilities at lower enacted corporate federal tax rates, which did not have a cash impact in fiscal 2018. Excluding the impact of Tax Reform, our effective tax rate for the fiscal year ended April 30, 2018 was 39.5%.

Net Income/(Loss)

As a result of the above, net loss in fiscal 2020 was $96.2 million compared with net loss of $9.5 million for fiscal 2019.

As a result of the above, net loss for fiscal 2019 was $9.5 million compared with net income of $8.2 million for fiscal 2018.

Non-GAAP Financial Measure

We use GAAP net income as our primary financial measure. We use Adjusted EBITDAS, which is a non-GAAP financial metric, as a supplemental measure of our performance in order to provide investors with an improved understanding of underlying performance trends, and it should be considered in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Adjusted EBITDAS is defined as GAAP net income/(loss) before interest, taxes, depreciation, amortization, and stock compensation expense. Our Adjusted EBITDAS calculation also excludes certain items we consider non-routine. We believe that Adjusted EBITDAS is useful to understanding our operating results and the ongoing performance of our underlying business, as Adjusted EBITDAS provides information on our ability to meet our capital expenditure and working capital requirements, and is also an indicator of profitability. We believe this reporting provides additional transparency and comparability to our operating results. We believe that the presentation of Adjusted EBITDAS is useful to investors because it is frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. We use Adjusted EBITDAS to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, and to neutralize our capitalization structure to compare our performance against that of other peer companies using similar measures, especially companies that are private. We also use Adjusted EBITDAS to supplement GAAP measures of performance to evaluate our performance in connection with compensation decisions. We believe it is useful to investors and analysts to evaluate this non-GAAP measure on the same basis as we use to evaluate our operating results.

Adjusted EBITDAS is a non-GAAP measure and may not be comparable to similar measures reported by other companies. In addition, non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. We address the limitations of non-GAAP measures through the use of various GAAP measures. In the future, we may incur expenses or charges such as those added back to calculate Adjusted EBITDAS. Our presentation of Adjusted EBITDAS should not be construed as an inference that our future results will be unaffected by these items.

The following table sets forth our calculation of non-GAAP Adjusted EBITDAS for the fiscal years ended April 30, 2020, 2019, and 2018 (dollars in thousands):

	Fiscal Year Ended April 30,
	2020	2019	2018
	(Unaudited)
GAAP net income/(loss)	$(96,201)	$(9,521)	$8,165

Income tax expense/(benefit)	(11,653)	734	(7,158)
Depreciation and amortization	23,639	24,333	24,041
Related party interest income	(4,963)	(5,225)	(2,309)
Stock compensation	850	2,274	1,772
Goodwill impairment	98,929	10,396	–
Product recall	(180)	(589)	1,666
Transition costs	1,580	1,185	439
COVID-19 costs	299	–	–
Acquisition costs	–	28	769
Non-GAAP Adjusted EBITDAS	$12,300	$23,615	$27,385

Liquidity and Capital Resources

Historically, we have generated strong annual cash flow from operating activities. However, we have operated within SWBI cash management structure, which uses a centralized approach to cash management and financing of operations. A substantial portion of our cash has historically been transferred to SWBI. This arrangement is not reflective in a manner in which we would have been able to finance our operations had we been an independent, publicly traded company during the periods presented.

The cash and cash equivalents historically held by SWBI at the corporate level are not specifically identifiable to us and therefore have not been reflected in the combined balance sheet.

SWBI incurred debt and related debt issuance costs with respect to the acquisitions of the carved-out businesses. However, such debt has been refinanced since the consummation of these acquisitions, the proceeds of such refinancing being utilized for the retirement of original debt obligations as well as the funding of other SWBI expenditures. As a result, the SWBI third-party long-term debt and the related interest expense have not been allocated to us for any of the periods presented as we were not the legal obligor of such debt.

Following the Separation, our capital structure and sources of liquidity will change from the historical capital structure because we will no longer participate in SWBI’s centralized cash management program. Our ability to fund our operating needs will depend on our future ability to continue to generate positive cash flow from operations and obtain financing on acceptable terms. Based upon our history of generating strong cash flows, we believe we will be able to meet our short-term liquidity needs. We also believe we will meet known or reasonably likely future cash requirements through the combination of cash flows from operating activities, available cash balances, and available borrowings through the issuance of third-party debt. If these sources of liquidity need to be augmented, additional cash requirements would likely be financed through the issuance of debt or equity securities; however, there can be no assurances that we will be able to obtain additional debt or equity financing on acceptable terms in the future.

Our separation from other SWBI businesses may increase the overall cost of debt funding and decrease the overall debt capacity and commercial credit available to us.

We expect to utilize our cash flows to continue to invest in our brands, including research and development of new product initiatives, talent and capabilities, and growth strategies, including any potential acquisitions, and to repay any indebtedness we may incur over time.

The following table sets forth certain cash flow information for the fiscal years ended April 30, 2020, 2019, and 2018 (dollars in thousands):

	2020	2019	$ Change	% Change	2018
Operating activities	$8,447	$3,813	$4,634	121.5%	$25,839
Investing activities	(1,863)	(4,524)	2,661	-58.8%	(13,881)
Financing activities	(6,512)	873	(7,385)	-845.9%	(11,958)
Total cash flow	$72	$162	$(90)	-55.6%	$-

Operating Activities

Operating activities represent the principal source of our cash flow.

Cash provided by operating activities was $8.4 million for fiscal 2020 compared with $3.8 million for the prior fiscal year. Cash provided by operating activities for fiscal 2020 was favorably impacted by depreciation and amortization of $23.6 million and the $98.9 million non-cash goodwill impairment partially offset by $8.8 million of increased accounts receivable primarily because of the timing of shipments and increased deferred tax assets related to the goodwill impairment. Inventory balances were relatively flat from the prior fiscal year; however, we expect that our inventory levels will increase in the first quarter of fiscal 2021 due to seasonal demand requirements.

Cash provided by operating activities was $3.8 million for fiscal 2019 compared with $25.8 million for fiscal 2018. Cash provided by operating activities for fiscal 2019 was favorably impacted by depreciation and amortization of $25.0 million and the $10.4 million non-cash goodwill impairment charge partially offset by $18.4 million of increased inventory due to increased purchases to mitigate tariff increases.

Investing Activities

Cash used in investing activities in fiscal 2020 was $1.9 million, or $2.7 million lower than in the prior fiscal year, primarily due to lower acquisition activity. We recorded capital expenditures of $1.5 million, or $409,000 lower than the prior fiscal year. During fiscal 2019, we acquired substantially all of the LaserLyte branded products and other assets from P&L Industries Inc for a purchase price of $2.0 million.

Cash used in investing activities in fiscal 2019 was $4.5 million, or $9.4 million lower than in fiscal 2018, primarily due to fewer acquisitions. We recorded capital expenditures of $1.9 million, or $373,000 over fiscal 2018, primarily because of spending related to production molds. During fiscal 2019, we acquired substantially all of the LaserLyte branded products and other assets from P&L Industries Inc., for a purchase price of $2.0 million. In August 2017, we acquired Bubba Blade branded products and other assets from Fish Tales, LLC, referred to as the BUBBA Acquisition, for a purchase price of $12.1 million.

Financing Activities

Cash used in financing activities was $6.5 million in fiscal 2020, a decrease of $7.4 million from the prior fiscal year because of changes in net transfers from Parent.

Cash provided by financing activities was $873,000 in fiscal 2019 compared with $12.0 million of cash used in financing activities in fiscal 2018 because of changes in net transfers to and from Parent.

Credit Facility

On June 11, 2020, we received a commitment letter for a new financing arrangement in anticipation of the Separation, consisting of a $50 million revolving line of credit secured by substantially all our assets, maturing five years from the closing date, with available borrowings determined by a borrowing base calculation. The revolving line will also include an option to increase the credit commitment for an additional $15.0 million. The revolving line is expected to bear interest at a fluctuating rate equal to the Base Rate or LIBOR, as applicable, plus the applicable margin. The financing arrangement will contain covenants relating to minimum debt service coverage. This revolving line of credit will have no borrowings as of the Distribution Date and will be used for general corporate purposes.

Our future capital requirements will depend on many factors, including net sales, the timing and extent of spending to support product development efforts, the expansion of sales and marketing activities, the timing of introductions of new products and enhancements to existing products, the capital needed to operate as an independent publicly traded company, any acquisitions or strategic investments that we may determine to make, and our ability to navigate through the many negative business impacts from the COVID-19 pandemic. Further equity or debt financing may not be available to us on acceptable terms or at all. If sufficient funds are not available or are not available on acceptable terms, our ability to take advantage of unexpected business opportunities or to respond to competitive pressures could be limited or severely constrained.

At April 30, 2020 and 2019, we had $234,000 and $162,000, respectively, in cash and cash equivalents on hand.

Critical Accounting Policies

Revenue Recognition

We recognize revenue in accordance with the provisions of Accounting Standards Update, or ASU, Revenue from Contracts with Customers (Topic 606), which became effective for us on May 1, 2018. Performance obligations are satisfied and revenue is recognized when control of ownership has transferred to the customer, which is generally upon shipment but could be delayed until the receipt of customer acceptance.

In some instances, sales include multiple performance obligations. The most common of these instances relates to sales promotion programs under which customers are entitled to receive free goods based upon their purchase of our products, which we have identified as a material right. The fulfillment of these free goods is our responsibility. In such instances, we allocate the transaction price of the promotional sales based on the estimated level of participation in the sales promotional program and the timing of the shipment of all of the products included in the promotional program, including the free goods. We recognize revenue related to the material right proportionally as each performance obligation is satisfied. The net change in contract liabilities for a given period is reported as an increase or decrease to sales.

We generally sell our products free on board, or FOB, shipping point and provide payment terms to most commercial customers ranging from 20 to 90 days of product shipment with a discount available to some customers for early payment. Generally, framework contracts define the general terms of sales, including payment terms, freight terms, insurance requirements, and cancelation provisions. Purchase orders define the terms for specific sales, including description, quantity, and price of each product purchased. We estimate variable consideration relative to the amount of cash discounts to which customers are likely to be entitled. In some instances, we provide longer payment terms, particularly as it relates to promotional programs. As a result of utilizing practical expedience upon the adoption of ASC 606, we do not consider these extended terms to be a significant financing component of the contract because the payment terms are less than one year. In all cases, we consider our costs related to shipping and handling to be a cost of fulfilling the contract with the customer.

We sponsor direct-to-consumer customer loyalty programs in which customers earn rewards from qualifying purchases or activities. We defer revenue for a portion of the transaction price from product sales to customers that earn loyalty points. We recognize revenue upon shipment of the products associated with the loyalty points and record an offsetting reserve utilizing a breakage factor based on historical redemption.

Net sales reflect adjustments for estimated allowances for trade terms, sales incentive programs, discounts, markdowns, chargebacks, and returns. These allowances are estimated based on evaluations of specific product and customer circumstances, historical and anticipated trends, and current economic conditions.

Valuation of Long-lived Tangible and Intangible Assets

We evaluate the recoverability of long-lived assets, or asset groups, whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. When such evaluations indicate that the related future undiscounted cash flows are not sufficient to recover the carrying values of the assets, such carrying values are reduced to fair value and this adjusted carrying value becomes the asset’s new cost basis. We determine fair value, primarily using future anticipated cash flows that are directly associated with and are expected to arise as a direct result of the use and eventual disposition of the asset, or asset group, discounted using an interest rate commensurate with the risk involved.

We have significant long-lived tangible and intangible assets, which are susceptible to valuation adjustments as a result of changes in various factors or conditions. The most significant long-lived tangible and intangible assets, other than goodwill, are property, plant, and equipment, developed technology, customer relationships, patents, trademarks, and trade names. We amortize all finite-lived intangible assets either on a straight-line basis or based upon patterns in which we expect to utilize the economic benefits of such assets. We initially determine the values of intangible assets by a risk-adjusted, discounted cash flow approach. We assess the potential impairment of identifiable intangible assets and fixed assets whenever events or changes in circumstances indicate that the carrying values may not be recoverable and at least annually. Factors we consider important, which could trigger an impairment of such assets, include the following:

•	significant underperformance relative to historical or projected future operating results;
•	significant changes in the manner or use of the assets or the strategy for our overall business;
•	significant negative industry or economic trends;
•	a significant decline in SWBI’s stock price for a sustained period; and
•	a decline in SWBI’s market capitalization below net book value.

Future adverse changes in these or other unforeseeable factors could result in an impairment charge that could materially impact future results of operations and financial position in the reporting period identified.

In accordance with Accounting Standard Codification, or ASC, 350, Intangibles-Goodwill and Other, we test goodwill for impairment on an annual basis on February 1 and between annual tests if indicators of potential impairment exist. The impairment test compares the fair value of the operating units to their carrying amounts to assess whether impairment is present. We have reviewed the provisions of ASC 350-20, with respect to the criteria necessary to evaluate the number of reporting units that exist. In prior years, we had concluded that we had two operating units when reviewing ASC 350-20: Outdoor Products & Accessories and Electro-Optics. However, in fiscal 2019, a combination of factors occurring in the firearms industry during the last few years, including changes in the political environment and reduced overall demand for both firearms and the accessories that are attached to firearms, such as laser sights, has resulted in us lowering our long-range sales volume, operating profit, and cash flow forecasts in our Electro-Optics operating unit. Based on those forecasts, we believe it was important to seek out efficiencies in that operating unit to increase operating performance and, as a result, decided to combine our Electro-Optics operating unit with our Outdoor Products & Accessories operating unit in fiscal 2019. The lowered forecasts and the decision to reorganize those operating units caused us to evaluate the fair value of our operating unit utilizing those forecasts. Because of that evaluation, we recorded a $10.4 million impairment of goodwill in our Electro-Optics operating unit during the three months ended January 31, 2019. Based on our review of ASC 350-20 subsequent to the reorganization of Electro-Optics into Outdoor Products & Accessories, we have determined that we now have one operating unit.

We estimate the fair value of our operating unit using an equal weighting of the fair values derived from the income approach and the market approach because we believe a market participant would equally weight both approaches when valuing the operating units. The income approach is based on the projected cash flows that are discounted to their present value using discount rates that consider the timing and risk of the forecasted cash flows. Fair value is estimated using internally developed forecasts and assumptions. The discount rate used is the average estimated value of a market participant’s cost of capital and debt, derived using customary market metrics. Other significant assumptions include revenue growth rates, profitability projections, and terminal value growth rates. The market approach estimates fair values based on the determination of appropriate publicly traded market comparison companies and market multiples of revenue and earnings derived from those companies with similar operating and investment characteristics as the operating unit being valued. Finally, we compare and reconcile our overall fair value to SWBI’s market capitalization in order to assess the reasonableness of the calculated fair values of our operating units. We recognize an impairment loss for goodwill if the implied fair value of goodwill is less than the carrying value.

As of our valuation date, we had $163.2 million of goodwill and its fair value exceeded its carrying value.

On March 23, 2020, we determined that our business was expected to be negatively impacted by several factors related to the COVID-19 pandemic, including a major online retail customer’s decision to halt or delay most non-essential product orders, COVID-19-related supply chain issues, as well as COVID-19-related “stay at home” orders and sporting goods store closures, which reduced retail foot traffic in many states. Given the extreme market volatility, we relied solely on the income approach to derive the current value of our business. Based on these factors, we expect reduced cash flows in our business, and we believe this constituted a triggering event under generally accepted accounting principles. Based on the results of this evaluation, we recorded an $98.9 million non-cash impairment of goodwill during our fourth quarter of fiscal 2020.  As of April 30, 2020, we had $64.3 million of goodwill. Although we concluded that there was no additional impairment of the goodwill as of April 30, 2020, we will continue to closely monitor performance, related market conditions, and the impacts of the ongoing COVID-19 pandemic, for future indicators of potential impairment and reassess accordingly.

Our assumptions related to the development of fair value could deviate materially from actual results and forecasts used to support asset carrying values may change in the future, which could result in non-cash charges that would adversely affect our results of operations. The re-measurement of goodwill is classified as a Level 3 fair value assessment as described in Note 9 - Fair Value Measurement of the combined financial statements, due to the significance of unobservable inputs developed using company-specific information.

Inventories

We value inventories at the lower of cost, using the first-in, first-out, or FIFO, method, or net realizable value. An allowance for potential non-saleable inventory due to excess stock or obsolescence is based upon a detailed review of inventory, past history, and expected future usage.

Warranty

We generally provide either a limited one-year, three-year, lifetime, or full lifetime warranty program to the original purchaser of most of our products. We will also repair or replace certain products or parts found to be defective under normal use and service with an item of equivalent value, at our option, without charge during the warranty period. We provide for estimated warranty obligations in the period in which we recognize the related revenue. We quantify and record an estimate for warranty-related costs based on our actual historical claims experience and current repair costs. We make adjustments to accruals as warranty claims data and historical experience warrant. Should we experience actual claims and repair costs that are higher than the estimated claims and repair costs used to calculate the provision, our operating results for the period or periods in which such returns or additional costs materialize could be adversely impacted.

Recent Accounting Pronouncements

The nature and impact of recent accounting pronouncements is discussed in Note 1 — Background, Basis of Presentation, and Summary of Significant Accounting Policies to our combined financial statements, which is incorporated herein by reference.

Contractual Obligations and Commercial Commitments

The following table sets forth a summary of our material contractual obligations and commercial commitments as of April 30, 2020 (in thousands):

		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
Operating lease obligations	4,512	1,489	2,719	304	—
Purchase obligations	32,568	32,568	—	—	—
Total obligations	$37,080	$34,057	$2,719	$304	$0

(1)

Operating lease obligations represent required minimum lease payments during the noncancelable lease term. Most real estate leases also require payments of related operating expenses such as taxes, insurance, utilities, and maintenance, which are not included above. Subsequent to April 30, 2020 and as part of the Separation, we entered into an 18-year sublease for our corporate offices from SWBI that will be recorded as an operating Right-of-Use lease asset and liability in the amount of approximately $25.0 million. Also, in anticipation of the Separation, we entered into a 5-year lease for our administrative offices in Chicopee, Massachusetts that commenced on June 1, 2020 and will be recorded as an operating Right-of-Use asset and liability in the amount of approximately $365,000.

(2)

Purchase obligations represent binding commitments to purchase raw materials, contract production, and finished products that are payable upon delivery of the inventory. This obligation excludes the amount included in accounts payable at April 30, 2020 related to inventory purchases. Other obligations represent other binding commitments for the expenditure of funds, including (i) amounts related to contracts not involving the purchase of inventories, such as the noncancelable portion of service or maintenance agreements for management information systems, (ii) capital spending, and (iii) advertising.

Off-Balance Sheet Arrangements

We do not have any transactions, arrangements, or other relationships with unconsolidated entities that are reasonably likely to affect our liquidity or capital resources. We have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity, or market or credit risk support or that engage in leasing, hedging, research and development services, or other relationships that expose us to liability that is not reflected in our financial statements.

Quantitative and Qualitative Disclosures about Market Risk

We do not enter into any market risk sensitive instruments for trading purposes. We are exposed to risks in the ordinary course of business. We regularly assess and manage exposures to these risks through operating and financing activities. Potential risks are discussed below.

Insurance Risks

We were essentially self-insured under the SWBI corporate insurance program for a significant portion of our employee medical, workers’ compensation, vehicle, and general liability exposures, and purchased insurance from highly rated commercial carriers to cover other risks, including property and umbrella, and to establish stop-loss limits on self-insurance arrangements. Subsequent to the Separation, we will primarily have a fully-insured corporate insurance program.

Cash and Equivalents Risks

We had $234,000 of cash and cash equivalents at the end of fiscal 2020. We are subject to SWBI’s cash sweep arrangement most of our cash is swept to a bank account controlled by SWBI. We continually monitor the credit ratings of the financial institutions with which we conduct business. Similarly, we monitor the credit quality of cash equivalents.

BUSINESS

Introduction

We are a leading provider of outdoor products and accessories encompassing hunting, fishing, camping, shooting, and personal security and defense products for rugged outdoor enthusiasts. We conceive, design, produce or source, and sell products and accessories, including shooting supplies, rests, vaults, and other related accessories; premium sportsman knives and tools for fishing and hunting; land management tools for hunting preparedness; harvesting products for post-hunt or post-fishing activities; electro-optical devices, including hunting optics, firearm aiming devices, flashlights, and laser grips; reloading, gunsmithing, and firearm cleaning supplies; and survival, camping, and emergency preparedness products.  We develop and market our products at our facility in Columbia, Missouri and contract for the manufacture and assembly of most of our products with third-parties located in Asia. We also manufacture some of our electro-optics products at our facility in Wilsonville, Oregon.

We focus on our brands and the establishment of product categories in which we believe our brands will resonate strongly with the activities and passions of consumers and enable us to capture an increasing share of our overall addressable markets. Our owned brands include Caldwell, Wheeler, Tipton, Frankford Arsenal, Hooyman, BOG, MEAT!, Uncle Henry, Old Timer, Imperial, Crimson Trace, LaserLyte, Lockdown, UST, BUBBA, and Schrade, and we license for use in association with certain products we sell additional brands, including M&P, Smith & Wesson, Performance Center by Smith & Wesson, and Thompson/Center Arms.  In focusing on the growth of our brands, we organize our creative, product development, sourcing, and e-commerce teams into four brand lanes, each of which focuses on one of four distinct consumer verticals – Marksman, Defender, Harvester, and Adventurer – with each of our brands included in one of the brand lanes. Our sales activities are focused and measured on how we go to market within the e-commerce and traditional distribution channels.  These two channels involve distinct strategies in order to increase revenue and enhance market share.  Our sales team is organized by customer groups, which we refer to as classes of trade, within the e-commerce and traditional channels and sells our products from all brands across all four of our brand lanes.  We measure our success through sales performance in these distribution channels against prior results and our own expectations.

Our Marksman brands address product needs arising from consumer activities that take place primarily at the shooting range and where firearms are cleaned, maintained, and worked on. Our Defender brands include products that help consumers aim their firearms more accurately, including situations that require self-defense, and products that help secure, store, and maintain connectivity to those possessions that some consumers would consider to be high value or high consequence. Our Harvester brands focus on the activities hunters typically engage in, including hunting preparation, the hunt itself, and the activities that follow a hunt, such as meat processing. Our Adventurer brands include products that help enhance consumers’ fishing and camping experiences.

Our objective is to enhance our position as a leading provider of high-quality and innovative outdoor products and accessories for the hunting, fishing, camping, shooting, personal security and defense, and other rugged outdoor markets and to expand our addressable market into carefully selected new product arenas. Key elements of our strategy to achieve this objective and deliver long-term stockholder value are as follows:

•

introduce a continuing stream of innovative new and differentiated rugged outdoor products and product extensions that appeal to consumers and achieve market acceptance and drive customer satisfaction and loyalty;

•	expand the size of our addressable market by appealing to new and larger consumer audiences in new product categories outside the rugged outdoor market;
•	cultivate and enhance direct-to-consumer relationships through our digital platforms;
•	expand and enhance our supply chain; and
•	pursue acquisitions that financially and strategically complement our current business.

Throughout our history, we believe that we have been able to utilize our understanding of consumer needs to develop and introduce innovative new disruptive products with strong intellectual property protection that have continually increased our market share in their product categories, such as our Lead Sled, which we believe represents a substantial portion of the market share in the shooting rest category. Since the acquisition of our outdoor products and accessories business by SWBI in 2014, we have enhanced our product development capabilities, developed a multi-faceted marketing approach, improved our multi-channel distribution platform, and expanded and diversified our business through organic growth and strategic acquisitions.

The following table sets forth information regarding the brands and products added to our operations through acquisitions in the fiscal years indicated:

Name, Original Location, and Developments	Type of Acquisition	Fiscal Year	Product Brands	Produced Products

Hooyman, LLC, Appleton, Wisconsin (operated out of our Columbia, Missouri facility)	Asset	2015	Hooyman	Extendable tree saws for the hunting and outdoor industry

PowerTech, Inc., Collierville, Tennessee (operated out of our Columbia, Missouri facility)	Asset	2016	Smith & Wesson, M&P	Tactical flashlights, universal LED lights, and pocket lights

Taylor Brands, LLC, operated as BTI Tools, LLC, or BTI Tools, Kingsport, Tennessee (subsequently relocated operations to our Columbia, Missouri facility in fiscal 2018)	Asset	2017	Smith & Wesson, M&P, Schrade, Uncle Henry, Old Timer	High-quality knives, specialty tools, and accessories

Crimson Trace Corporation, or Crimson Trace, Wilsonville, Oregon	Stock	2017	Crimson Trace	Laser sighting and tactical lighting systems

Ultimate Survival Technologies, Inc., currently operating as Ultimate Survival Technologies, LLC, or UST, Jacksonville, Florida (subsequently relocated operations to our Columbia, Missouri facility in fiscal 2019)	Asset	2017	UST

High-quality survival and camping equipment, including LED lights, all-weather fire-starting kits, unbreakable signal mirrors, premium outdoor cutting tools, first aid kits, survival kits, and camping products

Fish Tales, LLC, Tucson, Arizona (operated out of our Columbia, Missouri facility)	Asset	2018	BUBBA	Premium sporting knives and tools for fishing and hunting, including Bubba Blade branded products (subsequently rebranded as BUBBA)

P&L Industries, Inc., Cottonwood, Arizona (subsequently relocated operations to our Wilsonville, Oregon facility in fiscal 2019)	Asset	2019	LaserLyte	Laser training and sighting products for the consumer market, including LaserLyte branded products

Our net sales were $167.4 million for the fiscal year ended April 30, 2020; $177.4 million, for the fiscal year ended April 30, 2019; and $171.7 million, for the fiscal year ended April 30, 2018. Results reported include net sales related to acquisitions for the period subsequent to their respective acquisition dates. Our gross profit for the fiscal years ended April 30, 2020, 2019, and 2018 totaled $71.0 million, $83.5 million, and $79.9 million, respectively. Total assets were $248.4 million as of April 30, 2020; $354.8 million as of April 30, 2019; and $365.3 million as of April 30, 2018.

We were incorporated in Delaware on January 28, 2020 as a holding company for the various entities that conduct our outdoor products and accessories business. We maintain our principal executive offices at 1800 North Route Z, Columbia, Missouri 65202. Our telephone number is (800) 338-9585. Our website will be located at www.AOB.com. Through our website, we will make available free of charge our annual reports on Form 10-K, our proxy statements, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and amendments to any of these documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. These documents are available as soon as reasonably practicable after we electronically file them with the SEC. We also post on our website the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, our Code of Conduct, and any amendments or waivers thereto; and any other corporate governance materials contemplated by the regulations of the SEC and Nasdaq. These documents are also available in print by contacting our corporate secretary at our executive offices. Our website and the information contained therein or connected thereto is not incorporated into this information statement or the registration statement of which it forms a part.

Market Opportunity

Our primary target customers are outdoor-oriented consumers who enjoy active lifestyles with a focus on outdoor activities. The primary users of our products consist of a wide range of outdoor enthusiasts, including those who engage in recreational target shooting, personal security and defense, hunting, archery, fishing, camping, and hiking.

A 2017 report issued by the Outdoor Industry Association, a leading trade organization for the outdoor industry, estimates that the annual U.S. domestic hunting and shooting market is approximately $16 billion, while the annual U.S. domestic outdoor recreation market is approximately $90 billion to $100 billion, which includes hunting and shooting, as well as camping, fishing, trail sports, and wildlife watching.

Competitive Strengths

Portfolio of Leading Brands and Products Focused on the Rugged Outdoor Market

We currently sell our products under 20 distinct brands that we believe focus on the desires of our consumers and have a reputation for superior quality and product innovation. We believe we have built loyalty and brand recognition over our history by understanding our core consumers and delivering innovative products that they desire.

Four Brand Lanes with Significant Runway for Growth

Our brands are organized into four brand lanes focused on specific consumer verticals that are based on consumer behaviors and desires. This structure organizes our business in a manner intended to deploy specific resources dedicated to designing and marketing products directed at these respective consumer verticals. We have developed our “Dock and Unlock” formula, where we take an existing brand and apply the proper strategy and these dedicated brand lane resources to unlock the brand’s potential value. We use the defined methodologies to determine the types of products desired by that specific consumer and then design products in both existing and new categories that meet those desires. We believe this helps us drive growth from opportunities in new product categories and expand our footprint in existing categories.

Repeatable Process for Innovating and Rejuvenating Mature Product Categories

Our designers and engineers come from diverse industry backgrounds, including professional sporting goods, medical and laboratory equipment, architecture, defense, home goods, and automotive, which fosters unconventional methods and perspectives to innovate within traditionally mature rugged outdoor product categories. In addition, because we have such a wide breadth of products that span 20 brands, our product development teams can leverage our products to “cross-pollinate” technology across brand lanes and bring new insights into mature product categories.

Leverageable Platform for Acquisitions with Demonstrated Acquisition Execution

We believe our brand lanes and sales organization provide us with a leverageable platform from which to integrate acquisitions quickly, achieve cost savings, provide immediate brand support, and add sales expertise to drive brand penetration within our customer base. In addition, our senior management team brings significant acquisition experience, having completed a total of 23 transactions over the last 15 years, ranging from $1 million to approximately $1 billion in enterprise value.  In conjunction with reviewing potential acquisition candidates, we believe that our long-standing industry relationships will also facilitate the identification of future potential acquisition targets.

Experienced, Entrepreneurial Management Team

Our senior management team has substantial knowledge and experience in the rugged outdoor industry. This team is responsible for defining and executing our business strategies with a “brand-first” business model designed around our brand lanes.  Within our brand lanes, we strive to promote a collaborative and supportive environment for our employees so that they are able to pursue new ideas and experimentations, leading to a highly entrepreneurial culture.

Legal Proceedings

We are involved in various claims and lawsuits arising in the ordinary course of business, none of which, in the opinion of management, is expected to have a material adverse effect on our results of operations or financial condition. However, the results of such matters cannot be predicted with certainty, and we cannot assure you that the ultimate resolution of any legal or administrative proceeding or dispute will not have a material adverse effect on our business, operating results, and financial condition. See Note 14 – Commitments and Contingencies to our historical audited combined financial statements for a description of claims and legal actions arising in the ordinary course of our business.

Strategy

Introduce a Continuing Stream of New and Differentiated High-Quality Rugged Outdoor Products that Drive Customer Satisfaction and Loyalty

We plan to continue conceiving, designing, producing or sourcing, and marketing in a timely manner a continuing stream of innovative new and differentiated high-quality rugged outdoor products and product extensions that appeal to consumers, achieve market acceptance, and drive customer satisfaction and loyalty to our product groups. Our tradition of innovation and our ongoing research and development, product engineering, product and component sourcing, marketing, and distribution activities are critical components of our ability to continue to offer successful products and bolster our market share in the product categories in which we participate.

We believe our track record of understanding consumer desires, introducing flagship products in our core product categories, and then strategically expanding within those categories will enable us to continue to expand our existing product offerings. For example, we expanded the BUBBA brand’s red handled non-slip grip knives to a line of electronic fillet knives that utilized lithium-ion and drive-train technology that we previously developed for our line of rechargeable flashlight and tree saws under our M&P and Hooyman brands, respectively. The American Sportfishing Association awarded this new product as “Best in Category for Cutlery, Hand Pliers or Tools.”

We also plan to devote significant time and energy to expand the reach of our brands into targeted new rugged outdoor markets that are aligned with the positioning of our brands. For example, we rebranded our BOG-POD brand to simply BOG in order to expand into new extensive product categories beyond shooting rests only, including hunting blinds, chairs, and game cameras; expanded our BUBBA brand into nets, gaffs, pliers, and gloves; expanded our Frankford Arsenal brand into larger reloading product categories; and expanded our Crimson Trace brand into other large and growing firearm aiming selective categories, including mounted flashlights, sights, and scopes. We also plan to utilize or “cross pollinate” technologies across brands, such as transporting the non-slip grip from our BUBBA fishing products onto the handles of Hooyman’s new line of hand-held land management tools to provide further product differentiation.

Expand Our Addressable Market by Appealing to New and Larger Audiences in New Product Categories Outside the Rugged Outdoor Market

We plan to expand the size of our addressable market beyond the shooting, hunting, and rugged outdoor markets and thereby enlarge our customer base and customer relationships through entry into new large product categories outside the rugged outdoor market. For example, we recently expanded our Lockdown branded products from vault accessories used when storing firearms to introducing the Lockdown Puck, which is a compact hockey-puck sized product designed to protect high value or otherwise important items that sends a message to a smart phone or other device when the item or its location is moved or otherwise disturbed from its storage in a closet, cabinet, or drawer. We believe the expansion of our Lockdown brand from its original firearm safety application to applications such as monitoring jewelry compartments and liquor cabinets and controlling the humidity of humidors and wine cellars will enable us to gain an organic entry into the very large home security market. Expanding our addressable market will reduce our dependence on a small group of customers and increase our revenue.

LOCKDOWN™

LOCKDOWN
DASHBOARD
DEVICE 1
LOCKED DOWN
80°
20%

LOCKDOWN
RETHINKING THE VAULT
MONITOR
PROTECT
HANDGUN VAULT
It's not secure unless
it's on LOCKDOWN

            * Display example

Cultivate and Enhance Direct-to-Consumer Relationships through Our Digital Platforms

We plan to cultivate and enhance our direct relationships with consumers by addressing the growing desire of consumers to deal directly with the product and brand source and by recognizing the changing retail landscape and the trend to two-day or next-day delivery. In this regard, we have made significant investments in building both our creative teams and new e-commerce platforms, positioning us to create and distribute our products directly to consumers. Each of our brands will have a dedicated website, and each of our brand lanes has a dedicated creative and e-commerce team that works to support online marketing and delivery methods that foster direct-to-consumer efforts. Because of this targeted approach, our fiscal 2019 direct-to-consumer revenue increased 50% over fiscal 2018. We also expect that our direct-to-consumer efforts will generate pull-through for our products at retail locations for those who prefer a traditional retail approach rather than purchasing directly from our online platform.  Our new e-commerce platform and digital systems also provide opportunities to support the launch of entirely new brands and products to meet the needs of our consumers. For example, we leveraged our new e-commerce platform and digital ecosystem to organically enter the new market of meat processing with our MEAT! brand that includes grinders, mixers, vacuum sealers, sausage stuffers, dehydrators, and slicers.

Expand and Enhance Our Supply Chain

We plan to expand and enhance our supply chain by identifying, qualifying, attracting, and maintaining qualified contract manufacturers and other suppliers of finished products and product components made to our specifications and the raw materials needed for products and product components that meet our efficiency, quality, cost, delivery, and other requirements. Qualifying additional suppliers will reduce our dependence on any one or small group of suppliers and protect us against supplier financial, operational, performance, or capacity issues.

Pursue Acquisitions that Financially and Strategically Complement our Current Business

We intend to continue to complement our organic growth initiatives by pursuing strategic acquisitions that will enable us to expand our product offerings, add new brands, penetrate adjacent and complementary markets, increase our customer base, expand our supply chain, increase our marketing and distribution capabilities, and enhance our operating results through improved acquired company performance, especially when we believe we can improve the performance and profitability of an acquired company through the implementation of our operating methods, strategies, and services. We believe the architecture of our brand lanes and sales organization provide us with a leverageable platform from which to integrate acquisitions quickly, achieve cost savings, provide immediate brand support, and add sales expertise to drive brand penetration within our existing customer base. During the last five fiscal years, we have spent nearly $232.9 million (exclusive of our $133.6 million purchase price) on acquiring companies and brands to support our growth in the outdoor products and accessories market. In fiscal 2017, we acquired the stock of Crimson Trace Corporation, and the assets of Taylor Brands, LLC, and Ultimate Survival Technologies, Inc., which allowed us to capitalize on established brands to expand into the electro-optics, knife, and survival and camping equipment markets, respectively. We further expanded our knife offerings, and entered the large fishing accessories market in fiscal 2018 when we purchased Bubba Blade branded knives, a provider of premium branded sports knives and tools for fishing and hunting. We have now expanded that business into other types of fishing gear and accessories, as well as rebranded it as BUBBA to reflect this expansion beyond knives only.  We believe we have succeeded in integrating our acquired companies into our brand lanes and sales structure. Consolidation of these brands into our platform has yielded approximately $12 million in annualized cost savings while giving us entry into new, larger rugged outdoor market segments.

Product Design and Development

We are a leading provider of outdoor products and accessories used in hunting, fishing, camping, shooting, personal security and defense, and other rugged outdoor activities. To be successful, we must continue to conceive, design, produce or source, and market a continuing stream of innovative new products and product extensions that appeal to consumers and achieve market acceptance and drive customer satisfaction and loyalty to our brands and product groups.

We believe that we will drive customer satisfaction and loyalty by offering high-quality, innovative products on a timely and cost-effective basis, as well as providing world-class customer service, training, and support. We regard our high-quality, innovative products as the most important aspect of our customer satisfaction and loyalty, but we also offer customer service and support with various programs, such as toll-free customer support numbers, e-mail customer question and answer communications, broad service policies, and product warranties. We have developed unique brand-specific content on our websites to help maximize the consumers’ experience with our products.

Through our research and development personnel, we conceive, design, and develop potential products that we believe will be attractive to our customers and help address the needs, wants, and desires of our target consumer base. In so doing, we must seek to anticipate and respond to trends and shifts in consumer preferences by continually adjusting our product mix with innovative features and designs and marketing them in an effective manner. Prior to introducing any product, we assess its cost of production and delivery, estimate its potential sales volume and margin, and conduct vigorous prototype and production-quality sample testing.

As noted previously, our products include shooting supplies, rests, vaults, and other related accessories; premium sportsmen knives and tools for fishing and hunting; land management tools for hunting preparedness; harvesting products for post-hunt or post-fishing activities; electro-optical devices, including hunting optics, firearm aiming devices, flashlights, and laser grips; reloading, gunsmithing, and firearm cleaning supplies; and survival, camping, and emergency preparedness products.

We typically launch well over 150 new outdoor products and accessories SKUs each year. We generally strive to bring a new product from concept to market within 6 to 12 months, depending on product complexity and other matters. Since 2011, we have introduced over 1,500 variations of outdoor products and accessories products, including the products introduced by the companies we acquired.  Our extensive product portfolio includes highly regarded brands, such as the Caldwell line of shooting supplies, which has marketed and sold shooting accessories for more than 20 years, and Crimson Trace, which has provided laser lighting systems for nearly 25 years.

We have 23 employees dedicated to research and development activities.  In fiscal 2020, 2019, and 2018, our gross spending on research and development activities relating to the development of new products was $5.0 million, $4.9 million, and $3.8 million, respectively. We expense research and development costs as incurred.

Our Brands

We currently sell our products under 20 distinct brands organized under four brand lanes.

Marksman Brands

•	Caldwell – shooting range and marksman products
•	Frankford Arsenal – ammunition reloading products
•	Tipton – firearm cleaning and maintenance products
•	Wheeler – gunsmithing tools

Defender Brands

•	Crimson Trace – firearm aiming solutions
•	Imperial – cutlery and tools
•	LaserLyte – firearm training systems
•	Lockdown – security and storage solutions
•	M&P Accessories – cutlery, flashlights, and various firearm accessories licensed from SWBI.
•	Performance Center by Smith & Wesson – cutlery, cleaning kits, and various firearm accessories licensed from SWBI.
•	Smith & Wesson Accessories – knives, flashlights, shooting glasses and cases, cleaning kits, and hearing protection products licensed from SWBI.

Harvester Brands

•	BOG – hunting accessories
•	Hooyman – land management tools
•	MEAT! – meat processing equipment
•	Old Timer – cutlery and tools
•	Thompson/Center Accessories – firearm scopes, black powder barrels, speed loaders, magazines, and cleaning and maintenance products licensed from SWBI.
•	Uncle Henry – hunting knives and tools

Adventurer Brands

•	BUBBA – fishing tools and knives
•	Schrade – rugged outdoor cutlery and tools
•	UST – camping and survival products

We own all of our brands with the exception of those brands and trademarks that we license from SWBI, including the Smith & Wesson logo, the script “Smith & Wesson,” the “M&P” logo, the script “Thompson/Center Arms,” and the script “Performance Center,” which are well-known and have a reputation for quality, value, and trustworthiness in the accessories industry.

Brand Lanes

Our Brand Lanes are the foundation for our distinctive creative, product development, sourcing, and e-commerce functions. Our brand-first approach is combined with passionate personnel to deliver authentic experiences to our consumers.  Our knowledgeable employees develop a deep understanding of our brands and understand precisely what our customers and consumers desire most in new products.  Dedicated management, marketing, creative, digital support, and engineering teams assigned to each brand lane allow us to strategically and efficiently approach our development roadmap and marketing efforts. We currently market our products under 20 distinct brands, organized into four brand lanes aligned with our specific consumer verticals:

Marksmen are shooters, from the beginner to the skilled competitor.  Whether at the workbench, in the workshop, in the field, or on the range, and no matter the choice of handgun, rifle, shotgun, or archery, a Marksman’s success is measured in hours of trigger time, the smell of burnt powder, and bullseyes.

For the Defender, security is above all else.  It starts with the peace of mind that comes with confidently knowing your belongings are safe, and becomes complete with determination to train and prepare yourself for life’s biggest adversaries.  The Defender protects – it makes up the fabric of their DNA.

To the Harvester, it’s not a job. It’s not about killing or mounting a trophy. It’s a passion to create, to grow, to conserve, and to ensure that the hunger to hunt and experience the most inaccessible terrain is passed down for future generations. Being a Harvester is not about taking, it’s about giving back.

The Adventurer is at home when away from home.  Whether conquering a mountain, navigating the open ocean, trekking through a valley, or taking on any other outdoor escapade, the Adventurer’s thrill is the comfort zone.  It is more than a connection with the outdoors; it is about being a part of it.

Marketing

We deploy a multi-faceted strategy to engage with consumers and to deliver positive consumer experiences.  Our marketing approach begins with our team utilizing television, print, and other advertising media to assure that our customers and consumers connect with our brands and to the products we offer.

In order to help convert at the point of purchase, increase the likelihood of loyal consumer relationships, and build advocacy with our consumer base, we market our products to consumers using focused campaigns that align with each brand’s core characteristics.  In this regard, we utilize what we believe are the most impactful mediums, such as in-store retail merchandising, online merchandising, grassroots events, digital advertising campaigns, influencer marketing, and robust distribution of content across most social media channels, to encourage enthusiasts to continue exploring our brand offerings and ultimately lead to purchases. To further our message, we frequently participate in various earned media across a full spectrum of digital and print publications, which drives authenticity back to our consumer base as they read about the latest information regarding our suite of new products.  This multifaceted approach is intertwined with the brand lane structure that we believe differentiates us from our competition and offer a significant advantage in efficiency.

For the fiscal years ended April 30, 2020, 2019, and 2018, advertising and promotion expenses were $14.5 million, $10.4 million, and $10.5 million, respectively, excluding the cost of rebates and promotions reflected in gross profit.

Original Content

We utilize content as the engine to drive our strategic approach to marketing.  In the past year, we emphasized the enhancement of our internal content capture and edit capabilities. Our newly implemented team of producers has provided an accessible outlet for regularly distributed fresh content for each of our brands. The deployment of this content assists us in positioning our brands, garnering the attention of our customers, establishing a lifestyle connection with those discovering our brands for the first time, and educating our consumer base about the features and benefits of the products that fall within each brand. By owning the development and distribution of our content, we are able to ensure that each message is consistent with the brand’s positioning and strategy.

Our Digital Platform

We believe social media platforms, such as Facebook, Instagram, YouTube, LinkedIn, and Twitter, are effective in enabling us to showcase content, educate our customer base about our products, and generate enthusiasm for our brands. Our direct-to-consumer e-mail marketing helps us to further engage our consumers and communicate the value of our brands. We continue to invest in new digital marketing capabilities designed by our e-commerce and marketing teams to provide favorable customer experiences. Utilizing our digital platform, we operate branded e-commerce websites designed to inform, inspire, and prepare our customers for the rugged outdoors. We believe our digital platform supports our core business and facilitates future sales growth and profitability.

We utilize our websites, including www.AOB.com, www.btibrands.com, www.crimsontrace.com, www.store.smith-wesson.com, www.lockdown.com, www.caldwellshooting.com, www.frankfordarsenal.com, www.wheelertools.com, www.ustgear.com, www.bubba.com, www.boghunt.com, www.hooyman.com, www.accessories.tcarms.com, and www.madewithmeat.com, to market our products and to provide a wide range of information regarding our company to customers, consumers, dealers, distributors, investors, and government agencies.

Industry and Consumer Events

We sponsor a number of events and organizations in support of outdoor activities that our consumers enjoy. We also attend various trade shows, such as the Shooting, Hunting, Outdoor Trade (SHOT) Show; Outdoor Retailer (OR Show); the NRA Annual Meeting & Exhibits; the National Association of Sporting Goods Wholesalers Show (NASGW); the International Convention of Allied Sportfishing Trades (ICAST); the IWA Outdoor Classics Show in Europe; and various distributor, buying group, and consumer shows. We also seek to establish relationships with professionals and influencers for each of our brands to help evaluate, promote, and establish product performances and authenticity with customers and consumers.

Distribution Channels and Customers

We distribute our products through e-commerce and traditional distribution channels.  Our e-commerce channels include net sales from customers that do not operate a physical brick and mortar store but rather generate the majority of their revenues from consumer purchases from their retail websites.  This also includes our own e-commerce platform, including our websites. Our traditional channels include net sales from customers that primarily operate out of physical brick and mortar stores and generate the large majority of revenues from consumer purchases inside their brick and mortar locations. These traditional distribution channels include sports specialty stores, sporting goods stores, dealers and distributors, mass market, and home and auto retailers. Our go-to-market strategies for these two channels are tailored very differently, with e-commerce initiatives focused on digital advertising and consumer awareness, while traditional channel initiatives include in-store displays, focused advertising, and tailored promotional programs.  Our three largest customers accounted for an aggregate of 42.2%, 41.3%, and 34.0% of our revenue for fiscal 2020, 2019, and 2018, respectively.  The world’s largest e-commerce retailer, through its very extensive customer base and consumer-driven product offering, accounted for 22.7%, 20.8%, and 14.9% of our revenue for fiscal 2020, 2019, and 2018, respectively; our former parent company accounted for 9.0%, 9.9%, and 8.0% of our revenue for fiscal 2020, 2019, and 2018, respectively, primarily through license agreements; and a very large national sporting goods chain accounted for 10.5%, 10.7%, and 11.1% of our revenue, for fiscal 2020, 2019, and 2018, respectively, through its retail locations. Our customers generally focus on profitability, product innovation, quality, reliability, on-time delivery, brand awareness, and effective marketing programs.

Our sales team is built around the two distribution channels and is organized into customer groups, or classes of trade, or COTs, with dedicated individuals within each COT team that focus on each of the four categories we target: shooting accessories, fishing, camping, and electro-optics. Each COT team sells products from all of our brand lanes.  We believe the structure of our sales organization allows us to accomplish three very important goals. First, it gives us the ability to consistently focus on the unique needs and requirements of each customer group. Second, and more importantly, it allows us to develop and execute strategic plans based on how each customer group conducts business as well as how it targets its primary and secondary consumers. Finally, our sales organization is designed to be able to adapt to acquisitions and the expansion of our brands into new categories without having to alter our sales structure. We believe this will allow us to integrate new categories into our teams with minimal disruption to our existing business and, more importantly, allow us to quickly begin leveraging our size and scope with the new additions.

Although we have long established relationships with many of our customers, we generally do not have long-term supply or binding contracts or guaranties of minimum purchase arrangements with our customers. Instead, our customers generally purchase from us through individual purchase orders. As a result, these customers may cancel their orders, change purchase quantities from forecasted volumes, delay purchases for a number of reasons, or change other terms of our business relationship. We grant payment terms to most commercial customers ranging from 30 to 90 days. However, in some instances, we provide longer payment terms.

The retail industry also is undergoing change with the continuing expansion of e-commerce and retailer consolidation.  Retailers also are reducing lead time for product delivery and reducing their inventory levels.

The ultimate users of our products consist of outdoor enthusiasts, including shooting and hunting enthusiasts, fishermen, campers, hikers, and other sportsmen.

Service and Support

In order to provide consumers with positive experiences involving our products, we maintain a dedicated team of trained customer support representatives who seek to successfully address customer questions or issues that may arise across our product offerings. We utilize a toll-free customer service number to answer questions and resolve issues. We stand behind the quality of our products by offering a variety of warranties, ranging from limited one-year, three-year, limited-lifetime, or full-lifetime warranties, depending on the product. We also will repair or replace with an item of equivalent value, at our option, certain products or parts that are found to be defective under normal use and service, without charge during the warranty period.

Supply Chain and Production

Except for laser aiming and tactical lighting systems that we assemble at our Wilsonville, Oregon facility, we generally utilize third-party contract manufacturers and suppliers for our finished products and product components. Third-party contract manufacturers and suppliers provide finished products and product components to us in accordance with our product and component specifications. Third parties also supply us and our contract manufacturers with the raw materials used in our products and product components, including steel, plastic, aluminum, copper, lead, and packaging materials. Most of our third-party contract manufacturers and suppliers are in Asia, primarily China, and, to a lesser extent, Taiwan and Japan. We perform some very minor assembly of products at our Columbia, Missouri facility.

We generally provide these suppliers with short-term advance forecasts of our production requirements. Our suppliers must meet our quality and other standards and have the ability to produce our finished products and product components and supply our raw materials in a timely and efficient manner. We continue to expand our supply base to maintain competitive pricing and quality standards and to be in a position to respond rapidly to changes in customer demand and market trends. For certain products and components, we utilize a dual sourcing supply chain to mitigate risks associated with sourcing key components from only one supplier.

We do not have long-term contractual arrangements with any of our suppliers that guarantee us production capacity, prices, lead times, or delivery schedules. Our reliance on these independent parties exposes us to vulnerability because of our dependence on a few sources of supply. We believe, however, that other sources of supply are available.  In addition, we continually strive to develop relationships with other sources of supply in order to reduce our dependence on any one source of supply. As a result, we believe that our current and other available suppliers will ensure that we obtain a sufficient supply of goods built to our specifications in a timely manner and on satisfactory economic terms.

Facilities and Distribution

We sub-lease approximately 361,000 square feet of office and warehouse space in a Columbia, Missouri facility that was recently constructed by SWBI in a sale/leaseback transaction. We also lease 50,000 square-feet of warehouse and office space in Wilsonville, Oregon and 5,000 square feet of office space in Chicopee, Massachusetts.

The newly constructed Missouri facility includes our principal executive, administrative, financial, sales, marketing, R&D, assembly, and distribution operations. Our Oregon facility houses production, assembly, and warehousing operations for our laser sighting and tactical lighting systems, and our Massachusetts facility houses certain administrative and finance staff.

In connection with the Separation, the majority of our warehousing and distribution will be done in the SWBI distribution facility in Columbia, Missouri by SWBI as our third-party logistic supplier, or the 3PL Arrangement, pursuant to a two-year transition agreement.

Patents, Trademarks, and Copyrights

We recognize the importance of innovation and protecting our intellectual property. We currently have more than 100 patents and patents pending and have registered and unregistered trademarks related to our products. We apply for patents whenever we develop innovative new products, unique designs, or processes of commercial importance and seek trademark protection when we believe they provide a marketing advantage. We do not believe that our business is materially dependent on any single patent or trademark.

We rely on a combination of patents, copyrights, trade secrets, trademarks, trade dress, customer records, monitoring, brand protection services, confidentiality agreements, and other contractual provisions to protect our intellectual property.

Because of the significance of our brand names, our trademarks, service marks, trade dress, and copyrights are also important to our business. We have an active global program of trademark registration, monitoring, and enforcement. We market our products and accessories under 20 distinct brands, including outdoor products and accessories sold under a license agreement with SWI.

We intend to vigorously pursue and challenge infringements of our patents, trademarks, service marks, trade dress, and copyrights, as we believe the goodwill associated with them is a cornerstone of our branding strategy.

Information Systems

Our information systems utilize leading software enterprise resource platforms, including procurement, inventory management, receivables management, and accounting.  We utilize SAP as our ERP system, which is administered by SWBI through the Transition Services Agreement noted above.  Our ERP system directly interfaces with the SWBI system with respect to the 3PL Arrangement.

After the Transition Services Agreement expires, we will either convert to our own instance of SAP or we will implement a new ERP system.  Regardless of which decision is made, we believe our information systems infrastructure will support our growth strategy in the future.

Acquisitions

As noted above, we have built our business both organically and inorganically. We were originally purchased for $133.6 million by SWBI in fiscal 2015 as a leading provider of hunting and shooting accessories. In fiscal 2017, we expanded our portfolio into the laser sighting market with the stock acquisition of Crimson Trace Corporation, a Wilsonville, Oregon-based leader in laser sighting and tactical lighting systems and an important supplier to the firearm industry. In addition, in fiscal 2017, we expanded our product portfolio by acquiring the net assets of Taylor Brands, LLC, a leading provider of high-quality knives, specialty tools, and accessories; and Ultimate Survival Technologies, Inc., a provider of high-quality survival and camping equipment, including LED lights, all-weather fire starters, unbreakable signal mirrors, premium outdoor cutting tools, first aid kits, survival kits, and camp kitchen products. In fiscal 2018, we purchased the Bubba Blade-branded business, a provider of premium branded sports knives and tools for fishing and hunting. In fiscal 2019, we further expanded our product portfolio by acquiring LaserLyte branded products, which includes laser training and sighting products for the consumer market. Between fiscal 2015 and 2016, we also acquired the Hooyman brand, a maker of tree saws for hunting preparedness, and have since focused that brand on similar categories, and the brands distributed by PowerTech, Inc., a flashlight provider selling Smith & Wesson-branded products.

Competition

We operate in a highly competitive market and encounter competition from both domestic and foreign participants. We believe we can effectively compete with all of our present competitors. We compete primarily based upon innovation, performance, price, quality, reliability, durability, consumer brand awareness, and customer service and support. Our competitors include Vista Outdoor and a large number of private companies that directly compete with a number of our brands. Certain of our competitors may have more established brand names and stronger distribution channels than we do and have, or have through their owners, access to financial and marketing resources that are greater than we possess that may afford them the ability to invest more than we can in product development, intellectual property, and marketing. In addition, we compete with many other sporting and recreational products and activities companies for discretionary spending of consumers.

Seasonality

Our business is seasonal, especially because many of our products are used in outdoor-based activities. Our sales are typically the highest between August and October because of demand relating to prime hunting season, seasonal cutlery promotions, the timing of industry trade shows, and holiday season demand. The sale of our products may also be affected by unseasonal weather conditions. As a result of seasonal and quarterly operating fluctuations, we do not believe that comparisons between different quarters within a single year are relevant or can be relied upon as indicators of performance for any fiscal year.

Government Regulation

Like other manufacturers and distributors of consumer products, we are required to comply with a wide variety of federal, state, and international laws, rules, and regulations, including those related to consumer products and consumer protection, advertising and marketing, labor and employment, data protection and privacy, intellectual property, workplace health and safety, the environment, the import and export of products, and tax matters. Our failure to comply with applicable federal, state, and international laws, rules, and regulations may result in our being subject to claims, lawsuits, fines, and adverse publicity that could have a material adverse effect on our business, operating results, and financial condition. These laws, rules, and regulations currently impose significant compliance requirements on our business, and more restrictive laws rules, and regulations may be adopted in the future. In addition, the U.S. Food and Drug Administration, or FDA, regulates certain of our electro-optical products and meat processing products.

Employees

As of April 30, 2020, we had 262 employees, nearly all of which were located in the United States. None of our employees are represented by a union in collective bargaining with us. We consider relations with our employees to be good.

Backlog

We had a backlog of orders for our products totaling $1.8 million and $12.7 million as of April 30, 2020 and 2019, respectively. Our backlog consists of orders for which purchase orders have been received and which are generally scheduled for shipment within six months or subject to capacity constraints, including lack of available product. We allow orders received that have not yet shipped to be cancelled; therefore, our backlog may not be indicative of future sales.

MANAGEMENT

Executive Officers Following the Separation

The following table sets forth information, as of the date of this information statement, regarding certain individuals who are expected to serve as our executive officers following the Separation. We expect that those individuals noted below, who are current employees of SWBI, will transfer from their respective employment with SWBI to our company and, immediately prior to the Separation, resign from any officer roles with SWBI.

Name	Age	Position
Brian D. Murphy	36	President and Chief Executive Officer
H. Andrew Fulmer	46	Chief Financial Officer

There are no family relationships among any of the officers named above. Each of our officers will hold office from the date of election until a successor is elected. Set forth below is information about the executive officers identified above.

Brian D. Murphy will serve as our President and Chief Executive Officer and a member of our Board of Directors following the Separation. Mr. Murphy has served as Co-President and Co-Chief Executive Officer of SWBI since January 2020. Mr. Murphy served as President of the Outdoor Products & Accessories Division of SWBI from May 2017 to January 2020. From December 2016 until May 2017, he was President of the Outdoor Recreation Division of SWBI, the activities of which were collapsed into Outdoor Product & Accessories. From February 2015 until December 2016, he was Vice President, Corporate Development of Vista Outdoor Inc., a publicly held designer, manufacturer, and marketer of outdoor sports and recreation products. From April 2013 until February 2015, Mr. Murphy was Director of Mergers & Acquisitions and Director of Financial Planning & Analysis for Alliant Techsystems, an aerospace, defense, and outdoor sporting goods company. Mr. Murphy held various management roles at McMaster-Carr Supply Company, a supplier of maintenance, repair, and operations materials to industrial and commercial facilities worldwide, from April 2011 until March 2013. From May 2006 until October 2010 he served as an investment banker with the publicly held firm Houlihan Lokey, where he advised companies in the areas of strategy, acquisitions, divestitures, recapitalizations, and restructuring. We believe Mr. Murphy’s position as our President and Chief Executive Officer, his former position as the Co-President and Co-Chief Executive Officer of SWBI, and his former position as the President of SWBI’s Outdoor Products & Accessories Division; his intimate knowledge and experience with all aspects of the operations, opportunities, and challenges of our company; and his meaningful business career at major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

H. Andrew Fulmer will serve as our Chief Financial Officer following the Separation. Mr. Fulmer has served as Vice President, Financial Planning & Analysis of SWBI since 2016. Mr. Fulmer was Senior Director of Financial Planning & Analysis of SWBI from January 2015 until March 2016, Director of Financial Planning & Analysis from October 2011 until January 2015, and Assistant Controller from September 2010 until October 2011. From May 2006 until September 2010, Mr. Fulmer was Controller for Steeltech Building Products, a privately held construction company. From June 1996 until May 2006, Mr. Fulmer held various roles at PricewaterhouseCoopers LLP in both audit and tax. Mr. Fulmer is a licensed CPA in the Commonwealth of Massachusetts.

Board of Directors Following the Separation

The following individuals are expected to serve as members of our Board of Directors following the Separation.

Name	Age	Position
Barry M. Monheit	73	Chairman of the Board (1)(2)
Brian D. Murphy	36	Director
Mary E. Gallagher	54	Director (3)
Gregory J. Gluchowski, Jr.	55	Director (1)(2)(3)
I. Marie Wadecki	71	Director (1)(2)(3)

(1)	Expected to be a member of the Compensation Committee.
(2)	Expected to be a member of the Nominations and Corporate Governance Committee.
(3)	Expected to be a member of the Audit Committee.

Set forth below is additional information regarding the directors identified above, as well as a description of the specific skills and qualifications such candidates are expected to provide to our Board of Directors following the Separation.

Barry M. Monheit will serve as a director of our company following the Separation. Mr. Monheit has served as a director of SWBI since February 2004. Following the Separation, Mr. Monheit will continue to serve as a director of SWBI. Since December 2015, Mr. Monheit has been Vice Chairman of the Board of That’s Eatertainment Corp. (formerly Modern Round Entertainment Corporation), a company formed to create and roll out nationally an entertainment concept centered around a virtual interactive shooting experience utilizing laser technology-based replica firearms and extensive food and beverage offerings, and was a principal of its predecessor, Modern Round LLC, from February 2014 until December 2015. Mr. Monheit served as the President and Chief Executive Officer of Quest Resource Holding Corporation, an environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information, from June 2011 until July 2013 and served as a director of that company or its predecessors from June 2011 until July 2019. Mr. Monheit served as a financial and operational consultant from April 2010 until June 2011. From May 2009 until April 2010, Mr. Monheit was a Senior Managing Director of FTI Palladium Partners, a financial consulting division of FTI Consulting, Inc., a New York Stock Exchange-listed global advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory, and economic environment. Mr. Monheit was a consultant focusing on financial and operational issues in the corporate restructuring field from January 2005 until May 2009. From July 1992 until January 2005, Mr. Monheit was associated in various capacities with FTI Consulting, Inc., serving as the President of its Financial Consulting Division from May 1999 through November 2001. Mr. Monheit was a partner with Arthur Andersen & Co. from August 1988 until July 1992, serving as partner-in-charge of its New York Consulting Division and partner-in-charge of its U.S. Bankruptcy and Reorganization Practice. We believe Mr. Monheit’s extensive experience in financial and operational consulting gained as an executive of major restructuring firms and his executive experience with major and emerging companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Brian D. Murphy will serve as a director of our company following the Separation. For Mr. Murphy’s biography, see “—Executive Officers Following the Separation.” We believe Mr. Murphy’s service as President and Chief Executive Officer of our company, his prior service in various leadership roles at our predecessor, SWBI, his intimate knowledge and experience with all aspects of the operations, opportunities, and challenges of our company, and his long business career at major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Mary E. Gallagher will serve as a director of our company following the Separation. Since March 2020, Ms. Gallagher has served as a director of Novaria Group, a leading manufacturer/supplier of specialty hardware, complex and highly engineered components and specialty processes for the aerospace and defense sector. Since September 2019, Ms. Gallagher has served as a director of LGL Systems Acquisition Corp., a blank check company formed for the purpose of entering into a business combination with one or more businesses or entities. From July 2016 to March 2018, Ms. Gallagher served as Chief Financial Officer of Wheels Up, a membership-based private aviation company. Prior to joining Wheels Up, Ms. Gallagher spent 12 years with United Technologies Corporation, a publicly held global leader in aerospace and building technologies. Ms. Gallagher held a variety of top financial roles at United Technologies Corporation, most recently as CFO of Sikorsky Aircraft Corporation from November 2013 to June 2016. From 1996 to 2004, Ms. Gallagher served as the Vice President Controller of Olin Corporation, a publicly held global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. Prior to joining Olin, Ms. Gallagher spent nine years with KPMG in various positions in the audit, mergers/acquisitions, consulting, and training groups. We believe Ms. Gallagher’s extensive experience in financial leadership positions as well as her background as a certified public accountant provide the requisite qualifications, skills, perspectives, and experience that make her well qualified to serve on our Board of Directors.

Gregory J. Gluchowski, Jr. will serve as a director of our company following the Separation. Mr. Gluchowski has served as a director of SWBI since June 2015. Mr. Gluchowski will resign as a director of SWBI effective upon the Separation. Mr. Gluchowski was President and Chief Executive Officer of The Hillman Group, Inc., a leading provider of hardware solutions focused on industry leading sales and service from September 2015 to September 2019. Prior to his role with Hillman, Mr. Gluchowski served for six years as President of the $1.2 billion Hardware and Home Improvement (HHI) division of Spectrum Brands Holdings, Inc. and a former division of Stanley Black and Decker. Mr. Gluchowski was Vice President, Global Operations of Black & Decker Corporation from October 2005 to December 2009; General Manager, Mexican Operations & Director North American Operations from March 2003 to September 2005; and General Manager, Kwikset Waynesboro Operation from January 2002 to June 2003. Prior to joining Black & Decker Corporation, Mr. Gluchowski served in various executive leadership positions with Phelps Dodge Corporation — Wire & Cable Group from 1988 to 2001, with his most recent position being Senior Vice President, Customer Satisfaction. Since July 2017, Mr. Gluchowski has served as a member of the Board of Directors of Milacron Holdings Corp., a New York Stock Exchange-listed industrial technology company serving the plastics processing industry. We believe Mr. Gluchowski’s extensive experience in consumer-focused, high-volume manufacturing companies and his executive leadership of global businesses with over 7,000 employees provides the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

I. Marie Wadecki will serve as a director of our company following the Separation. Ms. Wadecki has served as a director of SWBI since September 2002. Ms. Wadecki will resign as a director of SWBI effective upon the Separation. Ms. Wadecki served as the Corporate Budget Director of the McLaren Health Care Corporation, a Michigan-based $3.5 billion eight-hospital health care system, from January 2001 until her retirement in September 2007. Ms. Wadecki was employed by McLaren for more than 30 years, holding positions of increasing responsibility. In November 2008, Ms. Wadecki was appointed to the McLaren Flint Medical Center’s Foundation Board of Trustees. Since October 2012, Ms. Wadecki has served as a member of the board of directors, a member of the Nominations and Corporate Governance Committee, a member of the Audit Committee, and previously served as the Chairperson of the Nominations and Corporate Governance Committee of Quest Resource Holding Corporation, an environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information. Ms. Wadecki is a member of the National Association of Corporate Directors, the American College of Healthcare Executives, Women Business Leaders of the U.S. Healthcare Industry Foundation, and Women Corporate Directors. Ms. Wadecki is recognized as a Board Leadership Fellow by the National Association of Corporate Directors, which is an organization devoted to advancing exemplary board leadership by providing support and educational opportunities to directors and boards. We believe Ms. Wadecki’s long employment history with a major health care organization, her financial background, and her corporate governance expertise provide the requisite qualifications, skills, perspectives, and experience that make her well qualified to serve on our Board of Directors.

Director Independence

It is anticipated, after considering all of the relevant facts and circumstances, that Messrs. Monheit and Gluchowski and Mses. Gallagher and Wadecki will be determined to be independent directors, as “independence” is defined by the listing standards of Nasdaq, and by the SEC, because they will have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. Mr. Murphy will be an employee director.

Committee Charters, Corporate Governance Guidelines, and Codes

Our Board of Directors expects to adopt charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors expects to also adopt Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We expect to post on our website, at www.AOB.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC or Nasdaq regulations. These documents are also available in print to any stockholder requesting a copy in writing from our Secretary at the address of our executive offices set forth in this information statement.

Executive Sessions

We expect to regularly schedule executive sessions in which independent directors meet without the presence or participation of management. We expect that the Chairperson of our Board of Directors will serve as the presiding director of such executive sessions.

Board Structure

Our Amended and Restated Certificate of Incorporation will provide that our Board of Directors will be divided into three classes serving three-year staggered terms. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. No determination has been made regarding the directors to be in the individual classes. This classification of the Board of Directors may delay or prevent a change in control of our company or our management.

Board Committees

Effective upon the completion of the Separation, our bylaws will authorize our Board of Directors to appoint from among its members one or more committees consisting of one or more directors and our Board of Directors will have established an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee, each consisting entirely of independent directors as “independence” is defined by the listing standards of Nasdaq and by the SEC.

The Audit Committee

The purpose of the Audit Committee will include overseeing the financial and reporting processes of our company and the audits of the financial statements of our company and providing assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the Audit Committee will be set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. Our Board of Directors also expects that the Audit Committee will select the independent registered public accountant to conduct the annual audit of the financial statements of our company; review the proposed scope of such audit; review accounting and financial controls of our company with the independent registered public accountant and our financial accounting staff; and review and approve any transactions between us and our directors, officers, and its affiliates, also referred to as related-person transactions.

It is anticipated that the Audit Committee will consist of Mses. Gallagher and Wadecki and Mr. Gluchowski. It is anticipated that each of Mses. Gallagher and Wadecki and Mr. Gluchowski, whose backgrounds are described above, will qualify as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. It is anticipated that Ms. Gallagher will chair the Audit Committee.

The Compensation Committee

It is anticipated that the purpose of the Compensation Committee will include determining, or, when appropriate, recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. It is anticipated that the Compensation Committee will make all decisions with respect to executive compensation. It is anticipated that the Compensation Committee will consist of Messrs. Gluchowski and Monheit and Ms. Wadecki. It is anticipated that Mr. Gluchowski will chair the Compensation Committee.

The Nominations and Corporate Governance Committee

It is anticipated that the purpose of the Nominations and Corporate Governance Committee will include the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, and the development and recommendation to our Board of Directors of corporate governance principles applicable to our company. It is anticipated that the Nominations and Corporate Governance Committee will consist of Messrs. Gluchowski and Monheit and Ms. Wadecki. It is anticipated that Ms. Wadecki will chair the Nominations and Corporate Governance Committee.

It is anticipated that the Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our Secretary at the address of our executive offices set forth in this information statement. It is anticipated that the Nominations and Corporate Governance Committee will identify and evaluate nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it will consider appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a then-need on our Board of Directors.

Risk Assessment of Compensation Policies and Practices

It is anticipated that we will assess the compensation policies and practices with respect to our employees, including our executive officers, and conclude that they do not create risks that are reasonably likely to have a material adverse effect on our company.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, it is anticipated that we will face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. It is anticipated that our management will be responsible for the day-to-day management of the risks we face. It is anticipated that our Board of Directors, as a whole and through its committees, will be responsible for the oversight of risk management.

In its anticipated oversight role, our Board of Directors’ involvement in our business strategy and strategic plans will play a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. It is anticipated that our Board of Directors will receive updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. It is anticipated that our Board of Directors will also review the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, securities repurchases, debt and equity placements, and product introductions.

It is anticipated that our board committees will assist our Board of Directors in fulfilling its oversight role in certain areas of risk. Pursuant to its anticipated charter, the Audit Committee will oversee the financial and reporting processes of our company and the audit of the financial statements of our company and provide assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualification and independence, and the performance of our independent registered public accountant. It is anticipated that the Compensation Committee will consider the risk that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavor to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. It is anticipated that our Nominations and Corporate Governance Committee will oversee governance related risk, such as board independence, conflicts of interest of members of the Board of Directors and executive officers, and management and succession planning.

Board Diversity

It is anticipated that we will seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our anticipated directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees will not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. It is anticipated that the assessment of prospective directors will be made in the context of the perceived needs of our Board of Directors from time to time.

We expect that all of our anticipated directors will be individuals of high character and integrity, able to work well with others, and committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each anticipated director’s background set forth above indicates the specific qualifications, skills, perspectives, and experience necessary to conclude that each individual should serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the anticipated needs of our company at any point in time. Our anticipated Corporate Governance Guidelines will support flexibility in the structure of our Board of Directors by not requiring the separation of the roles of Chief Executive Officer and Chairperson of the Board.

It is anticipated that our company will maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. It is anticipated that our Chief Executive Officer will be responsible for setting our strategic direction and day-to-day leadership and performance of our company. Our Amended and Restated Bylaws will provide that the Chairperson of our Board of Directors will, when present, preside over all meetings of our stockholders and Board of Directors. We anticipate that the Chairperson of the Board will provide input to the Chief Executive Officer and set the agenda for board meetings of our Board of Directors.

Director and Officer Derivative Trading and Hedging

It is anticipated that our company will have a policy prohibiting our directors and officers, including our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities or pledging or margining our common stock.

Stock Ownership Guidelines

It is anticipated that we will adopt stock ownership guidelines for non-employee directors and executive officers. Our non-employee directors and executive officers will be required to own shares of our common stock or share equivalents with a value equal to at least the lesser of the following:

• Non-Employee Directors	Three times cash retainer or 13,125 shares or share equivalents
• Chief Executive Officer	Three times base salary or 93,750 shares or share equivalents
• Chief Financial Officer	Two times base salary or 43,750 shares or share equivalents
• Other Executive Officers	Two times base salary or 31,250 shares or share equivalents

Each individual has five years from the later of the date of adoption of these guidelines or the date of appointment of the individual as a director or an executive officer to achieve the required ownership levels. We believe that these guidelines will promote the alignment of the long-term interests of our executive officers and members of our Board of Directors with our stockholders.

Stock ownership will generally include the shares directly owned by the individual (including any shares over which the individual has sole ownership, voting, or investment power); the number of shares owned by the individual’s minor children and spouse and by other related individuals and entities over whose shares the individual has custody, voting control, or power of disposition; shares underlying RSUs that have vested and are deliverable or will be vested and deliverable within 60 days; shares underlying PSUs that have vested but are not deliverable within 60 days if the performance requirements have been satisfied; shares underlying stock options that have vested or will vest within 60 days; and shares held in trust for the benefit of the individual or the individual’s immediate family members.

If an individual achieves the required ownership level on the first day of any fiscal year, the value of the individual’s stock ownership on that date will be converted into a number of shares to be maintained in the future by dividing the value of such stock ownership by the price of our common stock on the prior day, which is the last day of the preceding fiscal year.

The failure to satisfy the required ownership level in our company may result in the ineligibility of the individual to receive stock-based compensation in the case of an executive officer or director or the inability to be a nominee for election to our Board of Directors in the case of a director.

Clawback Policy

It is anticipated that we will maintain a compensation recovery, or clawback, policy. In the event we are required to prepare an accounting restatement of our financial results as a result of a material noncompliance by us with any financial reporting requirement under the federal securities laws, it is anticipated that we will have the right to use reasonable efforts to recover from any then-current or then-former executive officers who have received incentive compensation (whether cash or equity) from us during the three-year period preceding the date on which we will have been required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. It is anticipated that this policy will be administered by the Compensation Committee of our Board of Directors. Once final rules are adopted by the SEC regarding clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, it is anticipated that we will review this policy and make any amendments necessary to comply with the new rules.

Compensation Committee Interlocks and Insider Participation

Messrs. Gluchowski and Monheit and Ms. Wadecki are expected to serve on our Compensation Committee. None of these individuals will have any material contractual or other relationships with our company except as directors. None of our executive officers served on the compensation committee or board of directors of any entity whose executive officers will serve as a member of our Board of Directors or our Compensation Committee.

Other Key Employees

The following sets forth information regarding individuals other than our Chief Executive Officer and Chief Financial Officer who will serve as officers of our company following the Separation.

Curtis R. Smith, age 35, will serve as our Vice President of Marketing following the Separation. Mr. Smith has served as Vice President of Marketing for the Outdoor Products & Accessories Division of SWBI since October 2017. From July 2015 until October 2017, he was a Global Product Lane Director at Vista Outdoor Inc., a publicly held designer, manufacturer, and marketer of outdoor sports and recreation products. From February 2012 until June 2015, Mr. Smith served as Director of Global Product Line Management and Global Category Manager at the Coleman Company, Inc., a designer, manufacturer, and marketer of primarily outdoor camping gear. Mr. Smith held various product management roles at Jasco Products LLC, an industry leader in home electronics, from June 2010 until February 2012. Mr. Smith currently serves on the Board of Regents for the American Knife & Tool Institute, a non-profit organization dedicated to advocating for the knife industry and all knife users.

Mark A. Reasoner, age 51, will serve as our Vice President of Sales following the Separation. Mr. Reasoner has served as Vice President of Sales for the Outdoor Products & Accessories Division of SWBI since September 2018. From September 2015 until July 2018, Mr. Reasoner was Executive Vice President of Sales & Marketing for Drake Waterfowl Systems, a hunting accessory and apparel company. From August 2014 until September 2015, Mr. Reasoner was Senior Vice President of Sales for Eastman Outdoors/Carbon Express, an archery and outdoor recreation company. Mr. Reasoner also held various management roles at Pure Fishing, a fishing tackle and accessory company, from June 2009 until July 2014, including Senior Vice President/General Manager, Americas, Senior Vice President of Sales, North America, and Vice President of Sales, National Accounts. Mr. Reasoner also held various management roles at Russell Athletic, an athletic apparel and equipment company, from May 2004 until May 2009, including Senior Director of Sales, Spalding U.S./Russell Department Stores and Director of Sales, Spalding National Accounts.

Brent A. Vulgamott, age 36, will serve as our Vice President of Operations & Analytics following the Separation. Mr. Vulgamott has served as Vice President of Operations of the Outdoor Products & Accessories Division of SWBI since March 2020. From November 2018 to March 2020, Mr. Vulgamott was the Director of Finance for Lockton Companies, a privately held insurance broker. From November 2015 to November 2018, Mr. Vulgamott was Division Controller for the Outdoor Products & Accessories Division of SWBI. From April 2011 to October 2015, Mr. Vulgamott held finance leadership and management roles at Ford Motor Company and Piston Automotive, a publicly held automotive company and privately held automotive sub-supplier. From August 2007 to March 2011, Mr. Vulgamott held various accounting and FP&A roles with companies, including State Street Bank & Trust Co and Cerner Corporation.

James E. Tayon, age 30, will serve as our Vice President of Product Development following the Separation. Mr. Tayon previously served as Director of Product Development of the Outdoor Products & Accessories Division of SWBI from March 2019 to May 2020, Product Engineering Manager of the Outdoor Products & Accessories Division of SWBI from July 2017 until March 2019, Engineering Supervisor from August 2016 until July 2017, and a Product Development Engineer since 2012. From 2008 until 2012, Mr. Tayon was a Product Development Engineer for J2 Scientific, a laboratory automation equipment designer and manufacturer, where he worked with Los Alamos National Labs developing custom automation solutions for nuclear sampling.

Elizabeth A. Sharp, age 58, will serve as our Vice President of Investor Relations following the Separation. Ms. Sharp has served as Vice President, Investor Relations of SWBI since May 2005. From June 1996 until May 2005, Ms. Sharp was Vice President of Corporate Relations for Three-Five Systems (TFS), Inc., a multi-national company providing a broad range of electronics manufacturing services, where she was responsible for investor relations, public relations, marketing communications, and media relations. From June 1986 until June 1996, Ms. Sharp served in leadership positions in Human Resources, Communications, and Administration.

Douglas V. Brown, age 41, will serve as our Chief Counsel following the Separation. Mr. Brown has served as Chief Counsel of the Outdoor Products & Accessories Division of SWBI since May 2020. Mr. Brown previously served at Vista Outdoor Inc. as Associate General Counsel from April 2018 to September 2019 and as Senior Counsel from August 2015 to April 2018.  Prior to joining Vista Outdoor, Mr. Brown practiced corporate and securities law at the law firm Morgan, Lewis & Bockius LLP as a Corporate Associate from August 2011 to August 2015 and at the Division of Corporation Finance of the SEC as an Attorney Advisor from August 2008 to August 2011.

EXECUTIVE COMPENSATION

Overview

The following tables and discussion relate to the compensation paid to or earned by Brian D. Murphy, who currently serves as Co-President and Co-Chief Executive Officer of SWBI and who will serve as our President and Chief Executive Officer following the Separation, and H. Andrew Fulmer, who currently serves as Vice President, Financial Planning & Analysis of SWBI and will serve as our Chief Financial Officer following the Separation. Messrs. Murphy and Fulmer are collectively referred to in this information statement as our “named executive officers.”

Prior to the Separation, the compensation of our named executive officers for their service to SWBI was designed and determined by SWBI and/or the SWBI Compensation Committee. Following the Separation, executive compensation decisions will be made by our Compensation Committee, consistent with compensation and employee benefit plans, programs, and policies that we will adopt. While we are currently in the process of determining the philosophy and design of our executive compensation plans, programs, and policies in general, we have determined the terms of our employee stock purchase plan, incentive compensation plan, executive severance pay plan, and director compensation plan, each of which is described in this information statement.

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC, including reduced narrative and tabular disclosure obligations regarding executive compensation.

Fiscal 2020 Summary Compensation Table

The following table sets forth, for the fiscal year ended April 30, 2020, information with respect to compensation for services in all capacities to SWBI and its subsidiaries earned by our named executive officers.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total (5)
Brian D. Murphy President and Chief Executive Officer (6)	2020	$359,265	$—	$643,457	—	$275,014	$83,330	$1,361,066
H. Andrew Fulmer Chief Financial Officer (7)	2020	$301,955	$—	$310,609	—	$174,597	$31,267	$818,428

(1)	The amounts shown in this column, if any, represent discretionary bonuses.
(2)

The amounts shown in this column represent the grant date fair value for PSUs and RSUs granted to the named executive officers during the covered year calculated in accordance with ASC Topic 718 excluding the effect of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 11 – Stock-Based Compensation to SWBI’s consolidated financial statements, which are included in its Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2020.

Set forth below is the maximum value for the PSUs granted to the named executive officers during fiscal 2020 (i.e., 200% of the target award value).

Name	Stock Awards – Maximum Value of PSUs
Brian D. Murphy	$690,116
H. Andrew Fulmer	$246,465

(3)

The amounts shown in this column constitute payments made, if any, under SWBI’s 2020 annual performance-based cash incentive compensation programs. These amounts were calculated and paid to the named executive officers in the fiscal year following when they were earned.

(4)	All Other Compensation consisted of the following for fiscal 2020:

Name	Car Allowance	Reimbursement for Insurance Premiums	Matching Contributions to Defined Contribution Plan	Payments Under Profit Sharing Plan	Housing Allowance	Severance Payments	Other	Total (5)
Brian D. Murphy (6)	$13,200		$8,887	$7,720	$52,668	$—	$855	$83,330
H. Andrew Fulmer (7)	$10,800		$8,123	$7,720	$—	$—	$4,624	$31,267

(5)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.
(6)	Mr. Murphy currently serves as SWBI’s Co-President and Co-Chief Executive Officer and will serve as our President and Chief Executive Officer following the Separation.
(7)	Mr. Fulmer currently serves as SWBI’s Vice President, Financial Planning & Analysis and will serve as our Chief Financial Officer following the Separation.

Outstanding Equity Awards at Fiscal Year-End 2020

The following table sets forth information with respect to outstanding equity awards of SWBI held by our named executive officers as of April 30, 2020.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Brian D. Murphy	12/19/2016	5,731(3)	$—	—	$—
	04/27/2017	2,200(4)	$—	9,800	$—
	04/26/2018	9,750(4)	$—	28,800	$—
	04/30/2019	13,000(4)	$—	28,800	$—
	04/06/2020	44,872(3)	$—	89,742	$—

H. Andrew Fulmer	06/15/2016	1,284(3)	$—	—	$—
	06/15/2017	2,292(3)	$—	—	$—
	06/15/2018	3,438(3)	$—	—	$—
	06/15/2019	4,584(3)	$—	—	$—
	03/06/2020	8,000(3)	$—	—	$—
	04/06/2020	16,026(3)	$—	32,500	$—

(1)

The market value of shares or units of stock that have not vested and unearned equity incentive plan awards is determined by multiplying the closing market price of SWBI’s common stock at the end of its last completed fiscal year by the number of shares or units of stock or the amount of unearned equity incentive plan awards, as applicable.

(2)

These PSUs vest based on the relative performance of SWBI’s common stock against the Russell 2000, or RUT over the approximately three-year performance period following the date of grant and are reported at the maximum level of award. Notwithstanding the maximum amounts shown in this column, the maximum number of shares that can be delivered with respect to such grants is limited to a dollar value, determined as of the vesting date, of 600% of the grant date value. These awards will be equitably adjusted simultaneously with the consummation of the Distribution. For more information, see “The Separation—Treatment of Outstanding Equity Compensation Awards.”

(3)

One-fourth of the RSUs vest following each of the first, second, third, and fourth anniversaries of the date of grant, and the underlying shares of common stock are deliverable on each anniversary of the applicable vesting date. These awards will be equitably adjusted simultaneously with the consummation of the Distribution. For more information, see “The Separation—Treatment of Outstanding Equity Compensation Awards.”

(4)

One-fourth of the RSUs vest on May 1 following each of the first, second, third, and fourth anniversaries of the date of grant, and the underlying shares of common stock are deliverable on each anniversary of the applicable vesting date. These awards will be equitably adjusted simultaneously with the consummation of the Distribution. For more information, see “The Separation—Treatment of Outstanding Equity Compensation Awards.”

Retirement Plans

401(k) Plan

Effective as of the Separation, it is anticipated that we will adopt a Profit Sharing and Investment Plan, a retirement plan intended to be tax-qualified under Section 401(a) of the Code and under which 401(k), Roth, matching, and discretionary profit-sharing contributions are authorized. We anticipate that this qualified retirement plan will initially be substantially similar to the terms, conditions, and provisions of SWBI’s 401(k) plan as in effect immediately prior to the Separation.

Employees will become eligible to make 401(k) and Roth contributions and to receive matching contributions, if any, on the first day of the month after their date of hire. Subject to certain Code limitations, the plan will permit non-highly compensated employees to make 401(k) and Roth contributions of up to 100% of their eligible compensation and highly compensated employees to make 401(k) and Roth contributions of up to 9% of their eligible compensation. Subject to certain Code limitations, we anticipate that we will make discretionary matching contributions with respect to our employees’ 401(k) and Roth contributions.

Employees will become eligible to receive profit sharing contributions on the first day of the plan year subsequent to when they complete one year of eligibility service and must be employed on the last day of the plan year, in order to receive a profit sharing contribution, if any, for that plan year. Profit sharing contributions will be discretionary from year to year and, if made, will be allocated to eligible participants in proportion to their eligible compensation (subject to certain Code limitations).

We anticipate that all profit-sharing contributions will vest immediately and all matching contributions will vest 50% after one year and 100% after two years. The plan will cover substantially all of our employees, including our executive officers, subject to meeting applicable eligibility requirements.

Pension Benefits

We do not intend to offer any defined benefit pension plan to any of our executive officers following the Separation.

Employment Agreements and Severance Arrangements with Our Named Executive Officers

Employment Agreements

On April 4, 2020, SWBI into an employment agreement with Mr. Murphy, as its Co-President and Co-Chief Executive Officer, effective as of January 15, 2020. In connection with the Separation, Mr. Murphy will resign all positions with SWBI and its subsidiaries and will become the President and Chief Executive Officer of our company and serve in such capacity pursuant to the terms of the employment agreement.

Under the terms of the employment agreement, Mr. Murphy is entitled to an annual base salary of $500,000 (subject to annual review by our Board of Directors or a committee thereof). Mr. Murphy is also eligible to participate in our executive compensation programs, to receive a discretionary annual bonus as determined by our Board of Directors or a committee thereof, and to receive annual and periodic stock-based compensation awards as determined by our Board of Directors or a committee thereof. Mr. Murphy is entitled to receive other standard benefits, including participation in any group insurance, pension, retirement, vacation, expense reimbursement, relocation program, and other plans, programs, and benefits approved by our Board of Directors or a committee thereof and made available from time to time to our other executive employees; and certain insurance benefits (including the reimbursement of reasonable insurance premiums for a key person term-insurance policy on the life of Mr. Murphy with beneficiaries selected by Mr. Murphy).

If we unilaterally terminate Mr. Murphy’s employment without cause, Mr. Murphy will receive (i) his base salary for a period of 18 months after such termination; (ii) a pro rata portion of his annual cash bonus for the fiscal year in which the termination occurs to the extent earned under the then applicable executive annual cash incentive program; (iii) at our option, either (x) coverage under our medical plan to the extent provided for Mr. Murphy pursuant to the employment agreement at the termination, such benefits to be received for a period of 18 months after the termination, or (y) reimbursement for the COBRA premium for such coverage through the earlier of such 18-month period or the COBRA eligibility period; and (iv) a vested pro rata portion of stock-based awards scheduled to vest in the fiscal year of the termination.

If Mr. Murphy’s employment is terminated by reason of his death or disability, if Mr. Murphy unilaterally terminates his employment without cause, or if Mr. Murphy engages in an act or acts involving a crime, moral turpitude, fraud, or dishonesty, or he willfully violates in a material respect our corporate governance guidelines, code of conduct, or code of ethics for the chief executive officer and senior financial officers, Mr. Murphy shall receive no further compensation under the employment agreement.

If Mr. Murphy’s employment is terminated by reason of his death or disability, if we unilaterally terminate Mr. Murphy’s employment without cause, or if Mr. Murphy voluntarily terminates his employment following a qualifying change in control event as described below, the employment agreement provides that he will receive, for the fiscal year of the notice of termination, any earned bonus, on a pro-rated basis, based on the performance goals actually achieved for the fiscal year of the notice of termination, as determined in the sole discretion of our Board of Directors or a committee thereof, at the time such bonuses are paid to our other employees.

The employment agreement provides that, in the event of a change in control of our company (as defined in the employment agreement), Mr. Murphy may, at his option and upon written notice to us, terminate his employment, unless (i) the provisions of the employment agreement remain in full force and effect and (ii) Mr. Murphy suffers no reduction in his status, duties, authority, or compensation following the change in control, provided that Mr. Murphy will be considered to suffer a reduction in his status, duties, or authority if, after the change in control, (a) he is not the chief executive officer of the company that succeeds to our business; (b) such company’s stock is not listed on a national stock exchange; or (c) such company terminates Mr. Murphy’s employment or reduces his status, duties, authority, or compensation within one year of the change in control. If Mr. Murphy terminates his employment due to a change in control following which the employment agreement does not remain in full force and effect or his status, duties, authority, or compensation have been reduced, he will receive (A) his base salary for a period of 18 months after such termination; (B) an amount equal to 150% of the average of his cash bonus paid for each of the two fiscal years immediately preceding his termination, which will be paid over the 18-month period after such termination; and (C) at our option, either (x) coverage under our medical plan to the extent provided for him at the date of termination for a period equal to 18 months after such termination or (y) reimbursement for the COBRA premium for such coverage through the earlier of such 18-month period or the COBRA eligibility period. In addition, all unvested stock-based compensation held by Mr. Murphy in his capacity as an employee on the effective date of the termination will vest as of the effective date of such termination.

The employment agreement further prohibits Mr. Murphy from competing with us for a period equal to 18 months following the termination of his employment with us, regardless of the reason therefor, in any state or other geographical area in which we sell products or provide services during Mr. Murphy’s employment with us. The employment agreement also prohibits Mr. Murphy from soliciting, seeking to hire, or hiring any person or persons who is employed by or was employed by us within 12 months of Mr. Murphy’s termination of his employment for a period equal to 18 months following the termination of his employment with us.

Executive Severance Pay Plan

Effective as of the Separation, it is anticipated that we will adopt an Executive Severance Pay Plan, which is referred to as the Executive Severance Plan, for the benefit of any officer of our company or any officer of an affiliate that is selected by the plan administrator (which we anticipate will be our Compensation Committee) in its sole and absolute discretion. We anticipate that this Executive Severance Plan will initially be substantially similar to the terms, conditions, and provisions of SWBI’s Executive Severance Pay Plan as in effect immediately prior to the Separation.

Pursuant to the Executive Severance Plan, if we terminate a participating executive without Good Cause (other than due to death or disability) or a participating executive resigns for Good Reason (each as defined in the Executive Severance Plan), he or she will be eligible to receive the following payments and benefits, subject to the terms and conditions set out the Executive Severance Plan: (a) the participating executive’s base salary for a period of the greater of (i) 26 weeks or (ii) the period designated for the participating executive by the administrator, in each case following the effective date of such termination or resignation; (b) a portion of the participating executive’s annual cash bonus for the fiscal year in which the  termination occurs to the extent earned under the then applicable Executive Annual Cash Incentive Program in which the participating executive participates, such amount to be calculated based on the amount that would have been paid for such fiscal year in the absence of the termination multiplied by the fraction, the numerator of which is the number of days in such fiscal year prior to the effective date of the termination and the denominator of which is 360 and such amount to be paid in accordance with the provisions of such Executive Severance Plan; and (c) in the event the participating executive elects such coverage, reimbursement for the cost of continuation coverage pursuant to COBRA during the period described in (a) above for the participating executive and his or her eligible dependents.

In addition, pursuant to the Executive Severance Plan, if we terminate a participating executive during a Potential Change in Control Protection Period or Change in Control Protection Period without Good Cause (other than due to death or disability) or a participating executive resigns following an Adverse Change in Control Effect (each as defined in the Executive Severance Plan), he or she will be eligible to receive the following payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan: (a) the participating executive’s base salary for a period of the greater of (i) 52 weeks or (ii) the period designated for the participating executive by the administrator, in each case following the effective date of such termination or resignation; (b) a lump sum cash payment equal to the average of the cash bonus paid to the participating executive for each of the two fiscal years immediately preceding the termination or resignation; (c) all unvested equity-based compensation held by the participating executive at the time of the termination or resignation that was granted to the participating executive in his or her capacity as an employee after the effective date of the Executive Severance Plan will vest as of the effective date of such termination or resignation; and (d) in the event the participating executive elects such coverage, reimbursement for the cost of continuation coverage pursuant to COBRA during the period described in (a) above for the participating executive and his or her eligible dependents.

Our obligations under the Executive Severance Plan will be contingent upon (i) the participating executive executing (and not revoking during any applicable revocation period) and not violating any provision of a valid and enforceable full and unconditional release of all claims against us or any of our affiliates, and (ii) the participating executive’s full compliance with any and all non-competition, non-solicitation, and similar agreements by which the participating executive was bound as of the effective date of his or her termination or resignation.

In addition, the Executive Severance Plan will restrict the participating executive from (i) competing with us within the Restricted Territory (as defined in the Executive Severance Plan) during his or her employment with us and for the period equal to the longer of six months after the termination of his or her employment, or the period during which he or she receives cash severance pursuant to the Executive Severance Plan, and (ii) soliciting for employment, seeking to hire, or hiring any person or persons who is employed by or was employed by us within 12 months of the termination of the participating executive’s employment for the purpose of having any such person engage in services that are the same as or similar or related to the services that such person provided for us for a period of 12 months after the termination of his or her employment. The Executive Severance Plan will require the participating executive to (i) maintain in strict secrecy all Confidential Information (as defined in the Executive Severance Plan) obtained by the participating executive in the course of his or her employment; (ii) return to us, upon the termination of his or her employment, books, records, papers, equipment, and all other materials that may contain Confidential Information relating to our business; and (iii) disclose promptly to us all ideas, designs, processes, and improvements relating to our business conceived during his or her employment with our company or within six months thereafter.

Employee Stock Purchase Plan

Effective as of the Separation, it is anticipated that we will adopt an Employee Stock Purchase Plan, which will be intended to provide a method whereby our employees will have an opportunity to acquire a proprietary interest in our company through the purchase of shares of our common stock through accumulated voluntary payroll deductions, thereby enhancing employee interest in our company. We anticipate that this Employee Stock Purchase Plan will initially be substantially similar to the terms, conditions, and provisions of SWBI’s Employee Stock Purchase Plan as in effect immediately prior to the Separation.

We expect that the number of shares of our common stock reserved for issuance under the Employee Stock Purchase Plan will total 3% of the outstanding shares of our common stock on the effective date of the plan plus the lesser of (i) 1 % of the number of shares of our common stock outstanding as of the end of each of our fiscal years or (ii) such lesser number of shares as determined by our Board of Directors or a board committee designated by our Board of Directors. We expect the plan will be administered by our Board of Directors. Under the plan’s terms, however, we expect our Board of Directors will be able to appoint a committee to administer the plan, which we will refer to as the Plan Committee. We expect the plan will grant broad authority to our Board of Directors or the Plan Committee to administer and interpret the plan.

We expect the plan will permit eligible employees of our company to authorize payroll deductions that will be utilized to purchase shares of our common stock during a series of consecutive 12-month offering periods, with two six-month purchase or exercise periods within the offering periods. We expect our employees will be able to purchase shares of our common stock pursuant to the plan at a favorable price and possibly with favorable tax consequences. We expect all employees of our company or of those subsidiaries designated by our Board of Directors who will be regularly scheduled to work at least 20 hours per week for more than five months per calendar year will be eligible to participate in any of the plan’s purchase periods. However, we expect an employee of our company will not be granted an option under the plan if immediately after the grant, such employee would own our common stock, including outstanding options to purchase our common stock under the plan, possessing 5% or more of the total combined voting power or value of our common stock, or participation in the plan would permit such employee’s rights to purchase our common stock under all of our company’s employee stock purchase plans to exceed $25,000 in fair market value (determined at the time the option is granted) of our common stock for each calendar year in which such option is outstanding.

We expect the plan will be implemented in a series of successive offering periods, each with a maximum duration of 12 months. We expect if the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of a 12-month offering period, then that offering period will automatically terminate, and a new 12-month offering period will begin on the next business day. We expect each offering period will begin on the April 1 or October 1, as applicable, immediately following the end of the previous offering period.

Upon enrollment in the plan, we expect the participant will authorize a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 20% (or such greater percentage as the Plan Committee may establish from time to time before the first day of an offering period) of the participant’s eligible compensation on each payroll date. Unless the participant withdraws from the plan, we expect the participant’s option for the purchase of shares will be exercised automatically on each exercise date, and the maximum number of full shares subject to the option will be purchased for the participant at the applicable exercise price with the accumulated plan contributions then credited to the participant’s account under the plan. To the extent necessary to comply with Section 423 of the Code, we expect the Plan Committee may reduce a participant’s payroll deduction percentage to 0% at such time during any purchase period scheduled to end during the current calendar year when the participant’s aggregate payroll deductions for the calendar year exceeds $25,000 multiplied by the applicable percentage (i.e., 85%).

Under the plan, we expect the maximum number of shares that a participant may purchase during any exercise period will be 2,500 shares. In addition, the IRS has established a calendar year maximum purchase equal to a total value of $25,000 in shares, based on the fair market value on the first day of the exercise period. We expect a participant will have no interest or voting right in shares of our common stock covered by the participant’s option until such option has been exercised. We expect no interest will be paid on funds withheld, and those funds will be used by our company for general operating purposes.

We expect the plan will provide for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options, and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends. If our company dissolves or liquidates, we expect the offering period will terminate immediately prior to the consummation of that action, unless otherwise provided by the Plan Committee. In the event of a merger or a sale of all or substantially all of our assets, we expect each option under the plan will be assumed or an equivalent option substituted by the successor corporation, unless the Plan Committee, in its sole discretion, accelerates the date on which the options may be exercised.

We expect the plan will remain in effect until the earliest of (a) the exercise date that participants become entitled to purchase a number of shares of our company greater than the number of reserved shares available for purchase under the plan, (b) such date as is determined by our Board of Directors in its discretion, or (c) August 21, 2030.

We expect our Board of Directors or the Plan Committee may amend the plan at any time, provided that such amendment may not adversely affect the rights of any participant with respect to previously granted options and the plan may not be amended if such amendment would in any way cause rights issued under the plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law or regulation, we expect our Board of Directors will obtain stockholder approval for an amendment.

We expect stockholders will not have any preemptive rights to purchase or subscribe for the shares of our company reserved for issuance under the plan. If any option granted under the plan expires or terminates for any reason other than having been exercised in full, we expect the unpurchased shares subject to that option will again be available for purposes of the plan.

Incentive Compensation Plan

Effective as of the Separation, it is anticipated that we will adopt an Incentive Compensation Plan. We anticipate that this plan will be substantially similar to the terms, conditions, and provisions of SWBI’s Incentive Compensation Plan as in effect immediately prior to the Separation. We expect the plan will be designed to assist our company and our subsidiaries and other designated affiliates, which we refer to as Related Entities, in attracting, motivating, retaining (including through designated retention awards), and rewarding high-quality executives, employees, officers, directors, and individual consultants who will provide services to our company or our Related Entities, by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.

Under the plan, we may grant stock options, SARs, restricted stock, RSUs, shares granted as a bonus or in lieu of another award, dividend equivalents, and other stock-based awards or performance awards. We expect the persons eligible to receive awards under the plan will consist of officers, directors, employees, and consultants of our company who are natural persons providing bona fide services to our company or any of our Related Entity and whose services will not be in connection with the offer or sale of securities in a capital raising transaction, and will not directly or indirectly promote or maintain a market for shares of our common stock. We expect the material features of the plan to be as outlined below.

Shares available for awards; adjustments. We expect that the number of shares of our common stock available for issuance under the Incentive Compensation Plan will total 10% of the outstanding shares of our common stock on the effective date of the plan plus the lesser of (i) 2% of the number of shares of common stock outstanding as of the end of each of our fiscal years or (ii) such lesser number of shares as determined by our Board of Directors or a board committee designated by our Board of Directors. We expect any shares that are subject to an award under the plan will be counted against this limit as one share for every one share granted.

We expect if any shares subject to (i) any award under the plan, or after the effective date of the plan are forfeited, expire, or otherwise terminate without issuance of such shares, (ii) any shares subject to any award that are withheld to satisfy the applicable withholding taxes resulting from the grant, exercise, and/or vesting of such award, or (iii) any award under the plan that could have been settled with shares is settled for cash or otherwise does not result in the issuance of all or a portion of the shares, the shares to which those awards were subject, will, to the extent of such forfeiture, expiration, termination, cash settlement, or non-issuance, again be available for delivery with respect to awards under the plan.

We expect any share that again becomes available for delivery pursuant to the provisions described above will be added back as one share.

We expect the administrator of the plan will be authorized to adjust the limitations on the number of shares of common stock available for issuance under the plan and the individual limitations on the amount of certain awards (other than the $100,000 limitation described above with respect to incentive stock option awards) and will adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) to the extent it deems equitable in the event that any extraordinary dividend or other distribution (whether in cash, shares of common stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate.

Administration. We expect the plan will be administered by the Compensation Committee of our Board of Directors; except, if our Board of Directors fails to designate a Compensation Committee or if there are no longer any members on the Compensation Committee so designated by our Board of Directors, or for any other reason determined by our Board of Directors, then our Board of Directors will serve as the committee. Subject to the terms of the plan, we expect our Compensation Committee will be authorized to select eligible persons to receive awards, grant awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the plan, construe and interpret the plan and award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as our Compensation Committee may deem necessary or advisable for the administration of the plan.

Stock options and stock appreciation rights. We expect our Compensation Committee will be authorized to grant stock options, including both incentive stock options, or ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and SARs entitling the participant to receive the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the grant price of the SAR. We expect the exercise price per share subject to an option and the grant price of a SAR will be determined by our Compensation Committee, provided that the exercise price per share of an option and the grant price per share of a SAR will be no less than 100% of the fair market value of a share of our common stock on the date such option or SAR is granted. An option granted to a person who owns or is deemed to own stock representing 10% or more of the voting power of all classes of stock of our company or any parent company (sometimes referred to as a “10% owner”) will not qualify as an ISO unless the exercise price for the option is not less than 110% of the fair market value of a share of our common stock on the date such ISO is granted.

We expect the maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally will be fixed by our Compensation Committee, except that no option or SAR may have a term exceeding ten years, and no ISO granted to a 10% owner (as described above) may have a term exceeding five years (to the extent required by the Code at the time of grant). We expect methods of exercise and settlement and other terms of options and SARs will be determined by our Compensation Committee. We expect our Compensation Committee, thus, to have the discretion to permit the exercise price of options awarded under the plan to be paid in cash, shares, other awards or other property (including loans to participants).

Restricted stock. We expect our Compensation Committee will be authorized to grant restricted stock. Restricted stock will be a grant of shares of our common stock, which will be subject to such risks of forfeiture and other restrictions as our Compensation Committee may impose, including time or performance restrictions or both. We expect a participant granted restricted stock generally will have all of the rights of a stockholder (including voting and dividend rights), unless otherwise determined by our Compensation Committee.

Restricted stock units. We expect our Compensation Committee will be authorized to grant RSUs. An award of RSUs will confer upon a participant the right to receive shares of our common stock or cash equal to the fair market value of the specified number of shares covered by the RSUs at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as our Compensation Committee may impose. Prior to settlement, we expect an award of RSUs will carry no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted.

Dividend equivalents. We expect our Compensation Committee will be authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares, other awards, or other property equal in value to dividends paid on a specific number of shares or other periodic payments. We expect dividend equivalents may be granted in connection with another award (other than stock options and SARs), may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares, awards, or otherwise as specified by our Compensation Committee.

Shares granted as a bonus or in lieu of another award. We expect our Compensation Committee will be authorized to grant shares of our common stock as a bonus free of restrictions, or to grant shares of our common stock or other awards authorized under the plan in lieu of our obligations to pay cash under the plan or other plans or compensatory arrangements.

Other stock-based awards. We expect our Compensation Committee will be authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. We expect our Compensation Committee will determine the terms and conditions of such awards.

Performance awards. We expect our Compensation Committee will be authorized to grant performance awards to participants on terms and conditions established by our Compensation Committee. We expect the performance criteria will be achieved during any performance period and the length of the performance period will be determined by our Compensation Committee upon the grant of the performance award. We expect performance awards may be valued by reference to a designated number of shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). We expect performance awards may be settled by delivery of cash, shares of our common stock or other property, or any combination thereof, as determined by our Compensation Committee.

Other terms of awards. We expect awards may be settled in the form of cash, shares of our common stock, other awards, or other property, in the discretion of our Compensation Committee. We expect our Compensation Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as our Compensation Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. We expect our Compensation Committee will be authorized to place cash, shares of our common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the plan. We expect our Compensation Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. We expect awards granted under the plan generally may not be pledged or otherwise encumbered and will not be transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that our Compensation Committee may, in its discretion, permit transfers subject to any terms and conditions our Compensation Committee may impose thereon.

Acceleration of vesting; change in control. Subject to certain limitations contained in the plan, including those described in the following paragraph, we expect our Compensation Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award. In the event of a “change in control” of our company, as defined in the plan, we expect any restrictions, deferral of settlement, and forfeiture conditions applicable to an award will not lapse, and any performance goals and conditions applicable to an award will not be deemed to have been met, as of the time of the change in control, unless either (i) we are the surviving entity in the change in control and the award does not continue to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control or (ii) the successor company does not assume or substitute for the applicable award, as determined in accordance with the terms of the plan. In the event of a change in control and either, (i) we are the surviving entity in the change in control and the award does not continue to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control or (ii) the successor company does not assume or substitute for the applicable award, as determined in accordance with the terms of the plan, the applicable award agreement may provide that any restrictions, deferral of settlement, and forfeiture conditions applicable to an award will lapse, and any performance goals and conditions applicable to an award shall be deemed to have been met, as of the time of the change in control. If the award continues to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control, or the successor company assumes or substitutes for the applicable award, as determined in accordance with the plan, we expect the applicable award agreement may provide that with respect to each award held by such participant at the time of the change in control, in the event a participant’s employment is terminated without “cause” by our company or any Related Entity or by such successor company or by the participant for “good reason,” as those terms are defined in the plan, within 24 months following such change in control, we expect any restrictions, deferral of settlement, and forfeiture conditions applicable to each such award will lapse, and any performance goals and conditions applicable to each such award will be deemed to have been met, as of the date on which the participant’s employment is terminated.

Amendment and termination. We expect our Board of Directors may amend, alter, suspend, discontinue, or terminate the plan or our Compensation Committee’s authority to grant awards without further stockholder approval, except we expect that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted; provided that, except as otherwise permitted by the plan or an award agreement, without the consent of an affected participant, we expect no such action by our Board of Directors may materially and adversely affect the rights of such participant under the terms of any previously granted and outstanding award. We expect the plan will terminate at the earliest of (i) such time as no shares of common stock remain available for issuance under the plan, (ii) termination of the plan by our Board of Directors, or (iii) the tenth anniversary of the latest stockholder approval of the plan.

Director Compensation

The following table sets forth, for the fiscal year ended April 30, 2020, the compensation paid by SWBI to each of the individuals expected to serve as our non-employee directors following the Separation.

Name (1)	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Barry M. Monheit	$117,500	$84,996	$1,490	$203,986
Mary E. Gallagher (1)	$—	$—	$—	$—
Gregory J. Gluchowski, Jr.	$81,500	$84,996	$4,011	$170,507
I. Marie Wadecki	$96,500	$84,996	$—	$181,496

(1)	Ms. Gallagher has not previously served as a director of SWBI and will be appointed to our Board of Directors in connection with the Separation.

Following the Separation, we anticipate that each of our non-employee directors will receive an annual retainer in the amount of $70,000. We also anticipate paying additional sums to our Chairman of the Board, chairs of our board committees, and members of our board committees as follows:

Chairman of the Board	$37,500
Chair, Audit Committee	$25,000
Chair, Compensation Committee	$25,000
Chair, Nominations and Corporate Governance Committee	$25,000
Non-Chair Audit Committee Members	$8,000
Non-Chair Compensation Committee Members	$5,000
Non-Chair Nominations and Corporate Governance Committee Members	$5,000

In addition, we anticipate that each member of the Audit Committee will receive an additional $1,500 per Audit Committee meeting attended in excess of seven meetings per year; each member of the Compensation Committee will receive an additional $1,500 per Compensation Committee meeting attended in excess of six meetings per year; and each member of the Nominations and Corporate Governance Committee will receive an additional $1,500 per Nominations and Corporate Governance Committee meeting attended in excess of four meetings per year. We also anticipate reimbursing each director for travel and related expenses incurred in connection with attendance at Board of Director and committee meetings. Employees who also serve as directors will receive no additional compensation for their services as a director.

We anticipate that each non-employee director will receive a stock-based grant to acquire shares of our common stock on the date of his or her first appointment or election to our Board of Directors. We anticipate that each non-employee director will also receive a stock-based grant at the meeting of our Board of Directors held immediately following our annual meeting of stockholders for that year.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

It is anticipated that our Board of Directors will establish procedures for the review and approval of related person transactions. We expect that pursuant to these procedures, unless delegated to the Compensation Committee by our Board of Directors, the Audit Committee will review and approve all related party transactions and review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with executive officers of our company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by our company. We expect that we will have a policy that we will not enter into any such transaction unless the transaction is determined by our disinterested directors to be fair to us or is approved by our disinterested directors or by our stockholders. Any determination by our disinterested directors will be based on a review of the particular transaction, applicable laws and regulations, policies of our company (including those set forth above under “Management” or that are published on our website), and the listing standards of Nasdaq. As appropriate, the disinterested directors of the applicable committees of the Board of Directors shall consult with our legal counsel or internal auditor.

The Separation from SWBI

In connection with the Separation, we will enter into a Separation and Distribution Agreement and several other agreements with SWBI to effect the Separation and provide a framework for our relationship with SWBI after the Separation. These agreements will provide for the allocation between us and our subsidiaries, on the one hand, and SWBI and its subsidiaries on the other hand, of the assets, liabilities, legal entities, and obligations associated with the outdoor products and accessories business, on the one hand, and the firearm business, on the other hand, and will govern the relationship between our company and our subsidiaries, on the one hand, and SWBI and its subsidiaries, on the other hand, subsequent to the Separation (including with respect to transition services, employee matters, intellectual property matters, tax matters, and certain other commercial relationships).

See “The Separation—Agreements with SWBI” for more information regarding these agreements.

Other Related Person Transactions

It is anticipated that, effective upon the Separation, we will enter into indemnification agreements with each of our directors and executive officers. These agreements will require us to indemnify and advance litigation expenses incurred by such individuals by reason of (i) their status as directors and/or officers of our company, (ii) their service in any capacity with respect to an employee benefit plan of our company or one or more of our majority owned subsidiaries, or (iii) their service as directors, officers, managers, general partners, trustees, employees, or agents of another entity (including a majority owned subsidiary of our company) at our request while directors and/or officers of our company to the fullest extent permitted by applicable law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this information statement, all of the outstanding shares of our common stock are owned by SWBI. After the Separation, SWBI will not directly or indirectly own any of our common stock. The following table sets forth certain information regarding the expected beneficial ownership of our common stock immediately following the consummation of the Distribution by (1) each named executive officer and director of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of SWBI common stock, which persons would be expected to own more than 5% of our common stock immediately following the consummation of the Distribution. We based the share amounts on each person’s beneficial ownership of SWBI common stock as of the close of business on July 9, 2020 and applying the distribution ratio of one share of our common stock for every four shares of SWBI common stock held as of the close of business on the Record Date, unless we indicate some other date or basis for the share amounts in the applicable footnotes. Immediately following the consummation of the Distribution, we expect that approximately 13,883,522 shares of our common stock will be issued and outstanding, based on the number of shares of SWBI common stock expected to be outstanding as of the Record Date. The actual number of outstanding shares of SWBI common stock immediately following the consummation of the Distribution will be determined on the Record Date.

Name of Beneficial Owner (1)	Number of shares (2)	Percent (2)
Directors and Executive Officers:
Brian D. Murphy	6,901 (3)	*
H. Andrew Fulmer	8,770 (4)	*
Barry M. Monheit	25,227 (5)	*
Mary E. Gallagher	—	—
Gregory J. Gluchowski, Jr.	13,663 (6)	*
I. Marie Wadecki	15,337 (7)	*
All directors and executive officers as a group (6 persons)	69,898 (8)	*

Other significant stockholders:
BlackRock, Inc.	1,212,657 (9)	8.74%
Dimensional Fund Advisors	1,146,326 (10)	8.26%
The Vanguard Group	957,723 (11)	6.90%
FMR	861,762 (12)	6.21%
Renaissance Technologies	755,725 (13)	5.44%

*	Percentage of ownership of less than one percent.

(1)

Except as otherwise indicated, each person named in the table has the sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property law. Except as otherwise indicated, each person may be reached as follows: c/o American Outdoor Brands, Inc., 1800 North Route Z, Columbia, Missouri 65202.

(2)

The number of shares beneficially owned by each person or entity is determined under the rules promulgated by the SEC taking into effect shares underlying RSUs and PSUs that have or will have vested, but are not deliverable, within 60 days of July 9, 2020. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The number of shares shown includes, when applicable, shares owned of record by the identified person’s minor children and spouse and by other related individuals and entities over whose shares such person has custody, voting control, or power of disposition. The percentages shown are calculated based on 13,883,522 shares outstanding on July 9, 2020. The numbers and percentages shown include shares actually owned on July 9, 2020, shares that the identified person or group had the right to acquire within 60 days of such date, and shares underlying RSUs and PSUs that have or will have vested, but are not deliverable, within 60 days of such date. In calculating the percentage of ownership, all shares that the identified person or group had the right to acquire within 60 days of July 9, 2020 upon the exercise of options or the delivery of RSUs and PSUs and all shares underlying RSUs and PSUs that have or will have vested, but are not deliverable, within 60 days of July 9, 2020 are deemed to be outstanding for the purpose of computing the percentage of shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares stock owned by any other person or group.

(3)	Includes 3,226 shares underlying RSUs that have vested but are not deliverable within 60 days of July 9, 2020.
(4)	Includes 1,259 shares underlying RSUs that have vested but are not deliverable within 60 days of July 9, 2020.
(5)

Includes (a) 4,687 shares underlying RSUs that have vested but are not deliverable within 60 days of July 9, 2020; and (b) 750 shares underlying RSUs that have vested but the delivery of which is deferred until retirement from the Board. The shares are held by Barry M. Monheit, Trustee, SEP PROP Monheit Family Trust U/A Dtd 7/16/2002.

(6)	Includes 4,687 shares underlying RSUs that have vested but are not deliverable within 60 days of July 9, 2020.
(7)	Includes 4,687 shares underlying RSUs that have vested but are not deliverable within 60 days of July 9, 2020.
(8)

Includes (a) 18,546 shares underlying RSUs that have vested but are not deliverable within 60 days of July 9, 2020; and (b) 750 shares underlying RSUs that have vested but the delivery of which is deferred until retirement from the Board.

(9)

Based on the statement on Amendment No. 11 to Schedule 13G filed with the SEC on February 5, 2020, BlackRock, Inc. has sole voting power over 1,187,427 shares and sole dispositive power over 1,212,657 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(10)

Based on the statement on Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2020, Dimensional Fund Advisors LP has sole voting power over 1,101,007 shares and sole dispositive power over 1,146,326 shares. The address of Dimensional Fund Advisors LP is Building One 6300 Bee Cave Road, Austin, TX 78746.

(11)

Based on the statement on Amendment No. 10 to Schedule 13G filed with the SEC on February 12, 2020, The Vanguard Group has sole voting power over 12,433 shares; shared voting power over 799 shares; sole dispositive power over 945,591 shares; and shared dispositive power over 12,132 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(12)

Based on the statement on Schedule 13G filed with the SEC on February 7, 2020, FMR LLC has sole voting power over 100,794 shares; and FMR LLC and Abigail P. Johnson each have sole dispositive power over 861,762 shares. The address of FMR LLC and Abigail P. Johnson is 245 Summer St., Boston, MA 02210.

(13)

Based on the statement on Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2020, Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation each have sole voting and dispositive power over 755,725 shares. The address of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation is 800 Third Avenue, New York, NY 10022.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

The following is a discussion of the material U.S. federal income tax consequences of the Distribution to SWBI and U.S. Holders (as defined herein) of SWBI common stock. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this information statement and all of which may change, possibly with retroactive effect. This discussion assumes that the Separation will be consummated in accordance with the Separation and Distribution Agreement and as described in this information statement.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of SWBI common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•

a trust if it: (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to the control all substantial decisions; or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion addresses only the consequences of the Distribution to U.S. Holders that hold SWBI common stock as a capital asset. It does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. Holder in light of that stockholder’s particular circumstances or to a U.S. Holder subject to special treatment under the Code, such as:

•	a financial institution, underwriter, real estate investment trust, regulated investment company, or insurance company;
•	a tax-exempt organization;
•	a dealer or broker in securities or currencies;
•	a stockholder that holds SWBI common stock as part of a hedge, appreciated financial position, straddle, conversion, or other risk reduction transaction for U.S. federal income tax purposes;
•	former citizens or former long-term residents of the United States;
•	a stockholder that owns, or is deemed to own, at least 10%, by voting power or value, of SWBI’s equity;
•	a stockholder that is subject to the alternative minimum tax;
•	a stockholder that holds SWBI common stock through a partnership or other pass-through entity;
•

a stockholder that is required to accelerate the recognition of any item of gross income with respect to SWBI common stock as a result of such income being recognized on an applicable financial statement;

•	a stockholder that holds SWBI common stock in a tax-deferred account, such as an individual retirement account; or
•	a stockholder that acquired SWBI common stock pursuant to the exercise of employee stock options or otherwise as compensation.

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds SWBI common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax adviser.

This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the Distribution. In addition, it does not address any estate, gift, or other non-income tax consequences or any non-U.S., state, or local tax consequences of the Distribution. Accordingly, holders of SWBI common stock should consult their tax advisers to determine the particular U.S. federal, state, or local or non-U.S. income or other tax consequences of the Distribution.

Tax Opinion

The consummation of the Separation is conditioned upon the receipt of an opinion of Greenberg Traurig, LLP substantially to the effect that, among other things, the Transfer and the Distribution will qualify as a tax-free transaction under Section 368(a)(1)(D) and Section 355 of the Code, or the Tax Opinion. In rendering the Tax Opinion, Greenberg Traurig, LLP will rely on (i) customary representations and covenants made by us and SWBI, including those contained in certificates of our officers and those of SWBI, and (ii) specified assumptions, including an assumption regarding the completion of the Separation and certain related transactions in the manner contemplated by the transaction agreements. The Tax Opinion will be expressed as of the date of the closing of the Separation and will not cover subsequent periods. As a result, the Tax Opinion is not expected to be issued until after the date of this information statement. In addition, Greenberg Traurig, LLP’s ability to provide the Tax Opinion will depend on the absence of changes in existing facts or law between the date of this information statement and the closing date of the Distribution. If any of the representations, covenants, or assumptions on which Greenberg Traurig, LLP will rely is inaccurate, incomplete, or is violated, Greenberg Traurig, LLP may not be able to provide the Tax Opinion or the tax consequences of the Separation could differ from those described below.

An opinion of counsel represents counsel’s best judgment based on current law and is not binding on the IRS or any court. We cannot assure you that the IRS will agree with the conclusions expected to be set forth in the Tax Opinion, and it is possible that the IRS or another tax authority could adopt a position contrary to one or all those conclusions and that a court could sustain that contrary position. SWBI does not intend to seek a ruling from the IRS as to the U.S. federal income tax treatment of the Distribution or related transactions and there can be no assurance that the IRS will not challenge the validity of the Distribution and related transactions as a tax-free transaction for U.S. federal income tax purposes under Section 368(a)(1)(D) and Section 355 of the Code or that any such challenge ultimately will not prevail.

The Distribution

Assuming that the Transfer and the Distribution qualify as a tax-free transaction under Section 368(a)(1)(D) and Section 355 of the Code, for U.S. federal income tax purposes:

•	the Distribution will not result in the recognition of gain or loss to SWBI;
•

no gain or loss will be recognized by, and no amount will be included in the income of, U.S. Holders of SWBI common stock solely as a result of the receipt of our common stock in connection with the Distribution;

•

the aggregate tax basis of the shares of SWBI common stock and our common stock in the hands of each U.S. Holder of SWBI common stock immediately following the consummation of the Distribution (including any fractional shares deemed received, as discussed herein) will be the same as the aggregate tax basis such U.S. Holder has in the shares of SWBI common stock held immediately before the consummation of the Distribution, allocated between such SWBI common stock and our common stock (including any fractional shares deemed received) in proportion to their relative fair market values immediately following the consummation of the Distribution;

•

the holding period of any shares of our common stock received by a U.S. Holder of SWBI common stock in the Distribution (including any fractional shares deemed received) will include the holding period of the shares of SWBI common stock; and

•

a U.S. Holder of SWBI common stock that receives cash in lieu of a fractional share of our common stock will recognize capital gain or loss, measured by the difference between the cash received for such fractional share and the U.S. Holder’s tax basis in that fractional share, determined as described above, and such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the SWBI common stock is more than one year as of the closing date of the Distribution Date.

U.S. Holders of SWBI common stock that have acquired different blocks of SWBI common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, our common stock distributed with respect to blocks of SWBI common stock.

If, notwithstanding the conclusions that we expect to be included in the Tax Opinion, it is ultimately determined that the Transfer and the Distribution does not qualify as tax-free under Section 368(a)(1)(D) and Section 355 of the Code, then SWBI would recognize corporate level taxable gain on the Distribution in an amount equal to the excess, if any, of the fair market value of our common stock distributed to holders of SWBI common stock on the Distribution Date over SWBI’s tax basis in such stock. In addition, in such circumstances, each holder of SWBI common stock that receives shares of our common stock in connection with the Distribution would be treated as receiving a distribution in an amount equal to the fair market value of our common stock received, which generally would be taxed as a dividend to the extent of such holder’s ratable share of SWBI’s earnings and profits, including SWBI’s taxable gain, if any, on the Distribution, then treated as a non-taxable return of capital to the extent of the holder’s basis in SWBI common stock and thereafter treated as capital gain from the sale or exchange of SWBI common stock.

Even if the Transfer and the Distribution were otherwise to qualify as a tax-free transaction under Sections 368(a)(1)(D) and 355 of the Code, the Distribution may result in corporate level taxable gain to SWBI under Section 355(e) of the Code if either we or SWBI undergoes a 50% or greater ownership change as part of a plan or series of related transactions that includes the Distribution, potentially including transactions occurring after the Distribution. The process for determining whether one or more acquisitions or issuances triggering Section 355(e) has occurred, the extent to which any such acquisitions or issuances results in a change of ownership and the cumulative effect of any such acquisitions or issuances together with any prior acquisitions or issuances is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. If Section 355(e) applies as a result of such an acquisition or issuance, SWBI would recognize taxable gain as described above, but the Distribution would be tax-free to you (except for tax on any cash received in lieu of fractional shares). Under some circumstances, the Tax Matters Agreement would require us to indemnify SWBI for the tax liability resulting from the application of Section 355(e). See “The Separation—Agreements with SWBI—Tax Matters Agreement.”

Under the Tax Matters Agreement, we will generally be required to indemnify SWBI for the resulting taxes in the event that the Distribution and/or related transactions fail to qualify for their intended tax treatment due to any action by us or any of our subsidiaries (see “The Separation—Agreements with SWBI—Tax Matters Agreement”). If the Distribution were to be taxable to SWBI, the liability for payment of such tax by SWBI or by us under the Tax Matters Agreement could have a material adverse effect on SWBI or us, as the case may be.

Information Reporting and Backup Withholding

Applicable Treasury Regulations generally require holders who own at least 5% of the total outstanding stock of SWBI (by vote or value) and who receive our common stock pursuant to the Distribution to attach to their U.S. federal income tax return for the year in which the Distribution occurs a detailed statement setting forth certain information relating to the tax-free nature of the Distribution. SWBI and/or we will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information.

In addition, payments of cash to a U.S. Holder of SWBI common stock in lieu of fractional shares of our common stock in connection with the Distribution may be subject to information reporting, unless the U.S. Holder provides the withholding agent with proof of an applicable exemption. Such payments that are subject to information reporting may also be subject to backup withholding, unless such U.S. Holder provides the withholding agent with a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute additional tax, but merely an advance payment, which may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely supplied to the IRS.

DESCRIPTION OF MATERIAL INDEBTEDNESS

On June 11, 2020, we received a commitment letter for a new financing arrangement in anticipation of the Separation, consisting of a $50 million revolving line of credit secured by substantially all our assets, maturing five years from the closing date, with available borrowings determined by a borrowing base calculation. The revolving line will also include an option to increase the credit commitment for an additional $15.0 million. The revolving line is expected to bear interest at a fluctuating rate equal to the Base Rate or LIBOR, as applicable, plus the applicable margin. This revolving line of credit will have no borrowings as of the Distribution Date and will be used for general corporate purposes.  In addition to the revolving line of credit, we have entered into a long-term sublease of our corporate offices from SWBI that will be recorded as an operating Right-of-Use lease asset and liability in the amount of approximately $25.0 million.

DESCRIPTION OF CAPITAL STOCK

Our current Certificate of Incorporation and Bylaws will be amended and restated in connection with the Separation. The following is a summary of the material terms of our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws as will be in effect at the time of the consummation of the Distribution, or of the applicable provisions of Delaware law, and the summaries are qualified in their entirety by reference to the forms of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which will be filed as exhibits to the registration statement on Form 10 of which this information statement forms a part, along with the applicable provisions of Delaware law. For more information on how you can obtain copies of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, see the section entitled “Where You Can Find More Information.” We urge you to read our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws in their entirety.

Authorized Capital Stock

At the time of the consummation of the Distribution, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

We expect that, immediately following the consummation of the Distribution, approximately 13,883,522 million shares of our common stock will be issued and outstanding, based upon 55,534,089 shares of SWBI common stock issued and outstanding as of July 9, 2020 and the distribution ratio.

Voting Rights. Holders of our common stock will be entitled to one vote for each share of our common stock held of record by them.

Quorum. Except as otherwise provided by Delaware law, our Amended and Restated Certificate of Incorporation, or our Amended and Restated Bylaws, at each meeting of our stockholders the presence in person or by proxy of the holders of a majority in voting power of the then outstanding shares of our stock entitled to vote at the meeting will be necessary and sufficient to constitute a quorum.

Election of Directors. Except for directors, if any, elected by the holders of one or more series of preferred stock created and issued by our Board of Directors and with respect to newly created directorships and vacancies on our Board of Directors, each of our directors will be elected by a majority of the votes cast with respect to the nominee for election to our Board of Directors at any meeting of our stockholders at which directors are to be elected and a quorum is present, except that directors will be elected by a plurality of the votes cast at such meeting if one or more of our stockholders have nominated one or more individuals for election at such meeting and not withdrawn such nomination or nominations on or prior to the tenth day preceding the date that we first mailed notice of such meeting to our stockholders.

Under Delaware law, stockholders do not have cumulative voting rights in connection with the election of directors unless the corporation’s certificate of incorporation provides for such rights.  Our Amended and Restated Certificate of Incorporation that will be in effect at the time of the consummation of the Distribution will not provide the holders of our commons stock cumulative voting rights in connection with the election of directors.

Other Elections, Questions, or Business. When a quorum is present at any meeting of our stockholders, elections, questions, or business presented to our stockholders at such meeting (other than the election of directors) will be decided by the affirmative vote of a majority of votes cast with respect to such election, question, or business unless the election, question, or business is one which, by express provision of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, the laws of the state of Delaware, the rules or regulations of any stock exchange applicable to us, or any regulation applicable to us or our securities, a vote of a different number or voting by class or series is required, in which case, such express provision will govern.

Dividends. Subject to Delaware law and the rights, if any, of the holders of one or more series of preferred stock created and issued by our Board of Directors, dividends may be declared and paid on our common stock at such times and in such amounts as our Board of Directors may determine in its discretion.

Liquidation. Subject to Delaware law and the rights, if any, of the holders of one or more series of preferred stock created and issued by our Board of Directors, the holders of our common stock will be entitled to receive our assets available for distribution to our stockholders ratably in proportion to the number of shares of our common stock held by them. A merger or consolidation of us with or into another entity, or a sale or conveyance of all or any part of our assets (which does not in fact result in the liquidation, dissolution, or winding up of us and the distribution of our assets to our stockholders) will not be deemed to be a liquidation, dissolution, or winding up for purposes of the prior sentence.

Miscellaneous. Upon the Distribution Date, all outstanding shares of our common stock will be fully paid and non-assessable. The holders of our common stock will not have any preemptive rights to subscribe for any additional shares of our stock or other obligations convertible into or exercisable for shares of our stock that we may issue in the future. There will be no redemption or sinking fund provisions applicable to our common stock. The holders of our common stock are subject to, and may be adversely affected by, the rights, preferences, and privileges, if any, of the holders of one or more series of preferred stock that our Board of Directors may create and issue in the future.

Preferred Stock

Our Amended and Restated Certificate of Incorporation will authorize our Board of Directors, without further action by our stockholders, to create and issue one or more series of preferred stock and to fix the powers, preferences, and rights, if any, and the qualifications, limitations, or restrictions, if any, of each such series of preferred stock. Such powers, preferences, and rights, if any, may include, without limitation, the right to vote together with the holders of our common stock on elections, questions, and matters, special class or series voting rights, redemption rights and preferences, dividend rights and preferences, liquidation rights and preferences, and conversion or exchange rights.

The authority possessed by our Board of Directors to create and issue one or more series of preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest, or otherwise, by making such attempts more difficult or costly. Our Board of Directors may create and issue one or more series of preferred stock having voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock. There are no current agreements or understandings with respect to the creation and issuance of any series of preferred stock and our Board of Directors has no present intention to create or issue any series of preferred stock.

Anti-Takeover Considerations

The provisions of the DGCL contain, and our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws will contain, provisions that could serve to discourage or to make more difficult a change in control of our company without the support of our Board of Directors or without meeting various other conditions. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our Board of Directors considers inadequate and to encourage persons seeking to acquire control of our company to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

State Takeover Legislation. Upon the Distribution Date, we will be subject to Section 203 of the DGCL, an anti-takeover statute. Subject to certain exceptions set forth therein, Section 203 of the DGCL prohibits a business combination with any interested stockholder for a period of three years following the time that the interested stockholder became an interested stockholder, unless (a) prior to such time our Board of Directors approved either the business combination or the transaction which resulted in the interested stockholder becoming an interested stockholder, (b) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding voting stock at the time the transaction commenced, excluding for purposes of determining our outstanding voting stock (but not our outstanding voting stock held by the interested stockholder) our outstanding voting stock held by our directors and officers and our employee stock plan in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer (if any), and (c) at or subsequent to such time, the business combination is approved by our Board of Directors and authorized at a meeting of our stockholders by the affirmative vote of at least 66 2/3% of our outstanding voting stock which is not owned  by the interested stockholder.

An interested stockholder generally is defined in Section 203 of the DGCL to include (a) any person (other than the corporation and any of its direct or indirect majority-owned subsidiaries) that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and (b) the affiliates and associates of any such person.

The provisions of Section 203 of the DGCL may encourage persons interested in acquiring us to negotiate in advance with our Board of Directors and may also have the effect of preventing changes in our management. It is possible that the provisions of Section 203 of the DGCL could make it more difficult to accomplish transactions which one or more of our stockholders may otherwise deem to be in their best interests.

Stockholder Action by Written Consent. Delaware law provides that, unless otherwise stated in the corporation’s certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. Our Amended and Restated Certificate of Incorporation will prohibit action by written consent of the holders of our common stock such that actions by the holders of our common stock must be effected at a duly called annual or special meeting of such holders.

Meetings of Stockholders. Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws will provide for the calling of special meetings of holders of our common stock solely by the Chairperson of our Board of Directors, our President, or our Board of Directors. Delaware law requires the notice of a special meeting of stockholders to state the purpose or purposes for which the special meeting is called.

No Cumulative Voting. Delaware law permits stockholders to cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation’s certificate of incorporation. Our Amended and Restated Certificate of Incorporation will not authorize cumulative voting.

Advance Notice and Procedures for Stockholder Nominations and Proposals. Our Amended and Restated Bylaws will establish advance notice and procedures for stockholder nomination of candidates for election to our Board of Directors and the proposal of other business to be considered by our stockholders at an annual meeting. Generally, stockholder nominations of candidates for election to our Board of Directors at the annual meeting of our stockholders and stockholder proposal of other business for consideration at the annual meeting of stockholders are required to be made not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day in advance of the first anniversary of the previous year’s annual meeting. Certain information relating to the stockholder nominations and proposals will also be required to be provided to our company under our amended and restated bylaws.

Removal of Directors. Our Amended and Restated Certificate of Incorporation will provide for the directors elected by the holders of our common stock to be classified and therefore for the removal of directors elected by such holders solely for cause. Our Amended and Restated Certificate of Incorporation will also provide for the removal of any director elected by the holders of our common stock solely by 66 2/3% of the voting power of such holders.

Size of the Board of Directors. Our Amended and Restated Bylaws will provide that, subject to Delaware law and the rights, if any, of the holders of any series of preferred stock then outstanding to elect one or more directors, our Board of Directors will consist of not less than three nor more than twelve directors, the exact number thereof to be determined from time to time by resolution of our Board of Directors.

Vacancies. Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws will provide that subject to the rights, if any, of the holders of any series of preferred stock then outstanding, newly created directorships resulting from an increase in the number of directors or any vacancies on our Board of Directors resulting from the death, resignation, disqualification, removal, or other cause will be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected will hold office until his or her successor is elected and qualified, subject to his or her earlier death, resignation, disqualification, or removal.

Amendments to Certificate of Incorporation. Pursuant to Section 242 of the DGCL, any amendment to our Amended and Restated Certificate of Incorporation after the Distribution Date (other than an amendment changing our name, deleting provisions of our original certificate of incorporation which named the incorporator, or effecting a change, exchange, reclassification, subdivision, combination, or cancellation of stock, if such change, exchange, reclassification, subdivision, combination, or cancellation has become effective), will require our Board of Directors to adopt a resolution setting forth the amendment proposed, declaring its advisability, and either calling a special meeting of our stockholders entitled to vote in respect thereof for the consideration of such amendment or directing that the amendment be considered at the next annual meeting of our stockholders. Section 242 of the DGCL requires that any amendment to our Amended and Restated Certificate of Incorporation so approved by our Board of Directors must be adopted by a majority of our outstanding stock entitled to vote thereon and, in the circumstances enumerated in Section 242 of the DGCL, a majority of the outstanding stock of each class entitled to vote thereon as a class. Section 242 of the DGCL requires any amendment to our Amended and Restated Certificate of Incorporation so approved by our Board of Directors and our stockholders to be filed with the Secretary of State of the state of Delaware in order to become effective.

In addition to the requirements of Section 242 of the DGCL, our Amended and Restated Certificate of Incorporation will provide that any amendment of the provisions of our Amended and Restated Certificate of Incorporation providing for (a) the directors elected by the holders of our common stock to be classified (and therefore for the removal of such directors solely for cause), (b) the removal of directors elected by the holders of our common stock solely by 66 2/3% of the voting power of such holders, (c) the filling of vacancies with respect to directors elected by the holders of our common stock and newly created directorships created from an increase in the number of such directors solely by our Board of Directors, (d) the amendment of our Amended and Restated Bylaws by our Board of Directors, (e) the amendment of our Amended and Restated Bylaws by 66 2/3% of the voting power of our stockholders, (f) the calling of special meetings solely by the Chairperson of our Board of Directors, our President, or our Board of Directors, and (g) the prohibition on the ability of holders of our common stock to act by written consent in lieu of a meeting, in each case, will require a vote of 66 2/3% of the voting power of our stockholders.

Amendments to Bylaws. Our Amended and Restated Certificate of Incorporation will provide that our Amended and Restated Bylaws may be amended by the Board of Directors and that any amendment of our Amended and Restated Bylaws by our stockholders requires a vote of 66 2/3% of the voting power thereof.

Series of Preferred Stock. Our Amended and Restated Certificate of Incorporation will empower our Board of Directors to create and issue, without stockholder approval, one or more series of preferred stock having such powers, preferences, and rights, if any, and such qualifications, limitations, and restrictions, if any, as established our Board of Directors.

Limitations on Personal Liability of Directors, Indemnification and Advancement Rights of Directors and Officers, and Director and Officer Insurance

Section 102(b)(7) of the DGCL permits the certificate of incorporation of a Delaware corporation to contain a provision eliminating or limiting the personal liability of a director of the corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not eliminate or limit the liability of a director: (a) for any breach of his or her duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL (making directors of a Delaware corporation liable for willful or negligent violations of the provisions of the DGCL limiting redemptions and dividends); or (d) for any transaction form which he or she derives an improper personal benefit. Our Amended and Restated Certificate of Incorporation will contain such a provision.

Our Amended and Restated Bylaws will require our company to indemnify, to the fullest extent permitted by applicable law, any individual, or Covered Person, who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding by reason of the fact that he or she, or an individual for whom he or she is a legal representative, is or was a director or officer of our company or a director level or above employee of our company or any of our consolidated subsidiaries (as shown in our company’s or the applicable covered subsidiary’s, as the case may be, human resources records) or, while a director or officer of our company or a director level or above employee of our company or any of our consolidated subsidiaries (as shown in our company’s or the applicable covered subsidiary’s, as the case may be, human resources records), is or was serving at the request of our company or any of our consolidated subsidiaries as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for actions brought by a Covered Person to enforce his or her indemnification or advancement rights under our Amended and Restated Bylaws, our company is required by our Amended and Restated Bylaws to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by our Board of Directors.

Our Amended and Restated Bylaws will require advance expenses (including legal expenses), to the fullest extent permitted by applicable law, incurred by a Covered Person in defending any proceeding in advance of its final disposition, except that such payment of expenses in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under our Amended and Restated Bylaws or otherwise.

The limitation of liability provision of our Amended and Restated Certificate of Incorporation may discourage our stockholders from bringing litigation asserting duty of care violations against our directors. However, these provisions will not limit or eliminate our rights, or those of our stockholders, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a duty of care by our directors. Further, these provisions will not alter the liability of our directors under the federal securities laws.

The indemnification and advancements provisions of our Amended and Restated Bylaws may discourage litigation against our directors and officers, as our company may be required to advance expenses and/or indemnify our directors and officers for their expenses (including legal fees) incurred in defense of such litigation. These provisions may also have the effect of reducing the likelihood of litigation against our directors and officers, even though such litigation, if successful, might otherwise benefit our company and our stockholders. In addition, your investment in our common stock may be adversely affected to the extent that, in a class action or direct suit, we are required to pay the costs of settlement and damage awards against our directors and/or officers pursuant to these provisions. There is currently no pending material litigation against any of our directors or officers for which indemnification or advancements are sought under these provisions.

Exclusive Forum

Our Amended and Restated Bylaws will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the state of Delaware will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees or our stockholders, (c) any civil action to interpret, apply, or enforce any provision of the DGCL, (d) any civil action to interpret, apply, enforce, or determine the validity of the provisions of our Amended and Restated Certificate of Incorporation, or Amended and Restated Bylaws, or (e) any action asserting a claim governed by the internal affairs doctrine. However, if the Court of Chancery of the state of Delaware lacks jurisdiction over such action, our Amended and Restated Bylaws provide that the sole and exclusive forum for such action will be another state or federal court located within the state of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants. Our Amended and Restated Bylaws also provide that any person purchasing or otherwise acquiring any interest in our stock will be deemed to have notice of and consented to the foregoing Delaware exclusive forum provisions. Our Amended and Restated Bylaws provide that the foregoing Delaware exclusive forum provisions do not apply to any action asserting claims under the Exchange Act or the Securities Act. The Delaware exclusive forum provisions will require our stockholders to bring certain types of actions or proceedings relating to Delaware law in the Court of Chancery of the state of Delaware or another state or federal court in the state of Delaware and therefore may prevent our stockholders from bringing such actions or proceedings in another court that a stockholder may view as more convenient, cost-effective, or advantageous to the stockholder or the claims made in such action or proceeding, and may discourage the actions or proceedings covered by the Delaware exclusive forum provisions.

Sale of Unregistered Securities

Prior to the Distribution, we will issue shares of our common stock to SWBI pursuant to Section 4(a)(2) of the Securities Act, which shares will be distributed to SWBI stockholders in the Distribution. We do not intend to register the issuance of the shares under the Securities Act because the issuance will not constitute a public offering.

Transfer Agent and Registrar

After the consummation of the Distribution, the transfer agent and registrar for AOUT common stock will be Issuer Direct Corporation.

Listing

We have applied to have our common stock listed on Nasdaq under the ticker symbol “AOUT.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and our common stock, please refer to the registration statement, including its exhibits and schedules. While statements made in this information statement relating to any contract or other document include the material provisions of such contracts or other documents, such statements are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, as well as the annual and quarterly reports of SWBI and other information filed by SWBI with the SEC, on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference into this information statement.

As a result of the consummation of the Distribution, we will become subject to the full information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will be required to file periodic reports with the SEC and will also file proxy statements, current reports, and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above, through our website at www.AOB.com, or by requesting them in writing or by telephone at the following address:

American Outdoor Brands, Inc.

1800 North Route Z

Columbia, Missouri 65202

Phone: (573) 445-9200

Attention: Investor Relations

These documents are available without charge, excluding any exhibits to them, unless the exhibit is specifically listed as an exhibit to the registration statement on Form 10 of which this information statement forms a part.

Following the Distribution Date, we intend to furnish our stockholders with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on by, and with an opinion expressed by, an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

OUTDOOR PRODUCTS & ACCESSORIES BUSINESS OF SMITH & WESSON BRANDS, INC.

Index to Combined Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and Board of Directors of Smith & Wesson Brands, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of the Outdoor Products & Accessories business of Smith & Wesson Brands, Inc. (the "Company") as of April 30, 2020 and 2019, the related combined statements of income/(loss), comprehensive income/(loss), cash flows, and equity, for each of the three years in the period ended April 30, 2020, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended April 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 1 to the financial statements, the Company has changed its method of accounting for leases in fiscal year 2020 due to adoption of ASU, 2016-02, Leases (Topic 842).

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 1, 2020

We have served as the Company's auditor since 2020.

OUTDOOR PRODUCTS & ACCESSORIES BUSINESS OF SMITH & WESSON BRANDS, INC.

Combined Balance Sheet

	As of:
	April 30, 2020	April 30, 2019
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$234	$162
Accounts receivable, net of allowance for doubtful accounts of $448 on April 30, 2020 and $93 on April 30, 2019	35,096	27,021
Inventories	59,999	60,941
Prepaid expenses and other current assets	3,244	2,994
Income tax receivable	104	—
Deferred income taxes	3,580	—
Total current assets	102,257	91,118
Property, plant, and equipment, net	9,677	12,585
Intangibles, net	69,152	87,637
Goodwill	64,315	163,246
Right of use assets	2,772	—
Other assets	242	187
	$248,415	$354,773
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,936	$8,913
Accrued expenses	7,655	6,324
Accrued payroll and incentives	3,249	4,646
Accrued income taxes	—	28
Lease liabilities, current	1,324	—
Accrued profit sharing	217	278
Total current liabilities	21,381	20,189
Deferred income taxes	—	8,919
Lease liabilities, net of current portion	2,830	—
Other non-current liabilities	106	1,051
Total liabilities	24,317	30,159
Commitments and contingencies (Note 14)
Equity:
Parent company investment	224,098	324,614
Total equity	224,098	324,614
	$248,415	$354,773

See Notes to Combined Financial Statements.

OUTDOOR PRODUCTS & ACCESSORIES BUSINESS OF SMITH & WESSON BRANDS, INC.

Combined Statements of Income/(Loss) and Comprehensive Income/(Loss)

	For the Years Ended April 30,
	2020	2019	2018
	(In thousands)
Net sales ($15.1 million, $17.5 million, and $13.8 million of related party sales in fiscal 2020, 2019, and 2018, respectively)	$167,379	$177,363	$171,681
Cost of sales	96,363	93,889	91,775
Gross profit	71,016	83,474	79,906
Operating expenses:
Research and development	4,995	4,859	3,803
Selling, marketing, and distribution	38,596	31,955	28,384
General and administrative	41,292	50,329	50,732
Goodwill impairment	98,929	10,396	—
Total operating expenses	183,812	97,539	82,919
Operating loss	(112,796)	(14,065)	(3,013)
Other (expense)/income, net:
Other income/(expense), net	(21)	54	1,711
Related party interest income, net	4,963	5,224	2,309
Total other (expense)/income, net	4,942	5,278	4,020
Income/(loss) from operations before income taxes	(107,854)	(8,787)	1,007
Income tax expense/(benefit)	(11,653)	734	(7,158)
Net income/(loss)/comprehensive income/(loss)	$(96,201)	$(9,521)	$8,165

See Notes to Combined Financial Statements.

OUTDOOR PRODUCTS & ACCESSORIES BUSINESS OF SMITH & WESSON BRANDS, INC.

Combined Statements of Cash Flows

	For the Years Ended April 30,
	2020	2019	2018
	(In thousands)
Cash flows from operating activities:
Net income/(loss)	$(96,201)	$(9,521)	$8,165
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation and amortization	23,639	24,990	24,041
Loss on sale/disposition of assets	819	113	—
Provision for losses on notes and accounts receivable	688	33	154
Impairment of long-lived tangible assets	720	—	—
Goodwill impairment	98,929	10,396	—
Deferred income taxes	(12,499)	(2,816)	(11,313)
Change in fair value of contingent consideration	—	(60)	(1,640)
Stock-based compensation expense	850	2,274	1,772
Changes in operating assets and liabilities:
Accounts receivable	(8,763)	135	2,725
Inventories	942	(18,358)	2,888
Prepaid expenses and other current assets	(250)	(1,629)	(167)
Income taxes	(132)	82	(85)
Accounts payable	12	(1,473)	(1,817)
Accrued payroll and incentives	(1,397)	2,159	(1,779)
Right of use assets	939	—	—
Accrued profit sharing	(61)	161	(430)
Accrued expenses	1,434	(2,471)	2,721
Other assets	(55)	9	(117)
Lease liabilities	(1,146)	—	—
Other non-current liabilities	(21)	(211)	721
Net cash provided by operating activities	8,447	3,813	25,839
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(1,772)	(12,130)
Payments to acquire patents and software	(383)	(863)	(235)
Payments to acquire property and equipment	(1,480)	(1,889)	(1,516)
Net cash used in investing activities	(1,863)	(4,524)	(13,881)
Cash flows from financing activities:
Net transfers from/(to) Parent	(6,512)	873	(11,958)
Net cash provided by/(used in) financing activities	(6,512)	873	(11,958)
Net decrease in cash and cash equivalents	72	162	—
Cash and cash equivalents, beginning of period	162	—	—
Cash and cash equivalents, end of period	$234	$162	—

See Notes to Combined Financial Statements.

OUTDOOR PRODUCTS & ACCESSORIES BUSINESS OF SMITH & WESSON BRANDS, INC.

Combined Statements of Cash Flows – (Continued)

Supplemental Disclosure of Non-cash Investing and Financing Activities:

	For the Year Ended April 30,
	2020	2019	2018
	(In thousands)
Purchases of property and equipment included in accounts payable	$54	$—	$—
Changes in right of use assets for operating lease obligations	3,369	—	—
Changes in lease liabilities for operating lease obligations	4,449	—	—

See Notes to Combined Financial Statements.

OUTDOOR PRODUCTS & ACCESSORIES BUSINESS OF SMITH & WESSON BRANDS, INC.

Combined Statements of Equity

Total
(In thousands)	Equity
Balance at April 30, 2017	$333,313
Net income	8,165
Net transfers to Parent	(10,143)
Balance at April 30, 2018	331,335
Impact of adoption of accounting standard update	(430)
Net loss	(9,521)
Net transfers from Parent	3,230
Balance at April 30, 2019	324,614
Net loss	(96,201)
Net transfers to Parent	(4,315)
Balance at April 30, 2020	$224,098

See Notes to Combined Financial Statements.

OUTDOOR PRODUCTS & ACCESSORIES BUSINESS OF SMITH & WESSON BRANDS, INC.

Notes to Combined Financial Statements

1.	Background, Basis of Presentation, and Summary of Significant Accounting Policies

Background

On November 13, 2019, Smith & Wesson Brands, Inc., or SWBI, or Parent, announced that it was proceeding with a plan to spin-off its outdoor products and accessories business to us (collectively, our “company,” “we,” “us,” or “our”), and separate into two distinct, publicly traded companies (the “Separation”). Under the plan, SWBI would execute a tax-free spinoff of our company by way of a pro-rata distribution of common stock of our company to SWBI stockholders of record as of the close of business on the spin-off transaction Record Date. In connection with the spin-off transaction, SWBI is being treated as the accounting spinnor, consistent with the legal form of the transaction. Following the Separation, we will be an independent, publicly traded company operating under the name American Outdoor Brands, Inc., or AOUT, and SWBI will retain no ownership interest in our company.

In connection with the Separation, we will enter into a Separation and Distribution Agreement and several other agreements with SWBI to effect the Separation and provide a framework for our relationship with SWBI after the Separation. These agreements will provide for the allocation between us and our subsidiaries, on the one hand, and SWBI and its subsidiaries, on the other hand, of the assets, liabilities, legal entities, and obligations associated with the outdoor products and accessories business, on the one hand, and firearm business, on the other hand, and will govern the relationship between our company and our subsidiaries, on the one hand, and SWBI and its subsidiaries, on the other hand, subsequent to the Separation. In addition to the Separation and Distribution Agreement, the other principal agreements to be entered into with SWBI include a Tax Matters Agreement, a Transition Services Agreement, an Employee Matters Agreement, a Trademark License Agreement, a Sublease, and certain commercial agreements.

Description of Business

We are a leading provider of outdoor products and accessories encompassing hunting, fishing, camping, shooting, and personal security and defense products for rugged outdoor enthusiasts. We conceive, design, produce or source, and sell products and accessories, including shooting supplies, rests, vaults, and other related accessories; premium sportsman knives and tools for fishing and hunting; land management tools for hunting preparedness; harvesting products for post-hunt or post-fishing activities; electro-optical devices, including hunting optics, firearm aiming devices, flashlights, and laser grips; reloading, gunsmithing, and firearm cleaning supplies; and survival, camping, and emergency preparedness products.  We develop and market our products at our facility in Columbia, Missouri and contract for the manufacture and assembly of most of our products with third-parties located in Asia. We also manufacture some of our electro-optics products in our facility in Wilsonville, Oregon.

We focus on our brands and the establishment of product categories in which we believe our brands will resonate strongly with the activities and passions of consumers and enable us to capture an increasing share of our overall addressable markets. Our owned brands include Caldwell, Wheeler, Tipton, Frankford Arsenal, Hooyman, BOG, MEAT!, Uncle Henry, Old Timer, Imperial, Crimson Trace, LaserLyte, Lockdown, UST, BUBBA, and Schrade, and we license for use in association with certain products we sell additional brands, including M&P, Smith & Wesson, Performance Center by Smith & Wesson, and Thompson/Center Arms.  In focusing on the growth of our brands, we organize our creative, product development, sourcing, and e-commerce teams into four brand lanes, each of which focuses on one of four distinct consumer verticals – Marksman, Defender, Harvester, and Adventurer – with each of our brands included in one of the brand lanes. Our sales activities are focused and measured on how we go to market within the e-commerce and traditional distribution channels.  These two channels involve distinct strategies to increase revenue and enhance market share.  Our sales team is organized by customer groups, which we refer to as classes of trade, within the e-commerce and traditional channels and sells our products from all brands in all four of our brand lanes.  We measure our success through sales performance in these distribution channels against prior results and our own expectations.

Our Marksman brands address product needs arising from consumer activities that take place primarily at the shooting range and where firearms are cleaned, maintained, and worked on. Our Defender brands include products that help consumers aim their firearms more accurately, including situations that require self-defense, and products that help secure, store, and maintain connectivity to those possessions that some consumers would consider to be high value or high consequence. Our Harvester brands focus on the activities hunters typically engage in, including hunting preparation, the hunt itself, and the activities that follow a hunt, such as meat processing. Our Adventurer brands include products that help enhance consumers’ fishing and camping experiences.

During fiscal 2018, we acquired substantially all of the net assets of Bubba Blade branded products and other assets from Fish Tales, LLC, which we refer to as the BUBBA Acquisition. See Note 2 – Acquisitions below for more information regarding this transaction.

In January 2019, we acquired substantially all of the LaserLyte branded products and other assets from P&L Industries Inc., which we refer to as the LaserLyte Acquisition. See Note 2 – Acquisitions below for more information regarding this transaction.

The BUBBA Acquisition and the LaserLyte Acquisition have been accounted for in accordance with ASC 805-20, Business Combinations, and accordingly, the results of operations from the acquired businesses have been included in our combined financial statements following their respective acquisition dates.

Basis of Presentation

These combined financial statements reflect the historical financial position, results of operations, and cash flows for the periods presented as historically operated within SWBI. The combined financial statements have been derived from the consolidated financial statements and accounting records of SWBI and have been prepared in conformity with accounting principles generally accepted in the United States, or GAAP. The combined financial statements may not be indicative of our future performance and do not necessarily reflect what the financial position, results of operations, and cash flows would have been had we operated as an independent, publicly traded company during the periods presented.

The combined financial statements include certain assets and liabilities that have historically been held by SWBI and various subsidiaries, but are specifically identifiable to or otherwise attributable to the outdoor products and accessories business. Our combined statements of income/(loss) and comprehensive income/(loss) also include costs for certain centralized functions and programs provided and administered by SWBI that are charged directly to SWBI businesses, including us. These centralized functions and programs, include information technology, human resources, accounting, legal, and insurance. We were directly charged for these costs that were included in general and administrative expenses in the combined statements of income/(loss) and comprehensive income/(loss).

In addition, for purposes of preparing the combined financial statements on a “carve-out” basis, a portion of SWBI total corporate expenses were allocated to us. These expense allocations include the cost of corporate functions and resources provided by SWBI, including executive management, finance, accounting, legal, human resources, internal audit, and the related benefit costs associated with such functions, such as stock-based compensation, and the cost of the SWBI Springfield, Massachusetts corporate headquarters. In fiscal 2020, SWBI began operating a new distribution facility in Columbia, Missouri which included shared distribution expenses between SWBI and us. In addition to the portion of SWBI corporate expenses allocated to us, a portion of SWBI total distribution expenses was allocated to us. These expense allocations include selling, distribution, inventory management, warehouse, and fulfillment services provided by SWBI and the related benefit costs associated with such functions, such as stock-based compensation and the cost of the SWBI Columbia, Missouri distribution facility. We were allocated $8.7 million in fiscal 2020, $9.9 million in fiscal 2019, and $9.0 million in fiscal 2018 for such corporate expenses, which were included within general and administrative expenses in the combined statements of income/(loss) and comprehensive income/(loss). In fiscal 2020, we were also allocated $8.2 million of such distribution expenses, which were included within cost of sales; selling, marketing, and distribution expenses; and general and administrative expenses in the combined statements of income/(loss) and comprehensive income/(loss).

Costs were allocated to us based on direct usage when identifiable or, when not directly identifiable, on the basis of proportional net revenue, employee headcount, delivery units, or square footage, as applicable. We consider the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to, or the benefit received by, us during the periods presented. However, the allocations may not reflect the expenses we would have incurred if we had been a standalone company for the periods presented. Actual costs that may have been incurred if we had been a standalone company would depend on a number of factors, including the organizational structure, whether functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure. Going forward, we may perform these functions using our own resources or outsourced services. For a period following the Separation, however, some of these functions will continue to be provided by SWBI under a Transition Services Agreement. Additionally, we will provide some services to SWBI under a Transition Services Agreement. We also will enter into certain commercial arrangements with SWBI in connection with the Separation.

Subsequent to the completion of the Separation, we expect to incur costs to establish certain standalone functions, information technology systems, and other one-time costs. Recurring standalone costs include accounting, financial reporting, tax, regulatory compliance, corporate governance, treasury, legal, internal audit, and investor relations functions, as well as the annual expenses associated with running an independent, publicly traded company, including listing fees, board of director fees, and external audit costs. Recurring standalone costs may differ materially from historical allocations, which may have an impact on profitability and operating cash flows.

SWBI utilizes a centralized approach to cash management and financing its operations. The cash and cash equivalents held by SWBI at the corporate level are not specifically identifiable to us and therefore have not been reflected in our combined balance sheet. Cash transfers between us and SWBI are accounted for through parent company investment. Cash and cash equivalents in the combined balance sheet represent cash and cash equivalents held by legal entities that will be transferred to us or amounts otherwise attributable to us.

The combined financial statements include certain assets and liabilities that have historically been held at the SWBI corporate level, but are specifically identifiable or otherwise attributable to us.

SWBI incurred debt and related debt issuance costs with respect to the acquisitions of the carved-out businesses. However, such debt has been refinanced since the consummation of these acquisitions, and the proceeds of such refinancing have been utilized for retirement of original debt obligations and the funding of other SWBI expenditures. As a result, the SWBI third-party long-term debt and the related interest expense have not been allocated to us for any of the periods presented as we were not the legal obligor of such debt.

All intracompany transactions have been eliminated. All transactions between us and SWBI have been included in these combined financial statements. The aggregate net effect of such transactions that are not historically settled in cash has been reflected in the combined balance sheet as parent company investment and in the combined statements of cash flows as net transfers to and from SWBI.

Fiscal Year

We operate and report using a fiscal year ending on April 30 of each year.

Significant Accounting Policies

Use of Estimates

In preparing the combined financial statements in accordance with GAAP, we make estimates and assumptions that affect amounts reported in the combined financial statements and accompanying notes. Our significant estimates include the accrual for warranty, reserves for excess and obsolete inventory, rebates and other promotions, and valuation of intangible assets. Actual results may differ from those estimates.

Principles of Consolidation

The accompanying combined financial statements include the accounts of our company and our wholly owned subsidiaries, including Battenfeld Technologies, Inc, or BTI, BTI Tools LLC, Crimson Trace Corporation, Ultimate Survival Technologies, LLC, or UST, and AOB Consulting (Shenzhen), Co., LTD. In our opinion, all adjustments, which include only normal recurring adjustments necessary to fairly present the financial position, results of operations, changes in equity, and cash flows at April 30, 2020, 2019, and 2018 and for the periods presented, have been included. All intercompany accounts and transactions have been eliminated in consolidation.

Fair Value of Financial Instruments

Unless otherwise indicated, the fair values of all reported assets and liabilities, which represent financial instruments not held for trading purposes, approximate the carrying values of such amounts because of their short-term nature or market rates of interest.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with original maturities of three months or less at the date of acquisition to be cash equivalents.

Accounts Receivable

We record trade accounts receivable at invoiced amounts, less estimated allowances for trade terms, sales incentive programs, discounts, markdowns, chargebacks, and returns as discussed under Revenue Recognition below. We extend credit to our domestic customers and some foreign distributors based on their financial condition. We sometimes offer discounts for early payment on invoices. When we believe the extension of credit is not advisable, we rely on either a prepayment or a letter of credit. We write off balances deemed uncollectible by us against our allowance for doubtful accounts. We estimate our allowance for doubtful accounts through current past due balances, knowledge of our customers’ financial situations, and past payment history.

Inventories

We state inventories at the lower of cost or net realizable value. We determine cost on the first-in, first-out method and net of discounts or rebates received from vendors. An allowance for potential non-saleable inventory due to excess stock or obsolescence is based upon a detailed review of inventory, past history, and expected future usage.

Property, Plant, and Equipment

We record property, plant, and equipment, consisting of leasehold improvements, machinery, equipment, software, hardware, furniture, and fixtures at cost and depreciate them using the straight-line method over their estimated useful lives. We recognize amortization expense for leasehold improvements over the shorter of their estimated useful lives or the lease terms and include them in depreciation and amortization expense. We charge expenditures for maintenance and repairs to earnings as incurred, and we capitalize additions, renewals, and betterments. Upon the retirement or other disposition of property and equipment, we remove the related cost and accumulated depreciation from the respective accounts and include any gain or loss in operations. A summary of the estimated useful lives is as follows:

Description	Useful Life
Machinery and equipment	2 to 10 years
Software and hardware	2 to 7 years
Leasehold improvements	10 to 20 years

We include tooling, dies, furniture, and fixtures as part of machinery and equipment and depreciate them over a period generally not exceeding 10 years.

Intangible Assets

We record intangible assets at cost or based on the fair value of the assets acquired. Intangible assets consist of developed technology, customer relationships, trademarks, trade names, and patents. We amortize intangible assets over their estimated useful lives or in proportion to expected yearly revenue generated from the intangibles that were acquired.

Goodwill represents the excess of cost of an acquired business over the fair value of net tangible assets and identifiable intangible assets acquired.

Goodwill is assigned at the reporting unit level.

Valuation of Long-lived Tangible and Intangible Assets

We evaluate the recoverability of long-lived assets, or asset groups, whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. When such evaluations indicate that the related future undiscounted cash flows are not sufficient to recover the carrying values of the assets, such carrying values are reduced to fair value and this adjusted carrying value becomes the asset’s new cost basis. We determine fair value, primarily using future anticipated cash flows that are directly associated with and are expected to arise as a direct result of the use and eventual disposition of the asset, or asset group, discounted using an interest rate commensurate with the risk involved.

We have significant long-lived tangible and intangible assets, which are susceptible to valuation adjustments as a result of changes in various factors or conditions. The most significant long-lived tangible and intangible assets, other than goodwill, are property, plant, and equipment, developed technology, customer relationships, patents, trademarks, and trade names. We amortize all finite-lived intangible assets either on a straight-line basis or based upon patterns in which we expect to utilize the economic benefits of such assets. We initially determine the values of intangible assets by a risk-adjusted, discounted cash flow approach. We assess the potential impairment of identifiable intangible assets and fixed assets whenever events or changes in circumstances indicate that the carrying values may not be recoverable and at least annually. Factors we consider important, which could trigger an impairment of such assets, include the following:

•	significant underperformance relative to historical or projected future operating results;
•	significant changes in the manner or use of the assets or the strategy for our overall business;
•	significant negative industry or economic trends;
•	a significant decline in SWBI’s stock price for a sustained period; and
•	a decline in SWBI’s market capitalization below net book value.

Future adverse changes in these or other unforeseeable factors could result in an impairment charge that could materially impact future results of operations and financial position in the reporting period identified.

In accordance with Accounting Standard Codification, or ASC, 350, Intangibles-Goodwill and Other, we test goodwill for impairment on an annual basis on February 1 and between annual tests if indicators of potential impairment exist. The impairment test compares the fair value of the operating units to their carrying amounts to assess whether impairment is present. We have reviewed the provisions of ASC 350-20, with respect to the criteria necessary to evaluate the number of reporting units that exist. In prior years, we had concluded that we had two operating units when reviewing ASC 350-20: Outdoor Products & Accessories and Electro-Optics. However, in fiscal 2019, a combination of factors occurring in the firearms industry during the last few years, including changes in the political environment and reduced overall demand for both firearms and the accessories that are attached to firearms, such as laser sights, has resulted in us lowering our long-range sales volume, operating profit, and cash flow forecasts in our Electro-Optics operating unit. Based on those forecasts, we believe it was important to seek out efficiencies in that operating unit to increase operating performance and, as a result, decided to combine our Electro-Optics operating unit with our Outdoor Products & Accessories operating unit in fiscal 2019. The lowered forecasts and the decision to reorganize those operating units caused us to evaluate the fair value of our operating unit utilizing those forecasts. Because of that evaluation, we recorded a $10.4 million impairment of goodwill in our Electro-Optics operating unit during the three months ended January 31, 2019. Based on our review of ASC 350-20 subsequent to the reorganization of Electro-Optics into Outdoor Products & Accessories, we have determined that we now have one operating unit.

We estimate the fair value of our operating unit using an equal weighting of the fair values derived from the income approach and the market approach because we believe a market participant would equally weight both approaches when valuing the operating units. The income approach is based on the projected cash flows that are discounted to their present value using discount rates that consider the timing and risk of the forecasted cash flows. Fair value is estimated using internally developed forecasts and assumptions. The discount rate used is the average estimated value of a market participant’s cost of capital and debt, derived using customary market metrics. Other significant assumptions include revenue growth rates, profitability projections, and terminal value growth rates. The market approach estimates fair values based on the determination of appropriate publicly traded market comparison companies and market multiples of revenue and earnings derived from those companies with similar operating and investment characteristics as the operating unit being valued. Finally, we compare and reconcile our overall fair value to SWBI’s market capitalization in order to assess the reasonableness of the calculated fair values of our operating units. We recognize an impairment loss for goodwill if the implied fair value of goodwill is less than the carrying value.

As of our initial valuation date of February 1, 2020, we had $163.2 million of goodwill and its fair value exceeded its carrying value.

On March 23, 2020, we determined that our business was expected to be negatively impacted by several factors related to the COVID-19 pandemic, including a major online retail customer’s decision to halt or delay most non-essential product orders, COVID-19-related supply chain issues, as well as COVID-19-related “stay at home” orders and sporting goods store closures, which reduced retail foot traffic in many states. Given the extreme market volatility, we relied solely on the income approach to derive the current value of our business. Based on these factors, we expect reduced cash flows in our business, and we believe this constituted a triggering event under generally accepted accounting principles. Based on the results of this evaluation, we recorded a $98.9 million non-cash impairment of goodwill during the fourth quarter of fiscal 2020.  As of April 30, 2020, we had $64.3 million of goodwill. Although we concluded that there was no additional impairment of the goodwill as of April 30, 2020, we will continue to closely monitor performance, related market conditions, and the impacts of the ongoing COVID-19 pandemic, for future indicators of potential impairment and reassess accordingly.

Our assumptions related to the development of fair value could deviate materially from actual results and forecasts used to support asset carrying values may change in the future, which could result in non-cash charges that would adversely affect our results of operations. The re-measurement of goodwill is classified as a Level 3 fair value assessment as described in Note 9 - Fair Value Measurement, due to the significance of unobservable inputs developed using company-specific information.

Revenue Recognition

We recognize revenue in accordance with the provisions of Accounting Standards Update, or ASU, Revenue from Contracts with Customers (Topic 606), which became effective for us on May 1, 2018. Performance obligations are satisfied and revenue is recognized when control of ownership has transferred to the customer, which is generally upon shipment, but could be delayed until the receipt of customer acceptance.

In some instances, sales include multiple performance obligations. The most common of these instances relates to sales promotion programs under which customers are entitled to receive free goods based upon their purchase of our products, which we have identified as a material right. The fulfillment of these free goods is our responsibility. In such instances, we allocate the transaction price of the promotional sales based on the estimated level of participation in the sales promotional program and the timing of the shipment of all of the products included in the promotional program, including the free goods. We recognize revenue related to the material right proportionally as each performance obligation is satisfied. The net change in contract liabilities for a given period is reported as an increase or decrease to sales.

We generally sell our products free on board, or FOB, shipping point and provide payment terms to most commercial customers ranging from 20 to 90 days of product shipment with a discount available to some customers for early payment. Generally, framework contracts define the general terms of sales, including payment terms, freight terms, insurance requirements, and cancelation provisions. Purchase orders define the terms for specific sales, including description, quantity, and price of each product purchased. We estimate variable consideration relative to the amount of cash discounts to which customers are likely to be entitled. In some instances, we provide longer payment terms, particularly as it relates to promotional programs. As a result of utilizing practical expedience upon the adoption of ASC 606, we do not consider these extended terms to be a significant financing component of the contract because the payment terms are less than one year. In all cases, we consider our costs related to shipping and handling to be a cost of fulfilling the contract with the customer.

We sponsor direct to consumer customer loyalty programs in which customers earn rewards from qualifying purchases or activities. We defer revenue for a portion of the transaction price from product sales to customers that earn loyalty points. We recognize revenue upon shipment of the products associated with the loyalty points and record an offsetting reserve utilizing a breakage factor based on historical redemption.

Net revenue reflects adjustments for estimated allowances for trade terms, sales incentive programs, discounts, markdowns, chargebacks, and returns. These allowances are estimated based on evaluations of specific product and customer circumstances, historical and anticipated trends, and current economic conditions.

The following table sets forth certain information regarding trade channel net sales for the fiscal years ended April 30, 2020, 2019, and 2018 (dollars in thousands):

	2020	2019	$ Change	% Change	2018
e-commerce channels	$54,316	$47,429	$6,887	14.5%	$37,222
Traditional channels	113,063	129,934	(16,871)	-13.0%	134,459
Total net sales	$167,379	$177,363	$(9,984)	-5.6%	$171,681

Our e-commerce channels include net sales from customers that do not operate a physical brick and mortar store, but generate the majority of their revenue from consumer purchases from their retail websites. Our traditional channels include customers that primarily operate out of physical brick and mortar stores and generate the large majority of revenue from consumer purchases in their brick and mortar locations.

We sell our products worldwide. The following table sets forth certain information regarding geographic makeup of net sales included in the above table for the fiscal years ended April 30, 2020, 2019, and 2018 (dollars in thousands):

	2020	2019	$ Change	% Change	2018
Domestic net sales	$160,905	$170,621	$(9,716)	-5.7%	$164,885
International net sales	6,474	6,742	(268)	-4.0%	6,796
Total net sales	$167,379	$177,363	$(9,984)	-5.6%	$171,681

Cost of Goods Sold

Cost of goods sold for our purchased finished goods includes the purchase costs and related overhead. We source most of our purchased finished goods from manufacturers in Asia. Cost of goods sold for our manufactured goods includes all materials, labor, and overhead costs incurred in the production process. Overhead includes all costs related to manufacturing or purchasing finished goods, including costs of planning, purchasing, quality control, depreciation, freight, duties, royalties, and shrinkage.

Research and Development

We engage in both internal and external research and development, or R&D, in order to remain competitive and to exploit possible untapped market opportunities. We approve prospective R&D projects after analysis of the costs and benefits associated with the potential product. Costs in R&D expense include, among other items, salaries, materials, utilities, and administrative costs.

Advertising

We expense advertising costs, primarily consisting of digital, printed, or television advertisements, either as incurred or upon the first occurrence of the advertising. Advertising expense, included in selling, marketing, and distribution expenses, totaled $14.5 million, $10.4 million, and $10.5 million in fiscal 2020, 2019, and 2018, respectively. We have co-op advertising program expense, which we record within advertising expense, in recognition of a distinct service that we receive from our customers at the retail level.

Warranty

We generally provide either a limited one-year, three-year, lifetime, or full lifetime warranty program to the original purchaser of most of our products. We will also repair or replace certain products or parts found to be defective under normal use and service with an item of equivalent value, at our option, without charge during the warranty period. We provide for estimated warranty obligations in the period in which we recognize the related revenue. We quantify and record an estimate for warranty-related costs based on our actual historical claims experience and current repair costs. We make adjustments to accruals as warranty claims data and historical experience warrant. Should we experience actual claims and repair costs that are higher than the estimated claims and repair costs used to calculate the provision, our operating results for the period or periods in which such returns or additional costs materialize could be adversely impacted.

In May 2018, we initiated a recall of certain models of our electro-optics products that incorporated diodes manufactured by a particular third party because the diodes failed to comply with a Food and Drug Administration, or FDA, standard for laser products. We have made efforts to notify all consumers that may be impacted by this recall. As of April 30, 2020, we had exhausted all efforts to notify customers, and, based on the level of warranty claim activity, we have reduced the recall reserve to an immaterial amount. We will continue to fulfill warranty claims as they are presented.

Warranty expense for the fiscal years ended April 30, 2020, 2019, and 2018 amounted to $193,000, $135,000, and $2.1 million, respectively.

The following table sets forth the change in accrued warranties, which is recorded in accrued expenses, in the fiscal years ended April 30, 2020, 2019, and 2018 (in thousands):

	April 30, 2020	April 30, 2019	April 30, 2018
Beginning Balance	587	1,720	303
Warranties issued and adjustments to provisions	193	135	2,114
Changes related to preexisting product recall accruals	(180)	(589)	—
Warranty claims	(264)	(679)	(697)
Ending Balance	336	587	1,720

Rent Expense

We occasionally enter into non-cancelable operating leases for office space, distribution facilities, and equipment. Leases for real estate typically have initial terms ranging from one to 10 years, generally with renewal options. Leases for equipment typically have initial terms ranging from one to 10 years. Most leases have fixed rentals, with many of the real estate leases requiring additional payments for real estate taxes and occupancy-related costs. We record rent expense for leases containing landlord incentives or scheduled rent increases on a straight-line basis over the lease term beginning with the earlier of the lease commencement date or the date we take possession or control of the leased premises. See Note 3 – Leases for more information.

Self-insurance

SWBI is self-insured for a significant portion of its employee medical, workers’ compensation, vehicle, property, and general liability exposures and records an accrual for its retained liability. SWBI businesses, including us, are charged directly for their estimated share of the cost of these self-insured programs, and our share of the cost is included in the combined statements of income/(loss) and comprehensive income/(loss). Our estimated share of SWBI retained liability for these programs has been reflected in the combined balance sheet within accrued expenses.

Stock-Based Compensation

Certain employees currently participate in the stock-based compensation plan sponsored by SWBI. SWBI stock-based compensation awards consist of stock options, performance-based restricted stock units, or PSUs, restricted stock units, or RSUs, and are based on SWBI common shares. As such, the awards to our employees are reflected in parent company investment within the combined statements of equity at the time they are expensed. Compensation costs for all awards expected to vest are recognized over the vesting period, which generally vest annually in four-year tranches, and are included in costs of goods sold; research and development; selling, marketing, and distribution; and general and administrative expenses in the combined statements of income/(loss) and comprehensive income/(loss). The combined statements of income/(loss) and comprehensive income/(loss) also include an allocation of SWBI corporate and shared employee stock-based compensation expenses. See Note 11 – Stock-Based Compensation for additional information.

Income Taxes

We account for income taxes in accordance with ASC 740, Income Taxes (ASC 740). Income taxes, as presented in our combined financial statements, have been allocated in a manner that is systematic, rational, and consistent with the broad principles of ASC 740. Historically, our operations have been included in the SWBI federal consolidated tax return, certain foreign tax returns, and certain state tax returns. For the purposes of these financial statements, our income tax provisions were computed as if we filed separate tax returns (i.e., as if we had not been included in the consolidated income tax return group with SWBI). The separate return method applies ASC 740 to the combined financial statements of each member of a consolidated tax group as if the group member were a separate taxpayer. As a result, actual tax transactions included in the consolidated financial statements of SWBI may not be included in these combined financial statements. Further, our tax results as presented in the combined financial statements may not be reflective of the results that we expect to generate in the future. Also, the tax treatment of certain items reflected in the combined financial statements may not be reflected in the consolidated financial statements and tax returns of SWBI. It is conceivable that items such as net operating losses, other deferred taxes, uncertain tax positions, and valuation allowances may exist in the combined financial statements that may or may not exist in SWBI’s consolidated financial statements.

Since our results to date have been included in SWBI consolidated tax returns, payments to certain tax authorities are made by SWBI and not by us. For tax jurisdictions in which we are included with SWBI in a consolidated tax filing, we do not maintain taxes payable to or from SWBI and the payments are deemed to be settled immediately with the legal entities paying the tax in the respective tax jurisdictions through changes in parent company investment. Taxes payable in jurisdictions where we do not file a consolidated tax return with SWBI, such as certain state tax returns, are recorded as accrued liabilities.

Deferred income tax assets and liabilities, as presented in the combined balance sheet, reflect the net future tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We periodically assess whether deferred tax assets will be realized and the adequacy of deferred tax liabilities, including the results of local, state, federal or foreign statutory tax audits or estimates and judgments used. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not (likelihood of more than 50%) that some portion or all of the deferred tax asset will not be realized. Accrued income taxes in the combined balance sheet includes unrecognized income tax benefits along with related interest and penalties, appropriately classified as current or noncurrent. All deferred tax assets and liabilities are classified as noncurrent in the combined balance sheet.

Parent Company Investment

Parent company investment in the combined balance sheet represents SWBI’s historical investment in us, the accumulated net earnings after taxes, and the net effect of the transactions with and allocations from SWBI. See Basis of Presentation above and Note 16- Related Party Transactions for additional information.

Concentration of Risks

Financial instruments that potentially subject us to concentration of credit risk consist principally of cash, cash equivalents, and trade receivables. We place our cash and cash equivalents in overnight U.S. government securities. Concentrations of credit risk with respect to trade receivables are limited by the large number of customers comprising our customer base and their geographic and business dispersion. We perform ongoing credit evaluations of our customers’ financial condition and generally do not require collateral.

For the fiscal years ended April 30, 2020, 2019, and 2018, two of our external customers accounted for more than 10% of our net sales. These customers accounted for $37.9 million, or 22.9%, and $17.5 million, or 10.5%, of our fiscal 2020 net sales, respectively. These customers accounted for $36.8 million, or 20.8%, and $19.0 million, or 10.7%, of our fiscal 2019 net sales, respectively. These customers also accounted for $25.6 million, or 14.9%, and $19.0 million, or 11.1%, of our fiscal 2018 net sales, respectively. As of April 30, 2020, two of our external customers exceeded 10% or more of our accounts receivable and accounted for $12.5 million, or 35.6%, and $3.7 million, or 10.6%, respectively, of our accounts receivable. As of April 30, 2019, three of our external customers exceeded 10% or more of our accounts receivable and accounted for $6.3 million, or 23.5%, $2.9 million, or 10.9%, and $2.7 million, or 10.2%, respectively, of our accounts receivable. We are not aware of any issues with respect to relationships with any of our top customers.

We source a majority of our purchased finished goods from Asia.

Shipping and Handling

In the accompanying combined financial statements, we included amounts billed to customers for shipping and handling in net sales. We include costs relating to shipping and handling charges, including inbound freight charges and internal transfer costs, in cost of goods sold; however, costs incurred to distribute products to customers is included in distribution expenses.

Legal and Other Contingencies

We periodically assess liabilities and contingencies in connection with legal proceedings and other claims that may arise from time to time. When it is probable that a loss has been or will be incurred, we record an estimate of the loss in the combined financial statements. We adjust estimates of losses when additional information becomes available or circumstances change. We disclose a contingent liability when there is at least a reasonable possibility that a material loss may have been incurred. We believe that the outcome of any outstanding or pending matters, individually and in the aggregate, will not have a material adverse effect on the combined financial statements.

Recently Adopted Accounting Standards

In May 2014, the Financial Accounting Standards Board, of FASB, issued Accounting Standard Update, or ASU, 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for interim reporting periods beginning after December 15, 2017, and early adoption is permitted. Additionally, in March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing, which clarifies the identification of performance obligations and the licensing implementation guidance. In May 2016, the FASB issued ASU 2016-12, Narrow-Scope Improvements and Practical Expedients (Topic 606), which provides clarifying guidance in certain narrow areas and adds some practical expedients. The effective dates for these ASU’s are the same as the effective date for ASU 2014-09.

We have evaluated the new standard against our existing accounting policies and practices, including reviewing standard purchase orders, invoices, shipping terms, and agreements with customers. We adopted the new standard on May 1, 2018 using the modified retrospective approach and will not restate our prior year combined financial statements. Based on this adoption, we will modify the timing of revenue recognition related to certain of our sales promotions that involve the shipment of free goods. We will recognize the cumulative effect of adopting this standard as an adjustment to parent company investment. We recorded an adjustment to parent company investment of $430,000, with an impact to fiscal 2019 revenue of $834,000 relating to fiscal 2018 sales promotions. Prior periods will not be retrospectively restated. The impact on our combined financial statements was not material.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which amends the existing guidance to require lessees to recognize right-of-use assets and lease liabilities in a classified balance sheet (with the exception of leases with a term equal to or less than 12 months). The most prominent among the changes in the standard is the requirement for lessees to recognize right-of-use assets and lease liabilities for those leases classified as operating leases under current U.S. GAAP. The requirements of this ASU are effective for financial statements for annual periods beginning after December 15, 2018, and early adoption is permitted. We implemented leasing software to assist us in the accounting and tracking of leases and used the optional transition method allowed by ASU 2016-02. Under this method, the standard was applied prospectively in the year of adoption. We elected to use the package of practical expedients, which permits us to not reassess certain lease contract provisions. The effect of ASU 2016-02 resulted in the recognition of right-of-use assets of $3.4 million, the recognition of lease liabilities of $4.5 million, and the elimination of deferred rent and lease incentive liabilities of $1.1 million, primarily relating to our real estate operating leases, with no impact to retained earnings. See Note 3 – Leases, for more information.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which simplifies the subsequent measurement of goodwill by removing the second step of the two-step impairment test. The amendment requires an entity to perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. A goodwill impairment will be the amount by which a reporting unit’s carrying value exceeds it fair value, not to exceed the amount of the goodwill. The requirements of ASU 2017-04 are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We elected to early adopt this standard during the fiscal year ended April 30, 2017, which had no impact on our combined financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which includes multiple amendments intended to simplify aspects of share-based payment transactions, including accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The amendments of this ASU are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning December 15, 2018, and early adoption is permitted. We elected to early adopt ASU 2016-09 on a prospective basis during the year ended April 30, 2017. The impact on our combined financial statements was not material.

In March 2018, the FASB issued ASU 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118, which allowed us to record provisional amounts in earnings for the year ended December 30, 2017 due to the complexities involved in accounting for the enactment of the Tax Cuts and Jobs Act (the “Tax Act”). We recognized the estimated income tax effects of the Tax Act in our fiscal 2018 combined financial statements in accordance with SEC Staff Accounting Bulletin No. 118 (“SAB 118”).

Recently Issued Accounting Standards

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The new standard changes the impairment model for most financial assets that are measured at amortized cost and certain other instruments, including trade receivables, from an incurred loss model to an expected loss model and adds certain new required disclosures. Under the expected loss model, entities will recognize credit losses to be incurred over the entire contractual term of the instrument rather than delaying recognition of credit losses until it is probable the loss has been incurred. The requirements of this ASU are effective for financial statements for annual periods beginning after December 15, 2019, and early adoption is permitted. We are currently evaluating the impact this standard will have on our combined financial statements, which we do not expect to be material.

2. Acquisitions

LaserLyte Acquisition

In January 2019, we acquired substantially all of the LaserLyte branded products and other assets from P&L Industries, Inc., for a purchase price of $2.0 million. P&L Industries was a provider of laser training and sighting products for the consumer market. The operations of LaserLyte were fully integrated into our facility located in Wilsonville, Oregon. This acquisition did not have a material impact on our combined financial statements for any period presented. Included in general and administrative costs are $28,000 of acquisition-related costs incurred for the LaserLyte Acquisition during the year ended April 30, 2019.

BUBBA Acquisition

In August 2017, we acquired Bubba Blade branded products and other assets from Fish Tales, LLC., referred to as the BUBBA Acquisition, for a purchase price of $12.1 million. Fish Tales, LLC, based in Tucson, Arizona, was a provider of premium sportsmen knives and tools for fishing and hunting, including the premium knife brand, Bubba Blade. The operations of Fish Tales, LLC were fully integrated into our facility located in Columbia, Missouri.

The following table summarizes the allocation of the purchase price for the BUBBA Acquisition (in thousands):

BUBBA Acquisition
(As Adjusted)
Inventories	$729
Intangibles	4,100
Goodwill	7,301
Total assets acquired	12,130
Total liabilities assumed	—
$12,130

Included in general and administrative costs were $397,000 of acquisition-related costs incurred during the year ended April 30, 2018 related to the BUBBA Acquisition.

We amortize intangible assets in proportion to expected annual revenue generated from the intangibles that we acquire. The following are the identifiable intangible assets acquired (in thousands) in the BUBBA Acquisition and their respective weighted average lives:

		Weighted Average
	Amount	Life (In years)
Developed technology	$1,500	6.4
Customer relationships	1,600	5.2
Trade names	1,000	5.0
	$4,100

Additionally, the following tables reflects the unaudited pro forma results of operations assuming that the BUBBA Acquisition had occurred on May 1, 2017 (in thousands):

For the Year
Ended
April 30, 2018
Net sales	$172,735
Income from operations	1,154

3. Leases

We lease certain of our real estate, machinery, photocopiers, and vehicles under non-cancelable operating lease agreements. On May 1, 2019, we adopted ASU No. 2016-02, Leases (Topic 842), which requires the recognition of the right-of-use assets and related operating and finance lease liabilities in our condensed consolidated balance sheet. The most prominent among the changes in the standard is the requirement for lessees to recognize right-of-use assets and lease liabilities for those leases classified as operating leases under current U.S. GAAP. We adopted Topic 842 using a modified retrospective approach for all leases existing at May 1, 2019.

We recognize expenses under our operating lease assets and liabilities at the commencement date based on the present value of lease payments over the lease term. Our leases do not provide an implicit interest rate. We use our incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments. Our lease agreements do not require material variable lease payments, residual value guarantees, or restrictive covenants. For operating leases, we recognize expense on a straight-line basis over the lease term. Tenant improvement allowances are recorded as an offsetting adjustment included in our calculation of the respective right-of-use asset.

Many of our leases include renewal options that can extend the lease term. The execution of those renewal options is at our sole discretion and are reflected in the lease term when they are reasonably certain to be exercised. The depreciable life of assets and leasehold improvements are limited by the expected lease term.

The amounts of assets and liabilities related to our operating leases as of April 30, 2020 were as follows:

April 30, 2020
Operating Leases
Right-of-use assets	$4,276
Impairment of right-of-use assets	(565)
Accumulated amortization	(939)
Right-of-use assets, net	$2,772

Lease liabilities, current portion	$1,324
Lease liabilities, net of current portion	2,830
Total operating lease liabilities	$4,154

During the fiscal year ended April 30, 2020, we recorded $1.6 million of operating lease costs, of which $254,000 related to short-term leases, which were not recorded as right-of-use assets or lease liabilities. As of April 30, 2020, our weighted average lease term and weighted average discount rate for our operating leases was 3.0 years and 4.2%, respectively. The depreciable lives of right-of-use assets are limited by the lease term and are amortized on a straight-line basis over the life of the lease. Rent expense for our operating leases under ASC 840 in the fiscal years ended April 30, 2019 and 2018 was $2.1 million and $2.1 million, respectively.

During fiscal 2020, we finalized a sublease of our Columbia, Missouri facility and as a result of this sublease, we recorded a $565,000 impairment of the right-of-use asset related to this lease.

Subsequent to April 30, 2020 and as part of the Separation, we entered into an 18-year sublease for our corporate offices from SWBI that will be recorded as an operating Right-of-Use lease asset and liability in the amount of approximately $25.0 million. Also as part of the Separation, we entered into a five-year lease for our administrative offices in Chicopee, Massachusetts that commenced on June 1, 2020 and will be recorded as an operating right-of-use asset and liability in the amount of approximately $365,000.

Future lease payments for all our operating leases as of April 30, 2020 for succeeding fiscal years is as follows (in thousands):

Operating
2021	$1,489
2022	1,438
2023	1,281
2024	242
2025	62
Thereafter	–
Total future lease payments	4,512
Less amounts representing interest	(358)
Present value of lease payments	4,154
Less current maturities of lease liabilities	(1,324)
Long-term maturities of lease liabilities	$2,830

During the fiscal year ended April 30, 2020, the cash paid for amounts included in the measurement of the liabilities and the operating cash flows was $1.4 million.

4. Inventory

The following table sets forth a summary of inventories, net of reserves, stated at lower of cost or net realizable value, as of April 30, 2020 and 2019 (in thousands):

	April 30, 2020	April 30, 2019
Finished goods	$50,171	$50,894
Finished parts	3,499	3,377
Work in process	249	579
Raw material	6,080	6,091
Total inventories	$59,999	$60,941

5. Property, Plant, and Equipment

The following table summarizes property, plant, and equipment as of April 30, 2020 and 2019 (in thousands):

	April 30, 2020	April 30, 2019
Machinery and equipment	$12,987	$13,360
Software and hardware	4,960	4,943
Leasehold improvements	2,054	3,003
	20,001	21,306
Less: Accumulated depreciation and amortization	(10,854)	(8,997)
	9,147	12,309
Construction in progress	530	276
Total property, plant, and equipment, net	$9,677	$12,585

We recorded $2.2 million of leasehold improvements for the office buildout of our Columbia, Missouri facility for which we received a cash incentive from the lessor at the inception of the lease for that facility. We also recorded a corresponding lease incentive liability at the inception of the lease when we received the funds from the lessor. As of April 30, 2020, the lease incentive was recorded as a reduction of Right-of-Use lease liabilities on our combined balance sheet. During fiscal 2020, we finalized a sublease of this facility and as a result of this sublease, we recorded a $713,000 impairment of this leasehold improvement.

Depreciation expense was $3.4 million and $2.8 million in 2019 and 2018, respectively.

The following table summarizes depreciation and amortization expense, which includes amortization of intangibles, by line item for the fiscal years ended April 30, 2020, 2019, and 2018 (in thousands):

	For the Years Ended April 30,
	2020	2019	2018
Cost of sales	$1,837	$1,969	$1,936
Research and development	83	81	73
Selling, marketing, and distribution	175	39	–
General and administrative (a)	21,814	22,901	22,032
Total depreciation and amortization	$23,909	$24,990	$24,041

(a)

General and administrative expenses included $18.6 million, $21.5 million, and $21.3 million of amortization for the fiscal years ended April 30, 2020, 2019, and 2018, respectively, which were recorded as a result of our acquisitions.

6. Intangible Assets

The following table summarizes intangible assets as of April 30, 2020 and 2019 (in thousands):

	April 30, 2020			April 30, 2019
	Gross			Gross
	Carrying	Accumulated	Net Carrying	Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Customer relationships	$89,980	$(51,049)	$38,931	$89,980	$(39,877)	$	$50,103
Developed technology	21,588	(12,529)	9,059	21,588	(10,359)		11,229
Patents, trademarks, and trade names	49,697	(29,229)	20,468	49,493	(23,703)		25,790
Backlog	1,150	(1,150)	—	1,150	(1,150)		—
	162,415	(93,957)	68,458	162,211	(75,089)		87,122
Patents in progress	490	—	490	515	—		515
Total definite-lived intangible assets	162,905	(93,957)	68,948	162,726	(75,089)		87,637
Indefinite-lived intangible assets	204	—	204	—	—		—
Total intangible assets	$163,109	$(93,957)	$69,152	$162,726	$(75,089)	$	$87,637

We amortize intangible assets with determinable lives over a weighted-average period of approximately five years. The weighted-average periods of amortization by intangible asset class is approximately five years for customer relationships, six years for developed technology, and five years for patents, trademarks, and trade names. Amortization expense amounted to $18.9 million, $21.6 million, and $20.6 million for the fiscal years ended April 30, 2020, 2019, and 2018, respectively.

The following table represents future expected amortization expense as of April 30, 2020 (in thousands):

Fiscal	Amount
2021	$16,262
2022	13,923
2023	11,409
2024	9,670
2025	6,028
Thereafter	11,166
Total	$68,458

We did not record any impairment charges for long-lived intangible assets in 2020, 2019, or 2018, excluding the goodwill impairment charges noted below.

7. Goodwill

Changes in goodwill are summarized as follows (in thousands):

Total Goodwill
Balance as of April 30, 2018	$172,798
Acquisitions	844
Goodwill impairment	(10,396)
Balance as of April 30, 2019	163,246
Adjustments	(2)
Goodwill impairment	(98,929)
Balance as of April 30, 2020	$64,315

As of April 30, 2020, we have accumulated $109.3 million of goodwill impairment charges since fiscal 2015 on gross goodwill of $173.6 million. We recorded a $98.9 million impairment of goodwill during our fourth quarter of fiscal 2020 as a result of the negative impacts of COVID-19 on our business. We also recorded a $10.4 million impairment of goodwill during fiscal 2019 as a result of restructuring our two reporting units into one reporting unit. Refer to Note 1 – Background, Basis of Presentation, and Summary of Significant Accounting Policies for more details relating to these impairments. We did not record any impairment charges in fiscal 2018 based on the results of our annual goodwill impairment testing. Refer to Note 9 – Fair Value Measurement for additional information on fair value measurement.

8. Accrued Expenses

The following table sets forth other accrued expenses as of April 30, 2020 and 2019 (in thousands):

	April 30, 2020	April 30, 2019
Accrued rebates and promotions	$2,441	$1,516
Accrued freight	1,646	1,016
Accrued commissions	954	887
Accrued employee benefits	754	872
Accrued professional fees	787	731
Accrued taxes other than income	197	169
Lease incentive liability	–	103
Accrued warranty	336	587
Accrued other	540	443
Total accrued expenses	$7,655	$6,324

9. Fair Value Measurement

We follow the provisions of ASC 820-10, Fair Value Measurements and Disclosures Topic, or ASC 820-10, for our financial assets and liabilities. ASC 820-10 provides a framework for measuring fair value under GAAP and requires expanded disclosures regarding fair value measurements. ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820-10 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value.

Financial assets and liabilities recorded on the accompanying combined balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level  1 — Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that we have the ability to access at the measurement date (examples include active exchange-traded equity securities, listed derivatives, and most U.S. Government and agency securities).

Our cash and cash equivalents, which are measured at fair value on a recurring basis, totaled $234,000 as of April 30, 2020. We utilized Level 1 of the value hierarchy to determine the fair values of these assets.

Level  2 — Financial assets and liabilities whose values are based on quoted prices in markets in which trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets. Level 2 inputs include the following:

•	quoted prices for identical or similar assets or liabilities in non-active markets (such as corporate and municipal bonds, which trade infrequently);
•	inputs other than quoted prices that are observable for substantially the full term of the asset or liability (such as interest rate and currency swaps); and
•	inputs that are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability (such as certain securities and derivatives).

Level  3 — Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect our assumptions about the assumptions a market participant would use in pricing the asset or liability.

The acquisition-related contingent consideration liability represents the estimated fair value of additional future earn-outs payable for acquisitions of businesses that included earn-out clauses. The valuation of the contingent consideration will be evaluated on an ongoing basis and is based on management estimates and entity-specific assumptions which are considered Level 3 inputs.

In connection with the purchase of Ultimate Survival Technology, Inc. in fiscal 2017, up to an additional $2.0 million might have been paid over a period of two years, contingent upon the financial performance of the acquired business. The valuation of this contingent consideration liability was established in accordance with ASC 805 — Business Combinations. The initial fair value of this contingent consideration liability was $1.7 million. Based on the forecasted revenue, during fiscal 2018, we recorded a $1.6 million reduction in the fair value of this contingent consideration liability because we did not expect that the acquired business would achieve the performance metrics. During fiscal 2019, we recorded a $60,000 reduction in the remaining fair value of this contingent liability because we confirmed the performance metrics were not achieved. We recorded these reductions in other income on the combined statements of income/(loss) and comprehensive income/(loss).

10. Self-Insurance Reserves

As of April 30, 2020 and 2019, we had reserves for workers’ compensation, product liability, and medical/dental costs totaling $403,000 and $615,000, respectively, of which $86,000 and $34,000 was classified as other non-current liabilities and the remainder was included in accrued expenses on the accompanying combined balance sheets. While we believe these reserves to be adequate, it is possible that the ultimate liabilities will exceed such estimates.

The following table summarizes the activity in the workers’ compensation, product liability, and medical/dental reserves in the fiscal year ended April 30, 2020 and 2019 (in thousands):

	For the years ended April 30,
	2020	2019
Beginning balance	$615	$554
Additional provision charged to expense	1,530	3,694
Payments	(1,742)	(3,633)
Ending balance	$403	$615

It is our policy to provide an estimate for loss as a result of expected adverse findings or legal settlements on product liability, workers’ compensation, and other matters when such losses are probable and are reasonably estimable. It is also our policy to accrue for reasonable estimable legal costs associated with defending such litigation. While such estimates involve a range of possible costs, we determine, in consultation with counsel, the most likely cost within such range on a case-by-case basis.

11. Stock-Based Compensation

Incentive Stock and Employee Stock Purchase Plans

SWBI sponsors two stock incentive plans, or SPs: the 2004 Incentive Stock Plan and the 2013 Incentive Stock Plan. New grants under the 2004 Incentive Stock Plan have not been made since the approval of the 2013 Incentive Stock Plan at the SWBI September 23, 2013 annual meeting of stockholders. All new grants covering all participants are issued under the 2013 Incentive Stock Plan.

Certain of our employees participate in the 2013 Incentive Stock Plan. The following disclosures of stock-based compensation expense recognized by us are based on grants related directly to our employees, and an allocation of SWBI corporate and shared employee stock-based compensation expenses. Accordingly, the amounts presented are not necessarily indicative of future awards and do not necessarily reflect the results that we would have experienced as an independent company for the periods presented.

The 2013 Incentive Stock Plan authorizes the issuance of 3,000,000 shares, plus any shares that were reserved and remained available for grant and delivery under the 2004 Incentive Stock Plan as of September 23, 2013, the effective date of the 2013 Incentive Stock Plan. The 2013 Incentive Stock Plan permits the grant of options to acquire common stock, restricted stock awards, RSUs, stock appreciation rights, bonus stock and awards in lieu of obligations, performance awards, and dividend equivalents. SWBI’s Board of Directors, or a committee established by the SWBI Board, administers the SPs, selects recipients to whom awards are granted, and determines the grants to be awarded. Options granted under the SPs are exercisable at a price determined by the SWBI Board or their designated committee at the time of grant, but in no event, less than fair market value of the SWBI common stock on the date granted. Grants of options may be made to employees and directors without regard to any performance measures. All options issued pursuant to the SPs are generally nontransferable and subject to forfeiture.

Unless terminated earlier by SWBI’s Board of Directors, the 2013 Incentive Stock Plan will terminate at the earliest of (1) the tenth anniversary of the effective date of the 2013 Stock Plan, or (2) such time as no shares of common stock remain available for issuance under the plan and have no further rights or obligations with respect to outstanding awards under the plan. The date of grant of an award is deemed to be the date upon which the SWBI Board of Directors or their designated committee authorizes the granting of such award.

Except in specific circumstances, grants vest over a period of three or four years and grants of stock options are exercisable for a period of 10 years. The plan also permits the grant of awards to non-employees, which the SWBI Board of Directors or their designated committee has authorized in the past. No stock options have been granted to our employees under the 2013 Incentive Stock Plan.

We recognized $850,000, $2.3 million, and $1.8 million of stock-based compensation expense during fiscal 2020, 2019, and 2018, respectively. Of the total stock-based compensation cost recognized by us in 2020, 2019, and 2018, $607,000, $1.1 million, and $467,000, respectively, related directly to our employees and $244,000, $1.2 million, and $1.3 million, respectively, is related to allocations of SWBI corporate and shared employee stock-based compensation expenses. The decrease in allocated stock-based compensation expense in fiscal 2020 primarily related to the separation of SWBI’s former President and Chief Executive Officer.

An RSU represents the right to acquire one share of SWBI common stock at no cost to the recipient and does not carry voting or dividend rights. Except in specific circumstances, RSU grants to employees generally vest over a period of three or four years with one-third or one-fourth of the units vesting, respectively, on each anniversary date of the grant date. The aggregate fair value of RSU grants is amortized to compensation expense over the applicable vesting period. Awards that do not vest are forfeited.

We grant PSUs to executive officers and certain management employees who are not executive officers. At the time of grant, we calculate the fair value of our PSUs using the Monte-Carlo simulation. We incorporate the following variables into the valuation model:

	For the Years Ended April 30,
	2020	2019	2018
Grant date fair market value
Smith & Wesson Brands, Inc.	$7.80	$9.85	$11.11
Russell 2000 Index	$1,138.78	$1,591.21	$1,557.89
Volatility (a)
Smith & Wesson Brands, Inc.	54.02%	45.19%	42.27%
Russell 2000 Index	24.65%	15.65%	16.26%
Correlation coefficient (b)	0.11	0.14	0.19
Risk-free interest rate (c)	0.35%	2.23%	2.61%
Dividend yield (d)	0%	0%	0%

(a)	Expected volatility is calculated over the most recent period that represents the remaining term of the performance period as of the valuation date, or three years.
(b)	The correlation coefficient utilizes the same historical price data used to develop the volatility assumptions.
(c)	The risk-free interest rate is based on the yield of a zero-coupon U.S. Treasury bill, commensurate with the three-year performance period.
(d)	We do not expect to pay dividends in the foreseeable future.

The PSUs vest, and the fair value of such PSUs will be recognized, over the corresponding three-year performance period. Our PSUs have a maximum aggregate award equal to 200% of the target amount granted. Generally, the number of PSUs that may be earned depends upon the total stockholder return, or TSR, of our common stock compared with the TSR of the Russell 2000 Index, or RUT, over the three-year performance period. For PSUs, our stock must outperform the RUT by 5% in order for the target award to vest. In addition, there is a cap on the number of shares that can be earned under our PSUs, which is equal to six times the grant-date value of each award.

In certain circumstances, the vested awards will be delivered on the first anniversary of the applicable vesting date. A discount rate has been applied to the grant date fair value when determining the amount of compensation expense to be recorded for these RSUs and PSUs.

During the fiscal year ended April 30, 2020, 44,871 PSUs and 81,416 RSUs were granted to our employees.

During the fiscal year ended April 30, 2020, 14,400 PSUs and 37,417 RSUs were cancelled as a result of the service period condition not being met. We delivered 28,298 shares of common stock to current employees under vested RSUs with a total market value of $255,000.

The grant date fair value of RSUs and PSUs that vested in fiscal 2020 was $494,000.

During the fiscal year ended April 30, 2019, 28,800 PSUs and 64,191 RSUs were granted to our employees.

During the fiscal year ended April 30, 2019, 11,462 RSUs were cancelled as a result of the service period condition not being met. We delivered 27,203 shares of common stock to current employees under vested RSUs with a total market value of $336,000.

The grant date fair value of RSUs and PSUs that vested in fiscal 2019 was $519,000.

A summary of activity for our employees’ unvested RSUs and PSUs for fiscal 2020 and 2019 is as follows:

		Weighted		Weighted
	Total # of	Average	Total # of	Average
	Restricted	Grant Date	Restricted	Grant Date
	Stock Units	Fair Value	Stock Units	Fair Value
RSUs and PSUs outstanding, beginning of period	181,752	$13.71	127,426	$17.67
Awarded	126,287	7.63	92,991	10.52
Vested	(28,298)	17.47	(27,203)	19.09
Forfeited	(51,817)	11.79	(11,462)	19.04
RSUs and PSUs outstanding, end of period	227,924	$10.31	181,752	$13.71

As of April 30, 2020, there was $890,000 of unrecognized compensation cost related to unvested RSUs and PSUs. This cost is expected to be recognized over a weighted average remaining contractual term of 1.9 years.

On September 26, 2011, SWBI stockholders approved the 2011 Employee Stock Purchase Plan, or ESPP, which authorizes the sale of up to 6,000,000 shares of SWBI common stock to employees, including our employees. All options and rights to participate in the ESPP are nontransferable and subject to forfeiture in accordance with the ESPP guidelines. The ESPP will be implemented in a series of successive offering periods, each with a maximum duration of 12 months. If the fair market value, or FMV, per share of SWBI common stock on any purchase date is less than the FMV per share on the start date of a 12-month offering period, then that offering period will automatically terminate, and a new 12-month offering period will begin on the next business day. Each offering period will begin on April 1 or October 1, as applicable, immediately following the end of the previous offering period. Payroll deductions will be on an after-tax basis, in an amount of not less than 1% and not more than 20% (or such greater percentage as the committee appointed to administer the SWBI ESPP may establish from time to time before the first day of an offering period) of a participant’s compensation on each payroll date. The option exercise price per share will equal 85% of the lower of the FMV on the first day of the offering period or the FMV on the exercise date. The maximum number of shares that a participant may purchase during any purchase period is 12,500 shares, or a total of $25,000 in shares, based on the FMV on the first day of the offering period. The ESPP will remain in effect until the earliest of (a) the exercise date that participants become entitled to purchase a number of shares greater than the number of reserved shares available for purchase under the SWBI ESPP, (b) such date as is determined by the SWBI Board of Directors in its sole discretion, or (c) March 31, 2022. In the event of certain corporate transactions, each option outstanding under the ESPP will be assumed or an equivalent option will be substituted by the successor corporation or a parent or subsidiary of such successor corporation. During fiscal 2020 and 2019, 66,352 and 37,345 shares, respectively, were purchased by our employees under the ESPP.

We measure the cost of employee services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. We amortize the fair value of the award over the vesting period of the option. Under the ESPP, fair value is determined at the beginning of the purchase period and amortized over the term of each exercise period.

The following assumptions were used in valuing ESPP purchases during the year ended April 30, 2020, 2019, and 2018:

	For the Years Ended April 30,
	2020	2019	2018
Risk-free interest rate	1.24%	2.21%	1.62%
Expected term	4 months	6 months	6 months
Expected volatility	63.6%	45.3%	42.3%
Dividend yield	0%	0%	0%

We estimate expected volatility using historical volatility for the expected term. The fair value of each stock option or ESPP purchase was estimated on the date of the grant using the Black-Scholes option pricing model (using the risk-free interest rate, expected term, expected volatility, and dividend yield variables, as noted in the above table).

12. Employer Sponsored Benefit Plans

Contributory Defined Investment Plan — Our employees currently participate in two contributory defined investment plans sponsored by SWBI, subject to service requirements.  For one plan, employees may contribute up to 100% of their annual pay with no employer matching contributions. For the other plan, employees may contribute from 1% to 30% of their annual pay and SWBI generally makes discretionary matching contributions of up to 50% of the first 6% of employee contributions to the plan. We contributed $215,000, $384,000 and $365,000 for the fiscal years ended April 30, 2020, 2019, and 2018, respectively.

Non-Contributory Profit Sharing Plan — Our employees currently participate in a non-contributory profit sharing plan sponsored by SWBI upon meeting certain eligibility requirements. Employees become eligible on May 1 following the completion of a full fiscal year of continuous service. Our contributions to the plan are discretionary. For fiscal 2020, 2019, and 2018, we contributed $217,000, $278,000 and $117,000, respectively, which has been recorded in general and administrative costs. Contributions are funded after the fiscal year-end.

13. Income Taxes

For purposes of our combined financial statements, income taxes have been calculated as if we file income tax returns on a standalone basis. Our U.S. operations and certain of our non-U.S. operations historically have been included in the tax returns of SWBI or its subsidiaries that may not be part of the spin-off transaction. We believe the assumptions supporting our allocation and presentation of income taxes on a separate return basis are reasonable. However, our tax results, as presented in the combined financial statements, may not be reflective of the results that we expect to generate in the future.

Income tax expense/(benefit) from operations consists of the following (in thousands):

	For the Year Ended April 30,
	2020	2019	2018
Current:
Federal	$693	$2,833	$3,827
State	149	583	439
Foreign	4	5	—
Total current	846	3,421	4,266
Deferred:
Deferred federal	(11,266)	(2,442)	(11,244)
Deferred state	(1,233)	(245)	(180)
Total deferred	(12,499)	(2,687)	(11,424)
Total income tax expense/(benefit)	$(11,653)	$734	$(7,158)

The following table presents a reconciliation of the provision for income taxes from continuing operations at statutory rates to the provision (benefit) in the combined financial statements (in thousands):

	For the Year Ended April 30,
	2020	2019	2018
Federal income taxes expected at the statutory rate (a)	$(22,649)	$(1,845)	$301
State income taxes, less federal income tax benefit	(1,117)	222	136
Stock compensation	86	321	407
Business meals and entertainment	18	37	37
Domestic production activity deduction	—	—	(140)
Research and development tax credit	(199)	(218)	(166)
Goodwill impairment	11,741	2,183	—
Other	467	3	14
Federal tax rate change on deferred taxes	—	31	(7,747)
Total income tax expense/(benefit)	$(11,653)	$734	$(7,158)

(a)	We had a federal statutory rate of 21% in fiscal 2020 and 2019 and a blended federal statutory rate of 29.9% in fiscal 2018 because of Tax Reform.

Deferred tax assets (liabilities) related to temporary differences are the following (in thousands):

	April 30, 2020	April 30, 2019
Non-current tax assets (liabilities):
Inventories	$924	994
Accrued expenses, including compensation	1,415	1,461
Workers' compensation	27	15
Warranty reserve	78	134
Stock-based compensation	376	394
State bonus depreciation	43	74
Property, plant, and equipment	(1,705)	(2,204)
Intangible assets	2,219	(9,837)
Right-of Use assets	(627)	—
Right-of Use lease liabilities	950	—
Pension	19	35
Other	(139)	15
Net deferred tax asset/(liability) — total	$3,580	$(8,919)

There were no federal or state net operating loss carryforwards as of April 30, 2020. As of April 30, 2020, no valuation allowances were provided on our deferred tax assets.

On December 22, 2017, the U.S. federal government enacted comprehensive tax legislation with Tax Reform, which makes broad and complex changes to the U.S. tax code. Tax Reform significantly revises the corporate federal income tax by, among other things, lowering the corporate federal income tax rate, limiting various deductions, and repealing the domestic manufacturing deduction. Tax Reform reduced the U.S. federal statutory income tax rate from 35% to 21% generally effective for tax years beginning on or after January 1, 2018. However, companies with fiscal years that include January 1, 2018 must use a blended rate. Our U.S. federal statutory rate is 21% starting in fiscal year 2019.

On December 22, 2017, the SEC issued Staff Accounting Bulletin 118, or SAB 118, that provided additional guidance allowing companies to use a measurement period, similar to that used in business combinations, to account for the impacts of Tax Reform in their financial statements. This measurement period was not permitted to extend beyond one year from the Tax Reform enactment date. In accordance with SAB 118, to the extent that a company’s accounting for certain income tax effects of the Tax Reform is incomplete, but we were able to determine a reasonably estimating the effects, we were permitted to record a provisional estimate in our financial statements. All provisional estimates related to Tax Reform were finalized within the measurement period.

The income tax provisions (benefit) represent effective tax rates of 10.8%, (8.4%), and (710.8%) for the fiscal year ended April 30, 2020, 2019, and 2018, respectively. Excluding the impact of the non-cash goodwill impairment charges as a discrete item, our effective tax rate for the fiscal year ended April 30, 2020 and 2019 was 17.4% and 45.6%, respectively. The tax benefit in fiscal 2018 was primarily caused by the effect of Tax Reform, which resulted in the remeasurement of deferred tax assets and liabilities, as well as lower operating profit. Excluding the impact of Tax Reform and other discrete items, our effective tax rate for the fiscal year ended April 30, 2018 was 39.5%.

U.S. income taxes have not been provided on $84,000 of undistributed earnings of our foreign subsidiary since it is our intention to permanently reinvest such earnings offshore. If the earnings were distributed in the form of dividends, we would not be subject to U.S. tax as a result of the Tax Act but could be subject to foreign income and withholding taxes. Determination of the amount of this unrecognized deferred income tax liability is not practical.

At April 30, 2020, 2019, and 2018, we did not have any gross tax-effected unrecognized tax benefits.

With limited exception, we are subject to U.S. federal, state, and local, or non-U.S. income tax audits by tax authorities for fiscal years subsequent to April 30, 2016.

14. Commitments and Contingencies

Litigation

From time to time, we are involved in lawsuits, claims, investigations, and proceedings, including product liability claims, primarily alleging defective product design, defective manufacturing, or failure to provide adequate warning, as well as commercial and employment matters, which arise in the ordinary course of business.

The relief sought in individual cases primarily includes unspecified compensatory damages.  We believe that our accruals for product liability cases and claims, as described below, are a reasonable quantitative measure of the cost to us of product liability cases and claims.

We are vigorously defending ourselves in the lawsuits to which we are subject, none of which is expected to have a material adverse effect on our results of operations or financial condition. However, an unfavorable outcome or prolonged litigation could harm our business. Litigation of this nature can be expensive, time consuming, and divert the time and attention of our management.

We monitor the status of known claims and the related product liability accrual, which includes amounts for defense costs for asserted and unasserted claims. After consultation with litigation counsel and a review of the merit of each claim, we have concluded that we are unable to reasonably estimate the probability or the estimated range of reasonably possible losses related to adverse judgments related to such claims and, therefore, we have not accrued for any such judgments. In the future, should we determine that a loss (or an additional loss in excess of our accrual) is at least reasonably possible and material, we would then disclose an estimate of the possible loss or range of loss, if such estimate could be made, or disclose that an estimate could not be made. We believe that we have provided adequate accruals for defense costs.

For the fiscal years ended April 30, 2020, 2019, and 2018, we did not incur any material expenses in defense and administrative costs relative to product liability litigation. In addition, we did not encounter any settlement fees related to product liability cases in those fiscal years.

At this time, an estimated range of reasonably possible additional losses relating to unfavorable outcomes cannot be made.

Contracts

Employment Agreements — We have employment, severance, and change of control agreements with certain officers and managers.

Other Agreements — We have distribution agreements with various third parties in the ordinary course of business.

Leases

The following summarizes our operating leases for office and/or manufacturing space:

Location of Lease	Expiration Date
Bentonville, Arkansas	December 31, 2023
Park City, Utah	August 31, 2024
Shenzhen, China	August 31, 2021
Wilsonville, Oregon	October 31, 2022
Columbia, Missouri (1)	April 30, 2023

(1)	Property is subleased.

Subsequent to April 30, 2020 and as part of the Separation, we entered into a long-term sublease for our corporate offices from SWBI located in Columbia, Missouri. Also as part of the Separation, we entered into a lease for our administrative offices in Chicopee, Massachusetts that commenced on June 1, 2020.

15. Segment Reporting

We have evaluated our operations under ASC 280-10-50-1 – Segment Reporting and have concluded that we are operating as one segment based on several key factors, including the reporting and review process used by the chief operating decision maker, our Chief Executive Officer, who reviews only one set of complete financial statements and makes decisions to allocate resources based on those financial statements. Although we currently sell our products under 20 distinct brands that are organized into four brand lanes and include specific product sales that have identified revenue streams, these brand lanes are focused almost entirely on product development and marketing activities and do not qualify as separate reporting units under ASC 280-10-50-1.  Other sales and customer focused activities, operating activities, and administrative activities are not divided by brand lane and, therefore, expenses related to each brand lane are not accumulated or reviewed individually. Our business is evaluated based upon a number of financial and operating measures, including sales, gross profit and gross margin, operating expenses, and operating margin.

Our business includes our outdoor products and accessories products, which we develop, source, market, and distribute at our facilities in Columbia, Missouri, and our electro-optics products, which we assemble in our Wilsonville, Oregon facility.  We report operating costs based on the activities performed.

16. Related Party Transactions

The combined financial statements have been prepared on a standalone basis and are derived from the consolidated financial statements and accounting records of SWBI. The following discussion summarizes activity between us and SWBI (and its affiliates that are not part of the planned spin-off transaction).

Allocation of General Corporate Expenses

The combined statements of income/(loss) and comprehensive income/(loss) include expenses for certain centralized functions and other programs provided and administered by SWBI that are charged directly to us. In addition, for purposes of preparing these combined financial statements on a carve-out basis, we have allocated a portion of SWBI total corporate and selling, marketing, and distribution expenses to us. See Note 1 – Background, Basis of Presentation, and Summary of Significant Accounting Policies for a discussion of the methodology used to allocate corporate-related costs and selling, marketing, and distribution expenses for purposes of preparing these financial statements on a carve-out basis.

Related Party Sales and Purchases

During the years ended April 30, 2020, 2019 and 2018, our sales to SWBI totaled $15.1 million, $17.5 million, and $13.8 million, respectively, which are included in net sales in the combined statements of income/(loss) and comprehensive income/(loss). Our cost of goods sold includes items purchased from SWBI totaling $389,000, $363,000, and $347,000 in fiscal 2020, 2019, and 2018, respectively. At April 30, 2020 and 2019, the aggregate amount of inventories purchased from SWBI that remained on our combined balance sheet was $435,000 and $521,000, respectively.

Net Transfers To and From SWBI

SWBI utilizes a centralized approach to cash management and financing its operations. Disbursements are made through centralized accounts payable systems, which are operated by SWBI. Cash receipts are transferred to centralized accounts, which are also maintained by SWBI. As cash is received and disbursed by SWBI, it is accounted for by us through parent company investment. Certain related party transactions between us and SWBI have been included within parent company investment in the combined balance sheets in the historical periods presented. The parent company investment includes related party receivables due from SWBI of $85.0 million and $138.9 million as of April 30, 2020 and 2019, respectively. The interest income and expense related to the activity with SWBI that was historically included in our results is presented on a net basis in the combined statements of income/(loss) and comprehensive income/(loss). Interest income on the activity with SWBI was $5.0 million, $5.2 million, and $2.3 million for the years ended April 30, 2020, 2019, and 2018, respectively. The total effect of the settlement of these related party transactions is reflected as a financing activity in the combined statements of cash flows.

17. Subsequent Events

We have evaluated any material subsequent events through July 1, 2020. On June 11, 2020, we received a commitment letter for a new financing arrangement in anticipation of the Separation consisting of a $50.0 million revolving line of credit secured by substantially all the assets of our company, maturing five years from the closing date, with available borrowings determined by a borrowing base calculation. The revolving line will also include an option to increase the credit commitment for an additional $15.0 million. The revolving line is expected to bear interest at a fluctuating rate equal to the Base Rate or LIBOR, as applicable, plus the applicable margin. The financing arrangement will contain covenants relating to minimum debt service coverage.